Filed Pursuant to Rule 424(b)(3)
Registration No. 333-174994
PROSPECTUS

$250,000,000

Offer to Exchange
All Outstanding 8.125% Senior Notes due 2021
For 8.125% Senior Notes due 2021
of
Park-Ohio Industries, Inc.

This Exchange Offer Will Expire at 5:00 P.M.
New York City Time, on August 3, 2011

The Exchange Notes

•	The terms of the exchange notes are substantially identical to the outstanding notes that we issued on April 7, 2011, except for terms concerning transfer restrictions relating to the outstanding notes that will not apply to the exchange notes.

•	Interest on the exchange notes accrues at the rate of 8.125% per year, payable in cash semi-annually in arrears on April 1 and October 1, commencing on October 1, 2011.

•	Our obligations under the exchange notes are fully and unconditionally and jointly and severally guaranteed on a senior basis by our existing and future material domestic subsidiaries that guarantee debt under our new revolving credit facility.

•	The exchange notes will be our unsecured, senior obligations, will rank equally in right of payment to all of our and the guarantors’ existing and future senior indebtedness, but will be effectively subordinate to any secured indebtedness, including indebtedness under our new revolving credit facility, will be senior in right of payment to all of our and the guarantors’ existing and future subordinated indebtedness and will be structurally subordinated to all obligations of our non-guarantor subsidiaries.

Material Terms of the Exchange Offer

•	Expires at 5:00 p.m., New York City time, on August 3, 2011, unless extended.

•	This exchange offer is not subject to any condition other than that it must not violate applicable law or any applicable interpretation of the Staff of the Securities and Exchange Commission.

•	All outstanding notes that are validly tendered and not validly withdrawn will be exchanged for an equal principal amount of notes which are registered under the Securities Act of 1933.

•	Tenders of outstanding notes may be withdrawn at any time before the expiration of the exchange offer.

•	We will not receive any cash proceeds from the exchange offer.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date of the exchange offer and ending on the close of business 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

Please consider carefully the “Risk Factors” beginning on page 17 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the exchange notes to be distributed in the exchange offer, nor have any of these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 30, 2011

REFERENCES TO ADDITIONAL INFORMATION

This prospectus incorporates or refers to important business and financial information about Park-Ohio Industries, Inc. that is not included in or delivered with this prospectus. You may obtain documents that are filed by Park-Ohio Industries, Inc. with the SEC without charge by requesting the documents, in writing or by telephone, from the SEC or:

Park-Ohio Industries, Inc.
6065 Parkland Blvd.
Cleveland, Ohio 44114-1190
Attention: Corporate Secretary
Telephone: (440) 947-2000

If you would like to request copies of these documents, please do so by July 27, 2011 in order to receive them before the expiration of the exchange offer. For additional information, see “Available Information.”

MARKET AND INDUSTRY DATA

Industry and market data included in this prospectus, including market share and ranking data, were obtained from our own research, studies conducted by third parties and industry and general publications published by third parties and, in some cases, are management estimates based on industry and other knowledge. While we believe internal company estimates are reliable and market definitions are appropriate, they have not been verified by any independent sources, and we do not make any representations as to the accuracy of such estimates.

FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements. The words “believes,” “anticipates,” “plans,” “expects,” “intends,” “estimates” and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance and achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, but are not limited to, the following:

•	our substantial indebtedness;

•	any deterioration in the global economic environment;

•	general business conditions and competitive factors, including pricing pressures and product innovation;

•	demand for our products and services;

•	raw material availability and pricing;

•	component part availability and pricing;

•	changes in our relationships with customers and suppliers;

•	the financial condition of our customers, including the impact of any bankruptcies;

•	our ability to successfully integrate recent and future acquisitions into existing operations;

•	changes in general domestic economic conditions such as inflation rates, interest rates, tax rates, unemployment rates, higher labor and healthcare costs, recessions and changing government policies, law and regulations, including the uncertainties related to the current global financial crisis;

•	adverse impacts to us, our suppliers and customers from acts of terrorism or hostilities;

•	our ability to meet various covenants, including financial covenants, contained in the agreements governing our indebtedness;

•	disruptions, uncertainties or volatility in the credit markets that may limit our access to capital;

•	increasingly stringent domestic and foreign governmental regulations, including those affecting the environment;

•	inherent uncertainties involved in assessing our potential liability for environmental remediation-related activities;

•	the outcome of pending and future litigation and other claims;

•	our dependence on the automotive and heavy-duty truck industries, which are highly cyclical;

ii

•	the dependence of the automotive industry on consumer spending, which could be lower due to the effects of the current financial crisis;

•	our ability to negotiate contracts with labor unions;

•	our dependence on key management;

•	our dependence on information systems; and

•	other factors that we describe in this prospectus under the heading “Risk Factors.”

All forward-looking statements included in this prospectus are based on information available to us on the date of this prospectus. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained throughout this prospectus.

iii

SUMMARY

The following summary highlights selected information and does not contain all the information you should consider. Before making a decision to participate in the exchange offer, you should carefully read the entire prospectus, including the financial statements and related notes, before making a decision to exchange your outstanding notes. In this prospectus, unless otherwise required or the context otherwise indicates, the terms “we,” “us,” “our,” “the Company” and other similar terms refer to the consolidated businesses of Park-Ohio Industries, Inc. and all of its subsidiaries, but not its parent, Park-Ohio Holdings Corp. Our parent company does not have any independent material operations or assets. Unless otherwise indicated, the term “notes” refers collectively to outstanding notes and exchange notes.

The Company

We are an industrial supply chain logistics and diversified manufacturing business operating in three segments: Supply Technologies, Aluminum Products and Manufactured Products.

Supply Technologies provides our customers with Total Supply Managementtm services for a broad range of high-volume, specialty production components. Our Aluminum Products business manufactures cast and machined aluminum components, and our Manufactured Products business is a major manufacturer of highly-engineered industrial products. Our businesses serve large, industrial, original equipment manufacturers, or OEMs, in a variety of industrial sectors, including the automotive and vehicle parts, heavy-duty truck, industrial equipment, steel, rail, electrical distribution and controls, aerospace and defense, oil and gas, power sports/fitness equipment, HVAC, electrical components, appliance and semiconductor equipment industries. In addition, our businesses are exposed to diverse and highly attractive geographic end markets, including the United States, Europe, Asia, Mexico, and Canada. For the year ended December 31, 2010, we generated net sales of $813.5 million and net income of $17.1 million.

End Market Mix Year End 2010	Geographic Mix Year End 2010

The following table summarizes the key attributes of each of our business segments:

	Supply Technologies	Aluminum Products	Manufactured Products

Net Sales for 2010(1)	$402.1 million (49% of total)	$143.7 million (18% of total)	$267.7 million (33% of total)
Selected Products	Sourcing, planning and procurement of over 190,000 production components, including: • Fasteners • Pins • Valves • Hoses • Wire harnesses • Clamps and fittings • Rubber and plastic components	• Control arms • Front engine covers • Cooling modules • Knuckles • Pump housings • Clutch retainers/pistons • Master cylinders • Pinion housings • Oil pans • Flywheel spacers	• Induction heating and melting systems • Pipe threading systems • Industrial oven systems • Injection molded rubber components • Forging presses
Selected Industries Served
•   Heavy-duty truck
•   Automotive and vehicle parts
•   Electrical distribution
and controls
•   Power sports/fitness equipment
•   HVAC
•   Aerospace and defense
•   Electrical components
•   Appliance
•   Semiconductor equipment
•   Recreational vehicles
•   Lawn and garden equipment
• Automotive • Agricultural equipment • Construction equipment • Heavy-duty truck • Marine equipment
•   Ferrous and
non-ferrous metals
•   Coatings
•   Forging
•   Foundry
•   Heavy-duty truck
•   Construction equipment
•   Silicon
•   Automotive
•   Oil and gas
•   Rail and locomotive
manufacturing
•   Aerospace and defense

Selected Customers	Applied Material Eaton Ford GE Husqvarna IBM Invacare JCI John Deere Lenovo Polaris Volvo/Mack Whirlpool Governments	Chrysler Ford GM John Deere Lemforder Magna Skyway SMW	Amstead/ASF Arcelor Mittal Boomerang China Petroleum EMD Nassau Tool Rockwell Yakazi

(1)	Results are for the year ended December 31, 2010.

We believe that the diversity of our revenue base and end markets, as well as the significant breadth and overall quality of our products and services, enhances our business model, including our credit profile. Each of our three operating segments benefits from distinct demand cycles, and we have the ability to generate significant cash flow throughout economic cycles. We have established leading market positions across a variety of industries, and we believe we maintain a #1 or #2 market position in products and services that represent a substantial portion of our net sales. We benefit from long-term, entrenched relationships with high-quality customers that include leading OEMs, and we derive over 60% of our net sales from sole-source arrangements.

Supply Technologies

Our Supply Technologies business provides our customers with Total Supply Managementtm, a proactive solutions approach that manages the efficiencies of every aspect of supplying production parts and materials to our customers’ manufacturing floor, from strategic planning to program implementation. Total Supply Managementtm includes such services as engineering and design support, part usage and cost analysis, supplier selection, quality assurance, bar coding, product packaging and tracking, just-in-time and point-of-use delivery, electronic billing services and ongoing technical support. We operate 49 logistics service centers in the United States, Mexico, Canada, Puerto Rico, Scotland, Ireland, Hungary, China, Taiwan, Singapore and India, as well as production sourcing and support centers in Asia. Through our supply chain management programs, we supply more than 190,000 globally-sourced production components, many of which are specialized and customized to meet individual customers’ needs.

Total Supply Managementtm provides our customers with an expert partner in strategic planning, global sourcing, technical services, parts and materials, logistics, distribution and inventory management of production components. Some production components are characterized by low per unit supplier prices relative to the indirect costs of supplier management, quality assurance, inventory management and delivery to the production line. In addition, Supply Technologies delivers an increasingly broad range of higher-cost production components including valves, electro-mechanical hardware, fittings, steering components and many others. Applications engineering specialists and the direct sales force work closely with the engineering staff of OEM customers to recommend the appropriate production components for a new product or to suggest alternative components that reduce overall production costs, streamline assembly or enhance the appearance or performance of the end product. As an additional service, Supply Technologies recently began providing spare parts and aftermarket products to end users of its customers’ products.

The Supply Technologies segment also engineers and manufactures precision cold formed and cold extruded products, including locknuts, SPAC® nuts and wheel hardware, which are principally used in applications where controlled tightening is required due to high vibration. Supply Technologies produces both standard items and specialty products to customer specifications, which are used in large volumes by customers in the automotive, heavy-duty truck and rail industries.

Aluminum Products

We believe that we are one of the few aluminum component suppliers that has the capability to provide a wide range of high-volume, high-quality products utilizing a broad range of processes, including gravity and low pressure permanent mold, die-cast and lost-foam, as well as emerging alternative casting technologies. Our ability to offer our customers this comprehensive range of capabilities at a low cost provides us with a competitive advantage. We produce our aluminum components at six manufacturing facilities in Ohio, Indiana and Georgia.

Our Aluminum Products business casts and machines aluminum engine, transmission, brake, suspension and other components for automotive, agricultural equipment, construction equipment, heavy-duty truck and marine equipment OEMs, primarily on a sole-source basis. Aluminum Products’ principal products include front engine covers, cooling modules, control arms, knuckles, pump housings, clutch retainers and pistons, master cylinders, pinion housings, oil pans and flywheel spacers. In addition, we also provide value-added services such as design engineering, machining and part assembly. Although these parts are lightweight, they possess high durability and integrity characteristics even under extreme pressure and temperature conditions.

Manufactured Products

Our Manufactured Products segment operates a diverse group of niche manufacturing businesses that design and manufacture a broad range of highly-engineered products, including induction heating and melting systems, pipe threading systems, rubber products and forged and machined products. We manufacture these products in twelve domestic facilities and ten international facilities in Canada, Mexico, the United Kingdom, Belgium, Germany, China and Japan.

Our induction heating and melting business utilizes proprietary technology and specializes in the engineering, construction, service and repair of induction heating and melting systems, primarily for the ferrous and non-ferrous metals, silicon, coatings, forging, foundry, automotive and construction equipment industries. Our induction heating and melting systems are engineered and built to customer specifications and are used primarily for melting, heating, and surface hardening of metals and curing of coatings. Approximately 51% of our induction heating and melting systems’ revenues are derived from the sale of replacement parts and provision of field service, primarily for the installed base of our own products. Our pipe threading business serves the oil and gas industry. We also engineer and install mechanical forging presses, sell spare parts and provide field service for the large existing base of mechanical forging presses and hammers in North America. We machine, induction harden and surface finish crankshafts and camshafts, used primarily in locomotives. We forge aerospace and defense structural components such as landing gears and struts, as well as rail products such as railcar center plates and draft lugs. We manufacture injection mold rubber and silicone products, including wire harnesses, shock and vibration mounts, spark plug boots and nipples and general sealing gaskets.

Competitive Strengths

Our competitive strengths include the following:

•	Leading Market Positions in Attractive Niche Markets. In many cases, our businesses have achieved leading market positions as a result of our value-added services, high-quality products, superior customer service, expertise in applications and engineering, low costs and commitment to partnering with our customers. We believe we maintain a #1 or #2 market position in products and services that represent a substantial portion of our sales, and that Supply Technologies is the #1 provider of North American Production Parts Total Supply Managementtm. In addition, over 60% of our net sales are sole-sourced.

•	Entrenched Relationships with High-Quality Customers. We have been successful in forming and maintaining long-term customer relationships, many of which have been in place for several years. The quality and value of our products and services and the strength of our relationships have allowed us to serve the majority of our significant customers across our three business segments on a sole-source basis. Supply Technologies’ customized supply chain management programs, delivery systems and on-site employees enhance the relationships with our customers, as well as create high switching costs. As a result, the average tenure of ongoing service to our top 50 Supply Technologies customers exceeds six years. In addition, our Aluminum Products and Manufactured Products customers tend to maintain long-term, sole-source relationships with us because of the high-quality products that we provide to them as well as the high switching costs they face due to up-front tooling and engineering costs.

•	Highly Diversified Revenue Base and End Markets. Our products are sold to over 9,400 customers, and no customer represented more than 5% of our total net sales for the year ended December 31, 2010. We sell our products and services in a diverse set of end markets including the automotive and vehicle parts, heavy-duty truck, industrial equipment, steel, rail, electrical distribution and controls, aerospace and defense, oil and gas, power sports/fitness equipment, HVAC, electrical components, appliance and semiconductor equipment industries. Over the past several years, we have continued to focus on diversifying across end markets and geographies, and as a result, have reduced our concentration in the U.S. market by 18% since 1999 and increased our Asian market exposure from 0% to 10% during the same timeframe. We currently sell our products across diverse and highly attractive geographic markets, including the United States, Europe, Asia, Mexico and Canada.

Supply Technologies	Aluminum Products	Manufactured Products

•	Significant Cash Flow Generation throughout Economic Cycles. Each of our three operating segments benefits from distinct demand cycles and has differing cash flow characteristics, allowing us to generate significant cash flow throughout economic cycles. Our Supply Technologies business has the ability to generate significant cash flow as we reduce working capital needs, particularly inventory, as our customers reduce production. Our ability to generate cash throughout economic cycles is enhanced by our streamlined cost structure, our limited capital expenditures requirements, our efficient working capital management and our financial discipline, which was clearly demonstrated during the recent global economic downturn. Our sizable and scalable operating platform creates significant embedded operating leverage, leading to future potential cash flow generation.

•	Sophisticated Systems Infrastructure. Since 1996, we have invested over $31 million in Supply Technologies’ management information and communication systems to more efficiently plan, manage and deliver in excess of 190,000 SKUs to our customers. Electronic data interchange capabilities provide an interactive order system to a majority of our customers. Supply Technologies’ customized systems enable us to provide customers with just-in-time delivery of bar-coded packages labeled for delivery to specific work stations. These systems also enhance fill rates by automatically searching alternative branches for products that are unavailable at a particular location and by routing those products for shipment where needed. These systems allow us to reduce our investment in working capital while meeting our customers’ demands and are scalable with moderate investment to support much larger volumes. Our highly-developed, customized information systems provide transparency and flexibility through the complete supply chain. This enables our customers to: (1) significantly reduce the direct and indirect cost of production component processes by outsourcing internal purchasing, quality assurance and inventory fulfillment responsibilities; (2) reduce the amount of working capital invested in inventory and floor space; (3) reduce component costs through purchasing efficiencies, including bulk buying and supplier consolidation; and (4) receive technical expertise in production component selection and design and engineering.

•	Proven Management Team Executing Focused Strategy. We have an experienced, deep and stable management team led by Edward Crawford, our Chairman of the Board and Chief Executive Officer, and Matthew Crawford, our President and Chief Operating Officer, who, as of March 31, 2011, collectively beneficially owned approximately 30% of our parent company’s outstanding common stock. Our senior management team has an average of over 15 years of relevant industry experience and a track record of controlling costs, reducing debt, growing our customer base and successfully integrating acquisitions. Our operating units are managed on a decentralized basis by operating unit managers, while our corporate management team provides strategic direction and support.

Business Strategy

Our overall goal is to be a leading global provider of integrated supply chain services and a leading low-cost manufacturer of highly-engineered products to a broad range of clients. Our business strategy includes the following:

•	Capitalize on Favorable Market Trends. We intend to pursue opportunities created by attractive market trends in all of our business segments. Industrial OEMs are increasingly focusing on their core competencies and reducing costs and therefore continue to increase their reliance on key suppliers, such as Supply Technologies, for global production component procurement and global supply chain management. In our Aluminum Products segment, automotive OEMs are increasingly seeking ways to reduce vehicle weights to satisfy increasing worldwide governmental standards and increasing global demand for fuel efficient vehicles. Demand for large forging expertise has become more global as many developed and emerging economies continue to repair and build much needed infrastructure which should result in strong long-term demand for products in our Manufactured Products division.

•	Leverage Existing Customer Relationships. We seek to enhance our customer relationships across all of our business segments by providing additional high-quality services, working with our customers to engineer products to meet specific application requirements, and continually broadening our design and engineering capabilities. We also leverage existing customer relationships by pursuing opportunities to expand the number and type of components we provide to our existing customers, increase the number of existing customers’ plants we serve, and capitalize on and assist with the global expansion of our core customers.

•	Extend Global Sourcing Network and Develop New Products. Since 2001, we have significantly expanded our global sourcing capabilities and product breadth. We source our products domestically as well as from low-cost regions such as Taiwan, China, South Korea and India. In Supply Technologies, we currently have in excess of 4,000 suppliers, and no single supplier accounted for more than $9.0 million of purchases for 2010. We intend to continue to deepen and broaden our foreign sourcing network to provide our customers with access to the lowest-cost components. We also continue to develop new products to meet our customers’ demands. We anticipate that by further broadening our global sourcing network and developing new technologies and products, we will be able to improve the range, quality and price of products that we offer our customers.

•	Expand Across Geographies. While we believe we can continue to penetrate within our current markets, we will continue to pursue and capitalize on global market opportunities within existing and new, rapidly industrializing nations.

•	Selected Strategic Acquisitions. We will continue to pursue an acquisition strategy focused on acquiring leading businesses that are accretive to our earnings and immediately enhance our existing platform of leading businesses. We have a strong management team with a long history of acquiring and seamlessly integrating attractive assets into our existing business as evidenced by our most recent acquisitions.

Recent Developments

On April 7, 2011, we completed the sale of $250 million in aggregate principal amount of the outstanding notes. The outstanding notes bear an interest rate of 8.125% per annum and will be payable semi-annually in arrears on April 1 and October 1 of each year commencing on October 1, 2011. The outstanding notes mature on April 1, 2021. In connection with the sale of the outstanding notes, we entered into a fourth amended and restated credit agreement, which we refer to as the new revolving credit facility. The new revolving credit facility, among other things, provides an increased revolving credit facility up to $200 million, extends the maturity date of the borrowings under the revolving credit facility to April 7, 2016 and amends fee and pricing terms. Furthermore, we have the option to increase the availability under the new revolving credit facility by $50 million. We also purchased all of our outstanding 8.375% senior subordinated notes due 2014 in aggregate principal amount of $183.8 million that were not held by our foreign subsidiary, repaid in full the terms outstanding under our former credit facility and retired the 8.375% senior subordinated notes due 2014 in the aggregate principal amount of $26.2 million that were held by our foreign subsidiary.

The term “Refinancing Transactions” refers to the offering of the outstanding notes, our entry into the new revolving credit facility and the use of the proceeds from the offering of the outstanding notes and borrowings under the new revolving credit facility to repurchase all of our outstanding 2014 senior subordinated notes (including the 2014 senior subordinated notes held by our foreign subsidiary) and to repay in full the term loans outstanding under our former credit facility.

On December 31, 2010, our subsidiary, Ajax Tocco Magnethermic, or ATM, acquired the assets and the related induction heating intellectual property of ABP Induction’s U.S. heating business operating as Pillar Induction for $10.3 million in cash. Pillar Induction provides complete turnkey automated induction power systems and aftermarket parts and service to a worldwide market.

On September 30, 2010, we entered a Bill of Sale with Rome Die Casting LLC, or Rome, a producer of aluminum high pressure die castings, pursuant to which Rome agreed to transfer to us substantially all of its assets in exchange for approximately $7.5 million of notes receivable due from Rome.

On August 31, 2010, our Supply Technologies business acquired certain assets of Assembly Components Systems, Inc., or ACS, a wholly owned subsidiary of Lawson Products, Inc. ACS is a provider of supply chain management solutions for a broad range of production components through its network of service centers throughout North America. In connection with the above transaction, Supply Technologies and Lawson Products entered into a strategic alliance to collaborate on common interest relative to certain MRO products in a variety of industries.

Information about Park-Ohio Industries, Inc.

We are a wholly owned subsidiary of Park-Ohio Holdings Corp. and were incorporated in Ohio in 1985. Our principal executive office is located at 6065 Parkland Boulevard, Cleveland, Ohio 44124, and our telephone number is (440) 947-2000. Our parent company’s website address is http://www.pkoh.com. Information contained on our parent company’s website is not a part of this prospectus. Our parent company’s common shares are traded on the Nasdaq Global Select Market under the symbol “PKOH.”

The Exchange Offer

The Exchange Offer	We are offering to exchange $250.0 million in principal amount of our outstanding 8.125% senior notes due April 1, 2021, which we issued on April 7, 2011 in a private offering, for $250.0 million in principal amount of our 8.125% senior notes due April 1, 2021, which have been registered under the federal securities laws. You have the right to exchange your outstanding notes for exchange notes with substantially identical terms, except that:

• the exchange notes have been registered under the Securities Act and will not bear any legend restricting their transfer;

• the exchange notes bear a different CUSIP number from the outstanding notes; and

• the exchange notes will not be entitled to additional interest provisions applicable to the outstanding notes in some circumstances relating to the timing of the exchange offer.

In order for your outstanding notes to be exchanged, you must properly tender them before the expiration of the exchange offer. All outstanding notes that are validly tendered and not validly withdrawn will be exchanged. We will issue the exchange notes on or promptly after the expiration of the exchange offer.

Registration Rights Agreement	We sold the outstanding notes on April 7, 2011 to a limited number of initial purchasers. At that time, we entered into a registration rights agreement with the initial purchasers that requires us to conduct this exchange offer. This exchange offer is intended to satisfy those rights set forth in the registration rights agreement. After the exchange offer is complete, you will not have any further rights under the registration rights agreement, including any right to require us to register any outstanding notes that you do not exchange or to pay you additional interest.

If You Fail to Exchange Your Outstanding Notes	If you do not exchange your outstanding notes for exchange notes in the exchange offer, you will continue to be subject to the restrictions on transfer provided in the outstanding notes and indenture governing those notes. In general, you may not offer or sell your outstanding notes unless they are registered under the federal securities laws or sold in a transaction exempt from or not subject to the registration requirements of the federal securities laws and applicable state securities laws.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on August 3, 2011, unless we decide to extend the expiration date. See “The Exchange Offer — Expiration Date; Extensions; Amendments.”

Conditions to the Exchange Offer	The exchange offer is subject to conditions that we may waive. The exchange offer is not conditioned upon any minimum amount of outstanding notes being tendered for exchange. See “The Exchange Offer — Conditions.”

We reserve the right, subject to applicable law, at any time and from time to time, but before the expiration of the exchange offer, to:

• extend the expiration date of the exchange offer and retain all tendered outstanding notes subject to the right of tendering holders to withdraw their tender of outstanding notes;

• terminate the exchange offer if specified conditions have not been satisfied; and

• waive any condition or otherwise amend the terms of the exchange offer in any respect. For additional information, see “The Exchange Offer — Expiration Date; Extensions; Amendments.”

Procedure for Tendering Notes	If you wish to tender your outstanding notes for exchange, you must:

• complete and sign the enclosed letter of transmittal by following the related instructions; and

• send the letter of transmittal, as directed in the instructions, together with any other required documents, to the exchange agent, either (1) with the outstanding notes to be tendered or (2) in compliance with the specified procedures for guaranteed delivery of the outstanding notes.

Brokers, dealers, commercial banks, trust companies and other nominees may also effect tenders by book-entry transfer.

Please do not send your letter of transmittal or certificates representing your outstanding notes to us. Those documents should be sent only to the exchange agent. Questions regarding how to tender and requests for information should be directed to the exchange agent. See “The Exchange Offer — Exchange Agent.”

Special Procedures for Beneficial Owners	If your outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, we urge you to contact that person promptly if you wish to tender your outstanding notes pursuant to the exchange offer. See “The Exchange Offer — Procedures for Tendering.”

Withdrawal Rights	You may withdraw the tender of your outstanding notes at any time before 5:00 p.m., New York City time, on the expiration date of the exchange offer by delivering a written notice of your withdrawal to the exchange agent. You must also follow the withdrawal procedures as described under the heading “The Exchange Offer — Withdrawal of Tenders.”

Federal Income Tax Considerations	The exchange of outstanding notes for the exchange notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes. See “U.S. Federal Income Tax Consequences of the Exchange Offer.”

Resale of Exchange Notes	We believe that you will be able to offer for resale, resell or otherwise transfer exchange notes issued in the exchange offer without compliance with the registration and prospectus delivery provisions of the federal securities laws, provided that:

• you are acquiring the exchange notes in the ordinary course of business;

• you are not engaged in, and do not intend to engage in, a distribution of the exchange notes;

• you do not have any arrangement or understanding with any person to participate in the distribution of the exchange notes;

• you are not a broker-dealer tendering outstanding notes acquired directly from us for your own account;

• you are not one of our affiliates, as defined in Rule 405 of the Securities Act; and

• you are not prohibited by law or any policy of the SEC from participating in the exchange offer.

Our belief is based on interpretations by the Staff of the SEC, as set forth in no-action letters issued to third parties unrelated to us. The Staff has not considered this exchange offer in the context of a no-action letter, and we cannot assure you that the Staff of the SEC would make a similar determination with respect to this exchange offer.

If our belief is not accurate and you transfer an exchange note without delivering a prospectus meeting the requirements of the federal securities laws or without an exemption from these laws, you may incur liability under the federal securities laws. We do not and will not assume or indemnify you against this liability.

Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes that were acquired by such broker-dealer as a result of market-making or other trading activities must agree to deliver a prospectus meeting the requirements of the federal securities laws in connection with any resale of the exchange notes. See “The Exchange Offer — Resale of the Exchange Notes.”

Exchange Agent	The exchange agent for the exchange offer is Wells Fargo Bank, National Association. The address, telephone number and facsimile number of the exchange agent are set forth in “The Exchange Offer — Exchange Agent” and in the letter of transmittal.

The Exchange Notes

For a more complete description of the terms of the exchange notes, see “Description of the Notes.”

Exchange Notes	$250,000,000 principal amount of 8.125% senior notes due 2021.

Maturity	April 1, 2021.

Interest Rate	8.125% per year (calculated using a 360-day year of twelve 30-day months).

Interest Payment Dates	April 1 and October 1, beginning on October 1, 2011. Interest will accrue from April 7, 2011.

Guarantees	The exchange notes initially will be fully and unconditionally and jointly and severally guaranteed on a senior basis by our existing and future material domestic subsidiaries that guarantee debt under our new revolving credit facility. Our foreign subsidiaries and our immaterial domestic subsidiaries will not guarantee the exchange notes. Our non-guarantor subsidiaries accounted for approximately 16% of our net sales for the three months ended March 31, 2011 and held approximately 23% of our consolidated assets as of March 31, 2011.

Ranking	The notes and the guarantees are unsecured, senior obligations. Accordingly, they will:

• rank equally in right of payment to all of our and the guarantors’ existing and future senior indebtedness, but will be effectively subordinate to any secured indebtedness, including indebtedness under our new revolving credit facility;

• be senior in right of payment to all of our and the guarantors’ existing and future subordinated indebtedness; and

• be structurally subordinated to all obligations of our non-guarantor subsidiaries.

As of March 31, 2011, after giving effect to the Refinancing Transactions, we and the guarantors would have had approximately $99.0 million of secured indebtedness outstanding. As of March 31, 2011, after giving effect to the Refinancing Transactions, the notes would have been effectively junior to $17.8 million of liabilities (excluding trade payables) of our non-guarantor subsidiaries. See “Description of Other Indebtedness” and Note I to our unaudited interim consolidated financial statements, which are included elsewhere herein.

Security	The notes will be unsecured.

Optional Redemption	We may redeem all or a part of the notes on one or more occasions on or after April 1, 2016, at the redemption prices set forth in this prospectus under “Description of the Notes — Optional Redemption,” plus accrued and unpaid interest and special interest, if any, to the date of redemption. In addition, on or prior to April 1, 2014, we may redeem on one or more occasions up to 35% of the aggregate principal amount of the notes with the net cash proceeds of certain equity offerings by us, or our parent company that are contributed to us, at the redemption price set forth in this prospectus, plus accrued and unpaid interest, provided that at least 65% of the aggregate principal amount of the exchange notes issued remains outstanding after the redemption. We may also redeem all or a part of the notes on one or more occasions prior to April 1, 2016, at a redemption price equal to 100% of the principal amount of the notes plus a “make-whole” premium set forth in this prospectus under “Description of the Notes — Optional Redemption” and accrued and unpaid interest.

Offer to Purchase	If we experience a change of control or we or any of our restricted subsidiaries sell certain assets, we may be required to offer to purchase the exchange notes at the prices set forth under “Description of the Notes — Repurchase at the Option of Holders — Change of Control” and “— Asset Sales.”

Covenants	We will issue the notes under the indenture, dated as of April 7, 2011, among us, the guarantors and the trustee. The indenture, among other things, limits our ability and the ability of our restricted subsidiaries to:

• incur additional indebtedness and issue preferred stock;

• pay dividends or make restricted payments;

• make investments;

• sell assets;

• enter into transactions with affiliates;

• merge or consolidate with other entities; and

• create liens.

Each of the covenants is subject to a number of important exceptions and qualifications. See “Description of the Notes — Certain Covenants.”

Use of Proceeds	We will not receive any cash proceeds from the issuance of the exchange notes.

Risk Factors	See “Risk Factors” and other information in this prospectus for a discussion of the factors you should carefully consider before deciding whether to exchange any outstanding notes.

Summary Historical Consolidated Financial Data

The following tables set forth certain of our summary historical consolidated financial data as of and for each of the periods indicated. The consolidated historical financial information as of and for the fiscal years ended December 31, 2010, 2009 and 2008 is derived from our audited consolidated financial statements and the notes thereto. The consolidated historical financial information as of and for the three months ended March 31, 2011 and 2010 is derived from our unaudited interim consolidated financial statements. Our unaudited interim consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and include, in the opinion of management, all adjustments, consisting of normal and recurring adjustments, necessary to present fairly the data for such periods and may not necessarily be indicative of full-year results. The data below should be read in conjunction with “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes thereto, which are included elsewhere in this prospectus.

				Three Months
	Year Ended December 31,			Ended March 31,
	2010	2009	2008	2011	2010
	(Dollars in thousands)

Statement of Operations Data:
Net sales	$813,522	$701,047	$1,068,757	$241,628	$191,701
Cost of products sold(1)	679,425	597,200	919,297	199,693	162,363

Gross profit	134,097	103,847	149,460	41,935	29,338
Selling, general and administrative expenses	89,806	84,036	102,127	25,222	20,456
Goodwill impairment charge	-0-	-0-	95,763	-0-	-0-
Restructuring and impairment charges(1)	3,539	5,206	25,331	-0-	-0-

Operating income (loss)(1)	40,752	14,605	(73,761)	16,713	8,882
Gain on purchase of 2014 senior subordinated notes	-0-	(12,529)	-0-	-0-	-0-
Gain on acquisition of business	(2,210)	-0-	-0-	-0-	-0-
Interest expense	23,868	23,945	27,921	5,882	5,455

Income (loss) before income taxes	19,094	3,189	(101,682)	10,831	3,427
Income tax expense (benefit)(2)	2,034	(828)	20,986	1,678	868

Net income (loss)	$17,060	$4,017	$(122,668)	$9,153	$2,559

				Three Months
	Year Ended December 31,			Ended March 31,
	2010	2009	2008	2011	2010
	(Dollars in thousands)

Balance Sheet Data (as of period end):
Cash and cash equivalents	$35,075	$21,976	$17,623	$26,021	$26,852
Working capital	207,367	222,790	258,964	209,409	207,391
Property, plant and equipment	256,053	242,505	245,739	259,796	245,549
Total assets	555,279	507,535	622,845	573,153	505,676
Total debt	316,213	333,997	385,661	300,485	329,546
Shareholder’s equity	37,535	20,465	5,210	48,665	13,680

						Three Months
	Year Ended December 31,					Ended March 31,
	2010		2009		2008	2011		2010
	(Dollars in thousands)

Other Financial Data:
EBITDA(3)	$60,084		$45,910		$(52,979)	$20,670		$13,050
EBITDA margin(3)	7.4%		6.5%		(5.0)%	8.4%		6.5%
Adjusted EBITDA(3)	63,623		51,116		68,115	20,670		13,050
Adjusted EBITDA margin(3)	7.8%		7.3%		6.4%	8.4%		6.5%
Depreciation and amortization	17,122		18,776		20,782	3,957		4,168
Capital expenditures, net	3,951		5,575		17,466	1,515		1,580
Ratio of earnings to fixed charges(4)	1.68	x	1.11	x	—	2.54	x	1.53	x
Segment Data:
Net sales:
Supply Technologies	$402,169		$328,805		$521,270	$123,226		$94,238
Aluminum Products	143,672		111,388		156,269	39,041		36,538
Manufactured Products	267,681		260,854		391,218	79,361		60,875
Income (loss) before income taxes:
Supply Technologies	$22,216		$8,531		$(66,419)	$8,633		$4,484
Aluminum Products	6,582		(5,155)		(23,467)	3,314		1,936
Manufactured Products	28,739		26,472		54,825	8,546		4,933

(1)	In each of the years ended December 31, 2010, 2009 and 2008, we recorded restructuring and asset impairment charges related to exiting product lines and closing or consolidating operating facilities. The restructuring charges related to the write-down of inventory have no cash impact and are reflected by an increase in cost of products sold in the applicable period. The restructuring charges relating to asset impairment attributable to the closing or consolidating of operating facilities have no cash impact and are reflected in the restructuring and impairment charges. The charges for restructuring and severance and pension curtailment are accruals for cash expenses. We made cash payments of $.1 million and $.5 million in the years ended December 31, 2010 and 2009, respectively, related to our severance and pension curtailment accrued liabilities. The table below provides a summary of these restructuring and impairment charges. There were no restructuring and asset impairment charges in each of the three-month periods ended March 31, 2011 and 2010.

	Year Ended December 31,
	2010	2009	2008
	(Dollars in thousands)

Non-cash charges:
Cost of products sold (inventory write-down)	$-0-	$1,797	$5,544
Asset impairment	3,539	5,206	24,767
Restructuring and severance	-0-	-0-	564

Total	$3,539	$7,003	$30,875

Charges reflected as restructuring and impairment charges (credits) on income statement	$3,539	$5,206	$25,331

(2)	In 2008, we recorded a valuation allowance of $33.6 million for our net deferred tax asset.

(3)	EBITDA represents net income (loss) before cumulative effect of accounting change, interest expense, income taxes (benefit) and depreciation and amortization. We present EBITDA because we believe that EBITDA could be useful to investors in assessing our operating performance and our operating performance relative to our financial obligations. Additionally, EBITDA is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry, many of which present EBITDA when reporting their results.

EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;

•	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements;

•	EBITDA includes the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations, as discussed under “Adjusted EBITDA” below; and

•	other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA only supplementally.

We present Adjusted EBITDA as a supplemental measure of our operating performance and cash flow. We present Adjusted EBITDA because it is the measure used under our new revolving credit facility to measure our compliance with some of our financial covenants such as debt service coverage and also excludes the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations and, accordingly, could be useful to investors. We prepare Adjusted EBITDA by adjusting EBITDA to eliminate the impact of a number of items that we do not consider to be indicative of our core business operations. You are encouraged to evaluate each adjustment and the reasons we consider them appropriate for supplemental analysis. As an analytical tool, Adjusted EBITDA is subject to all of the limitations applicable to EBITDA. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by items that we do not consider to be indicative of our core business operations.

EBITDA and Adjusted EBITDA and the related ratios presented are measures of our performance that are not required by, or presented in accordance with, GAAP. EBITDA and Adjusted EBITDA are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income (loss), operating income or any other performance measures derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of our liquidity.

The following table reconciles net income (loss) to EBITDA, and EBITDA to Adjusted EBITDA:

				Three Months
	Year Ended December 31,			Ended March 31,
	2010	2009	2008	2011	2010
	(Dollars in thousands)

Net income (loss)	$17,060	$4,017	$(122,668)	$9,153	$2,559
Add back:
Income taxes (benefit)	2,034	(828)	20,986	1,678	868
Interest expense	23,868	23,945	27,921	5,882	5,455
Depreciation and amortization	17,122	18,776	20,782	3,957	4,168

EBITDA	60,084	45,910	(52,979)	20,670	13,050
Add back:
Restructuring and impairment charges(a)	3,539	5,206	25,331	-0-	-0-
Goodwill impairment charge	-0-	-0-	95,763	-0-	-0-

Adjusted EBITDA	$63,623	$51,116	$68,115	$20,670	$13,050

(a)	For more information on our restructuring and impairment charges, see note (1) above.

(4)	Earnings consist of earnings from continuing operations before income taxes and fixed charges (excluding capitalized interest). Fixed charges consist of interest and the portion of rental expense deemed representative of the interest factor. Earnings were inadequate to cover fixed charges for the year ended December 31, 2008, and the coverage deficiency totaled $101.7 million.

RISK FACTORS

You should carefully read and consider the risk factors set forth below, as well as the other information contained in this prospectus, before making a decision to exchange any outstanding notes. The risks described below are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations. Any of the following risks could materially and adversely affect our business, financial condition or results of operations. In such case, you could lose all or part of your investment.

Risks Relating to Our Debt, Including the Notes

Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under the exchange notes.

We have now and, after the exchange offer concludes, will continue to have a significant amount of indebtedness. Furthermore, we and our subsidiaries may be able to incur substantial additional indebtedness in the future because the terms of the indenture governing the exchange notes do not fully prohibit us or our subsidiaries from doing so. As of March 31, 2011, after giving effect to the Refinancing Transactions, we would have had total indebtedness of $349.0 million.

Our substantial indebtedness could have important consequences to you. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to the exchange notes;

•	increase our vulnerability to general adverse economic and industry conditions;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industries in which we operate;

•	place us at a competitive disadvantage compared to our competitors that have less debt; and

•	limit our ability to borrow additional funds.

If we incur additional indebtedness in the future, these risks could intensify.

The agreements governing our debt contain various covenants that limit our ability to take certain actions and also require us to meet financial maintenance tests, failure to comply with which could have a material adverse effect on us.

The indenture governing the notes and the agreement governing the new revolving credit facility contain a number of significant covenants that, among other things, limit our ability to:

•	consummate asset sales;

•	incur additional debt or liens;

•	consolidate or merge with any person or transfer or sell all or substantially all of our assets;

•	pay dividends or make certain other restricted payments;

•	make investments, including the repurchase or redemption of either capital stock or our notes;

•	enter into transactions with affiliates;

•	create dividend or other payment restrictions with respect to subsidiaries;

•	make capital investments; and

•	alter the business we conduct.

In addition, the new revolving credit facility requires us to comply with specific financial ratios and tests, under which we are required to achieve specific financial and operating results. Our ability to comply with these provisions may be affected by events beyond our control. A breach of any of these covenants would result in a default under the new revolving credit facility. In the event of any default, our lenders could elect to declare all amounts borrowed under our new revolving credit facility, together with accrued interest thereon, to be due and payable. We cannot assure you that we would have sufficient assets to pay debt then outstanding under the new revolving credit facility and the exchange notes. Any future refinancing of the new revolving credit facility is likely to contain similar restrictive covenants. See “Description of Other Indebtedness — New Revolving Credit Facility.”

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

Our ability to pay interest on the notes and to satisfy our other debt obligations will depend, in part, upon the future financial and operating performance of our subsidiaries, and upon our ability to renew or refinance borrowings. Prevailing economic conditions and financial, business, competitive, legislative, regulatory and other factors, many of which are beyond our control, will affect our ability to make these payments. While we believe that cash flow from our current level of operations, available cash and available borrowings under new revolving credit facility will provide adequate sources of liquidity for at least the next twelve months, a significant drop in operating cash flow resulting from economic conditions, competition or other uncertainties beyond our control could create the need for alternative sources of liquidity. If we are unable to generate sufficient cash flow to meet our debt service obligations, we will have to pursue one or more alternatives, such as:

•	reducing or delaying capital expenditures;

•	refinancing debt;

•	selling assets; or

•	raising equity capital.

We cannot assure you, however, that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under the new revolving credit facility in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the notes, on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including the new revolving credit facility and the notes, on commercially reasonable terms or at all.

The notes are subject to prior claims of any our and the guarantors’ secured creditors, and if a default occurs we may not have sufficient funds to fulfill our obligations under the notes. Further, your right to receive payments on the exchange notes could be adversely affected if any of our non-guarantor subsidiaries declare bankruptcy, liquidate or reorganize.

The notes and the subsidiary guarantees are our unsecured obligations, ranking equally with our and the guarantors’ existing and future senior unsecured indebtedness, but rank behind any secured indebtedness, including the indebtedness under and guarantees of our new revolving credit facility. The indenture governing the notes permits us and the guarantors to incur additional secured debt under specified circumstances. Our assets and the assets of the guarantors will be subject to prior claims by our secured creditors. As a result, upon any distribution to our creditors or the creditors of the guarantors in bankruptcy, liquidation or reorganization or similar proceeding relating to us or the guarantors or our or their property, assets that secure debt will be available to pay obligations on the notes only after all debt secured by those assets has been repaid in full. Holders of the notes will participate in our remaining assets ratably with all of our unsecured and unsubordinated creditors.

If we incur any additional obligations that rank equally with the notes, including trade payables, the holders of those obligations will be entitled to share ratably with the holders of the notes in any proceeds distributed in the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the guarantors or our or their property. We and the subsidiary guarantors may not have sufficient funds to pay all of our creditors and this may have the effect of reducing the amount of proceeds paid to you.

Not all of our subsidiaries will guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, holders of its indebtedness and its trade creditors will generally be entitled to payment of their claims from the assets of such subsidiary before any assets are made available for distribution to us. As of March 31, 2011, after giving effect to the Refinancing Transactions, the notes would have been effectively junior to $17.8 million of liabilities (excluding trade payables) of our non-guarantor subsidiaries. Our non-guarantor subsidiaries generated approximately 16% of our consolidated revenues in the three months ended March 31, 2011 and held approximately 23% of our consolidated assets as of March 31, 2011.

We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture.

Upon the occurrence of certain specific change of control events, we will be required to offer to repurchase all outstanding notes at 101% of the principal amount thereof plus accrued and unpaid interest and special interest, if any, to the date of repurchase. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of notes or that restrictions in our new revolving credit facility will not allow such repurchases. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a “Change of Control” under the indenture. See “Description of the Notes — Repurchase at the Option of Holders.”

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors.

Under federal bankruptcy law, and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

•	received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee;

and

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets; or

•	if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

On the basis of historical financial information, recent operating history and other factors, we believe that each guarantor, after giving effect to its guarantee of the notes, will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not have incurred debts beyond its ability to pay such debts as they mature. We cannot assure you, however, as to what standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard.

An active trading market may not develop for the exchange notes and you may not be able to resell them.

Prior to this exchange offer, there has been no public market for the exchange notes. The exchange notes are a new class of securities that have never been traded. We cannot assure you that an active trading market for the exchange notes will develop or, if one does develop, that it will be sustained. Also, it is possible that the market for the exchange notes will be volatile. This volatility in price may affect your ability to resell your exchange notes or the timing of their sale.

If you do not exchange your outstanding notes you may have difficulty in transferring them at a later time.

We will issue exchange notes in exchange for the outstanding notes after the exchange agent receives your outstanding notes, the letter of transmittal and all related documents. You should allow adequate time for delivery if you choose to tender your outstanding notes for exchange. Outstanding notes that are not exchanged will remain subject to restrictions on transfer and will not have rights to registration.

If you do participate in the exchange offer for the purpose of participating in the distribution of the exchange notes, you must comply with the registration and prospectus delivery requirements of the Securities Act for any resale transaction. Each broker-dealer who holds outstanding notes for its own account due to market-making or other trading activities and who receives exchange notes for its own account must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. If any outstanding notes are not tendered in the exchange or are tendered but not accepted, the trading market for such outstanding notes could be negatively affected due to the limited amount expected to remain outstanding following the completion of the exchange offer.

Risks Relating to Our Business

Adverse credit market conditions may significantly affect our access to capital, cost of capital and ability to meet liquidity needs.

Disruptions, uncertainty or volatility in the credit markets may adversely impact our ability to access credit already arranged and the availability and cost of credit to us in the future. These market conditions may limit our ability to replace, in a timely manner, maturing liabilities and access the capital necessary to grow and maintain our business. Accordingly, we may be forced to delay raising capital or pay unattractive interest rates, which could increase our interest expense, decrease our profitability and significantly reduce our financial flexibility. Longer-term disruptions in the capital and credit markets as a result of uncertainty, changing or increased regulation, reduced alternatives or failures of significant financial institutions could adversely affect our access to liquidity needed for our business. Any disruption could require us to take measures to conserve cash until the markets stabilize or until alternative credit arrangements or other funding for our business needs can be arranged. Such measures could include deferring capital expenditures and reducing or eliminating future share repurchases or other discretionary uses of cash. Overall, our results of operations, financial condition and cash flows could be materially adversely affected by disruptions in the credit markets.

The recent global financial crisis may have significant effects on our customers and suppliers that would result in material adverse effects on our business and operating results.

The recent global financial crisis, which included, among other things, significant reductions in available capital and liquidity from banks and other providers of credit, substantial reductions and fluctuations in equity and currency values worldwide, and concerns that the worldwide economy may enter into a prolonged recessionary period, may materially adversely affect our customers’ access to capital or willingness to spend capital on our products or their ability to pay for products that they will order or have already ordered from us. In addition, the recent global financial crisis may materially adversely affect our suppliers’ access to capital and liquidity with which to maintain their inventories, production levels and product quality, which could cause them to raise prices or lower production levels.

The potential effects of the recent global financial crisis are difficult to forecast and mitigate. As a consequence, our operating results for a particular period are difficult to predict, and, therefore, prior results are not necessarily indicative of results to be expected in future periods. Any of the foregoing effects could have a material adverse effect on our business, results of operations and financial condition.

The recent global financial crisis may have significant effects on our customers that would result in our inability to borrow or to meet our debt service coverage ratio in the new revolving credit facility.

As of March 31, 2011, we were in compliance with our debt service coverage ratio covenant and other covenants contained in our then-existing credit facility. While we expect to remain in compliance throughout 2011 with the financial covenants contained in the new revolving credit facility, declines in demand in the automotive industry and in sales volumes could adversely impact our ability to remain in compliance with certain of these financial covenants. Additionally, to the extent our customers are adversely affected by the decline in the economy in general, they may not be able to pay their accounts payable to us on a timely basis or at all, which would make the accounts receivable ineligible for purposes of the new revolving credit facility and could reduce our borrowing base and our ability to borrow.

The industries in which we operate are cyclical and are affected by the economy in general.

We sell products to customers in industries that experience cyclicality (expectancy of recurring periods of economic growth and slowdown) in demand for products and may experience substantial increases and decreases in business volume throughout economic cycles. Industries we serve, including the automotive and vehicle parts, heavy-duty truck, industrial equipment, steel, rail, electrical distribution and controls, aerospace and defense, power sports/fitness equipment, HVAC, electrical components, appliance and semiconductor equipment industries, are affected by consumer spending, general economic conditions and the impact of international trade. A downturn in any of the industries we serve could have a material adverse effect on our financial condition, liquidity and results of operations.

Because a significant portion of our sales is to the automotive and heavy-duty truck industries, a decrease in the demand of these industries or the loss of any of our major customers in these industries could adversely affect our financial health.

Demand for certain of our products is affected by, among other things, the relative strength or weakness of the automotive and heavy-duty truck industries. The domestic automotive and heavy-duty truck industries are highly cyclical and may be adversely affected by international competition. In addition, the automotive and heavy-duty truck industries are significantly unionized and subject to work slowdowns and stoppages resulting from labor disputes. We derived 24% and 5% of our net sales during the year ended December 31, 2010 from the automobile and heavy-duty truck industries, respectively. Dramatically lower global automotive sales have resulted in lower demand for our products. Further economic decline that results in a reduction in automotive sales and production by our customers could have a material adverse effect on our business, results of operations and financial condition.

The loss of a portion of the business with any of our major automotive or heavy-duty truck customers could have a material adverse effect on our financial condition, cash flow and results of operations. We cannot assure you that we will maintain or improve our relationships in these industries or that we will continue to supply these customers at current levels.

Our Supply Technologies customers are generally not contractually obligated to purchase products and services from us.

Most of the products and services are provided to our Supply Technologies customers under purchase orders as opposed to long-term contracts. When we do enter into long-term contracts with our Supply Technologies customers, many of them only establish pricing terms and do not obligate our customers to buy required minimum amounts from us or to buy from us exclusively. Accordingly, many of our Supply Technologies customers may decrease the amount of products and services that they purchase from us or even stop purchasing from us altogether, either of which could have a material adverse effect on our net sales and profitability.

We are dependent on key customers.

We rely on several key customers. For the year ended December 31, 2010, our ten largest customers accounted for approximately 27% of our net sales. Many of our customers place orders for products on an as-needed basis and operate in cyclical industries and, as a result, their order levels have varied from period to period in the past and may vary significantly in the future. Due to competitive issues, we have lost key customers in the past and may again in the future. Customer orders are dependent upon their markets and may be subject to delays or cancellations. As a result of dependence on our key customers, we could experience a material adverse effect on our business and results of operations if any of the following were to occur:

•	the loss of any key customer, in whole or in part;

•	the insolvency or bankruptcy of any key customer;

•	a declining market in which customers reduce orders or demand reduced prices; or

•	a strike or work stoppage at a key customer facility, which could affect both their suppliers and customers.

If any of our key customers become insolvent or file for bankruptcy, our ability to recover accounts receivable from that customer would be adversely affected and any payments we received in the preference period prior to a bankruptcy filing may be potentially recoverable, which could adversely impact our results of operations.

During 2009, Chrysler’s U.S. operations, General Motor’s U.S. operations and Metaldyne Corporation filed for bankruptcy protection under Chapter 11 of the United States Bankruptcy Code. We have collected substantially all amounts that were due from Chrysler and General Motors as of the dates of the respective bankruptcy filings and as such there was no charge to earnings as a result of these bankruptcies. The account receivable from Metaldyne at the time of the bankruptcy was $4.2 million. We recorded a $4.2 million charge to reserve for the collection of the account receivable when Metaldyne announced it had completed the sale of substantially all of its assets to MD Investors Corporation, effectively making no payments to its unsecured creditors, including us.

We operate in highly competitive industries.

The markets in which all three of our segments sell their products are highly competitive. Some of our competitors are large companies that have greater financial resources than we have. We believe that the principal competitive factors for our Supply Technologies segment are an approach reflecting long-term business partnership and reliability, sourced product quality and conformity to customer specifications, timeliness of delivery, price and design and engineering capabilities. We believe that the principal competitive factors for our Aluminum Products and Manufactured Products segments are product quality and conformity to customer specifications, design and engineering capabilities, product development, timeliness of delivery and price. The rapidly evolving nature of the markets in which we compete may attract new entrants as they perceive opportunities, and our competitors may foresee the course of market development more accurately than we do. In addition, our competitors may develop products that are superior to our products or may adapt more quickly than we do to new technologies or evolving customer requirements.

We expect competitive pressures in our markets to remain strong. These pressures arise from existing competitors, other companies that may enter our existing or future markets and, in some cases, our customers, which may decide to internally produce items we sell. We cannot assure you that we will be able to compete successfully with our competitors. Failure to compete successfully could have a material adverse effect on our financial condition, liquidity and results of operations.

The loss of key executives could adversely impact us.

Our success depends upon the efforts, abilities and expertise of our executive officers and other senior managers, including Edward Crawford, our Chairman and Chief Executive Officer, and Matthew Crawford, our President and Chief Operating Officer, as well as the president of each of our operating units. An event of default occurs under our new revolving credit facility, and is expected to occur under the new revolving credit facility, if Messrs. E. Crawford and M. Crawford or certain of their related parties own in the aggregate less than 15% of our parent’s outstanding common stock and if at such time neither Mr. E. Crawford nor Mr. M. Crawford holds the office of chairman, chief executive officer or president. The loss of the services of Messrs. E. Crawford and M. Crawford, senior and executive officers, and/or other key individuals could have a material adverse effect on our financial condition, liquidity and results of operations.

We may encounter difficulty in expanding our business through targeted acquisitions.

We have pursued, and may continue to pursue, targeted acquisition opportunities that we believe would complement our business. We cannot assure you that we will be successful in consummating any acquisitions.

Any targeted acquisitions will be accompanied by the risks commonly encountered in acquisitions of businesses. We may not successfully overcome these risks or any other problems encountered in connection with any of our acquisitions, including the possible inability to integrate an acquired business’ operations, IT technologies, services and products into our business, diversion of management’s attention, the assumption of unknown liabilities, increases in our indebtedness, the failure to achieve the strategic objectives of those acquisitions and other unanticipated problems, some or all of which could materially and adversely affect us. The process of integrating operations could cause an interruption of, or loss of momentum in, our activities. Any delays or difficulties encountered in connection with any acquisition and the integration of our operations could have a material adverse effect on our business, results of operations, financial condition or prospects of our business.

Our Supply Technologies business depends upon third parties for substantially all of our component parts.

Our Supply Technologies business purchases substantially all of its component parts from third-party suppliers and manufacturers. As such, it is subject to the risk of price fluctuations and periodic delays in the delivery of component parts. Failure by suppliers to continue to supply us with these component parts on commercially reasonable terms, or at all, could have a material adverse effect on us. We depend upon the ability of these suppliers, among other things, to meet stringent performance and quality specifications and to conform to delivery schedules. Failure by third-party suppliers to comply with these and other requirements could have a material adverse effect on our financial condition, liquidity and results of operations.

The raw materials used in our production processes and by our suppliers of component parts are subject to price and supply fluctuations that could increase our costs of production and adversely affect our results of operations.

Our supply of raw materials for our Aluminum Products and Manufactured Products businesses could be interrupted for a variety of reasons, including availability and pricing. Prices for raw materials necessary for production have fluctuated significantly in the past and significant increases could adversely affect our results of operations and profit margins. While we generally attempt to pass along increased raw materials prices to our customers in the form of price increases, there may be a time delay between the increased raw materials prices and our ability to increase the price of our products, or we may be unable to increase the prices of our products due to pricing pressure or other factors.

Our suppliers of component parts, particularly in our Supply Technologies business, may significantly and quickly increase their prices in response to increases in costs of the raw materials, such as steel, that they use to manufacture our component parts. We may not be able to increase our prices commensurate with our increased costs. Consequently, our results of operations and financial condition may be materially adversely affected.

The energy costs involved in our production processes and transportation are subject to fluctuations that are beyond our control and could significantly increase our costs of production.

Our manufacturing process and the transportation of raw materials, components and finished goods are energy intensive. Our manufacturing processes are dependent on adequate supplies of electricity and natural gas. A substantial increase in the cost of transportation fuel, natural gas or electricity could have a material adverse effect on our margins. We may experience higher than anticipated gas costs in the future, which could adversely affect our results of operations. In addition, a disruption or curtailment in supply could have a material adverse effect on our production and sales levels.

Potential product liability risks exist from the products that we sell.

Our businesses expose us to potential product liability risks that are inherent in the design, manufacture and sale of our products and products of third-party vendors that we use or resell. While we currently maintain what we believe to be suitable and adequate product liability insurance, we cannot assure you that we will be able to maintain our insurance on acceptable terms or that our insurance will provide adequate protection against potential liabilities. In the event of a claim against us, a lack of sufficient insurance coverage could have a material adverse effect on our financial condition, liquidity and results of operations. Moreover, even if we maintain adequate insurance, any successful claim could have a material adverse effect on our financial condition, liquidity and results of operations.

Some of our employees belong to labor unions and strikes or work stoppages could adversely affect our operations.

As of March 31, 2011, we were a party to seven collective bargaining agreements with various labor unions that covered approximately 385 full-time employees. Our inability to negotiate acceptable contracts with these unions could result in, among other things, strikes, work stoppages or other slowdowns by the affected workers and increased operating costs as a result of higher wages or benefits paid to union members. If the unionized workers were to engage in a strike, work stoppage or other slowdown, or other employees were to become unionized, we could experience a significant disruption of our operations and higher ongoing labor costs, which could have a material adverse effect on our business, financial condition and results of operations.

We operate and source internationally, which exposes us to the risks of doing business abroad.

Our operations are subject to the risks of doing business abroad, including the following:

•	fluctuations in currency exchange rates;

•	limitations on ownership and on repatriation of earnings;

•	transportation delays and interruptions;

•	political, social and economic instability and disruptions;

•	government embargoes or foreign trade restrictions;

•	the imposition of duties and tariffs and other trade barriers;

•	import and export controls;

•	labor unrest and current and changing regulatory environments;

•	the potential for nationalization of enterprises;

•	disadvantages of competing against companies from countries that are not subject to U.S. laws and regulations including the U.S. Foreign Corrupt Practices Act, or FCPA;

•	difficulties in staffing and managing multinational operations;

•	limitations on our ability to enforce legal rights and remedies; and

•	potentially adverse tax consequences.

In addition, we could be adversely affected by violations of the FCPA and similar worldwide anti-bribery laws. The FCPA and similar anti-bribery laws in other jurisdictions generally prohibit companies and their intermediaries from making improper payments to non-U.S. officials for the purpose of obtaining or retaining business. Our policies mandate compliance with these anti-bribery laws. We operate in many parts of the world that have experienced governmental corruption to some degree and, in certain circumstances, strict compliance with anti-bribery laws may conflict with local customs and practices. We cannot assure you that our internal controls and procedures always will protect us from the reckless or criminal acts committed by our employees or agents. If we are found to be liable for FCPA violations (either due to our own acts or our inadvertence or due to the acts or inadvertence of others), we could suffer from criminal or civil penalties or other sanctions, which could have a material adverse effect on our business.

Any of the events enumerated above could have an adverse effect on our operations in the future by reducing the demand for our products and services, decreasing the prices at which we can sell our products or otherwise having an adverse effect on our business, financial condition or results of operations. We cannot assure you that we will continue to operate in compliance with applicable customs, currency exchange control regulations, transfer pricing regulations or any other laws or regulations to which we may be subject. We also cannot assure you that these laws will not be modified.

Unexpected delays in the shipment of large, long-lead industrial equipment could adversely affect our results of operations in the period in which shipment was anticipated.

Long-lead industrial equipment contracts are a significant and growing part of our business. We primarily use the percentage of completion method to account for these contracts. Nevertheless, under this method, a large proportion of revenues and earnings on such contracts are recognized close to shipment of the equipment. Unanticipated shipment delays on large contracts could postpone recognition of revenue and earnings into future periods. Accordingly, if shipment was anticipated in the fourth quarter of a year, unanticipated shipment delays could adversely affect results of operations in that year.

We are subject to significant environmental, health and safety laws and regulations and related compliance expenditures and liabilities.

Our businesses are subject to many foreign, federal, state and local environmental, health and safety laws and regulations, particularly with respect to the use, handling, treatment, storage, discharge and disposal of substances and hazardous wastes used or generated in our manufacturing processes. Compliance with these laws and regulations is a significant factor in our business. We have incurred and expect to continue to incur significant expenditures to comply with applicable environmental laws and regulations. Our failure to comply with applicable environmental laws and regulations and permit requirements could result in civil or criminal fines or penalties or enforcement actions, including regulatory or judicial orders enjoining or curtailing operations or requiring corrective measures, installation of pollution control equipment or remedial actions.

We are currently, and may in the future be, required to incur costs relating to the investigation or remediation of property, including property where we have disposed of our waste, and for addressing environmental conditions. Some environmental laws and regulations impose liability and responsibility on present and former owners, operators or users of facilities and sites for contamination at such facilities and sites without regard to causation or knowledge of contamination. In addition, we occasionally evaluate various alternatives with respect to our facilities, including possible dispositions or closures. Investigations undertaken in connection with these activities may lead to discoveries of contamination that must be remediated, and closures of facilities may trigger compliance requirements that are not applicable to operating facilities. Consequently, we cannot assure you that existing or future circumstances, the development of new facts or the failure of third parties to address contamination at current or former facilities or properties will not require significant expenditures by us.

We expect to continue to be subject to increasingly stringent environmental and health and safety laws and regulations. It is difficult to predict the future interpretation and development of environmental and health and safety laws and regulations or their impact on our future earnings and operations. We anticipate that compliance will continue to require increased capital expenditures and operating costs. Any increase in these costs, or unanticipated liabilities arising for example out of discovery of previously unknown conditions or more aggressive enforcement actions, could adversely affect our results of operations, and there is no assurance that they will not exceed our reserves or have a material adverse effect on our financial condition.

If our information systems fail, our business will be materially affected.

We believe that our information systems are an integral part of the Supply Technologies segment and, to a lesser extent, the Aluminum Products and Manufactured Products segments. We depend on our information systems to process orders, manage inventory and accounts receivable collections, purchase products, maintain cost-effective operations, route and re-route orders and provide superior service to our customers. We cannot assure you that a disruption in the operation of our information systems used by Supply Technologies, including the failure of the supply chain management software to function properly, or those used by Aluminum Products and Manufactured Products will not occur. Any such disruption could have a material adverse effect on our financial condition, liquidity and results of operations.

Operating problems in our business may materially adversely affect our financial condition and results of operations.

We are subject to the usual hazards associated with manufacturing and the related storage and transportation of raw materials, products and waste, including explosions, fires, leaks, discharges, inclement weather, natural disasters, mechanical failure, unscheduled downtime and transportation interruption or calamities. The occurrence of material operating problems at our facilities may have a material adverse effect on our operations as a whole, both during and after the period of operational difficulties.

Changes in accounting standards or inaccurate estimates or assumptions in the application of accounting policies could adversely affect our financial results.

Our accounting policies and methods are fundamental to how we record and report our financial condition and results of operations. Some of these polices require use of estimates and assumptions that may affect the reported value of our assets or liabilities and financial results and are critical because they require management to make difficult, subjective, and complex judgments about matters that are inherently uncertain. Those who set and interpret the accounting standards (such as the Financial Accounting Standards Board, the SEC, and our independent registered public accounting firm) may amend or even reverse their previous interpretations or positions on how these standards should be applied. These changes can be hard to predict and can materially impact how we record and report our financial condition and results of operations. In some cases, we could be required to apply a new or revised standard retroactively, resulting in the restatement of prior period financial statements. For a further discussion of some of our critical accounting policies and standards and recent changes, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates in” and Note A to our audited consolidated financial statements, which are included elsewhere in this prospectus.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the exchange notes. Because we are exchanging the exchange notes for the outstanding notes, which have substantially identical terms, the issuance of the exchange notes will not result in any increase in our indebtedness.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of consolidated earnings to fixed charges for the periods presented:

						Three Months
	Year Ended December 31,					Ended March 31,
	2006	2007	2008	2009	2010	2011

Ratio of Earnings to Fixed Charges	1.81x	1.85x	—	1.11x	1.68x	2.54x

Earnings consist of earnings from continuing operations before income taxes and fixed charges (excluding capitalized interest). Fixed charges consist of interest and the portion of rental expense deemed representative of the interest factor. Earnings were inadequate to cover fixed charges for the year ended December 31, 2008, and the coverage deficiency totaled $101.7 million.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of March 31, 2011 on an actual basis and as adjusted to give effect to the Refinancing Transactions.

You should read this table in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus, as well as the information set forth under the captions “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Description of Other Indebtedness” included elsewhere in this prospectus.

	March 31, 2011
	Actual	As Adjusted
	(Dollars in millions)

Cash and cash equivalents(1)	$26.0	$52.2

Long-term debt (including current portion):
Term loan A under former credit facility	$25.2	$—
Term loan B under former credit facility	3.7	—
Revolving borrowings under former credit facility(2)	81.4	—
Borrowings under new revolving credit facility(2)	—	92.6
8.375% senior subordinated notes due 2014(1)	183.8	—
8.125% senior notes due 2021 outstanding	—	250.0
Other long-term debt (including current portion)(3)	6.4	6.4

Total long-term debt (including current portion)	300.5	349.0
Shareholder’s equity(4)	48.7	41.4

Total capitalization	$349.2	$390.4

(1)	We retired $26.2 million aggregate principal amount of our 2014 senior subordinated notes held by our foreign subsidiary with a portion of the net proceeds of the offering of the outstanding notes. Because the 2014 senior subordinated notes were held by our foreign subsidiary, the aggregate principal amount of such notes is eliminated in consolidation and is not shown as indebtedness on our balance sheet. Accordingly, the aggregate principal amount of such notes being repaid in connection with the Refinancing Transactions is shown as an increase in cash and cash equivalents in the “As Adjusted” column of the table above.

(2)	We entered into our new revolving credit facility by amending and restating the credit agreement governing our former credit facility. The revolving borrowings that were outstanding under our former credit facility are to be deemed outstanding under our new revolving credit facility.

(3)	Includes $4.0 million of notes payable to the Director of Development of the State of Ohio, $0.7 million owed to the State of Arkansas and $1.7 million of notes payable to Lawson Products, Inc. in connection with our acquisition of certain assets of ACS.

(4)	As adjusted shareholder’s equity reflects after-tax loss on extinguishment of debt of $7.3 million (which includes tender offer premiums and expenses and write-off of deferred issuance fees).

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following tables set forth certain of our selected historical consolidated financial data as of the dates and for the periods indicated. The consolidated historical financial information as of and for each the fiscal years ended December 31, 2010, 2009, 2008, 2007 and 2006 is derived from our audited consolidated financial statements for such periods and the notes thereto. The consolidated historical financial information as of and for the three months ended March 31, 2011 and 2010 is derived from our unaudited interim consolidated financial statements. Our unaudited interim consolidated financial statements have been prepared on the same basis as our audited consolidated financial data and include, in the opinion of management, all adjustments, consisting of normal and recurring adjustments, necessary to present fairly the data for such periods and may not necessarily be indicative of full-year results. The data below should be read in conjunction with “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes thereto, which are included elsewhere in this prospectus.

						Three Months
	Year Ended December 31,					Ended March 31,
	2010	2009	2008	2007	2006	2011	2010
	(Dollars in thousands)

Selected Statement of Operations Data:
Net sales	$813,522	$701,047	$1,068,757	$1,071,441	$1,056,246	$241,628	$191,701
Cost of products sold(1)	679,425	597,200	919,297	912,337	908,095	199,693	162,363

Gross profit	134,097	103,847	149,460	159,104	148,151	41,935	29,338
Selling, general and administrative expenses	89,806	84,036	102,127	96,523	88,940	25,222	20,456
Goodwill impairment charge	-0-	-0-	95,763	-0-	-0-	-0-	-0-
Restructuring and impairment charges (credits)(1)	3,539	5,206	25,331	-0-	(809)	-0-	-0-

Operating income (loss)(1)	40,752	14,605	(73,761)	62,581	60,020	16,713	8,882
Gain on purchase of 2014 senior subordinated notes	-0-	(12,529)	-0-	-0-	-0-	-0-	-0-
Gain on acquisition of business	(2,210)	-0-	-0-	-0-	-0-	-0-	-0-
Interest expense	23,868	23,945	27,921	31,551	31,267	5,882	5,455

Income (loss) before income taxes	19,094	3,189	(101,682)	31,030	28,753	10,831	3,427
Income tax expense (benefit)(2)	2,034	(828)	20,986	9,976	3,218	1,678	868

Net income (loss)	$17,060	$4,017	$(122,668)	$21,054	$25,535	$9,153	$2,559

						Three Months
	Year Ended December 31,					Ended March 31,
	2010	2009	2008	2007	2006	2011	2010
	(Dollars in thousands)

Other Financial Data:
Net cash flows provided by operating activities	$74,548	$49,688	$10,194	$28,832	$4,761	$8,939	$22,224
Net cash flows used by investing activities	(29,851)	(5,575)	(22,528)	(21,876)	(29,907)	(1,515)	(1,580)
Net cash flows (used) provided by financing activities	(31,598)	(39,760)	16,880	(14,751)	28,150	(16,478)	(15,768)
Depreciation and amortization	17,122	18,776	20,782	20,469	20,037	3,957	4,168
Capital expenditures, net	3,951	5,575	17,466	21,876	19,256	1,515	1,580

	December 31,					March 31,
	2010	2009	2008	2007	2006	2011	2010
	(Dollars in thousands)

Selected Balance Sheet Data (as of period end):
Cash and cash equivalents	$35,075	$21,976	$17,623	$13,077	$20,872	$26,021	$26,852
Working capital	207,367	222,790	258,964	274,118	273,992	209,409	207,391
Property, plant and equipment	256,053	242,505	245,739	263,488	245,330	259,796	245,549
Total assets	555,279	507,535	622,845	769,418	783,669	573,153	505,676
Total debt	316,213	333,997	385,661	360,049	374,800	300,485	329,546
Shareholder’s equity	37,535	20,465	5,210	171,796	139,090	48,665	13,680

(1)	In each of the years ended December 31, 2010, 2009, 2008, 2007 and 2006, we recorded restructuring and asset impairment charges related to exiting product lines and closing or consolidating operating facilities. The restructuring charges related to the write-down of inventory have no cash impact and are reflected by an increase in cost of products sold in the applicable period. The restructuring charges relating to asset impairment attributable to the closing or consolidating of operating facilities have no cash impact and are reflected in the restructuring and impairment charges. The charges for restructuring and severance and pension curtailment are accruals for cash expenses. We made cash payments of $.1 million, $.5 million, $.3 million, and $.3 million in the years ended December 31, 2010, 2009, 2007, and 2006, respectively, related to our severance and pension curtailment accrued liabilities. The table below provides a summary of these restructuring and impairment charges. There were no restructuring and asset impairment charges in each of the three-month periods ended March 31, 2011 and 2010.

	Year Ended December 31,
	2010	2009	2008	2007	2006
	(Dollars in thousands)

Non-cash charges:
Cost of products sold (inventory write-down)	$-0-	$1,797	$5,544	$2,214	$800
Asset impairment	3,539	5,206	24,767	-0-	-0-
Restructuring and severance	-0-	-0-	564	-0-	-0-
Pension and postretirement benefits curtailment (credits)	-0-	-0-	-0-	-0-	(809)

Total	$3,539	$7,003	$30,875	$2,214	$(9)

Charges reflected as restructuring and impairment charges (credits) on income statement	$3,539	$5,206	$25,331	$-0-	$(809)

(2)	In 2006, we reversed $4.8 million of our domestic deferred tax asset valuation allowances as it has been determined the realization of these amounts is more likely than not. In 2008, we recorded a valuation allowance of $33.6 million for our net deferred tax asset.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Our consolidated financial statements include the accounts of Park-Ohio Industries, Inc. and its subsidiaries. All significant intercompany transactions have been eliminated in consolidation. The historical financial information discussed below is not directly comparable on a year-to-year basis, primarily due to a goodwill impairment charge in 2008, recording of a tax valuation allowance in 2008, restructuring and unusual charges in 2010 and 2009 and acquisitions in 2010 and 2008.

Executive Overview

We are an industrial Total Supply Managementtm and diversified manufacturing business, operating in three segments: Supply Technologies, Aluminum Products and Manufactured Products. Our Supply Technologies business provides our customers with Total Supply Managementtm, a proactive solutions approach that manages the efficiencies of every aspect of supplying production parts and materials to our customers’ manufacturing floor, from strategic planning to program implementation. Total Supply Managementtm includes such services as engineering and design support, part usage and cost analysis, supplier selection, quality assurance, bar coding, product packaging and tracking, just-in-time and point-of-use delivery, electronic billing services and ongoing technical support. The principal customers of Supply Technologies are in the heavy-duty truck, automotive and vehicle parts, electrical distribution and controls, consumer electronics, power sports/fitness equipment, HVAC, agricultural and construction equipment, semiconductor equipment, plumbing, aerospace and defense, and appliance industries. Aluminum Products casts and machines aluminum engine, transmission, brake, suspension and other components such as pump housings, clutch retainers/pistons, control arms, knuckles, master cylinders, pinion housings, brake calipers, oil pans and flywheel spacers for automotive, agricultural equipment, construction equipment, heavy-duty truck and marine equipment OEMs, primarily on a sole-source basis. Aluminum Products also provides value-added services such as design and engineering and assembly. Manufactured Products operates a diverse group of niche manufacturing businesses that design and manufacture a broad range of highly-engineered products including induction heating and melting systems, pipe threading systems, industrial oven systems, injection molded rubber components, and forged and machined products. Manufactured Products also produces and provides services and spare parts for the equipment it manufactures. The principal customers of Manufactured Products are OEMs, sub-assemblers and end users in the steel, coatings, forging, foundry, heavy-duty truck, construction equipment, bottling, automotive, oil and gas, rail and locomotive manufacturing and aerospace and defense industries. Sales, earnings and other relevant financial data for these three segments are provided in Note B to the audited consolidated financial statements and Note B to the unaudited interim financial statements, which are included elsewhere in this prospectus.

The domestic and international automotive markets were significantly impacted in 2008, which adversely affected our business units serving those markets. During the third quarter of 2008, we recorded asset impairment charges associated with the related volume declines and volatility in the automotive markets. The charges were composed of $.6 million of inventory impairment included in Cost of Products Sold and $17.5 million for impairment of property and equipment and other long-term assets. See Note M to the audited consolidated financial statements, which are included elsewhere in this prospectus.

During the fourth quarter of 2008, we recorded a non-cash goodwill impairment charge of $95.8 million and restructuring and asset impairment charges of $13.4 million associated with the decision to exit our relationship with its largest customer, Navistar, along with the general economic downturn. The charges were composed of $5.0 million of inventory impairment included in Cost of Products Sold and $8.4 million for impairment of property and equipment, loss on disposal of a foreign subsidiary and severance costs. Impairment charges were offset by a gain of $.6 million recorded in the Aluminum Products segment relating to the sale of certain facilities that were previously written off.

Approximately 24% of our consolidated net sales are to the automotive markets. In 2009, we recorded a charge of $4.2 million to fully reserve for the account receivable from Metaldyne resulting from its bankruptcy.

During the fourth quarter of 2009, we recorded $7.0 million of asset impairment charges associated with general weakness in the economy including the railroad industry. The charges were composed of $1.8 million of inventory impairment included in Cost of Products Sold and $5.2 million for impairment of property and equipment

In 2009, we recorded a gain of $12.5 million on the purchase of $26.2 million principal amount of our 2014 senior subordinated notes.

During the third quarter of 2010, Supply Technologies completed the acquisition of certain assets and assumed specific liabilities relating to the ACS business of Lawson Products, Inc. for $16.0 million in cash and a $2.2 million subordinated promissory note payable in equal quarterly installments over three years. ACS is a provider of supply chain management solutions for a broad range of production components through its service centers throughout North America. We recorded a gain of $2.2 million representing the excess of the aggregate fair value of purchased net assets over the purchase price. See Note C to the audited consolidated financial statements, which are included elsewhere in this prospectus.

On March 8, 2010 and subsequently on August 31, 2010, we amended our former credit facility to, among other things, extend its maturity to April 30, 2014 and reduce the loan commitment from $270.0 million to $210.0 million, which amount includes the borrowing under a term loan A that is also secured by real estate and machinery and equipment, and a term loan B. See Note G to the audited consolidated financial statements, which are included elsewhere in this prospectus.

On September 30, 2010, we entered a Bill of Sale with Rome Die Casting LLC, or Rome, a producer of aluminum high pressure die castings, pursuant to which Rome agreed to transfer to us substantially all of its assets in exchange for approximately $7.5 million of notes receivable due from Rome held by the Company.

On December 31, 2010, through our subsidiary Ajax Tocco Magnathermic, we acquired the assets and the related induction heating intellectual property of ABP Induction’s United States heating business operating as Pillar Induction, for $10.3 million in cash. Pillar provides complete turnkey automated induction power systems and aftermarket parts and service to a worldwide market.

During the third quarter of 2010, we recorded an asset impairment charge of $3.5 million related to the writedown of one of our investments.

On April 7, 2011, we completed the sale of $250 million in aggregate principal amount of the outstanding notes. The outstanding notes bear an interest rate of 8.125% per annum and will be payable semi-annually in arrears on April 1 and October 1 of each year commencing on October 1, 2011. The outstanding notes mature on April 1, 2021. In connection with the sale of the outstanding notes, we entered into a fourth amended and restated credit agreement, which we refer to as the new revolving credit facility. The new revolving credit facility, among other things, provides an increased revolving credit facility up to $200 million, extends the maturity date of the borrowings under the revolving credit facility to April 7, 2016 and amends fee and pricing terms. Furthermore, we have the option to increase the availability under the new revolving credit facility by $50 million. We also purchased all of our outstanding 8.375% senior subordinated notes due 2014 in aggregate principal amount of $183.8 million that were not held by our foreign subsidiary, repaid in full the term loans outstanding under our former credit facility and retired the 8.375% senior subordinated notes due 2014 in the aggregate principal amount of $26.2 million that were held by our foreign subsidiary.

Results of Operations

Three Months 2011 versus Three Months 2010

Net Sales by Segment:

	Three Months
	Ended
	March 31,			Percent
	2011	2010	Change	Change
	(Dollars in millions)

Supply Technologies	$123.2	$94.2	$29.0	31%
Aluminum Products	39.0	36.6	2.4	7%
Manufactured Products	79.4	60.9	18.5	30%

Consolidated Net Sales	$241.6	$191.7	$49.9	26%

Net sales increased $49.9 million to $241.6 million in the first three months of 2011 compared to $191.7 million in the same period in 2010 as the Company experienced volume increases in each of its segments. Supply Technologies sales increased 31% primarily due to volume increases in the heavy-duty truck, electrical, semi-conductor, power sports, HVAC, agricultural and construction equipment industries offset primarily by declines in the consumer electronics, medical and plumbing industries. In addition, there were $14.0 million of sales resulting from the acquisition of the ACS business. Aluminum Products sales increased 7% primarily from sales of $8.2 million resulting from the acquisition of the Rome business. Manufactured Products sales increased 30% primarily due to the increased business in the capital equipment, forged and machine and rubber products business units. In addition, there were $5.8 million of sales resulting from the acquisition of Pillar.

Cost of Products Sold & Gross Profit:

	Three Months
	Ended
	March 31,			Percent
	2011	2010	Change	Change
	(Dollars in millions)

Consolidated cost of products sold	$199.7	$162.4	$37.3	23%

Consolidated gross profit	$41.9	$29.3	$12.6	43%

Gross margin	17.3%	$15.3%

Cost of products sold increased $37.3 million to $199.7 million in the first three months of 2011 compared to $162.4 million in the same period in 2010, while gross margin increased to 17.3% in the first three months of 2011 compared to 15.3% in the same period in 2010. Gross margin increased in each business unit resulting primarily from volume increases.

Selling, General & Administrative (“SG&A”) Expenses:

	Three Months
	Ended
	March 31,			Percent
	2011	2010	Change	Change
	(Dollars in millions)

Consolidated SG&A expenses	$25.2	$20.5	$4.7	23%
SG&A percent	10.4%	10.7%

Consolidated SG&A expenses increased 23% in the first three months of 2011 compared to the same period in 2010, representing a 3 basis point decrease in SG&A expenses as a percent of sales. SG&A expenses increased in the first three months of 2011 compared to the same period in 2010 primarily due to increases in payroll and payroll related expenses.

Interest Expense:

	Three Months
	Ended
	March 31,			Percent
	2011	2010	Change	Change
	(Dollars in millions)

Interest expense	$5.9	$5.5	$.4	7%
Average outstanding borrowings	$308.7	$331.0	$(22.3)	(7)%
Average borrowing rate	7.64%	6.64%	100 basis points

Interest expense increased $.4 million in the first three months of 2011 compared to the same period of 2010, primarily due to a higher average borrowing rate during the first three months of 2011. Average borrowings in the first three months of 2011 were lower when compared to the same period in 2010. The higher average borrowing rate in the first three months of 2011 was due primarily to increased interest rates under our revolving credit facility compared to the same period in 2010.

Income Tax:

The provision for income taxes was $1.7 million in the first three months of 2011, a 16% effective income tax rate, compared to income taxes of $.9 million provided in the corresponding period of 2010, a 25% effective income tax rate. We estimate that the effective tax rate for full-year 2011 will be approximately 17%.

2010 versus 2009

Net Sales by Segment:

	Year Ended
	December 31,			Percent
	2010	2009	Change	Change
	(Dollars in millions)

Supply Technologies	$402.1	$328.8	$73.3	22%
Aluminum Products	143.7	111.4	32.3	29%
Manufactured Products	267.7	260.8	6.9	3%

Consolidated Net Sales	$813.5	$701.0	$112.5	16%

Consolidated net sales increased $112.5 million to $813.5 million compared to $701.0 million in 2009 as we experienced volume increases in each segment. Supply Technologies sales increased 22% primarily due to volume increases in the heavy-duty truck industry, automotive, semi-conductor, power sports, HVAC, agricultural and construction equipment industries. In addition, there were $16.9 million of sales resulting from the acquisition of the ACS business. These additions were offset by declines in the lawn and garden and medical industries. Aluminum Products sales increased 29% as volumes increased to customers in the auto industry along with additional sales from new contracts. In addition, there were $7.0 million of sales resulting from the acquisition of the Rome business. Manufactured Products sales increased 3% primarily from increases in the capital equipment and rubber products business units partially offset by declining volume in the forged and machined products business unit because of volume declines in the railroad industry. Approximately 24% of our consolidated net sales are to the automotive markets. Net sales to the automotive markets as a percentage of sales by segment were approximately 15%, 77% and 8% for the Supply Technologies, Aluminum Products and Manufactured Products Segments, respectively for the year ended December 31, 2010.

Cost of Products Sold & Gross Profit:

	Year Ended
	December 31,			Percent
	2010	2009	Change	Change
	(Dollars in millions)

Consolidated cost of products sold	$679.4	$597.2	$82.2	14%

Consolidated gross profit	$134.1	$103.8	$30.3	29%

Gross margin	16.5%	14.8%

Cost of products sold increased $82.2 million in 2010 to $679.4 million compared to $597.2 million in 2009, primarily due to increases in sales volume, while gross margin increased to 16.5% in 2010 from 14.8% in the same period of 2009.

Supply Technologies and Aluminum Products gross margin increased resulting from volume increases while gross margin in the Manufactured Products segment remained essentially unchanged from the prior year.

SG&A Expenses:

	Year Ended
	December 31,			Percent
	2010	2009	Change	Change
	(Dollars in millions)

Consolidated SG&A expenses	$89.8	$84.0	$5.8	7%
SG&A percent	11.0%	12.0%

Consolidated SG&A expenses increased $5.8 million to $89.8 million in 2010 compared to $84.0 million in 2009 representing a 100 basis point decrease in SG&A expenses as a percent of sales. SG&A expenses increased on a dollar basis in 2010 compared to 2009 primarily due to an increase in salaries and benefits levels resulting from restoration to 2008 salary levels along with a bonus accrual offset by a $4.2 million charge in 2009 for a reserve for an account receivable from a customer in bankruptcy and an increase in pension income.

Interest Expense:

	Year Ended
	December 31,			Percent
	2010	2009	Change	Change
	(Dollars in millions)

Interest expense	$23.9	$23.9	$0	0%
Average outstanding borrowings	$322.0	$363.9	$(41.9)	(11.5)%
Average borrowing rate	7.42%	6.57%	85	basis points

Interest expense was unchanged in 2010 compared to 2009, primarily due to a higher average borrowing rate during 2010, offset by lower average borrowings. The decrease in average borrowings in 2010 resulted primarily from earnings and the reduction in working capital requirements. The higher average borrowing rate in 2010 was due primarily to increased interest rates under our revolving credit facility compared to 2009.

Impairment Charges:

During 2010, we reviewed one of our investments and determined there was diminution in value and therefore recorded an asset impairment charge of $3.5 million.

During 2009, we recorded asset impairment charges totaling $5.2 million associated with general weakness in the economy, including the railroad industry.

During 2008, we recorded goodwill impairment charges of $95.8 million. We also recorded asset impairment charges of $25.3 million associated with the volume declines and volatility in the automotive markets, loss from the disposal of a foreign subsidiary and restructuring expenses associated with our exit from our relationship with our largest customer, Navistar, along with realignment of our distribution network.

Gain on Purchase of 2014 Senior Subordinated Notes:

In 2009, we recorded a gain of $12.5 million on the purchase of $26.2 million aggregate principal amount of the 2014 senior subordinated notes.

Income Taxes:

	Year Ended
	December 31,
	2010	2009
	(Dollars in millions)

Income before income taxes	$19.1	$3.2

Income tax expense (benefit)	$2.0	$(.8)

Effective income tax rate	10.5%	(25)%

We released $5.8 million of the valuation allowance attributable to continuing operations in 2010, compared to $1.8 million in 2009. In the fourth quarter of 2008, we recorded a $33.6 million valuation allowance against our net U.S. and certain foreign deferred tax assets. As of December 31, 2010 and 2009, we determined that it was not more likely than not that our net U.S. and certain foreign deferred tax assets would be realized.

The provision for income taxes was $2.0 million in 2010 compared to $(.8) million in 2009. The effective income tax rate was 10.5% in 2010, compared to (25)% in 2009.

Our net operating loss carryforward precluded the payment of most federal income taxes in both 2010 and 2009, and should similarly preclude such payments in 2011. At December 31, 2010, we had net operating loss carryforwards for federal income tax purposes of approximately $24.7 million, which will expire between 2023 and 2029.

2009 versus 2008

Net Sales by Segment:

	Year Ended
	December 31,			Percent
	2009	2008	Change	Change
	(Dollars in millions)

Supply Technologies	$328.8	$521.3	$(192.5)	(37)%
Aluminum Products	111.4	156.3	(44.9)	(29)%
Manufactured Products	260.8	391.2	(130.4)	(33)%

Consolidated Net Sales	$701.0	$1,068.8	$(367.8)	(34)%

Consolidated net sales declined $367.8 million to $701.0 million compared to $1,068.8 million in 2008 as we experienced volume declines in each segment resulting from the challenging global economic downturn. Supply Technologies sales decreased 37% primarily due to volume reductions in the heavy-duty truck industry, of which $83.0 million resulted from our decision to exit our relationship with our largest customer in the fourth quarter of 2008. The remaining sales reductions were due to the overall declining demand from customers in most end-markets partially offset by the addition of new customers. Aluminum Products sales decreased 29% as the general decline in auto industry sales volumes exceeded additional sales from new contracts starting production ramp-up. Manufactured Products sales decreased 33% primarily from the declining business environment in each of its business reporting units. Approximately 20% of our consolidated net sales are to the automotive markets. Net sales to the automotive markets as a percentage of sales by segment were approximately 8%, 83% and 5% for the Supply Technologies, Aluminum Products and Manufactured Products Segments, respectively for the year ended December 31, 2009.

Cost of Products Sold & Gross Profit:

	Year Ended
	December 31,			Percent
	2009	2008	Change	Change
	(Dollars in millions)

Consolidated cost of products sold	$597.2	$919.3	$(322.1)	(35)%

Consolidated gross profit	$103.8	$149.5	$(45.7)	(31)%

Gross margin	14.8%	14.0%

Cost of products sold decreased $322.1 million in 2009 to $597.2 million compared to $919.3 million in 2008, primarily due to reduction in sales volume, while gross margin increased to 14.8% in 2009 from 14.0% in the same period of 2008.

Supply Technologies gross margin remained unchanged from the prior year, as increased product profitability improvements were offset by volume declines. Aluminum Products gross margin increased primarily due to cost cutting measures, a plant closure and improved efficiencies at another plant location. Gross margin in the Manufactured Products segment remained essentially unchanged from the prior year.

SG&A Expenses:

	Year Ended
	December 31,			Percent
	2009	2008	Change	Change
	(Dollars in millions)

Consolidated SG&A expenses	$84.0	$102.1	$(18.1)	(18)%
SG&A percent	12.0%	9.6%

Consolidated SG&A expenses decreased $18.1 million to $84.0 million in 2009 compared to $102.1 million in 2008 representing a 240 basis point increase in SG&A expenses as a percent of sales. SG&A expenses decreased on a dollar basis in 2009 compared to 2008 primarily due to employee workforce reductions, salary cuts, suspension of our voluntary contribution to its 401(k) defined contribution plan, less business travel and a reduction in volume of business offset by a reduction in pension income. SG&A expenses benefited in 2009 from a reduction of $3.6 million resulting from a second quarter change in our vacation benefit, which is now earned throughout the calendar year rather than earned in full at the beginning of the year, but was offset by a $4.2 million charge to fully reserve for an account receivable from a customer in bankruptcy.

Interest Expense:

	Year Ended
	December 31,			Percent
	2009	2008	Change	Change
	(Dollars in millions)

Interest expense	$23.9	$27.9	$(4.0)	(14)%
Average outstanding borrowings	$374.1	$385.8	$(11.7)	(3)%
Average borrowing rate	6.39%	7.23%	(84)	basis points

Interest expense decreased $4.0 million in 2009 compared to 2008, primarily due to a lower average borrowing rate during 2009, lower average borrowings and the effect of the purchase of the 2014 senior subordinated notes. The decrease in average borrowings in 2009 resulted primarily from the reduction in working capital requirements. The lower average borrowing rate in 2009 was due primarily to decreased interest rates under our revolving credit facility compared to 2008.

Impairment Charges:

During 2009, we recorded asset impairment charges totaling $5.2 million associated with general weakness in the economy, including the railroad industry.

During 2008, we recorded goodwill impairment charges of $95.8 million. We also recorded asset impairment charges of $25.3 million associated with the volume declines and volatility in the automotive markets, loss from the disposal of a foreign subsidiary and restructuring expenses associated with our exit from our relationship with our largest customer, Navistar, along with realignment of its distribution network.

Gain on Purchase of 2014 Senior Subordinated Notes:

In 2009, we recorded a gain of $12.5 million on the purchase of $26.2 million aggregate principal amount of the 2014 senior subordinated notes.

Income Taxes:

	Year Ended
	December 31,
	2009	2008
	(Dollars in millions)

Income (loss) before income taxes	$3.2	$(101.7)

Income tax (benefit) expense	$(.8)	$21.0

Effective income tax rate	(25)%	(21)%

In the fourth quarter of 2009, we released $1.8 million of the valuation allowance attributable to continuing operations. In the fourth quarter of 2008, we recorded a $33.6 million valuation allowance against our net U.S. and certain foreign deferred tax assets. As of December 31, 2009 and 2008, we determined that it was not more likely than not that our net U.S. and certain foreign deferred tax assets would be realized.

The provision for income taxes was $(.8) million in 2009 compared to $21.0 million in 2008. The effective income tax rate was (25)% in 2009, compared to (21)% in 2008.

Our net operating loss carryforward precluded the payment of most federal income taxes in 2010, 2009 and 2008. At December 31, 2009, we had net operating loss carryforwards for federal income tax purposes of approximately $38.5 million, which will expire between 2022 and 2029.

Liquidity and Sources of Capital

Our liquidity needs are primarily for working capital and capital expenditures. Our primary sources of liquidity have been funds provided by operations and funds available from existing bank credit arrangements and the sale of our senior notes. On April 7, 2011, we completed the sale of $250.0 million in aggregate principal amount of the outstanding notes in an offering exempt from the registration requirements of the Securities Act of 1933. The notes bear an interest rate of 8.125% per annum and will be payable semi-annually in arrears on April 1 and October 1 of each year commencing on October 1, 2011. The notes mature on April 1, 2021. In connection with the sale of the outstanding notes, we also entered into the new revolving credit facility. The new revolving credit facility, among other things, provides an increased credit facility up to $200.0 million, extends the maturity date of the borrowings under the facility to April 7, 2016 and amends fee and pricing terms. Furthermore, we have the option, pursuant to the new revolving credit facility, to increase the availability under the revolving credit facility by $50.0 million. We also purchased all of our outstanding 8.375% senior subordinated notes due 2014 in the aggregate principal amount of $183.8 million that were not held by our foreign subsidiary, repaid in full the term loans outstanding under our former existing credit facility and retired the 8.375% senior subordinated notes due 2014 in the aggregate principal amount of $26.2 million that were held by our foreign subsidiary.

As of March 31, 2011, we had $110.3 million outstanding under our former revolving credit facility, and approximately $61.9 million of unused borrowing availability.

Current financial resources (working capital and available bank borrowing arrangements) and anticipated funds from operations are expected to be adequate to meet current cash requirements for at least the next twelve months. The future availability of bank borrowings under the revolving credit facility is based on our ability to meet a debt service ratio covenant, which could be materially impacted by negative economic trends. Failure to meet the debt service ratio could materially impact the availability and interest rate of future borrowings.

At March 31, 2011, our debt service coverage ratio was 1.8, and, therefore, we were in compliance with the debt service coverage ratio covenant contained in the former revolving credit facility. We were also in compliance with the other covenants contained in the former revolving credit facility as of March 31, 2011. The debt service coverage ratio is calculated at the end of each fiscal quarter and is based on the most recently ended four fiscal quarters of consolidated EBITDA minus cash taxes paid, minus unfunded capital expenditures, plus cash tax refunds to consolidated debt charges which are consolidated cash interest expense plus scheduled principal payments on indebtedness plus scheduled reductions in our term debt as defined in the former revolving credit facility. The debt service coverage ratio must be greater than 1.0 and not less than 1.1 for any two consecutive fiscal quarters. While we expect to remain in compliance throughout 2011, declines in sales volumes in 2011 could adversely impact our ability to remain in compliance with certain of these financial covenants. Additionally, to the extent our customers are adversely affected by declines in the economy in general, they may not be able to pay their accounts payable to us on a timely basis or at all, which would make the accounts receivable ineligible for purposes of the new revolving credit facility and could reduce our borrowing base and our ability to borrow under such facility.

The ratio of current assets to current liabilities was 2.05 at March 31, 2011 versus 2.13 at December 31, 2010. Working capital increased by $2.0 million to $209.4 million at March 31, 2011 from $207.4 million at December 31, 2010. Accounts receivable increased $20.1 million to $146.5 million at March 31, 2011 from $126.4 million in 2010 primarily resulting from sales volume increases. Inventory increased by $8.2 million at March 31, 2011 to $200.7 million from $192.5 million at December 31, 2010 primarily resulting from planned increases due to sales volume increases. Accrued expenses increased by $6.7 million to $65.9 million at March 31, 2011 from $59.2 million at December 31, 2010 primarily resulting from the terms of the payments of interest due on our 8.375% senior subordinated notes due 2014 and accounts payable increased $19.9 million to $115.6 million at March 31, 2011 from $95.7 million at December 31, 2010.

The ratio of current assets to current liabilities was 2.13 at December 31, 2010 versus 2.65 at December 31, 2009. Working capital decreased by $15.4 million to $207.4 million at December 31, 2010 from $222.8 million at December 31, 2009. Accounts receivable increased $21.8 million to $126.4 million in 2010 from $104.6 million in 2009. Inventory increased by $10.4 million in 2010 to $192.5 million from $182.1 million in 2009 while accrued expenses increased by $20.1 million to $59.2 million in 2010 from $39.1 in 2009 and accounts payable increased $20.6 million to $95.7 million in 2010 from $75.1 million in 2009.

During the first three months of 2011, we provided $8.9 million from operating activities compared to $22.2 million in the same period of 2010. The decrease in the operating cash provision of $13.3 million in 2011 compared to 2010 was primarily the result of a decrease in operating assets and liabilities offset by an increase in net income. In the first three months of 2011, we used cash of $1.5 million for capital expenditures. These activities, plus cash interest and tax payments of $1.9 million, a net reduction in borrowings of $15.7 million and a distribution of capital to shareholder of $0.8 million resulted in a decrease in cash of $9.1 million in the first three months of 2011.

During 2010, we provided $74.5 million from operating activities as compared to providing $49.7 million in 2009. The increase in cash provision of $24.8 million was primarily the result of net income of $17.1 million in 2010 compared to net income of $4.0 million in 2009 (a change of $13.1 million) and net working capital decreases of $40.2 million in 2010 compared to $36.1 million in 2009 offset by a reduction in depreciation and amortization of $1.7 million in 2010 compared to 2009. During 2010, we also invested $4.0 million in capital expenditures and made acquisitions for $25.9 million in cash. These activities, plus cash interest and tax payments of $24.5 million, a reduction in borrowings of $19.9 million and debt issue costs of $4.1 million resulted in an increase of cash of $13.1 million in 2010.

During 2009, we provided $49.7 million from operating activities as compared to providing $10.2 million in 2008. The increase in cash provision of $39.5 million was primarily the result of a decrease in net operating assets in 2009 compared to an increase in 2008 ($36.1 million compared to $(9.0) million, respectively) and a decrease in net loss of $126.7 million. The decrease in net loss was partially offset by approximately $5.2 million of noncash restructuring and impairment charges in 2009. During 2009, we also invested $5.6 million in capital expenditures and made cash payments to reduce our bank debt and other debt by $39.0 million which resulted in an increase in cash of $4.4 million.

Off-Balance Sheet Arrangements

We do not have off-balance sheet arrangements, financing or other relationships with unconsolidated entities or other persons. There are occasions whereupon we enter into forward contracts on foreign currencies, primarily the euro, purely for the purpose of hedging exposure to changes in the value of accounts receivable in those currencies against the U.S. dollar. At March 31, 2011, none were outstanding. We currently have no other derivative instruments.

The following table summarizes our principal contractual obligations and other commercial commitments over various future periods as of December 31, 2010:

		Payments Due or Commitment Expiration per Period
		Less Than			More Than
	Total	1 Year	1-3 Years	4-5 Years	5 Years
	(In thousands)

Long-term debt obligations	$316,213	$13,756	$7,590	$292,580	$2,287
Interest obligations(1)	59,660	15,396	30,792	13,472	-0-
Operating lease obligations	39,699	13,109	16,232	8,180	2,178
Purchase obligations	135,098	128,826	6,265	4	3
Postretirement obligations(2)	18,150	2,454	4,332	3,867	7,497
Standby letters of credit and bank guarantees	15,574	8,118	4,341	-0-	3,115

Total	$584,394	$181,659	$69,552	$318,103	$15,080

(1)	Interest obligations are included on the 2014 senior subordinated notes only and assume the notes are paid at maturity. The calculation of interest on debt outstanding under our former revolving credit facility and other variable rate debt ($4.0 million based on 3.21% average interest rate and outstanding borrowings of $124.5 million at December 31, 2010) is not included above due to the subjectivity and estimation required.

(2)	Postretirement obligations include projected postretirement benefit payments to participants only through 2020.

The table above excludes the liability for unrecognized income tax benefits disclosed in Note H to the audited consolidated financial statements, which are included elsewhere in this prospectus, since we cannot predict with reasonable reliability, the timing of potential cash settlements with the respective taxing authorities.

We expect that funds provided by operations plus available borrowings under our new revolving credit facility to be adequate to meet our cash requirements for at least the next twelve months.

Critical Accounting Policies and Estimates

Preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make certain estimates and assumptions which affect amounts reported in our consolidated financial statements. Management has made their best estimates and judgments of certain amounts included in the financial statements, giving due consideration to materiality. We do not believe that there is great likelihood that materially different amounts would be reported under different conditions or using different assumptions related to the accounting policies described below. However, application of these accounting policies involves the exercise of judgment and use of assumptions as to future uncertainties and, as a result, actual results could differ from these estimates.

Revenue Recognition:  We recognize revenue, other than from long-term contracts, when title is transferred to the customer, typically upon shipment. Revenue from long-term contracts (approximately 11% of consolidated revenue) is accounted for under the percentage of completion method, and recognized on the basis of the percentage each contract’s cost to date bears to the total estimated contract cost. Revenue earned on contracts in process in excess of billings is classified in other current assets in the accompanying consolidated balance sheet. Our revenue recognition policies are in accordance with the SEC’s Staff Accounting Bulletin, or SAB, No. 104, “Revenue Recognition.”

Allowance for Doubtful Accounts:  Accounts receivable have been reduced by an allowance for amounts that may become uncollectible in the future. Allowances are developed by the individual operating units based on historical losses, adjusting for economic conditions. Our policy is to identify and reserve for specific collectibility concerns based on customers’ financial condition and payment history. The establishment of reserves requires the use of judgment and assumptions regarding the potential for losses on receivable balances.

Allowance for Obsolete and Slow Moving Inventory:  Inventories are stated at the lower of cost or market value and have been reduced by an allowance for obsolete and slow-moving inventories. The estimated allowance is based on management’s review of inventories on hand with minimal sales activity, which is compared to estimated future usage and sales. Inventories identified by management as slow-moving or obsolete are reserved for based on estimated selling prices less disposal costs. Though we consider these allowances adequate and proper, changes in economic conditions in specific markets in which we operate could have a material effect on reserve allowances required.

Impairment of Long-Lived Assets:  In accordance with Accounting Standards Codification, or ASC, 360, “Property, Plant and Equipment”, management performs impairment tests of long-lived assets, including property and equipment, whenever an event occurs or circumstances change that indicate that the carrying value may not be recoverable or the useful life of the asset has changed. We reviewed our long-lived assets for indicators of impairment such as a decision to idle certain facilities and consolidate certain operations, a current-period operating or cash flow loss or a forecast that demonstrates continuing losses associated with the use of a long-lived asset and the expectation that, more likely than not, a long-lived asset will be sold or otherwise disposed of significantly before the end of its previously estimated useful life. When we identified impairment indicators, we determined whether the carrying amount of our long-lived assets was recoverable by comparing the carrying value to the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the assets. We considered whether impairments existed at the lowest level of independent identifiable cash flows within a reporting unit (for example, plant location, program level or asset level). If the carrying value of the assets exceeded the expected cash flows, we estimated the fair value of these assets by using appraisals or recent selling experience in selling similar assets or for certain assets with reasonably predicable cash flows by performing discounted cash flow analysis using the same discount rate used as the weighted average cost of capital in the respective goodwill impairment analysis to estimate fair value when market information wasn’t available to determine whether an impairment existed. Certain assets were abandoned and written down to scrap or appraised value. During 2008, we recorded asset impairment charges of approximately $23.0 million, of which approximately $13.8 million was determined based on appraisals or scrap value and approximately $9.2 million was based on discounted cash flow analysis. The impact of a one percentage point change in the discount rate used in performing the discounted cash flow analysis would have been less than $1.0 million with respect to the asset impairment charges. In 2009, we recorded $7.0 million of asset impairment charges of which $5.2 million was based on appraisals and $1.8 million was based on other valuation methods. See Note M to the audited consolidated financial statements, which are included elsewhere in this prospectus.

Restructuring:  We recognize costs in accordance with ASC 420, “Exit or Disposal Cost Obligations”. Detailed contemporaneous documentation is maintained and updated on a quarterly basis to ensure that accruals are properly supported. If management determines that there is a change in the estimate, the accruals are adjusted to reflect the changes.

Goodwill:  As required by ASC 350, “Intangibles — Goodwill and Other,” or ASC 350, management performs impairment testing of goodwill at least annually as of October 1 of each year or more frequently if impairment indicators arise.

In accordance with ASC 350, management tests goodwill for impairment at the reporting unit level. A reporting unit is a reportable operating segment pursuant to ASC 280 “Segment Reporting”, or one level below the reportable operating segment (component level) as determined by the availability of discrete financial information that is regularly reviewed by operating segment management or an aggregate of component levels of a reportable operating segment having similar economic characteristics. Prior to our 2008 impairment analysis, we had four reporting units with recorded goodwill including Supply Technologies (included in the Supply Technologies Segment) with $64.6 million of goodwill, Engineered Specialty Products (included in the Supply Technology Segment) with $14.7 million of goodwill, Aluminum Products with $16.5 million of goodwill and Capital Equipment (included in the Manufactured Products segment) with $4.1 million of goodwill. At the time of goodwill impairment testing, management determined fair value of the reporting units through the use of a discounted cash flow valuation model incorporating discount rates commensurate with the risks involved for each reporting unit. If the calculated fair value is less than the carrying value, impairment of the reporting unit may exist. The use of a discounted cash flow valuation model to determine estimated fair value is common practice in impairment testing in the absence of available domestic and international transactional market evidence to determine the fair value. The key assumptions used in the discounted cash flow valuation model for impairment testing include discount rates, growth rates, cash flow projections and terminal value rates. Discount rates are set by using the weighted average cost of capital, or WACC, methodology. The WACC methodology considers market and industry data as well as company-specific risk factors for each reporting unity in determining the appropriate discount rates to be used. The discount rate utilized for each reporting unit, which ranged from 12% to 18%, is indicative of the return an investor would expect to receive for investing in such a business. Operational management, considering industry and company-specific historical and projected data, develops growth rates and cash flow projections for each reporting unit. Terminal value rate determination follows common methodology of capturing the present value of perpetual cash flow estimates beyond the last projected period assuming a constant WACC and low long-term growth rates. The projections developed for the 2008 impairment test reflected managements’ view considering the significant market downturn during the fourth quarter of 2008. As an indicator that each reporting unit has been valued appropriately through the use of the discounted cash flow model, the aggregate fair value of all reporting units is reconciled to our market capitalization, which had a significant decline in the fourth quarter of 2008. We completed the annual impairment tests as of October 1, 2008 and updated these tests, as necessary, as of December 31, 2008. We concluded that all of the goodwill in three of the reporting units for a total of $95.8 million was impaired and written off in the fourth quarter of 2008. At December 31, 2008 we had remaining goodwill of $4.1 million in the Capital Equipment reporting unit. We completed the annual impairment tests as of October 1, 2009 and 2010 and concluded that no goodwill impairment existed. On September 30, 2010, we completed the acquisition of Rome and recorded goodwill of $4.6 million in the Aluminum Products reporting unit. On December 31, 2010, we completed the acquisition of Pillar and recorded additional goodwill of $.6 million in the Capital Equipment reporting unit.

Income Taxes:  In accordance with ASC 740, “Income Taxes,” or ASC 740, we account for income taxes under the asset and liability method, whereby deferred tax assets and liabilities are determined based on temporary differences between the financial reporting and the tax bases of assets and liabilities and are measured using the currently enacted tax rates. Specifically, we measure gross deferred tax assets for deductible temporary differences and carryforwards, such as operating losses and tax credits, using the applicable enacted tax rates and apply the more likely than not measurement criterion.

ASC 740 provides that future realization of the tax benefit of an existing deductible temporary difference or carryforward ultimately depends on the existence of sufficient taxable income of the appropriate character within the carryback, carryforward period available under the tax law. We analyzed the four possible sources of taxable income as set forth in ASC 740 and concluded that the only relevant sources of taxable income is the reversal of its existing taxable temporary differences. We reviewed the projected timing of the reversal of its taxable temporary differences and determined that such reversals will offset our deferred tax assets prior to their expiration. Accordingly, a valuation reserve was established against our domestic deferred tax assets net of its deferred tax liabilities (taxable temporary differences). See Note H to the audited consolidated financial statements, which are included elsewhere herein.

Pension and Other Postretirement Benefit Plans:  We and our subsidiaries have pension plans, principally noncontributory defined benefit or noncontributory defined contribution plans and postretirement benefit plans covering substantially all employees. The measurement of liabilities related to these plans is based on management’s assumptions related to future events, including interest rates, return on pension plan assets, rate of compensation increases, and health care cost trends. Pension plan asset performance in the future will directly impact our net income. We have evaluated our pension and other postretirement benefit assumptions, considering current trends in interest rates and market conditions and believe our assumptions are appropriate.

Recent Accounting Pronouncements

Financial Accounting Standards Board, or FASB, ASC Update, or ASU, No. 2010-06 “Improving Disclosure about Fair Value Measurements”, requires enhanced disclosures about recurring and nonrecurring fair-value measurements including significant transfers in and out of Level 1 and Level 2 fair-value measurements and information on purchases, sales, issuances and settlements on a gross basis of Level 3 fair-value measurements. ASU No. 2010-06 was adopted January 1, 2010, except for the requirement to separately disclose purchases, sales, issuances and settlements of recurring Level 3 fair value measurements, which is effective January 1, 2011.

In October 2009, the FASB issued ASU No. 2009-13, “Multiple-Deliverable Revenue Arrangements,” which amends ASC Topic 605, “Revenue Recognition.” ASU No. 2009-13 amends the ASC to eliminate the residual method of allocation for multiple-deliverable revenue arrangements, and requires that arrangement consideration be allocated at the inception of an arrangement to all deliverables using the relative selling price method. The ASU also establishes a selling price hierarchy for determining the selling price of a deliverable, which includes: (1) vendor-specific objective evidence if available, (2) third-party evidence if vendor-specific objective evidence is not available, and (3) estimated selling price if neither vendor-specific nor third-party evidence is available. Additionally, ASU No. 2009-13 expands the disclosure requirements related to a vendor’s multiple-deliverable revenue arrangements. We are currently evaluating the potential impact, if any, of the adoption of this guidance on our Consolidated Financial Statements, which is effective for us on January 1, 2011.

In June 2009, the FASB issued guidance as codified in ASC 810-10, “Consolidation of Variable Interest Entities” (previously Statement of Financial Accounting Standards, or SFAS, No. 167, “Amendments to FASB Interpretation No. 46(R)”). This guidance is intended to improve financial reporting by providing additional guidance to companies involved with variable interest entities, or VIEs, and by requiring additional disclosures about a company’s involvement with variable interest entities. This guidance is generally effective for annual periods beginning after November 15, 2009 and for interim periods within that first annual reporting period. The adoption of this guidance did not have a material impact on our financial statements.

Environmental

We have been identified as a potentially responsible party at third-party sites under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or comparable state laws, which provide for strict and, under certain circumstances, joint and several liability. We are participating in the cost of certain clean-up efforts at several of these sites. However, our share of such costs has not been material and based on available information, our management does not expect our exposure at any of these locations to have a material adverse effect on our results of operations, liquidity or financial condition.

We have been named as one of many defendants in a number of asbestos-related personal injury lawsuits. Our cost of defending such lawsuits has not been material to date and, based upon available information, our management does not expect our future costs for asbestos-related lawsuits to have a material adverse effect on our results of operations, liquidity or financial condition. We caution, however, that inherent in management’s estimates of our exposure are expected trends in claims severity, frequency and other factors that may materially vary as claims are filed and settled or otherwise resolved.

Seasonality; Variability of Operating Results

The timing of orders placed by our customers has varied with, among other factors, orders for customers’ finished goods, customer production schedules, competitive conditions and general economic conditions. The variability of the level and timing of orders has, from time to time, resulted in significant periodic and quarterly fluctuations in the operations of our business units. Such variability is particularly evident at the capital equipment businesses, included in the Manufactured Products segment, which typically ship a few large systems per year.

Quantitative and Qualitative Disclosure About Market Risk

We are exposed to market risk including changes in interest rates. We are subject to interest rate risk on borrowings under our floating rate revolving credit facility, which consisted of borrowings of $110.3 million at March 31, 2011. A 100 basis point increase in the interest rate would have resulted in an increase in interest expense of approximately $.3 million during the three-month period ended March 31, 2011.

Our foreign subsidiaries generally conduct business in local currencies. During the first quarter of 2011, we recorded a favorable foreign currency translation adjustment of $2.6 million related to net assets located outside the United States. This foreign currency translation adjustment resulted primarily from the weakening of the U.S. dollar. Our foreign operations are also subject to other customary risks of operating in a global environment, such as unstable political situations, the effect of local laws and taxes, tariff increases and regulations and requirements for export licenses, the potential imposition of trade or foreign exchange restrictions and transportation delays.

We periodically enter into forward contracts on foreign currencies, primarily the Euro and the British Pound Sterling, purely for the purpose of hedging exposure to changes in the value of accounts receivable in those currencies against the U.S. dollar. We currently use no other derivative instruments. At March 31, 2011, there were no such currency hedge contracts outstanding.

BUSINESS

Overview

We are an industrial supply chain logistics and diversified manufacturing business operating in three segments: Supply Technologies, Aluminum Products and Manufactured Products.

Supply Technologies provides our customers with Total Supply Managementtm services for a broad range of high-volume, specialty production components. Our Aluminum Products business manufactures cast and machined aluminum components, and our Manufactured Products business is a major manufacturer of highly-engineered industrial products. Our businesses serve large, industrial OEMs in a variety of industrial sectors, including the automotive and vehicle parts, heavy-duty truck, industrial equipment, steel, rail, electrical distribution and controls, aerospace and defense, oil and gas, power sports/fitness equipment, HVAC, electrical components, appliance and semiconductor equipment industries. In addition, our businesses are exposed to diverse and highly attractive geographic end markets, including the United States, Europe, Asia, Mexico, and Canada. For the year ended December 31, 2010, we generated net sales of $813.5 million and net income of $17.1 million.

End Market Mix Year End 2010	Geographic Mix Year End 2010

The following table summarizes the key attributes of each of our business segments:

	Supply Technologies	Aluminum Products	Manufactured Products

Net Sales for 2010(1)	$402.1 million (49% of total)	$143.7 million (18% of total)	$267.7 million (33% of total)
Selected Products	Sourcing, planning and procurement of over 190,000 production components, including: • Fasteners • Pins • Valves • Hoses • Wire harnesses • Clamps and fittings • Rubber and plastic components	• Control arms • Front engine covers • Cooling modules • Knuckles • Pump housings • Clutch retainers/pistons • Master cylinders • Pinion housings • Oil pans • Flywheel spacers	• Induction heating and melting systems • Pipe threading systems • Industrial oven systems • Injection molded rubber components • Forging presses
Selected Industries Served	• Heavy-duty truck • Automotive and vehicle parts • Electrical distribution and controls • Power sports/fitness equipment • HVAC • Aerospace and defense • Electrical components • Appliance	• Automotive • Agricultural equipment • Construction equipment • Heavy-duty truck • Marine equipment	• Ferrous and non- ferrous metals • Coatings • Forging • Foundry • Heavy-duty truck • Construction equipment • Silicon • Automotive • Oil and gas • Rail and locomotive

	Supply Technologies	Aluminum Products	Manufactured Products

	• Semiconductor equipment • Recreational vehicles • Lawn and garden equipment		manufacturing • Aerospace and defense
Selected Customers	Applied Material Eaton Ford GE Husqvarna IBM Invacare JCI John Deere Lenovo Polaris Volvo/Mack Whirlpool Governments	Chrysler Ford GM John Deere Lemforder Magna Skyway SMW	Amstead/ASF Arcelor Mittal Boomerang China Petroleum EMD Nassau Tool Rockwell Yakazi

(1)	Results are for the year ended December 31, 2010.

We believe that the diversity of our revenue base and end markets, as well as the significant breadth and overall quality of our products and services, enhances our business model, including our credit profile. Each of our three operating segments benefits from distinct demand cycles, and we have the ability to generate significant cash flow throughout economic cycles. We have established leading market positions across a variety of industries, and we believe we maintain a #1 or #2 market position in products and services that represent a substantial portion of our net sales. We benefit from long-term, entrenched relationships with high-quality customers that include leading OEMs, and we derive over 60% of our net sales from sole-source arrangements.

Competitive Strengths

Our competitive strengths include the following:

•	Leading Market Positions in Attractive Niche Markets. In many cases, our businesses have achieved leading market positions as a result of our value-added services, high-quality products, superior customer service, expertise in applications and engineering, low costs and commitment to partnering with our customers. We believe we maintain a #1 or #2 market position in products and services that represent a substantial portion of our sales, and that Supply Technologies is the #1 provider of North American Production Parts Total Supply Managementtm. In addition, over 60% of our net sales are sole-sourced.

•	Entrenched Relationships with High-Quality Customers. We have been successful in forming and maintaining long-term customer relationships, many of which have been in place for several years. The quality and value of our products and services and the strength of our relationships have allowed us to serve the majority of our significant customers across our three business segments on a sole-source basis. Supply Technologies’ customized supply chain management programs, delivery systems and on-site employees enhance the relationships with our customers, as well as create high switching costs. As a result, the average tenure of ongoing service to our top 50 Supply Technologies customers exceeds six years. In addition, our Aluminum Products and Manufactured Products customers tend to maintain long-term, sole-source relationships with us because of the high-quality products that we provide to them as well as the high switching costs they face due to up-front tooling and engineering costs.

•	Highly Diversified Revenue Base and End Markets. Our products are sold to over 9,400 customers, and no customer represented more than 5% of our total net sales for the year ended December 31, 2010. We sell our products and services in a diverse set of end markets including the automotive and vehicle parts, heavy-duty truck, industrial equipment, steel, rail, electrical distribution and controls, aerospace and defense, oil and gas, power sports/fitness equipment, HVAC, electrical components, appliance and semiconductor equipment industries. Over the past several years, we have continued to focus on diversifying across end markets and geographies, and as a result, have reduced our concentration in the U.S. market by 18% since 1999 and increased our Asian market exposure from 0% to 10% during the same timeframe. We currently sell our products across diverse and highly attractive geographic markets, including the United States, Europe, Asia, Mexico and Canada.

Supply Technologies	Aluminum Products	Manufactured Products

•	Significant Cash Flow Generation throughout Economic Cycles. Each of our three operating segments benefits from distinct demand cycles and has differing cash flow characteristics, allowing us to generate significant cash flow throughout economic cycles. Our Supply Technologies business has the ability to generate significant cash flow as we reduce working capital needs, particularly inventory, as our customers reduce production. Our ability to generate cash throughout economic cycles is enhanced by our streamlined cost structure, our limited capital expenditures requirements, our efficient working capital management and our financial discipline, which was clearly demonstrated during the recent global economic downturn. Our sizable and scalable operating platform creates significant embedded operating leverage, leading to future potential cash flow generation.

•	Sophisticated Systems Infrastructure. Since 1996, we have invested over $31 million in Supply Technologies’ management information and communication systems to more efficiently plan, manage and deliver in excess of 190,000 SKUs to our customers. Electronic data interchange capabilities provide an interactive order system to a majority of our customers. Supply Technologies’ customized systems enable us to provide customers with just-in-time delivery of bar-coded packages labeled for delivery to specific work stations. These systems also enhance fill rates by automatically searching alternative branches for products that are unavailable at a particular location and by routing those products for shipment where needed. These systems allow us to reduce our investment in working capital while meeting our customers’ demands and are scalable with moderate investment to support much larger volumes. Our highly-developed, customized, information systems provide transparency and flexibility through the complete supply chain. This enables our customers to: (1) significantly reduce the direct and indirect cost of production component processes by outsourcing internal purchasing, quality assurance and inventory fulfillment responsibilities; (2) reduce the amount of working capital invested in inventory and floor space; (3) reduce component costs through purchasing efficiencies, including bulk buying and supplier consolidation; and (4) receive technical expertise in production component selection and design and engineering.

•	Proven Management Team Executing Focused Strategy. We have an experienced, deep and stable management team led by Edward Crawford, our Chairman of the Board and Chief Executive Officer, and Matthew Crawford, our President and Chief Operating Officer, who, as of March 31, 2011, collectively beneficially owned approximately 30% of our parent company’s outstanding common stock. Our senior management team has an average of over 15 years of relevant industry experience and a track record of controlling costs, reducing debt, growing our customer base and successfully integrating acquisitions. Our operating units are managed on a decentralized basis by operating unit managers, while our corporate management team provides strategic direction and support.

Business Strategy

Our overall goal is to be a leading global provider of integrated supply chain services and a leading low-cost manufacturer of highly-engineered products to a broad range of clients. Our business strategy includes the following:

•	Capitalize on Favorable Market Trends. We intend to pursue opportunities created by attractive market trends in all of our business segments. Industrial OEMs are increasingly focusing on their core competencies and reducing costs and therefore continue to increase their reliance on key suppliers, such as Supply Technologies, for global production component procurement and global supply chain management. In our Aluminum Products segment, automotive OEMs are increasingly seeking ways to reduce vehicle weights to satisfy increasing worldwide governmental standards and increasing global demand for fuel efficient vehicles. Demand for large forging expertise has become more global as many developed and emerging economies continue to repair and build much needed infrastructure which should result in strong long-term demand for products in our Manufactured Products division.

•	Leverage Existing Customer Relationships. We seek to enhance our customer relationships across all of our business segments by providing additional high-quality services, working with our customers to engineer products to meet specific application requirements, and continually broadening our design and engineering capabilities. We also leverage existing customer relationships by pursuing opportunities to expand the number and type of components we provide to our existing customers, increase the number of existing customers’ plants we serve, and capitalize on and assist with the global expansion of our core customers.

•	Extend Global Sourcing Network and Develop New Products. Since 2001, we have significantly expanded our global sourcing capabilities and product breadth. We source our products domestically as well as from low-cost regions such as Taiwan, China, South Korea and India. In Supply Technologies, we currently have in excess of 4,000 suppliers, and no single supplier accounted for more than $9.0 million of purchases for 2010. We intend to continue to deepen and broaden our foreign sourcing network to provide our customers with access to the lowest-cost components. We also continue to develop new products to meet our customers’ demands. We anticipate that by further broadening our global sourcing network and developing new technologies and products, we will be able to improve the range, quality and price of products that we offer our customers.

•	Expand Across Geographies. While we believe we can continue to penetrate within our current markets, we will continue to pursue and capitalize on global market opportunities within existing and new rapidly industrializing nations.

•	Selected Strategic Acquisitions. We will continue to pursue an acquisition strategy focused on acquiring leading businesses that are accretive to our earnings and immediately enhance our existing platform of leading businesses. We have a strong management team with a long history of acquiring and seamlessly integrating attractive assets into our existing business as evidenced by our most recent acquisitions.

Supply Technologies

Our Supply Technologies business provides our customers with Total Supply Managementtm, a proactive solutions approach that manages the efficiencies of every aspect of supplying production parts and materials to our customers’ manufacturing floor, from strategic planning to program implementation. Total Supply Managementtm includes such services as engineering and design support, part usage and cost analysis, supplier selection, quality assurance, bar coding, product packaging and tracking, just-in-time and point-of-use delivery, electronic billing services and ongoing technical support. We operate 49 logistics service centers in the United States, Mexico, Canada, Puerto Rico, Scotland, Ireland, Hungary, China, Taiwan, Singapore and India, as well as production sourcing and support centers in Asia. Through our supply chain management programs, we supply more than 190,000 globally-sourced production components, many of which are specialized and customized to meet individual customers’ needs.

Products and Services.  Total Supply Managementtm provides our customers with an expert partner in strategic planning, global sourcing, technical services, parts and materials, logistics, distribution and inventory management of production components. Some production components are characterized by low per unit supplier prices relative to the indirect costs of supplier management, quality assurance, inventory management and delivery to the production line. In addition, Supply Technologies delivers an increasingly broad range of higher-cost production components including valves, electro-mechanical hardware, fittings, steering components and many others. Applications engineering specialists and the direct sales force work closely with the engineering staff of OEM customers to recommend the appropriate production components for a new product or to suggest alternative components that reduce overall production costs, streamline assembly or enhance the appearance or performance of the end product. As an additional service, Supply Technologies recently began providing spare parts and aftermarket products to end users of its customers’ products.

Total Supply Managementtm services are typically provided to customers pursuant to sole-source arrangements. We believe our services distinguish us from traditional buy/sell distributors, as well as manufacturers who supply products directly to customers, because we outsource our customers’ high-volume production components supply chain management, providing processes customized to each customer’s needs and replacing numerous current suppliers with a sole-source relationship. Our highly-developed, customized, information systems provide transparency and flexibility through the complete supply chain. This enables our customers to: (1) significantly reduce the direct and indirect cost of production component processes by outsourcing internal purchasing, quality assurance and inventory fulfillment responsibilities; (2) reduce the amount of working capital invested in inventory and floor space; (3) reduce component costs through purchasing efficiencies, including bulk buying and supplier consolidation; and (4) receive technical expertise in production component selection and design and engineering. Our sole-source arrangements foster long-term, entrenched supply relationships with our customers and, as a result, the average tenure of service for our top 50 Supply Technologies clients exceeds six years. Supply Technologies’ remaining sales are generated through the wholesale supply of industrial products to other manufacturers and distributors pursuant to master or authorized distributor relationships.

The Supply Technologies segment also engineers and manufactures precision cold formed and cold extruded products, including locknuts, SPAC® nuts and wheel hardware, which are principally used in applications where controlled tightening is required due to high vibration. Supply Technologies produces both standard items and specialty products to customer specifications, which are used in large volumes by customers in the automotive, heavy-duty truck and rail industries.

Markets and Customers.  For the year ended December 31, 2010, approximately 83% of Supply Technologies’ net sales were to domestic customers. Remaining sales were primarily to manufacturing facilities of large, multinational customers located in Canada, Mexico, Europe and Asia. Total Supply Managementtm services and production components are used extensively in a variety of industries, and demand is generally related to the state of the economy and to the overall level of manufacturing activity.

Supply Technologies markets and sells its services to over 6,100 customers domestically and internationally. The principal markets served by Supply Technologies are the heavy-duty truck, automotive and vehicle parts, electrical distribution and controls, consumer electronics, power sports/fitness equipment, recreational vehicles, HVAC, agricultural and construction equipment, semiconductor equipment, aerospace and defense, and appliance industries. The five largest customers, within which Supply Technologies sells through sole-source contracts to multiple operating divisions or locations, accounted for approximately 26% and 24% of the sales of Supply Technologies for 2010 and 2009, respectively. The loss of any two of its top five customers could have a material adverse effect on the results of operations and financial condition of this segment.

We evaluated our long-lived assets to determine whether the carrying amount of such assets was recoverable in accordance with accounting guidance by comparing the carrying amount to the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the assets. If the carrying value of the assets exceeded the expected cash flows, we estimated the fair value of these assets to determine whether an impairment existed. We recorded restructuring and asset impairment charges of $4.0 million during the fourth quarter of 2009. See Note M to the audited consolidated financial statements, which are included elsewhere in this prospectus.

Competition.  A limited number of companies compete with Supply Technologies to provide supply management services for production parts and materials. Supply Technologies competes in North America, Mexico, Europe and Asia, primarily on the basis of its Total Supply Managementtm services, including engineering and design support, part usage and cost analysis, supplier selection, quality assurance, bar coding, product packaging and tracking, just-in-time and point-of-use delivery, electronic billing services and ongoing technical support, and its geographic reach, extensive product selection, price and reputation for high service levels. Numerous North American and foreign companies compete with Supply Technologies in manufacturing cold-formed and cold-extruded products.

Recent Developments.  During the third quarter of 2010, Supply Technologies completed the acquisition of certain assets and assumed specific liabilities relating to the Assembly Components Systems, Inc., or ACS, business of Lawson Products, Inc. for $16.0 million in cash and a $2.2 million subordinated promissory note payable in equal quarterly installments over three years. ACS is a provider of supply chain management solutions for a broad range of production components through its service centers throughout North America. We recorded a gain of $2.2 million representing the excess of the aggregate fair value of purchased net assets over the purchase price. See Note C to the audited consolidated financial statements, which are included elsewhere in this prospectus.

Aluminum Products

We believe that we are one of the few aluminum component suppliers that has the capability to provide a wide range of high-volume, high-quality products utilizing a broad range of processes, including gravity and low pressure permanent mold, die-cast and lost-foam, as well as emerging alternative casting technologies. Our ability to offer our customers this comprehensive range of capabilities at a low cost provides us with a competitive advantage. We produce our aluminum components at six manufacturing facilities in Ohio, Indiana and Georgia.

Products and Services.  Our Aluminum Products business casts and machines aluminum engine, transmission, brake, suspension and other components for automotive, agricultural equipment, construction equipment, heavy-duty truck and marine equipment OEMs, primarily on a sole-source basis. Aluminum Products’ principal products include front engine covers, cooling modules, control arms, knuckles, pump housings, clutch retainers and pistons, master cylinders, pinion housings, oil pans and flywheel spacers. In addition, we also provide value-added services such as design engineering, machining and part assembly. Although these parts are lightweight, they possess high durability and integrity characteristics even under extreme pressure and temperature conditions.

Demand by automotive OEMs for aluminum castings has increased in recent years as they have sought lighter alternatives to steel and iron, primarily to increase fuel efficiency without compromising structural integrity. We believe that this replacement trend will continue as end-users and the regulatory environment require greater fuel efficiency.

Markets and Customers.  The five largest customers, within which Aluminum Products sells to multiple operating divisions through sole-source contracts, accounted for approximately 57% of Aluminum Products sales for 2010 and 2009. The loss of any one of these customers could have a material adverse effect on the results of operations and financial condition of this segment.

Competition.  Aluminum Products competes principally on the basis of its ability to: (1) engineer and manufacture high-quality, cost-effective, machined castings utilizing multiple casting technologies in large volumes; (2) provide timely delivery; and (3) retain the manufacturing flexibility necessary to quickly adjust to the needs of its customers. There are few domestic companies with aluminum casting capabilities able to meet the customers’ stringent quality and service standards and lean manufacturing techniques. As one of these suppliers, Aluminum Products is well-positioned to benefit as customers continue to consolidate their supplier base.

Recent Developments.  On September 30, 2010, we entered a Bill of Sale with Rome, pursuant to which Rome agreed to transfer to us substantially all of its assets in exchange for approximately $7.5 million of notes receivable due from Rome held by us.

Manufactured Products

Our Manufactured Products segment operates a diverse group of niche manufacturing businesses that design and manufacture a broad range of highly-engineered products, including induction heating and melting systems, pipe threading systems, rubber products and forged and machined products. We manufacture these products in twelve domestic facilities and ten international facilities in Canada, Mexico, the United Kingdom, Belgium, Germany, China and Japan.

Products and Services.  Our induction heating and melting business utilizes proprietary technology and specializes in the engineering, construction, service and repair of induction heating and melting systems, primarily for the ferrous and non-ferrous metals, silicon, coatings, forging, foundry, automotive and construction equipment industries. Our induction heating and melting systems are engineered and built to customer specifications and are used primarily for melting, heating, and surface hardening of metals and curing of coatings. Approximately 51% of our induction heating and melting systems’ revenues are derived from the sale of replacement parts and provision of field service, primarily for the installed base of our own products. Our pipe threading business serves the oil and gas industry. We also engineer and install mechanical forging presses, sell spare parts and provide field service for the large existing base of mechanical forging presses and hammers in North America. We machine, induction harden and surface finish crankshafts and camshafts, used primarily in locomotives. We forge aerospace and defense structural components such as landing gears and struts, as well as rail products such as railcar center plates and draft lugs. We manufacture injection mold rubber and silicone products, including wire harnesses, shock and vibration mounts, spark plug boots and nipples and general sealing gaskets.

Markets and Customers.  We sell induction heating and other capital equipment to component manufacturers and OEMs in the ferrous and non-ferrous metals, silicon, coatings, forging, foundry, automotive, truck, construction equipment and oil and gas industries. We sell forged and machined products to locomotive manufacturers, machining companies and sub-assemblers who finish aerospace and defense products for OEMs, and railcar builders and maintenance providers. We sell rubber products primarily to sub-assemblers in the automotive, food processing and consumer appliance industries.

During the fourth quarter of 2009, we evaluated our long-lived assets at one of our forging units to determine whether the carrying amount of such assets was recoverable in accordance with accounting guidance by comparing the carrying amount to the sum of undiscounted cash flows expected to result from the use and eventual disposition of the assets and recorded restructuring and asset impairment charges of $3.0 million in 2009. See Note M to the consolidated financial statements, which are included elsewhere herein.

Competition.  We compete with small- to medium-sized domestic and international equipment manufacturers on the basis of service capability, ability to meet customer specifications, delivery performance and engineering expertise. We compete domestically and internationally with small- to medium- sized forging and machining businesses on the basis of product quality and precision. We compete with other domestic small- to medium-sized manufacturers of injection molded rubber and silicone products primarily on the basis of price and product quality.

Recent Developments.  On December 31, 2010, we acquired through our subsidiary Ajax Tocco Magnethermic the assets and the related induction heating intellectual property of Pillar. Pillar provides complete turnkey automated induction power systems and aftermarket parts and service to a worldwide market.

Sales and Marketing

Supply Technologies markets its products and services in the United States, Mexico, Canada, Western and Eastern Europe and East and South Asia primarily through its direct sales force, which is assisted by applications engineers who provide the technical expertise necessary to assist the engineering staff of OEM customers in designing new products and improving existing products. Aluminum Products primarily markets and sells its products in North America through internal sales personnel and independent sales representatives. Manufactured Products primarily markets and sells its products in North America through both internal sales personnel and independent sales representatives. Induction heating and pipe threading equipment is also marketed and sold in Europe, Asia, Latin America and Africa through both internal sales personnel and independent sales representatives. In some instances, the internal engineering staff assists in the sales and marketing effort through joint design and applications-engineering efforts with major customers.

Raw Materials and Suppliers

Supply Technologies purchases substantially all of its production components from third-party suppliers. Supply Technologies has multiple sources of supply for its components. An increasing portion of Supply Technologies’ production components are purchased from suppliers in foreign countries, primarily Canada, Taiwan, China, South Korea, Singapore, India and multiple European countries. We are dependent upon the ability of such suppliers to meet stringent quality and performance standards and to conform to delivery schedules. Aluminum Products and Manufactured Products purchase substantially all of their raw materials, principally metals and certain component parts incorporated into their products, from third-party suppliers and manufacturers. Most raw materials required by Aluminum Products and Manufactured Products are commodity products available from several domestic suppliers. Management believes that raw materials and component parts other than certain specialty products are available from alternative sources.

Backlog

Management believes that backlog is not a meaningful measure for Supply Technologies, as a majority of Supply Technologies’ customers require just-in-time delivery of production components. Management believes that Aluminum Products’ backlog as of any particular date is not a meaningful measure of sales for any future period as a significant portion of sales are on a release or firm order basis. The backlog of Manufactured Products’ orders believed to be firm as of December 31, 2010 was $174.4 million compared with $178.8 million as of December 31, 2009. Approximately $20.0 million of the backlog as of December 31, 2010 is scheduled to be shipped after 2011. The remainder is scheduled to be shipped in 2011.

Environmental, Health and Safety Regulations

We are subject to numerous federal, state and local laws and regulations designed to protect public health and the environment, particularly with regard to discharges and emissions, as well as handling, storage, treatment and disposal, of various substances and wastes. Our failure to comply with applicable environmental laws and regulations and permit requirements could result in civil and criminal fines or penalties or enforcement actions, including regulatory or judicial orders enjoining or curtailing operations or requiring corrective measures. Pursuant to certain environmental laws, owners or operators of facilities may be liable for the costs of response or other corrective actions for contamination identified at or emanating from current or former locations, without regard to whether the owner or operator knew of, or was responsible for, the presence of any such contamination, and for related damages to natural resources. Additionally, persons who arrange for the disposal or treatment of hazardous substances or materials may be liable for costs of response at sites where they are located, whether or not the site is owned or operated by such person.

From time to time, we have incurred, and are presently incurring, costs and obligations for correcting environmental noncompliance and remediating environmental conditions at certain of our properties. In general, we have not experienced difficulty in complying with environmental laws in the past, and compliance with environmental laws has not had a material adverse effect on our financial condition, liquidity and results of operations. Our capital expenditures on environmental control facilities were not material during the past five years and such expenditures are not expected to be material to us in the foreseeable future.

We are currently, and may in the future, be required to incur costs relating to the investigation or remediation of property, including property where we have disposed of our waste, and for addressing environmental conditions. For instance, we have been identified as a potentially responsible party at third-party sites under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or comparable state laws, which provide for strict and, under certain circumstances, joint and several liability. We are participating in the cost of certain clean-up efforts at several of these sites. The availability of third-party payments or insurance for environmental remediation activities is subject to risks associated with the willingness and ability of the third party to make payments. However, our share of such costs has not been material and, based on available information, we do not expect our exposure at any of these locations to have a material adverse effect on our results of operations, liquidity or financial condition.

Information as to Industry Segment Reporting and Geographic Areas

The information contained in Note B to the audited consolidated financial statements, which are included elsewhere herein, relating to (1) net sales, income before income taxes, identifiable assets and other information by industry segment and (2) net sales and assets by geographic region for the years ended December 31, 2010, 2009 and 2008 is incorporated herein by reference.

Properties

As of December 31, 2010, our operations included numerous manufacturing and supply chain logistics services facilities located in 24 states in the United States and in Puerto Rico, as well as in Asia, Canada, Europe and Mexico. Approximately 87% of the available square footage was located in the United States. Approximately 43% of the available square footage was owned. In 2010, approximately 30% of the available domestic square footage was used by the Supply Technologies segment, 47% was used by the Manufactured Products segment and 23% was used by the Aluminum Products segment. Approximately 54% of the available foreign square footage was used by the Supply Technologies segment and 46% was used by the Manufactured Products segment. In the opinion of management, our facilities are generally well maintained and are suitable and adequate for their intended uses.

The following table provides information relative to our principal facilities as of December 31, 2010.

		Owned or	Approximate
Related Industry Segment	Location	Leased	Square Footage	Use

SUPPLY TECHNOLOGIES(1)	Cleveland, OH	Leased	60,450(2)	Supply Technologies Corporate Office
	Dayton, OH	Leased	70,600	Logistics
	Lawrence, PA	Leased	116,000	Logistics and Manufacturing
	Minneapolis, MN	Leased	87,100	Logistics
	Allentown, PA	Leased	43,800	Logistics
	Atlanta, GA	Leased	56,000	Logistics
	Des Plaines, IL	Leased	45,000	Logistics
	Memphis, TN	Leased	48,750	Logistics
	Louisville, KY	Leased	30,000	Logistics
	Nashville, TN	Leased	44,900	Logistics
	Tulsa, OK	Leased	40,000	Logistics
	Lenexa, KS	Leased	38,000	Logistics
	Austin, TX	Leased	30,000	Logistics
	Madison Hts., MI	Leased	32,000	Logistics

		Owned or	Approximate
Related Industry Segment	Location	Leased	Square Footage	Use

	Streetsboro, OH	Leased	45,000	Logistics
	Mississauga, Ontario, Canada	Leased	145,000	Manufacturing
	Solon, OH	Leased	54,000	Logistics
	Dublin, VA	Leased	40,000	Logistics
	Delaware, OH	Owned	45,000	Manufacturing
ALUMINUM PRODUCTS	Conneaut, OH(3)	Leased/Owned	304,000	Manufacturing
	Huntington, IN	Leased	125,000	Manufacturing
	Fremont, IN	Owned	112,000	Manufacturing
	Wapakoneta, OH	Owned	188,000	Manufacturing
	Rootstown, OH	Owned	177,000	Manufacturing
	Ravenna, OH	Owned	64,000	Manufacturing
MANUFACTURED PRODUCTS(4)	Cuyahoga Hts., OH	Owned	427,000	Manufacturing
	Cicero, IL	Owned	450,000	Manufacturing
	Le Roeulx, Belgium	Owned	120,000	Manufacturing
	Wickliffe, OH	Owned	110,000	Manufacturing
	Brookfield, WI	Leased	100,000	Manufacturing
	Warren, OH	Owned	195,000	Manufacturing
	Canton, OH	Leased	125,000	Manufacturing
	Madison Heights, MI	Leased	128,000	Manufacturing
	Newport, AR	Leased	200,000	Manufacturing
	Cleveland, OH	Leased	150,000	Manufacturing

(1)	Supply Technologies has 49 other facilities, none of which is deemed to be a principal facility.

(2)	Includes 20,150 square feet used by our corporate office, which we share with our parent Park-Ohio Holdings Corp.

(3)	Includes three leased properties with square footage of 91,800, 64,000 and 45,700, respectively, and two owned properties with 82,300 and 20,200 square feet, respectively.

(4)	Manufactured Products has 16 other owned and leased facilities, none of which is deemed to be a principal facility.

Legal Proceedings

We are subject to various pending and threatened lawsuits in which claims for monetary damages are asserted in the ordinary course of business. While any litigation involves an element of uncertainty, in the opinion of management, liabilities, if any, arising from currently pending or threatened litigation are not expected to have a material adverse effect on our financial condition, liquidity or results of operations.

At March 31, 2011, we were a co-defendant in approximately 260 cases asserting claims on behalf of approximately 1,230 plaintiffs alleging personal injury as a result of exposure to asbestos. These asbestos cases generally relate to production and sale of asbestos-containing products and allege various theories of liability, including negligence, gross negligence and strict liability and seek compensatory and, in some cases, punitive damages.

In every asbestos case in which we are named as a party, the complaints are filed against multiple named defendants. In substantially all of the asbestos cases, the plaintiffs either claim damages in excess of a specified amount, typically a minimum amount sufficient to establish jurisdiction of the court in which the case was filed (jurisdictional minimums generally range from $25,000 to $75,000), or do not specify the monetary damages sought. To the extent that any specific amount of damages is sought, the amount applies to claims against all named defendants.

There are only six asbestos cases, involving 27 plaintiffs, that plead specified damages. In each of the six cases, the plaintiff is seeking compensatory and punitive damages based on a variety of potentially alternative causes of action. In three cases, the plaintiff has alleged compensatory damages in the amount of $3.0 million for four separate causes of action and $1.0 million for another cause of action and punitive damages in the amount of $10.0 million. In the fourth case, the plaintiff has alleged against each named defendant, compensatory and punitive damages, each in the amount of $10.0 million for seven separate causes of action. In the fifth case, the plaintiff has alleged compensatory damages in the amount of $20.0 million for three separate causes of action and $5.0 million for another cause of action and punitive damages in the amount of $20.0 million. In the sixth case, the plaintiff has alleged against each named defendant, compensatory and punitive damages, each in the amount of $10.0 million for six separate causes of action and $5.0 million for the seventh cause of action.

Historically, we have been dismissed from asbestos cases on the basis that the plaintiff incorrectly sued one of our subsidiaries or because the plaintiff failed to identify any asbestos-containing product manufactured or sold by us or our subsidiaries. We intend to vigorously defend these asbestos cases, and believe we will continue to be successful in being dismissed from such cases. However, it is not possible to predict the ultimate outcome of asbestos-related lawsuits, claims and proceedings due to the unpredictable nature of personal injury litigation. Despite this uncertainty, and although our results of operations and cash flows for a particular period could be adversely affected by asbestos-related lawsuits, claims and proceedings, management believes that the ultimate resolution of these matters will not have a material adverse effect on our financial condition, liquidity or results of operations. Among the factors management considered in reaching this conclusion were: (a) our historical success in being dismissed from these types of lawsuits on the bases mentioned above; (b) many cases have been improperly filed against one of our subsidiaries; (c) in many cases, the plaintiffs have been unable to establish any causal relationship to us or our products or premises; (d) in many cases, the plaintiffs have been unable to demonstrate that they have suffered any identifiable injury or compensable loss at all, that any injuries that they have incurred did in fact result from alleged exposure to asbestos; and (e) the complaints assert claims against multiple defendants and, in most cases, the damages alleged are not attributed to individual defendants. Additionally, we do not believe that the amounts claimed in any of the asbestos cases are meaningful indicators of our potential exposure because the amounts claimed typically bear no relation to the extent of the plaintiff’s injury, if any.

Our cost of defending these lawsuits has not been material to date and, based upon available information, our management does not expect its future costs for asbestos-related lawsuits to have a material adverse effect on our results of operations, liquidity or financial position.

MANAGEMENT

Officers and Directors

The following table sets forth information with respect to our officers and directors as of June 17, 2011.

Name	Age	Position

Edward F. Crawford	72	Chairman of the Board, Chief Executive Officer and Director
Matthew V. Crawford	41	President and Chief Operating Officer and Director
Jeffrey L. Rutherford	50	Vice President and Chief Financial Officer
Robert D. Vilsack	50	Secretary and General Counsel
Patrick W. Fogarty	50	Director of Corporate Development
Patrick V. Auletta	61	Director
Kevin R. Greene	52	Director
A. Malachi Mixon III	71	Director
Dan T. Moore III	71	Director
Ronna Romney	67	Director
James W. Wert	64	Director

Mr. E. Crawford has been a director and our Chairman of the Board and Chief Executive Officer since 1992. He has also served as the Chairman of Crawford Group, Inc., a management company for a group of manufacturing companies, since 1964. Mr. Edward Crawford has completed over 18 years of service to the Company as a director and senior officer and has amassed extensive knowledge of the Company’s strategies and operations. In addition, he also brings to the Board his experience in leading a variety of private enterprises for over 40 years. Mr. Matthew Crawford is the son of Mr. Edward Crawford.

Mr. M. Crawford has been President and Chief Operating Officer since 2003 and joined us in 1995 as Assistant Secretary and Corporate Counsel. He was also our Senior Vice President from 2001 to 2003. Mr. M. Crawford became one of our directors in August 1997 and has served as President of Crawford Group, Inc. since 1995. With over 15 years of experience at the Company, Mr. Matthew Crawford is intimately familiar with the Company’s capabilities, customers, strategy, position in the industry and with developments within the industry. In addition, he is experienced in operating a number of diversified private companies. Mr. Matthew Crawford’s experience, influence and deep knowledge of the Company and its industries provides the Board with the management perspective necessary to successfully oversee the Company and its strategy and business operations. Mr. E. Crawford is the father of Mr. M. Crawford.

Mr. Rutherford has been Vice President and Chief Financial Officer since joining us in July 2008. From 2007 until his employment with us, Mr. Rutherford served as Senior Vice President, Chief Financial Officer of UAP Holding Corp., an independent distributor of agricultural inputs and professional non-crop products. Mr. Rutherford previously served as President and Chief Executive Officer of Lesco, Inc., a provider of professional turf care products and a division of John Deere & Co., from 2005 to 2007, and as Lesco’s Chief Financial Officer from 2002 to 2005. From 1998 to 2002, he was the Senior Vice President, Treasurer and Chief Financial Officer of OfficeMax Inc., an office products company. Prior to joining Office Max, he spent fourteen years with the accounting firm Arthur Andersen & Co.

Mr. Vilsack has been Secretary and General Counsel since joining us in 2002. From 1999 until his employment with us, Mr. Vilsack was engaged in the private practice of law. From 1997 to 1999, Mr. Vilsack was Vice President, General Counsel and Secretary of Medusa Corporation, a manufacturer of Portland cement, and prior to that he was Vice President, General Counsel and Secretary of Figgie International Inc., a manufacturing conglomerate.

Mr. Fogarty has been Director of Corporate Development since 1997 and served as Director of Finance from 1995 to 1997.

Mr. Auletta has served as our Director since 2004. He has also served as President Emeritus of KeyBank National Association, a financial services company, since 2005. From 2001 to 2004, Mr. Auletta served as President of KeyBank National Association and currently serves as Director of The Cleveland Clinic Foundation. Mr. Auletta’s extensive experience in finance, the banking industry and general management, including his service as president of an operating company of a publicly-traded corporation, enables him to make significant contributions to the Board, particularly in his capacity as the Chair of the Audit Committee and as our Audit Committee financial expert. He has a broad and deep understanding of financial analysis, the financial reporting system, the challenges involved in developing and maintaining effective internal controls and evaluating risks to the Company.

Mr. Greene has served as our Director since 1998. He has also served as Chairman and Chief Executive Officer of KR Group LLC, an international investment banking, money management and consulting firm, since 1992. Since 2005, Mr. Greene has been Managing Partner of James Alpha Management LLC, a money management company. From 1999 to 2004, Mr. Greene was the Chairman and Chief Executive Officer of Capital Resource Holdings L.L.C., a pension consultant. Mr. Greene was formerly a management consultant with McKinsey & Company. With his background in finance and money management, Mr. Greene provides the Board with financial and investment expertise, as well as valuable perspective on risk analysis and development and management of effective internal controls.

Mr. Mixon has served as our Director since 2008. He is also the Chairman since 1983 and Director since 1979, and was Chief Executive Officer from 1979 to 2010, of Invacare Corporation, a manufacturer and distributor of home and long-term care medical products. Mr. Mixon is also a Director of The Sherwin-Williams Company, a manufacturer and distributor of coatings and related products, Chairman of the Cleveland Institute of Music and Chairman Emeritus of the Board of Directors and Board of Trustees of The Cleveland Clinic Foundation. Mr. Mixon, as the senior executive of a publicly-traded corporation, brings 30 years of upper management experience to the Board. Mr. Mixon is experienced in managing domestic and international manufacturing and distribution operations. Through this experience as well as his service on the boards of publicly-traded corporations and a private equity firm, he provides important insight and assistance to the Board in the areas of finance, marketing, and corporate governance.

Mr. Moore has served as our Director since 2003. Since 1969, he has been the Chief Executive Officer of Dan T. Moore Co. and related Companies (Soundwich, Flow Polymers and Team Wendy), which are engaged in the research and development of advanced materials. Mr. Moore also serves as Director of Invacare Corporation and served as a Director of Hawk Corporation from 1989 to 2010. Mr. Moore brings to the Board his business acumen and operations experience demonstrated over years of managing numerous manufacturing companies. He is a recognized and successful entrepreneur. From this experience, as well as his service on the boards of other publicly-traded corporations, Mr. Moore offers the Board a comprehensive perspective for developing corporate strategies and managing risks of a major publicly-traded corporation.

Ms. Romney has served as our Director since 2001. She is a former political and news commentator for radio and television. She also is an author. In 1996, Ms. Romney was a U.S. Senate Candidate for Michigan. She served as Chairperson for President’s Commissions on White House Fellowships and The White House Commission Presidential Scholars. She also served as a Commissioner on President’s National Advisory Council on Adult Education. Ms. Romney is also a Director of Molina Healthcare, Inc. Ms. Romney’s diverse experiences as a lead director for a health care company, her political experience, and her focus on education issues ensure the Board is aware of alternative perspectives in the oversight of the Company.

Mr. Wert has served as our Director since 1992 and has been our Vice Chairman since 2002. He is also the Chief Executive Officer and President since 2003 and Vice President from 2000 to 2002 of CM Wealth Advisors, Inc., formerly know as Clanco Management Corporation, a registered investment advisor. He served as Senior Executive Vice President and Chief Investment Officer of KeyCorp from 1995 to 1996 and Chief Financial Officer of KeyCorp and predecessor companies from 1990 to 1995. Mr. Wert also serves as Director of Marlin Business Services Corp. and served as a Director of Continental Global Group, Inc. from 1997 to 2008. Mr. Wert has acquired extensive experience handling transactional and investment issues through his experience managing a registered investment adviser and as chief investment officer of a publicly-traded corporation. Through this experience as well as his service on other boards of publicly-traded corporations, he provides important insight and assistance to the Board in the areas of finance, investments and corporate governance. In addition, as one of our longest standing directors, Mr. Wert provides continuity to the Board and has a broad understanding of the strategic and operational issues we face.

Compensation of Directors

Our parent compensates directors who are not employees of our parent or any of its subsidiaries for serving on the Board of Directors and reimburses them for expenses incurred in connection with Board of Directors and Committee meetings. During 2010, each non-employee director earned, as an annual retainer, $20,000 and was granted 2,500 restricted shares. The restricted shares were granted in accordance with our Amended and Restated 1998 Long-Term Incentive Plan, which we refer to as the 1998 Plan. The non-employee directors also received $4,000 for each Board meeting attended in-person or $1,000 for each Board meeting attended telephonically, and $1,000 for each committee meeting attended. The Compensation, Audit, and Nominating and Corporate Governance Committee Chairpersons each received a $5,000 committee retainer fee.

	Fees Earned or	Stock
	Paid in Cash	Awards	Total
Name	($)	($)(1)	($)

Patrick V. Auletta	49,000	36,825	85,825
Kevin R. Greene	44,000	36,825	80,825
A Malachi Mixon III	33,000	36,825	69,825
Dan T. Moore III	37,000	36,825	73,825
Ronna Romney	43,000	36,825	79,825
James W. Wert	49,000	36,825	85,825

(1)	The amounts in this column represent the grant date fair value for awards of restricted shares in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or ASC 718. The restricted shares vest one year from the date of grant. As of December 31, 2010, each director in the table held 2,500 shares subject to restriction and the following directors held options to purchase the following shares: Mr. Greene, 2,000 shares; Mr. Moore, 9,500 shares; and Mr. Wert, 16,300 shares.

In 2009, we established a 2009 Director Supplemental Defined Contribution Plan, or Director DC Plan, which is a non-qualified deferred compensation plan for our directors. Under the Director DC Plan, eligible directors can defer up to 100% of their cash retainer, attendance fees, and/or restricted share units for pre-tax savings opportunities. The investment options available to the eligible directors are the same investment options offered under our 401(k) Plan. Eligible directors’ contributions and earnings are always 100% vested. Distributions under the Director DC Plan may be made only upon a Separation of Service (as defined in the Director DC Plan). Distributions are paid in a lump sum or in annual installments over a maximum of 10 years. We do not pay above-market interest rates or provide preferential earnings.

Corporate Governance

Director Independence.  The Board believes that there should be a substantial majority of independent directors on the Board. The Board also believes that it is useful and appropriate to have members of management, including the Chief Executive Officer, or CEO, and President, as directors. The current Board members include six independent directors (including all three nominees).

Each of Messrs. Auletta, Greene, Mixon, Moore, and Wert and Ms. Romney is “independent” in accordance with the rules of the Nasdaq Stock Market. The Nasdaq Stock Market’s independence definition includes a series of objective tests, including that the director is not our employee and has not engaged in various types of business dealings with us. In addition, as further required by the Nasdaq Stock Market’s rules, the Board has made a subjective determination as to each independent director that no relationships exist that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the Board reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities as they may relate to us and management.

In addition, as required by the Nasdaq Stock Market’s rules, the members of the Audit Committee are each “independent” under special standards established by the SEC for members of audit committees. The Audit Committee also includes at least one independent member whom the Board has determined meets the qualifications of an “audit committee financial expert” in accordance with SEC rules. Mr. Auletta is the independent director who has been determined to be an audit committee financial expert. Shareholders should understand that this designation is a disclosure requirement of the SEC related to Mr. Auletta’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose upon Mr. Auletta any duties, obligations or liability that are greater than are generally imposed on him as a member of the Audit Committee and the Board, and his designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the Audit Committee or the Board.

Compensation Committee.  The Compensation Committee consists of Messrs. Wert and Moore and Ms. Romney, with Ms. Romney as its chair. The Compensation Committee reviews and approves salaries, performance-based incentives and other matters relating to executive compensation, including reviewing and granting equity awards to executive officers. As described in greater detail below under “Executive Compensation,” the Compensation Committee determines the compensation of our executive officers, including our CEO, and directors. With respect to executive officers other than the CEO, the Compensation Committee takes into account the recommendations of the CEO when determining the various elements of their compensation, including the amount and form of such compensation. The Compensation Committee has the sole authority to retain and terminate compensation consultants to assist in the evaluation of executive compensation and the sole authority to approve the fees and other retention terms of any such consultants.

The Compensation Committee also reviews and approves various other compensation policies and matters. The Compensation Committee held one meeting in 2010 and also acted by written consent. The Compensation Committee has not yet adopted a written charter.

Compensation Committee Interlocks and Insider Participation

Members of the Compensation Committee during 2010 were Messrs. Moore and Wert and Ms. Romney. No current or former officer or employee of ours served on the Compensation Committee during 2010.

Executive Compensation Discussion and Analysis

Executive Summary

2010 Performance

Fiscal 2010 was a year of significant achievement for us and our financial performance was substantially improved over 2009. In summary:

•	Net sales were up 16%;

•	Net income was $15.2 million compared to a loss of $5.2 million for 2009;

•	Earnings per share was $1.29 compared to a loss of $.47 for 2009;

•	We generated operating cash flow of $67.1 million;

•	We strengthened our balance sheet by reducing total debt by $17.8 million and increasing cash by $12.1 million;

•	We increased revolving credit availability by $10.4 million;

•	The price of our parent’s common stock price increased 270% in 2010; and

•	We completed two strategic acquisitions.

Philosophy and Objectives

Our compensation program is designed to recognize the level of responsibility of an executive within our company, taking into account the named executive officer’s role and expected leadership within our organization, and to encourage decisions and actions that have a positive impact on our overall performance.

Our compensation philosophy is based upon the following objectives:

•	to reinforce the achievement of key business strategies and objectives;

•	to reward our executives for their outstanding performance and business results;

•	to emphasize the enhancement of shareholder value;

•	to value the executive’s unique skills and competencies;

•	to attract and retain qualified executives; and

•	to provide a competitive compensation structure.

Overview

The Compensation Committee administers our compensation program. The Compensation Committee is responsible for reviewing and approving base salaries, bonuses and equity incentive awards for all named executive officers. Typically, our CEO makes compensation recommendations to the Compensation Committee with respect to decisions concerning named executive officers other than himself. With respect to our CEO, the Compensation Committee makes its decisions in executive session. Our compensation program recognizes the importance of ensuring that discretion is provided to the Compensation Committee and CEO in determining compensation levels and awards.

Compensation Consultants

The Compensation Committee has engaged compensation consultants on a periodic basis to help evaluate our compensation program and to help select appropriate market data for compensation and benchmarking. The Compensation Committee also may consider a variety of data sources and information related to market practices for companies similar to ours. A comprehensive review was conducted by Towers Watson in 2006. We have in the past used, and continue to use, Towers Watson for actuarial-related services in connection with our retirement plans.

In the past, the Compensation Committee has considered medians for total compensation from the market survey and peer group data from the 2006 Towers Watson review for comparable positions in determining the base salary, bonus, equity components, and benefit package for our CEO and our President and Chief Operating Officer, or COO. However, actual compensation can and does vary widely, either above or below these medians, based on Company and individual performance, scope of responsibilities, competencies and experience. For 2010, the Compensation Committee did not consider the Towers Watson market survey or peer group data in making its compensation decisions for our CEO and COO.

In January 2011, the Compensation Committee engaged the services of Pearl Meyer & Partners (PM&P), a leading independent provider of executive compensation consulting services, to evaluate our executive compensation program and help select appropriate market data for compensation and benchmarking. For 2010, the Compensation Committee did not consider the PM&P market survey or peer group data in making its compensation decisions for our named executive officers. The Compensation Committee considers many factors in exercising its judgment and discretion in making compensation decisions. Other factors the Compensation Committee considers when making individual compensation decisions are described under “Compensation Components” below.

The Compensation Committee believes that the foregoing actions are consistent with our philosophy and objectives.

Compensation Components

Our compensation program has three primary components consisting of a base salary, an annual cash bonus, whether discretionary or pursuant to our Bonus Plan, and equity awards (relating to equity in our parent) granted pursuant to our 1998 Plan. In addition, we also offer our named executive officers basic retirement savings opportunities, participation in a deferred compensation plan, health and welfare benefits and perquisites that supplement the three primary components of compensation. Beginning in 2008, our compensation program included a non-qualified defined benefit plan, or DB Plan, and a non-qualified defined contribution plan, or DC Plan, for our CEO.

We view these various components of compensation as related but distinct. Although our Compensation Committee does review total compensation, we do not believe that significant compensation derived from one component of compensation should negate or reduce compensation from other components. The appropriate level for each compensation component is based in part, but not entirely, on our view of internal equity and consistency, and other considerations we deem relevant, such as rewarding extraordinary performance. Our Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid-out compensation, between cash and non-cash compensation or among different forms of non-cash compensation.

Base Salary

We pay base salaries to recognize each named executive officer’s unique value and skills, competencies and experience in light of the executive’s position. Base salaries, including any annual or other adjustments, for our named executive officers, other than our CEO, are determined after taking into account recommendations by our CEO. Base salaries for all named executive officers are determined by the Compensation Committee after considering a variety of factors such as a subjective assessment of the nature and scope of the named executive officer’s position, the named executive officer’s unique value and historical contributions, historical increases, internal equitable considerations, and the experience and length of service of the named executive officer.

For 2009, the Compensation Committee, after considering recommendations from our CEO, and after taking into account economic and business conditions and our financial performance, reduced our named executive officers’ 2008 base salaries by 10% commencing March 1, 2009.

Effective April 1, 2010, the Compensation Committee, after considering recommendations from our CEO, and after taking into account improved economic and business conditions, and our financial performance, reinstated our named executive officers’ 2008 salary levels (Messrs. Edward Crawford, $750,000; Rutherford, $340,000; Matthew Crawford, $400,000; Vilsack, $260,000; and Fogarty $240,000).

Annual Bonus

Annual bonuses are used to reward our named executive officers for achieving key financial and operational objectives, to motivate certain desired individual behaviors and to reward superior individual achievements. Bonus awards for our named executive officers, other than for our CEO, are determined by the Compensation Committee after taking into account recommendations by our CEO. The annual bonus awards, other than for our CEO, are fully discretionary and are based on subjective criteria, which may include:

•	our overall financial performance;

•	individual expertise, contribution, and performance;

•	overall leadership; and

•	other factors that are critical to driving long-term value for shareholders.

We have established the Bonus Plan, which was approved by our shareholders in 2006, and for which we are seeking re-approval at the Annual Meeting, for our CEO and any other named executive officer selected by the Compensation Committee to participate in the Bonus Plan. The Bonus Plan includes a set of performance measures that can be used to establish the bonus award. Under the Bonus Plan, our CEO or any other selected named executive officer is eligible to receive an annual cash bonus depending on the performance of our Company against specific performance measures established by the Compensation Committee before the end of the first quarter of each year. For 2010, only our CEO participated in the Bonus Plan, and the Compensation Committee determined that our CEO was entitled to a bonus award equal to 4% of our consolidated adjusted income before income taxes (adjusted for extraordinary gains and losses). The Compensation Committee believes income before income taxes, as adjusted, is an appropriate measure of our core operating performance, and directly links our CEO’s annual bonus award to our profitability. Under the Bonus Plan, the Compensation Committee is authorized to exercise negative discretion and reduce our CEO’s award, but did not do so for 2010.

For our other named executive officers, the 2010 bonus awards were determined by the Compensation Committee, after considering recommendations from our CEO, and after taking into account individual performance and our profitability. Information about bonuses paid to our named executive officers is contained in the “Summary Compensation Table”.

The Compensation Committee has established that the performance measure for our CEO under the Bonus Plan for 2011 will continue to be 4% of our consolidated adjusted income before income taxes (adjusted for special charges).

Equity Compensation

We use the grant of equity awards under our parent’s 1998 Plan to provide long-term incentive compensation opportunities, intended to align the named executive officers’ interests with those of our shareholders, and to attract and retain executive officers.

Our Compensation Committee administers our 1998 Plan. Historically, the Compensation Committee has granted options and restricted shares under our 1998 Plan, but awards also can be made in the form of performance shares, restricted share units, or performance units, stock appreciation rights and stock awards. There is no set formula for the granting of equity awards to named executive officers. Other than for grants of equity awards to our CEO, the Compensation Committee typically considers recommendations from our CEO when considering decisions regarding the grant of equity awards to named executive officers. The Compensation Committee grants equity awards based on its subjective judgment and discretion, and may consider a number of criteria, including the relative rank of the named executive officer, total compensation levels, and the named executive officer’s historical and ongoing contributions to our success based on subjective criteria. Because the Compensation Committee and the CEO in their discretion may consider such factors as they deem relevant in determining the named executive officer’s overall equity award, other factors may cause the award in any given year to differ from historical amounts.

We do not have any program, plan or obligation that requires us to grant equity awards on specific dates. We have not made equity grants in connection with the release or withholding of material, non-public information. Options granted under our 1998 Plan have exercise prices equal to the closing market price of our parent’s common stock on the day of the grant.

For 2010, no equity award was made to our CEO. The Compensation Committee approved restricted share awards for Messrs. Matthew Crawford, Rutherford, Vilsack, and Fogarty in the amounts of 24,000, 12,000, 12,000, and 12,000 shares, respectively. These restricted shares vest one-third each year over three years. The Compensation Committee did not perform a qualitative or quantitative analysis, but instead used its subjective judgment and discretion in determining the value of the equity awards. Restricted shares were utilized over stock options because restricted shares serve to reward and retain executives and foster stock ownership, while also minimizing the number of shares granted in aggregate. In exercising its judgment and discretion, the Compensation Committee was influenced by recommendations from our CEO and motivated by its desire to award each named executive officer with the equity value that is considered necessary to achieve the shareholder alignment and attraction, retention and motivation objectives of our compensation program. The Compensation Committee’s review and consideration of each of the named executive officer’s equity grants were of a general nature, rather than identifying and focusing on each individual’s performance relative to specific tasks, projects or accomplishments or distinguishable qualitative performance goals. The

Compensation Committee did not otherwise take into account any specific performance, criteria or achievements relative to qualitative performance goals when making its equity compensation decisions for 2010. In granting the 2010 restricted share awards, the Compensation Committee also considered:

•	total compensation levels for each named executive officer in 2008, 2009, and 2010;

•	the value provided by restricted shares versus stock options;

•	the value and size of historical grants;

•	how much value was created by the historical grants; and

•	shares available for grant under the 1998 Plan.

Information about equity awards granted in 2010 to our CEO and our other named executive officers is contained in the “2010 Grants of Plan-Based Awards” table.

Retirement Benefits

Our Individual Account Retirement Plan, or 401(k) Plan, is a tax-qualified retirement savings plan that permits our employees, including our named executive officers, to defer a portion of their annual salary to the 401(k) Plan on a before-tax basis. Our named executive officers participate in the 401(k) Plan on the same basis as all other salaried employees whereby we annually contribute 2% of their salary into the 401(k) Plan on their behalf, subject to Internal Revenue Code limitations. Effective March 1, 2009, the Compensation Committee, after considering recommendations from our CEO, and after taking into account economic and business conditions and our financial performance for 2008 and 2009, suspended the 2% contribution for our named executive officers. Our named executive officers vest in the Company contributions ratably over six years of employment service, at which time they are 100% vested.

In 2008, the Compensation Committee established the DC Plan and the DB Plan for our CEO, which is described under “Pension Benefits” and “Non-Qualified Deferred Compensation” below. These retirement benefits are intended to reward our CEO for his past service to us and, to recognize, over the long term, future service to us.

Deferred Compensation

We maintain a non-qualified deferred compensation plan, which we refer to as the 2005 Supplemental Defined Contribution Plan, or 2005 Plan, that allows certain employees, including our named executive officers, to defer a percentage of their salary and bonus, to be paid at a time specified by the participant and consistent with the terms of the plan. We do not provide any matching contributions to the 2005 Plan. We do not pay above-market interest rates or provide preferential earnings.

Our CEO is the only participant in the DC Plan to which we make an annual contribution of $375,000 as noted in the Non-Qualified Deferred Compensation table below. We do not pay above-market interest rates or provide preferential earnings.

Termination-Related Payments

All of our named executive officers are employees-at-will and, as such, do not have employment agreements with us. Therefore, we are not obligated to provide any post-employment compensation or benefits. However, upon a change of control, as defined in the 1998 Plan, all unvested stock option grants become fully exercisable, all outstanding restricted share grants fully vest, and our CEO becomes 100% vested in his benefit under the DB Plan, regardless of years of service.

Other Benefits

We also provide other benefits to our named executive officers that we consider necessary in order to offer fully-competitive opportunities to attract and retain our named executive officers. These benefits include life insurance, company cars or car allowances, executive physicals, and club dues. Named executive officers are eligible to participate in all of our employee benefit plans, such as the 401(k) Plan and medical, dental, group life, disability and accidental death and dismemberment insurance, in each case on the same basis as other employees.

Limitations on Deductibility of Compensation

As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid for any fiscal year to a company’s CEO and certain other named executive officers as of the end of any fiscal year. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met.

The Compensation Committee believes that it is generally in our best interest to attempt to structure performance-based compensation, including annual bonuses, to named executive officers who may be subject to Section 162(m) in a manner that satisfies the statute’s requirements. However, the Compensation Committee also recognizes the need to retain flexibility to make compensation decisions that may not meet Section 162(m) standards when necessary to enable us to meet our overall objectives, even if we may not deduct all of the compensation. Accordingly, the Compensation Committee has expressly reserved the authority to award non-deductible compensation in appropriate circumstances.

We are not obligated to offset any income taxes due on any compensation or benefits, including income or excise taxes due on any income from accelerated vesting of outstanding equity grants. To the extent any such amounts are considered “excess parachute payments” under Section 280G of the Internal Revenue Code and thus, not deductible by us, the Compensation Committee is aware of that possibility and has decided to accept the cost of that lost deduction. However, the Compensation Committee has not thought it necessary for us to take on the additional cost of reimbursing executives for any taxes generated by the vesting accelerations.

Information Regarding Compensation/Grants

The following table sets forth for fiscal 2010, 2009, and 2008, all compensation earned by the individuals who served as our CEO and Chief Financial Officer during fiscal 2010, and by our three highest paid employees serving as other executive officers as of the end of 2010, whom we refer to collectively as our named executive officers.

Summary Compensation Table for 2010

							Change in
							Pension Value
							and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)(1)	($)	($)(2)	($)	($)(3)	($)(4)	($)(5)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Edward F. Crawford	2010	731,250	0	0	0	742,000	72,532	451,371	1,997,153
Chairman of the Board and	2009	687,500	0	959,750	0	0	85,534	466,258	2,199,042
Chief Executive Officer	2008	750,000	0	0	0	876,000	2,398,804	458,536	4,483,340
Jeffrey L. Rutherford(6)	2010	331,500	261,000	139,800	0	0	0	9,486	731,786
Vice President and Chief	2009	311,666	0	87,250	0	0	0	9,342	408,258
Financial Officer	2008	166,700	0	100,500	108,450	0	0	4,121	379,771
Matthew V. Crawford	2010	390,000	260,000	279,600	0	0	0	20,198	950,248
President and	2009	366,666	0	139,600	0	0	0	37,167	543,433
Chief Operating Officer	2008	400,000	0	0	0	0	0	34,269	434,269
Robert D. Vilsack	2010	253,500	214,000	139,800	0	0	0	21,185	628,485
Secretary and	2009	238,333	0	87,250	0	0	0	28,951	354,534
General Counsel	2008	260,000	0	0	82,400	0	0	31,605	374,005
Patrick W. Fogarty	2010	234,000	186,000	139,800	0	0	0	18,536	578,336
Director of Corporate	2009	220,000	0	87,250	0	0	0	19,111	326,361
Development	2008	240,000	0	0	82,400	0	0	21,813	344,213

(1)	The amounts in this column represent salary actually paid for 2010. Effective April 1, 2010 salaries for our named executive officers were reinstated to the 2008 levels: Messrs. Edward Crawford, $750,000; Rutherford, $340,000; Matthew Crawford, $400,000; Vilsack, $260,000; and Fogarty, $240,000.

(2)	The amounts in this column represent the grant date fair value for awards of restricted shares or restricted share units, in accordance with ASC 718. The 2008 grant to Mr. Rutherford will vest one-fourth each year over four years. The 2009 grants to Messrs. Rutherford, Matthew Crawford, Vilsack, and Fogarty will vest in one year. The 2009 grant to Mr. Edward Crawford and the 2010 grants to Messrs. Rutherford, Matthew Crawford, Vilsack, and Fogarty will vest one-third each year over three years.

(3)	For 2010, Mr. Edward Crawford received a performance-based award under the Bonus Plan equal to 4% of our consolidated adjusted income before income taxes. For 2009, Mr. Edward Crawford was entitled to a cash bonus equal to 4% of our consolidated adjusted income before income taxes under the Bonus Plan. For 2009, our consolidated adjusted income before income taxes was a loss and, therefore, Mr. Edward Crawford was not entitled to a cash bonus under the Bonus Plan. For 2008, Mr. Edward Crawford received a performance-based award under the Bonus Plan equal to 4% of our consolidated adjusted income before income taxes, but waived his right to receive $600,000 of this amount due to the economic crisis beginning in 2008.

(4)	The amount listed in this column for 2010 consists of the aggregate change in the actuarial present value of the non-qualified defined benefit under the DB Plan, as described in more detail in the “Pension Benefits for 2010” section.

(5)	The amounts disclosed in this column for 2010 include life insurance premiums for Messrs. Edward Crawford ($52,737), Rutherford ($1,086), Matthew Crawford ($852), Vilsack ($942), and Fogarty ($942); use of a Company car for Messrs. Edward Crawford ($2,500) and Matthew Crawford ($3,000); car allowances for Messrs. Rutherford ($8,400), Vilsack ($8,400), and Fogarty ($8,400); club memberships for Messrs. Edward Crawford ($18,098), Matthew Crawford ($16,796), Vilsack ($11,843), and Fogarty ($9,194); and contributions to the DC Plan for Mr. Edward Crawford ($375,000).

(6)	Mr. Rutherford joined us on July 7, 2008.

For 2010, base salary was 37% of total compensation in the Summary Compensation Table for Mr. Edward Crawford; 41% for Mr. Matthew Crawford; 45% for Mr. Rutherford; 40% for Mr. Vilsack; and 40% for Mr. Fogarty.

None of the named executive officers has an employment agreement with us.

2010 Grants of Plan Based Awards

The following table sets forth the restricted share grants and Bonus Plan award granted in 2010.

			All Other
		Estimated	Stock
		Possible Payouts	Awards:	Grant Date
		Under Non-Equity	Number of	Fair Value
		Incentive	Shares of	of Stock
		Plan Awards	Stock or	and Option
		Target	Units	Awards
Name	Grant Date	($)(1)	(#)(2)	($)(3)

Edward F. Crawford		742,000	0	0
Jeffrey L. Rutherford	08/19/2010		12,000	139,800
Matthew V. Crawford	08/19/2010		24,000	279,600
Robert D. Vilsack	08/19/2010		12,000	139,800
Patrick W. Fogarty	08/19/2010		12,000	139,800

(1)	For 2010, Mr. Edward Crawford was entitled to a cash bonus equal to 4% of our consolidated adjusted income before income taxes under the Bonus Plan. Accordingly, there is no threshold, target or maximum award amount, except that such award is limited to a maximum of $3.0 million under the terms of the

Bonus Plan. For 2010, Mr. Edward Crawford earned a cash bonus in the amount of $742,000 under the Bonus Plan.

(2)	The amounts in this column are the number of restricted shares granted in 2010. The restricted shares vest one-third each year over three years.

(3)	The amounts in this column represent the grant date fair value of the restricted shares calculated in accordance with ASC 718.

Outstanding Equity Awards at 2010 Fiscal Year-End

		Option Awards				Stock Awards
							Market
		Number of	Number of			Number of	Value of
		Securities	Securities			Shares or	Shares or
		Underlying	Underlying			Units of	Units of
		Unexercised	Unexercised	Option		Stock That	Stock That
		Options	Options	Exercise	Option	Have Not	Have Not
		Exercisable	Unexercisable	Price	Expiration	Vested	Vested
Name	Grant Date	(#)	(#)	($)	Date	(#)	($)(1)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

Edward F. Crawford	05/02/2005	25,000	0	14.90	05/02/2015
	03/13/2009					183,334 (2)	3,833,513
Jeffrey L. Rutherford	07/09/2008	7,500	7,500 (3)	13.40	07/09/2018
	07/09/2008					3,750 (4)	78,412
	08/19/2010					12,000 (2)	250,920
Matthew V. Crawford	11/30/2001	175,000	0	1.91	11/30/2011
	05/02/2005	25,000	0	14.90	05/02/2015
	09/12/2006					30,000 (5)	627,300
	08/19/2010					24,000 (2)	501,840
Robert D. Vilsack	05/21/2003	10,000	0	4.40	05/21/2013
	05/02/2005	5,000	0	14.90	05/02/2015
	04/12/2007	10,000	0	20.00	04/12/2017
	05/20/2008	6,666	3,334 (6)	15.61	05/20/2018
	08/19/2010					12,000 (2)	250,920
Patrick W. Fogarty	05/02/2005	5,000	0	14.90	05/02/2015
	04/12/2007	10,000	0	20.00	04/12/2017
	05/20/2008	6,666	3,334 (6)	15.61	05/20/2018
	08/19/2010					12,000 (2)	250,920

(1)	These amounts are based on the closing market price of our parent’s common stock of $20.91 per share on December 31, 2010.

(2)	These restricted shares vest one-third each year over a three-year period beginning on the first anniversary of the grant date.

(3)	These stock options become exercisable one-fourth each year over a four-year period beginning on the first anniversary of the grant date.

(4)	These restricted shares vest one-fourth each year over a four-year period beginning on the first anniversary of the grant date.

(5)	These restricted shares vest one-fifth each year over a five-year period beginning on the first anniversary of the grant date.

(6)	These stock options become exercisable one-third each year over a three-year period beginning on the first anniversary of the grant date.

2010 Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized	Acquired on	Value Realized
	Exercise	on Exercise	Vesting	on Vesting
Name	(#)	($)(1)	(#)	($)(2)
(a)	(b)	(c)	(d)	(e)

Edward F. Crawford	0	0	91,666	887,326
Jeffrey L. Rutherford	0	0	26,875	268,381
Matthew V. Crawford	0	0	70,000	734,900
Robert D. Vilsack	10,000	193,100	25,000	242,000
Patrick W. Fogarty	0	0	25,000	242,000

(1)	These amounts represent the difference between the exercise price and the closing market price of our parent’s common stock on the date of exercise.

(2)	These amounts are based on the closing market price of our parent’s common stock on the day on which the restricted shares vested.

Pension Benefits for 2010

The following table sets forth information with respect to our DB Plan, as of December 31, 2010.

Number of
		Years	Present Value of	Payments During
		Credited	Accumulated	Last Fiscal Year
Name	Plan Name	Service(1)(#)	Benefit ($)(2)	($)

Edward F. Crawford	DB Plan	16	2,556,870	0

(1)	The DB Plan was adopted by us in January 2008; therefore, the years of credited service represent prior years of service, but not all of the actual years of service. Upon establishment of the DB Plan, 13 years of Mr. Edward Crawford’s prior service were recognized and credited under the DB Plan.

(2)	Represents the actuarial present value of the vested accrued benefits as of December 31, 2010 payable at age 72 in single-life annuity form, with a 6.00% discount rate and using the RP2000 White Collar Male mortality table.

The DB Plan provides Mr. Edward Crawford with an annual retirement benefit of up to $375,000 upon his termination of employment with us, for his life, as defined in the DB Plan. The annual benefit that he actually receives depends on his years of credited service as of his termination of employment. If he has 20 or more years of credited service, he will receive the full $375,000 annual benefit. Prior to 20 years of credited service, the accrued benefit equals $375,000 multiplied by the ratio of years of credited service to 20 years. If he dies while employed or before the first day of the month following his termination of employment, his spouse is entitled to receive an amount equal to 50% of the amount he would have been entitled to receive on the date of his death, payable semi-annually for the life of his spouse. In the event of a change in control of the Company, the full $375,000 annual benefit is payable, regardless of service.

No other named executive officer participated in a pension plan during 2010.

Non-Qualified Deferred Compensation for 2010

The following table sets forth information with respect to the DC Plan and our 2005 Plan, as of December 31, 2010.

						Aggregate
		Executive	Registrant	Aggregate	Aggregate	Balance at
		Contributions	Contributions	Earnings	Withdrawals/	December 31,
		in 2010	in 2010	in 2010	Distributions	2010
Name	Plan Name	$	$	$(1)	$	$

Edward F. Crawford	DC Plan	0	375,000 (2)	99	0	1,034,209
Robert D. Vilsack	2005 Plan	0	0	637	0	6,973

(1)	The Aggregate Earnings are not “above-market or preferential earnings” and, therefore, are not reported in the Summary Compensation Table.

(2)	Consists of contributions made in 2010 by us and credited to Mr. Edward Crawford’s account. This amount was also included in the “All Other Compensation” column in the Summary Compensation Table.

The DC Plan provides our CEO with an aggregate annual credit of $375,000, or DC Benefit, during the seven-year period beginning on January 1, 2008 and ending on December 31, 2014. The DC Benefit is credited to an account on our books for our CEO, provided he has not had a termination of employment with us, as defined in the DC Plan. Our CEO’s account is adjusted for any positive or negative investment results from phantom investment alternatives selected by him. These phantom investment alternatives track actual market investments and are similar to the investment alternatives offered under our 401(k) Plan. We do not provide above-market or preferential earnings on the amounts credited under the DC Plan. We contribute to a grantor trust in order to provide a source of funds for the benefits under the DC Plan. Our CEO is at all times 100% vested in the DC Benefit and any earnings thereon. The amount credited under the DC Plan for our CEO will be paid upon his termination of employment.

Our 2005 Plan is a non-qualified deferred compensation plan for certain key employees, including our named executive officers. Under the 2005 Plan, eligible participants can defer up to 100% of their base salary and 100% of their cash bonus for pre-tax savings opportunities. The investment options available to the participant are the same investment options offered under our 401(k) Plan. Participants’ contributions and earnings are always 100% vested. Distributions under the 2005 Plan may be made only upon a Separation of Service (as defined in the 2005 Plan), disability, or hardship. Distributions are paid in a lump sum or in annual installments over a maximum of 10 years.

No other named executive officers participated in a non-qualified deferred compensation plan during 2010.

Potential Post-Employment Payments

Upon termination of employment for any reason, no severance benefits are payable to any of the named executive officers.

Upon the death, disability, or retirement of a named executive officer, all restricted share grants fully vest and all unvested stock options become immediately exercisable under the 1998 Plan, and under the DB Plan, certain benefits are immediately recognized. The value of these vesting accelerations and benefits for the named executive officers, as if a death, disability or retirement had occurred on December 31, 2010, would be as follows:

	Death	Disability	Retirement
Name	$(1)	$(2)	$(3)

Edward F. Crawford	5,285,408	3,833,513	6,390,383
Jeffrey L. Rutherford	385,657	385,657	385,657
Matthew V. Crawford	1,129,140	1,129,140	1,129,140
Robert D. Vilsack	268,590	268,590	268,590
Patrick W. Fogarty	268,590	268,590	268,590

(1)	This amount includes the vesting of previously unvested restricted shares valued at the closing market price of $20.91 of our parent’s common stock on December 31, 2010. This amount also includes the vesting of previously unvested stock options valued at the difference between the exercise price and the closing market price of $20.91 of our parent’s common stock on December 31, 2010. For Mr. Edward Crawford, this amount includes the actuarial present value of 50% of the vested accrued non-qualified pension benefit as a lifetime annuity to his surviving spouse under the DB Plan of $1,451,895.

(2)	This amount represents the vesting of previously unvested restricted shares valued at the closing market price of $20.91 of our parent’s common stock on December 31, 2010. This amount also includes the vesting of previously unvested stock options valued at the difference between the exercise price and the closing market price of $20.91 of our parent’s common stock on December 31, 2010.

(3)	This amount includes the vesting of previously unvested restricted shares valued at the closing market price of $20.91 of our parent’s common stock on December 31, 2010. This amount also includes the vesting of previously unvested stock options valued at the difference between the exercise price and the closing market price of $20.91 of our parent’s common stock on December 31, 2010. For Mr. Edward Crawford, this amount includes the actuarial present value of the previously vested accrued non-qualified pension benefit as a lifetime annuity under the DB Plan of $2,556,870.

Under the 1998 Plan, upon a change of control, all restricted share grants fully vest and all unvested stock options become immediately exercisable. Under the DB Plan, upon a change of control, all pension benefits fully vest. The value of these vesting accelerations for the named executive officers, as if a change of control had occurred on December 31, 2010, would be as follows:

		Stock	Restricted
	DB Plan Early	Options	Shares	Total
Name	Vesting ($)	($)	($)(1)	($)

Edward F. Crawford	3,196,088 (2)	0	3,833,513	7,029,601
Jeffrey L. Rutherford	0	56,325	329,332	385,657
Matthew V. Crawford	0	0	1,129,140	1,129,140
Robert D. Vilsack	0	17,670	250,920	268,590
Patrick W. Fogarty	0	17,670	250,920	268,590

(1)	This amount represents the vesting of previously unvested restricted shares valued at the closing market price of $20.91 of our parent’s common stock on December 31, 2010.

(2)	This amount includes the actuarial present value of the previously vested accrued non-qualified pension benefit as a lifetime annuity under the DB Plan of $2,556,870.

No cash payments or other benefits are due the named executive officers upon a change of control, as defined in the 1998 Plan. A change of control is generally defined in the 1998 Plan and DB Plan as: (i) our corporate reorganization or a sale of substantially all of our assets with the result that the shareholders prior to the reorganization or sale afterwards hold less than a majority of our voting stock; (ii) any person becoming the beneficial owner of 20% or more of the combined voting power of our outstanding securities; and (iii) a change in the majority of our Board.

RELATED-PARTY TRANSACTIONS

In accordance with our Audit Committee Charter, our Audit Committee is responsible for reviewing and approving the terms and conditions of all related-party transactions. In some cases, however, the Audit Committee will defer the approval of a related-party transaction to the disinterested members of the full Board.

Neither the Audit Committee nor the Board has written policies or procedures with respect to the review, approval or ratification of related-party transactions. Instead, the Audit Committee, or the Board, as applicable, reviews each proposed transaction on a case-by-case basis taking into account all relevant factors, including whether the terms and conditions are at least as favorable to us as if negotiated on an arm’s-length basis with unrelated third parties. The following related-party transactions have been approved either by our Board or our Audit Committee.

During 2010, 2009 and 2008, we chartered, on an hourly basis, an airplane from a third-party private aircraft charter company. One of the aircraft available for use by us is an aircraft owned jointly by this charter company and a company owned by Mr. Edward Crawford, our Chairman of the Board and Chief Executive Officer. For 2010, 2009 and 2008, we paid $270,585, $191,395 and $310,464, respectively, for the use of that aircraft.

Through companies owned by Mr. Edward Crawford, we lease a 125,000 square foot facility in Huntington, Indiana, at a monthly rent during 2010, 2009 and 2008 of $13,500 and a 60,450 square foot building we use as our corporate headquarters in Mayfield Heights, Ohio, at a monthly rent during 2010, 2009 and 2008 of $65,437, $65,437 and $65,488, respectively.

Through companies owned by Mr. Matthew Crawford, our President and Chief Operating Officer, we lease: (a) a 91,300 square foot facility in Conneaut, Ohio, at a monthly rent during 2010, 2009 and 2008 of $35,740, $35,740 and $30,400, respectively, (b) an additional 70,000 square foot attached facility, at a monthly rent during 2010, 2009 and 2008 of $10,500, $10,500 and $10,000, respectively; (c) a 150,000 square foot facility in Cleveland, Ohio, at a monthly rent during 2010, 2009 and 2008 of $29,686, $28,652 and $28,835, respectively; and (d) a 125,000 square foot facility in Canton, at a monthly rent during 2010, 2009 and 2008 of $51,500.

During 2008, we also sold parts to Invacare Corporation and its subsidiaries in the ordinary course of business in an amount of approximately $6.4 million. Mr. Malachi Mixon, a member of our Board of Directors, currently serves as the Chief Executive Officer and Chairman of the Board of Invacare Corporation.

PRINCIPAL SHAREHOLDERS

Our parent company, Park-Ohio Holdings Corp., owns all of our outstanding capital stock. The following table sets forth certain information with respect to beneficial ownership of the common stock of our parent, Park-Ohio Holdings Corp. by: (1) each person (or group of affiliated persons) known to us to be the beneficial owner of more than five percent of the outstanding common stock of our parent; (2) each director or director nominee of our parent; (3) each named executive officer, individually, of our parent; and (4) all directors and executive officers of our parent as a group. Unless otherwise indicated, the information is as of March 31, 2011 and the nature of beneficial ownership consists of sole voting and investment power.

	Shares of
	Park-Ohio Holdings Corp.		Shares
	Common Stock		Acquirable Within	Percent of
Name of Beneficial Owner	Currently Owned		60 Days(1)	Class(2)

Edward F. Crawford	2,190,058	(3)(5)	25,000	18.7
Matthew V. Crawford	1,113,307	(4)(5)	200,000	10.9
Jeffrey L. Rutherford	37,288	(6)	7,500	*
Robert D. Vilsack	33,363		35,000	*
Patrick W. Fogarty	21,390	(7)	25,000	*
Patrick V. Auletta	14,500		2,500 (8)	*
Kevin R. Greene	10,500		2,000	*
A. Malachi Mixon III	25,500	(9)	—	*
Dan T. Moore III	25,000		9,500	*
Ronna Romney	17,700		—	*
James W. Wert	88,000		16,300	*
Dimensional Fund Advisors LP	660,796	(10)	—	5.6
GAMCO Investors, Inc.	1,350,517	(11)	—	11.4
Directors and executive officers as a group (11 persons)	3,484,505		322,800	31.3

*	Less than one percent.

(1)	Reflects the number of shares that could be purchased by exercise of options vested at March 31, 2011 or within 60 days thereafter.

(2)	The information shown with respect to the percentage of shares owned is based on the number of shares outstanding at February 28, 2011.

(3)	The total includes 2,044,989 shares over which Mr. E. Crawford has sole voting and investment power, 22,500 shares owned by L’Accent de Provence of which Mr. E. Crawford is President and owner of 25% of its capital stock and over which Mr. E. Crawford shares voting and investment power, and 9,500 shares owned by Mr. E. Crawford’s wife as to which Mr. E. Crawford disclaims beneficial ownership. The total includes 20,968 shares held under the Individual Account Retirement Plan of Park-Ohio Industries, Inc. and Its Subsidiaries as of December 31, 2010.

(4)	Total includes 1,021,206 shares over which Mr. M. Crawford has sole voting and investment power.

(5)	Total includes an aggregate of 92,101 shares over which Messrs. E. Crawford and M. Crawford have shared voting power and investment power, consisting of: 39,000 shares held by a charitable foundation; 11,700 shares owned by Crawford Container Company; and 41,401 shares owned by First Francis Company, Inc. These 92,101 shares are included in the beneficial ownership amounts reported for both Mr. E. Crawford and Mr. M. Crawford.

(6)	The total number of shares includes 21,538 shares owned by Mr. Rutherford’s wife as to which Mr. Rutherford disclaims beneficial ownership.

(7)	Total includes 850 shares held under the Individual Account Retirement Plan of Park-Ohio Industries, Inc. and Its Subsidiaries as of December 31, 2010.

(8)	Includes 2,500 restricted stock units that represent the right to receive shares of common stock upon separation of service.

(9)	23,000 shares have been pledged as security.

(10)	Based on information set forth on Amendment No. 2 to Schedule 13G as filed with the SEC on February 11, 2011, Dimensional Fund Advisors LP, or Dimensional, a registered investment adviser, furnishes investment advice to four investment companies and serves as investment manager to certain other investment vehicles, including commingled group trusts, or the Funds. Dimensional reported beneficial ownership of 660,796 shares as of December 31, 2010, all of which shares were held by the Funds. Dimensional reported sole voting and investment power with respect to 651,796 of the shares but disclaimed beneficial ownership of all such shares. Dimensional is located at Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(11)	Based on information set forth on Amendment No. 21 to Schedule 13D as filed with the SEC on March 18, 2009. Total includes 1,009,017 shares held by GAMCO Asset Management Inc., 340,000 shares held by Gabelli Funds, LLC, and 1,500 shares held by MJG Associates, Inc., as of March 18, 2009. GGCP, Inc. is the ultimate parent holding company for the above listed companies, and Mr. Mario J. Gabelli is the majority stockholder, chief executive officer and a director of GGCP, Inc. Each of the foregoing has the sole power to vote or direct the vote and sole power to dispose or direct the disposition of their respective reported shares, except that GAMCO Asset Management Inc. does not have the authority to vote 10,000 of the reported shares. The foregoing companies provide securities and investment related services and have their principal business office at One Corporate Center, Rye, New York 10580.

DESCRIPTION OF OTHER INDEBTEDNESS

New Revolving Credit Facility

In connection with the offering of the outstanding notes, we entered into a new five-year senior secured revolving credit facility with JPMorgan Chase Bank, N.A. as administrative agent and lender, and various financial institutions, as lenders, which we refer to as our new revolving credit facility in this prospectus. We effected the new revolving credit facility by amending and restating the agreement governing our former credit facility.

The new revolving credit facility provides for revolving loan borrowings up to, initially, $200.0 million, with our option to increase such amount by an additional $50.0 million, including the ability to issue standby letters of credit or commercial letters of credit. The new revolving credit facility contains sublimits for Canadian loans and loans related to transactions with the Export-Import Bank.

The new revolving credit facility contains a detailed borrowing base formula which will provide borrowing capacity to us based on negotiated percentages of eligible accounts receivable and inventory. Borrowings under the new revolving credit facility are guaranteed by all of our direct and indirect material domestic and Canadian subsidiaries and secured by first-priority liens on substantially all of our assets and the assets of those guarantors.

Interest and Fees.  Advances under the new revolving credit facility will bear interest, at our option, at either a floating rate or a eurodollar rate, in each case plus an applicable margin. The applicable floating rate is a fluctuating rate equal to, as applicable, the prime rate for JPMorgan Chase Bank, N.A. or the prime rate for JPMorgan Chase Bank, N.A. (Toronto Branch). Interest will be payable monthly, in the case of a floating rate loan, and on the designated interest payment date, in the case of a eurodollar loan.

The applicable margin to be added to the selected floating rate or eurodollar rate is dependent on our debt service coverage ratio, as defined in our new revolving credit facility. A fee of 0.75% is imposed by the lenders on the unused portion of available borrowings.

Existing Letters of Credit.  As of March 31, 2011, in addition to amounts borrowed under the revolving component of our former credit facility, there were $10.3 million of letters of credit outstanding.

Covenants.  The new revolving credit facility requires us to comply with various operating covenants that restrict corporate activities, including covenants restricting our and the guarantors’ ability to:

•	incur additional indebtedness;

•	pay dividends;

•	prepay indebtedness;

•	dispose of assets;

•	create liens; and

•	make investments or acquisitions.

The new revolving credit facility will also require us and the guarantors to comply with financial covenants, including a debt service coverage ratio.

The new revolving credit facility will permit us to make dividends to our parent so long as we meet certain availability and debt service coverage ratio thresholds.

Defaults.  Our new revolving credit facility contains events of default customary for similar financings, including, but not limited to, the following:

•	nonpayment of principal, interest or fees;

•	inaccuracies of representations and warranties;

•	violations of covenants;

•	cross-defaults on other debt;

•	unsatisfied judgments;

•	events of bankruptcy and insolvency; and

•	certain adverse employee benefit liabilities.

In addition to the events of default listed above, we are also subject to an event of default in the event of a change in control. Our new revolving credit facility defines a change in control as including the failure of Edward Crawford and Matthew Crawford or certain of their related parties to collectively own at least 15% of the outstanding shares of our parent’s common stock, or if they own less than 15%, then either Edward Crawford or Matthew Crawford fails to hold the office of chairman, chief executive officer, or president of us. Currently, the certain permitted holders described above collectively beneficially own approximately 30% of our parent company’s outstanding common stock.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

On April 7, 2011, we sold $250.0 million in principal amount of the outstanding notes in a private placement through initial purchasers. In connection with the sale of the outstanding notes, we and the initial purchasers entered into a registration rights agreement, dated as of April 7, 2011. Under that agreement, we must, among other things, use our commercially reasonable efforts to file with the SEC a registration statement under the Securities Act covering the exchange offer and to cause that registration statement to become effective under the Securities Act. Upon the effectiveness of that registration statement, we must also offer each holder of the outstanding notes the opportunity to exchange its outstanding notes for an equal principal amount at maturity of exchange notes. You are a holder with respect to the exchange offer if you are a person in whose name any outstanding notes are registered on our books or any other person who has obtained a properly completed assignment of outstanding notes from the registered holder.

We are making the exchange offer to comply with our obligations under the registration rights agreement. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part.

In order to participate in the exchange offer, you must represent to us, among other things, that:

•	you are acquiring the exchange notes under the exchange offer in the ordinary course of your business;

•	you are not engaged in, and do not intend to engage in, a distribution of the exchange notes;

•	you do not have any arrangement or understanding with any person to participate in the distribution of the exchange notes;

•	you are not a broker-dealer tendering outstanding notes acquired directly from us for your own account;

•	you are not one of our “affiliates,” as defined in Rule 405 of the Securities Act; and

•	you are not prohibited by law or any policy of the SEC from participating in the exchange offer.

Resale of the Exchange Notes

Based on a previous interpretation by the Staff of the SEC set forth in no-action letters issued to third parties, including Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co. Incorporated (available June 5, 1991), Mary Kay Cosmetics, Inc. (available June 5, 1991), Warnaco, Inc. (available October 11, 1991), and K-III Communications Corp. (available May 14, 1993), we believe that the exchange notes issued in the exchange offer may be offered for resale, resold, and otherwise transferred by you, except if you are an affiliate of us, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the representations set forth in “— Purpose and Effect of the Exchange Offer” apply to you.

If you tender in the exchange offer with the intention of participating in a distribution of the exchange notes, you cannot rely on the interpretation by the Staff of the SEC as set forth in the Morgan Stanley & Co. Incorporated no-action letter and other similar letters and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. If our belief regarding resale is inaccurate, those who transfer exchange notes in violation of the prospectus delivery provisions of the Securities Act and without an exemption from registration under the federal securities laws may incur liability under these laws. We do not assume or indemnify you against this liability.

The exchange offer is not being made to, nor will we accept surrenders for exchange from, holders of outstanding notes in any jurisdiction in which the exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of the particular jurisdiction. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the outstanding notes were acquired by that broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. See “Plan of Distribution.” In order to facilitate the disposition of exchange notes by broker-dealers participating in the exchange offer, we have agreed, subject to specific conditions, to make this prospectus, as it may be amended or supplemented from time to time, available for delivery by those broker-dealers to satisfy their prospectus delivery obligations under the Securities Act. Any holder that is a broker-dealer participating in the exchange offer must notify the exchange agent at the telephone number set forth in the enclosed letter of transmittal and must comply with the procedures for broker-dealers participating in the exchange offer. We have not entered into any arrangement or understanding with any person to distribute the exchange notes to be received in the exchange offer.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the day the exchange offer expires.

As of the date of this prospectus, $250.0 million in principal amount of the outstanding notes are outstanding. This prospectus, together with the letter of transmittal, is being sent to all registered holders of the outstanding notes on this date. There will be no fixed record date for determining registered holders of the outstanding notes entitled to participate in the exchange offer; however, holders of the outstanding notes must tender their certificates therefor or cause their outstanding notes to be tendered by book-entry transfer before the expiration date of the exchange offer to participate.

The form and terms of the exchange notes will be the same as the form and terms of the outstanding notes except that:

•	the exchange notes will be registered under the Securities Act and therefore will not bear legends restricting their transfer;

•	the exchange notes will bear a different CUSIP number from the outstanding notes; and

•	the exchange notes will not be entitled to additional interest provisions applicable to the outstanding notes in some circumstances relating to the timing of the exchange offer.

Following consummation of the exchange offer, all rights under the registration rights agreement accorded to holders of outstanding notes, including the right to receive additional incremental interest on the outstanding notes, to the extent and in the circumstances specified in the registration rights agreement, will terminate.

We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement and applicable federal securities laws. Outstanding notes that are not tendered for exchange under the exchange offer will remain outstanding and will be entitled to the rights under the related indenture. Any outstanding notes not tendered for exchange will not retain any rights under the registration rights agreement and will remain subject to transfer restrictions. See “— Consequences of Failure to Exchange.”

We will be deemed to have accepted validly tendered outstanding notes when, as and if we will have given oral or written notice of its acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us. If any tendered outstanding notes are not accepted for exchange because of an invalid tender, the occurrence of other events set forth in this prospectus, or otherwise, certificates for any unaccepted outstanding notes will be returned, or, in the case of outstanding notes tendered by book-entry transfer, those unaccepted outstanding notes will be credited to an account maintained with The Depository Trust Company, or DTC, without expense to the tendering holder of those outstanding notes promptly after the expiration date of the exchange offer. See “— Procedure for Tendering.”

Those who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange under the exchange offer. We will pay all charges and expenses, other than applicable taxes described below, in connection with the exchange offer. See “— Fees and Expenses.”

Expiration Date; Extensions; Amendments

The expiration date is 5:00 p.m., New York City time on August 3, 2011, unless we, in our sole discretion, extend the exchange offer, in which case, the expiration date will be the latest date and time to which the exchange offer is extended. We may, in our sole discretion, extend the expiration date of the exchange offer or, upon the occurrence of particular events, terminate the exchange offer. The events that would cause us to terminate the exchange offer are set forth under ‘‘— Conditions.”

To extend the exchange offer, we must notify the exchange agent by oral or written notice before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date and make a public announcement of the extension and make a public announcement of the extension no later than 9:00 a.m., New York City time, on the next business day after the scheduled expiration date.

We reserve the right:

•	to extend the exchange offer or to terminate the exchange offer if any of the conditions set forth below under “— Conditions” are not satisfied by giving oral or written notice of the extension or termination to the exchange agent; or

•	to amend the terms of the exchange offer in any manner consistent with the registration rights agreement.

Any extension, termination or amendment will be followed as promptly as practicable by oral or written notice to the registered holders of the outstanding notes. If we amend the exchange offer in a manner that constitutes a material change, we will promptly disclose the amendment by means of a prospectus supplement that will be distributed to the registered holders of the outstanding notes, and we will extend the exchange offer for a period of at least five business days and up to ten business days, depending on the significance of the amendment and the manner of disclosure to the registered holders of the outstanding notes, if the exchange offer would otherwise expire during that extension period.

Without limiting the manner in which we may choose to make a public announcement of any extension, amendment or termination of the exchange offer, we will have no obligation to publish, advertise or otherwise communicate that public announcement, other than by making a timely release to an appropriate news agency.

When all the conditions to the exchange offer have been satisfied or waived, we will accept, promptly after the expiration date of the exchange offer, all outstanding notes properly tendered and will issue the exchange notes promptly after the expiration date of the exchange offer. See ‘‘— Conditions” below. For purposes of the exchange offer, we will be deemed to have accepted properly tendered outstanding notes for exchange when, as and if we will have given oral or written notice of our acceptance to the exchange agent.

In all cases, issuance of the exchange notes for outstanding notes that are accepted for exchange under the exchange offer will be made only after timely receipt by the exchange agent of certificates for those outstanding notes or a timely confirmation of book-entry transfer of the outstanding notes into the exchange agent’s account at DTC, a properly completed and duly executed letter of transmittal, and all other required documents; provided, however, that we reserve the absolute right to waive any defects or irregularities in the tender of outstanding notes or in the satisfaction of conditions of the exchange offer by holders of the outstanding notes. If any tendered outstanding notes are not accepted for any reason set forth in the terms and conditions of the exchange offer, if the holder withdraws any previously tendered outstanding notes, or if outstanding notes are submitted for a greater principal amount of outstanding notes than the holder desires to exchange, then the unaccepted, withdrawn or portion of non-exchanged outstanding notes, as appropriate, will be returned promptly after the expiration or termination of the exchange offer, or, in the case of the outstanding notes tendered by book-entry transfer, those unaccepted, withdrawn or portion of non-exchanged outstanding notes, as appropriate, will be credited to an account maintained with DTC, without expense to the tendering holder.

Conditions

Without regard to other terms of the exchange offer, we will not be required to exchange any exchange notes for any outstanding notes and may terminate the exchange offer before the acceptance of any outstanding notes for exchange and before the expiration of the exchange offer, if:

•	any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in our reasonable judgment, might materially impair our ability to proceed with the exchange offer;

•	the Staff of the SEC proposes, adopts or enacts any law, statute, rule or regulation or issues any interpretation of any existing law, statute, rule or regulation that, in our reasonable judgment, might materially impair our ability to proceed with the exchange offer; or

•	any governmental approval or approval by holders of the outstanding notes has not been obtained if we, in our reasonable judgment, deem this approval necessary for the consummation of the exchange offer.

If, in our reasonable judgment, we determine that any of these conditions are not satisfied, we may:

•	refuse to accept any outstanding notes and return all tendered outstanding notes to the tendering holders, or, in the case of outstanding notes tendered by book-entry transfer, credit those outstanding notes to an account maintained with DTC;

•	extend the exchange offer and retain all outstanding notes tendered before the expiration of the exchange offer, subject, however, to the rights of holders who tendered the outstanding notes to withdraw their outstanding notes; or

•	waive unsatisfied conditions with respect to the exchange offer and accept all properly tendered outstanding notes that have not been withdrawn. If the waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement that will be distributed to the registered holders of the outstanding notes, and we will extend the exchange offer for a period of up to ten business days, depending on the significance of the waiver and the manner of disclosure of the registered holders of the outstanding notes, if the exchange offer would otherwise expire during this period.

Procedure for Tendering

To tender in the exchange offer, you must complete, sign and date an original or facsimile letter of transmittal, have the signatures guaranteed if required by the letter of transmittal, and mail or otherwise deliver the letter of transmittal to the exchange agent before the expiration date of the exchange offer. You may also tender your outstanding notes by means of DTC’s Automatic Tenders Over the Participant Terminal System, or ATOP, subject to the terms and procedures of that system. If delivery is made through ATOP, you must transmit any agent’s message to the exchange agent account at DTC. The term “agent’s message” means a message, transmitted to The DTC and received by the exchange agent and forming a part of a book-entry transfer, that states that DTC has received an express acknowledgement that you agree to be bound by the letter of transmittal and that we may enforce the letter of transmittal against you. In addition:

•	the exchange agent must receive certificates, if any, for the outstanding notes, along with the letter of transmittal;

•	the exchange agent must receive a timely confirmation of the transfer by book-entry of those outstanding notes before the expiration of the exchange offer, if the book-entry procedure is available, into the exchange agent’s account at DTC, as set forth in the procedure for book-entry transfer described below; or

•	you must comply with the guaranteed delivery procedures described below.

To be tendered effectively, the exchange agent must receive the letter of transmittal and other required documents at the address set forth below under “— Exchange Agent” before the expiration of the exchange offer.

If you tender your outstanding notes and do not withdraw them before the expiration date of the exchange offer, you will be deemed to have an agreement with us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

The method of delivery of outstanding notes and the letter of transmittal and all other required documents to the exchange agent is at your risk. Instead of delivery by mail, we recommend that you use an overnight or hand delivery service, properly insured. In all cases, you should allow sufficient time to assure delivery to the exchange agent before the expiration date of the exchange offer. You should not send your letter of transmittal or outstanding notes to us. You may request your respective broker, dealers, commercial banks, trust companies or nominees to effect the above transactions for you.

Any beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender its outstanding notes should contact the registered holder promptly and instruct that registered holder to tender the outstanding notes on the beneficial owner’s behalf. If the beneficial owner wishes to tender its outstanding notes on the owner’s own behalf, that owner must, before completing and executing the letter of transmittal and delivering its outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in that owner’s name or obtain a properly completed assignment from the registered holder. The transfer of registered ownership of outstanding notes may take considerable time.

Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible institution unless the related outstanding notes tendered are tendered:

•	by a registered holder who has not completed the box entitled “Special Payment Instructions: or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, each of the following is deemed an eligible institution:

•	a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.;

•	a commercial bank;

•	a trust company having an officer or correspondent in the United States; or

•	an eligible guarantor institution as provided by Rule 17Ad-15 of the Exchange Act.

If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes, the outstanding notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as his, her or its name appears on the outstanding notes.

If trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity sign the letter of transmittal or any outstanding notes or bond power, those persons should so indicate when signing, and evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal unless we waive such requirement.

We will determine all questions as to the validity, form, eligibility, including time of receipt, acceptance of tendered outstanding notes, and withdrawal of tendered outstanding notes, in our sole discretion. All of these determinations by us will be final and binding. We reserve the absolute right to reject any and all outstanding notes not properly tendered or any outstanding notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within the time we determine. Although we intend to notify holders of outstanding notes of defects or irregularities with respect to tenders of outstanding notes, neither we, nor the exchange agent, nor any other person will incur any liability for failure to give this notification. Tenders of outstanding notes will not be deemed to have been made until defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders of outstanding notes, unless otherwise provided in the letter of transmittal, promptly following the expiration date of the exchange offer.

In addition, we reserve the right, in our sole discretion, to purchase or make offers for any outstanding notes that remain outstanding subsequent to the expiration date of the exchange offer or, as set forth above under “— Conditions,” to terminate the exchange offer and, to the extent permitted by applicable law and the terms of our agreements relating to our outstanding indebtedness, purchase outstanding notes in the open market, in privately negotiated transactions or otherwise. The terms of any purchases or offers could differ from the terms of the exchange offer.

If the holder of outstanding notes is a broker-dealer participating in the exchange offer that will receive exchange notes for its own account in exchange for outstanding notes that were acquired as a result of market-making activities or other trading activities, that broker-dealer will be required to acknowledge in the letter of transmittal that it will deliver a prospectus in connection with any resale of the exchange notes and otherwise agree to comply with the procedures described above under “— Resale of the Exchange Notes”; however, by so acknowledging and delivering a prospectus, that broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

In all cases, issuance of exchange notes under the exchange offer will be made only after timely receipt by the exchange agent of certificates for the outstanding notes or a timely confirmation of book-entry transfer of outstanding notes into the exchange agent’s account at DTC, a properly completed and duly executed letter of transmittal, and all other required documents. If any tendered outstanding notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if outstanding notes are submitted for a greater principal amount of outstanding notes that the holder of the outstanding notes desires to exchange, the unaccepted or portion of non-exchanged outstanding notes will be returned as promptly as practicable after the expiration or termination of the exchange offer, or, in the case of outstanding notes tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the book-entry transfer procedures described below, the unaccepted or portion of non-exchanged outstanding notes will be credited to an account maintained with DTC, without expense to the tendering holder of outstanding notes.

Book-Entry Transfer

The exchange agent will make a request to establish an account with respect to the outstanding notes at DTC for the purposes of the exchange offer within two business days after the date of this prospectus, and any financial institution that is a participant in DTC’s system may make book-entry delivery of outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. However, although delivery of outstanding notes may be effected through book-entry transfer at DTC, the letter of transmittal or facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the exchange agent at the address set forth below under “— Exchange Agent” on or before the expiration date of the exchange offer, unless the holder either (1) complies with the guaranteed delivery procedures described below or (2) sends an agent’s message through ATOP.

Guaranteed Delivery Procedures

Holders who wish to tender their outstanding notes and (1) whose outstanding notes are not immediately available or (2) who cannot deliver their outstanding notes, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date, may effect a tender if:

•	the tender is made through an eligible institution;

•	before the expiration date of the exchange offer, the exchange agent receives from the eligible institution a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail or hand delivery, setting forth the name and address of the holder, the certificate number(s) of the outstanding notes and the principal amount of outstanding notes tendered and stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the expiration of the exchange offer, the letter of transmittal, together with the certificate(s) representing the outstanding notes in proper form for transfer or a confirmation of book-entry transfer, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•	the exchange agent receives the properly completed and executed letter of transmittal, as well as the certificate(s) representing all tendered outstanding notes in proper form for transfer and other documents required by the letter of transmittal within three New York Stock Exchange trading days after the expiration date of the exchange offer.

Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their outstanding notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

Except as otherwise provided, tenders of outstanding notes may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date of the exchange offer.

To withdraw a tender of outstanding notes in the exchange offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth herein prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. Any notice of withdrawal must:

•	specify the name of the person who deposited the outstanding notes to be withdrawn;

•	identify the outstanding notes to be withdrawn;

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which the outstanding notes were tendered or be accompanied by documents of transfer sufficient to have the exchange agent register the transfer of the outstanding notes in the name of the person withdrawing the tender; and

•	specify the name in which any outstanding notes are to be registered, if different from the name of the person who deposited the outstanding notes to be withdrawn.

We will determine all questions as to the validity, form and eligibility of the notices, which determinations will be final and binding on all parties. Any outstanding notes withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer, and no exchange notes will be issued with respect to those outstanding notes unless the outstanding notes withdrawn are validly retendered.

Any outstanding notes that have been tendered but that are not accepted for payment will be returned to the holder of those outstanding notes, or in the case of outstanding notes tendered by book-entry transfer, will be credited to an account maintained with DTC, without cost to the holder promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following one of the procedures described above under “— Procedure for Tendering” at any time prior to the expiration date of the exchange offer.

Termination of Certain Rights

All rights given to holders of outstanding notes under the registration rights agreement will terminate upon the consummation of the exchange offer except with respect to our duty:

•	to use reasonable best efforts to keep the registration statement continuously effective during the two-year period following the closing of the exchange offer; and

•	to provide copies of the latest version of this prospectus to any broker-dealer that requests copies of this prospectus for use in connection with any resale by that broker-dealer of exchange notes received for its own account pursuant to the exchange offer in exchange for outstanding notes acquired for its own account as a result of market-making or other trading activities, subject to the conditions described above under “— Resale of the Exchange Notes.”

Exchange Agent

Wells Fargo Bank, National Association has been appointed exchange agent for the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or the letter of transmittal, and requests for copies of the notice of guaranteed delivery with respect to the outstanding notes should be addressed to the exchange agent as follows:

Registered & Certified Mail:	Regular Mail or Courier:	In Person by Hand Only:

Wells Fargo Bank, N.A.	Wells Fargo Bank , N.A.	Wells Fargo Bank, N.A.
Corporate Trust Operations	Corporate Trust Operations	Corporate Trust Services
MAC N9303-121	MAC N9303-121	Northstar East Building — 12th Floor
P.O. Box 1517	6th St & Marquette Avenue	608 Second Avenue South
Minneapolis, MN 55480	Minneapolis, MN 55479	Minneapolis, MN 55402

Or

By Facsimile Transmission:

(612) 667-6282 Telephone:
(800) 344-5128

Fees and Expenses

We will pay the expenses of soliciting tenders in connection with the exchange offer. The principal solicitation is being made by mail; however, additional solicitation may be made by telecopier, telephone or in person by our officers and regular employees and by officers and regular employees of our affiliates.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We, will however, pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection with the exchange offer.

We estimate that our cash expenses in connection with the exchange offer will be approximately $75,000. These expenses include registration fees, fees and expenses of the exchange agent, accounting and legal fees, and printing costs, among others.

We will pay all transfer taxes, if any, applicable to the exchange of the outstanding notes for exchange notes. The tendering holder of outstanding notes, however, will pay applicable taxes if certificates representing outstanding notes not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding notes tendered, or:

•	if tendered, the certificates representing outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	if a transfer tax is imposed for any reason other than the exchange of the outstanding notes in the exchange offer.

If satisfactory evidence of payment of the transfer taxes or exemption from payment of transfer taxes is not submitted with the letter of transmittal, the amount of the transfer taxes will be billed directly to the tendering holder and the exchange notes need not be delivered until the transfer taxes are paid.

Consequences of Failure to Exchange

Participation in the exchange offer is voluntary. Holders of the outstanding notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

Outstanding notes that are not exchanged for the exchange notes in the exchange offer will not retain any rights under the registration rights agreement and will remain restricted securities for purposes of the federal securities laws. Accordingly, such outstanding notes may not be offered, sold, pledged or otherwise transferred except:

•	to us or any of our subsidiaries;

•	to a “Qualified Institutional Buyer” within the meaning of Rule 144A under the Securities Act purchasing for its own account or for the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A;

•	under an exemption from registration under the Securities Act provided by Rule 144, if available;

•	under an exemption from registration under the Securities Act provided by Rule 904, if available; or

•	under an effective registration statement under the Securities Act,

and in each case, in accordance with all other applicable securities laws and the terms of the indenture governing the outstanding notes.

Accounting Treatment

For accounting purposes, we will recognize no gain or loss as a result of the exchange offer. The exchange notes will be recorded at the same carrying value as the outstanding notes, as reflected in our accounting records on the date of the exchange. The expenses of the exchange offer will be amortized over the remaining term of the exchange notes.

DESCRIPTION OF THE NOTES

You can find the definitions of certain terms used in this description under the subheading “Certain Definitions.” In this description, the words “Park-Ohio” refer only to Park-Ohio Industries, Inc. and not to any of its subsidiaries or to Park-Ohio Holdings Corp., Park-Ohio’s parent company, and references to the “notes” include the outstanding notes and the exchange notes.

The outstanding notes were, and the exchange notes will be, issued under an indenture dated April 7, 2011, among Park-Ohio, the Guarantors and Wells Fargo Bank, National Association, as trustee. The terms of the notes will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The following description is a summary of the material provisions of the indenture and the notes. It does not restate those agreements in their entirety. We urge you to read the indenture and the notes. Copies of the indenture and the notes are available upon written request to Park-Ohio, as set forth below under “— Additional Information.” Certain defined terms used in this description but not defined below under “— Certain Definitions” have the meanings assigned to them in the indenture.

The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

Brief Description of the Notes and the Note Guarantees

The Notes

The notes:

•	will be general unsecured obligations of Park-Ohio;

•	will be pari passu in right of payment with all existing and future Indebtedness and other liabilities of Park-Ohio;

•	will be senior in right of payment to any future subordinated Indebtedness of Park-Ohio;

•	will be unconditionally guaranteed on a senior basis by the Guarantors; and

•	will be effectively subordinated to all secured Indebtedness of Park-Ohio (including borrowings under our new revolving credit facility) to the extent of the value of the assets securing that Indebtedness.

The Note Guarantees

The notes will be fully and unconditionally and jointly and severally guaranteed by Park-Ohio’s Domestic Subsidiaries.

Each guarantee of the exchange notes:

•	will be a general unsecured obligation of the Guarantor;

•	will be pari passu in right of payment with all existing and future Indebtedness and other liabilities of that Guarantor;

•	will be senior in right of payment to any future subordinated Indebtedness of that Guarantor; and

•	will be effectively subordinated to all secured Indebtedness of such Guarantor (including its guarantee of our new revolving credit facility) to the extent of the value of its assets securing that Indebtedness.

None of our Foreign Subsidiaries or Immaterial Subsidiaries will guarantee the exchange notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will be obligated to pay the holders of their debt and their trade creditors before they may distribute any of their assets to us. The non-guarantor Subsidiaries generated approximately 16% of our net sales for the three months ended March 31, 2011, and held approximately 23% of our consolidated assets as of March 31, 2011.

As of the date of the indenture, all of our Subsidiaries will be “Restricted Subsidiaries.” However, under the circumstances described below under the caption “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries,” we will be permitted to designate certain of our Subsidiaries as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture. Our Unrestricted Subsidiaries will not guarantee the exchange notes.

Principal, Maturity and Interest

Park-Ohio will issue up to $250.0 million in aggregate principal amount of exchange notes pursuant to the exchange offer. Park-Ohio may issue additional notes under the indenture from time to time. Any issuance of additional notes is subject to all of the covenants in the indenture, including the covenant described below under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock.” The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Unless otherwise provided or the context otherwise requires, for purposes of the indenture and this “Description of the Notes,” all references to “notes” include the exchange notes, any additional notes actually issued and the outstanding notes. Park-Ohio will issue the notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will mature on April 1, 2021.

Interest on the notes will accrue at the rate of 8.125% per annum and will be payable semi-annually in arrears on April 1 and October 1, commencing on April 1, 2011. Park-Ohio will make each interest payment to the holders of record on the immediately preceding March 15 and September 15.

Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

Park-Ohio will pay the principal of, and interest on, notes in global form registered in the name of or held by DTC or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such Global Notes. In the event Certificated Notes are issued, payments on Certificated Notes will be made at the office or agency of the paying agent and registrar (which will initially be the corporate trust office of the trustee) unless Park-Ohio elects to make interest payments by check delivered to the holders at their address set forth in the register of holders. If a holder of Certificated Notes has given wire transfer instructions to Park-Ohio, Park-Ohio will pay all principal, interest and premium, if any, and Special Interest, if any, on that holder’s notes in accordance with those instructions.

Paying Agent and Registrar for the Notes

The trustee will initially act as paying agent and registrar. Park-Ohio may change the paying agent or registrar without prior notice to the holders of the notes, and Park-Ohio or any of its Subsidiaries or Parent may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange notes in accordance with the provisions of the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. Park-Ohio will not be required to transfer or exchange any note selected for redemption. Also, Park-Ohio will not be required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Note Guarantees

The notes will be fully and unconditionally guaranteed by each of Park-Ohio’s current and future Domestic Subsidiaries (other than any Domestic Subsidiary that is an Immaterial Subsidiary) that Guarantees any Obligations of Park-Ohio under any Credit Facility. These Note Guarantees will be joint and several obligations of the Guarantors. Each Note Guarantee will be pari passu in right of payment with the senior Indebtedness of that Guarantor and effectively subordinated to any secured Indebtedness of that Guarantor to the extent of the value of its assets securing such Indebtedness. The obligations of each Guarantor under its Note Guarantee will be limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors — Risks Relating to The Exchange Offer — Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors.”

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than Park-Ohio or another Guarantor, unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2) either:

(a) (i) such Guarantor shall be the Person surviving any such consolidation or merger or (ii) the Person acquiring the assets in any such sale or other disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the indenture, its Note Guarantee and the registration rights agreement (if such Guarantor’s registration obligations thereunder have not been completed) pursuant to a supplemental indenture satisfactory to the trustee; or

(b) such sale or other disposition does not violate the “Asset Sale” provisions of the indenture.

The Note Guarantee of a Guarantor will be released:

(1) in connection with any sale or other disposition of all or substantially all of the assets or all of the Capital Stock of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) Park-Ohio or a Restricted Subsidiary of Park-Ohio, if the sale or other disposition does not violate the “Asset Sale” provisions of the indenture;

(2) if Park-Ohio designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture;

(3) upon defeasance or satisfaction and discharge of the indenture as provided below under the captions “— Legal Defeasance and Covenant Defeasance” and “— Satisfaction and Discharge”; or

(4) the release of such Restricted Subsidiary’s Guarantees under all Credit Facilities of Park-Ohio (other than a release as a result of payment under or a discharge of such Guarantee).

See “— Repurchase at the Option of Holders — Asset Sales.”

Optional Redemption

On or prior to April 1, 2014, Park-Ohio on any one or more occasions may redeem up to 35% of the aggregate principal amount of notes issued under the indenture (including any additional notes issued after the date of the indenture) at a redemption price of 108.125% of the principal amount, plus accrued and unpaid interest and Special Interest, if any, to the redemption date, with the net cash proceeds of one or more sales of common Equity Interests (other than Disqualified Stock) of Park-Ohio or one or more contributions to Park-

Ohio’s common equity capital made with the net cash proceeds of a concurrent sale of Equity Interests (other than Disqualified Stock) of Parent; provided that:

(1) at least 65% of the aggregate principal amount of notes issued under the indenture (including any additional notes issued after the date of the indenture but excluding notes held by Park-Ohio and its Subsidiaries and Parent) remains outstanding immediately after the occurrence of such redemption; and

(2) the redemption occurs within 90 days of the date of the closing of such sale of Equity Interests.

Prior to April 1, 2016, Park-Ohio on any one or more occasions may redeem all or a part of the notes, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Special Interest, if any, to, the date of redemption (the “Redemption Date”).

“Applicable Premium” means, with respect to a note at any Redemption Date, the greater of (i) 1.0% of the outstanding principal amount of such note and (ii) the excess of (A) the present value at such time of (1) the redemption price of such note at April 1, 2016 (as set forth in the table below) plus (2) all required interest payments due on such note through April 1, 2016 computed, in both cases, using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the outstanding principal amount of such note.

“Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two business days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source similar market data)) most nearly equal to the period from the Redemption Date to April 1, 2016; provided, however, that if the period from the Redemption Date to April 1, 2016 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the Redemption Date to April 1, 2016 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

Except pursuant to the preceding paragraphs, the notes will not be redeemable at Park-Ohio’s option prior to April 1, 2016.

On or after April 1, 2016, Park-Ohio on any one or more occasions may redeem all or a part of the notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Special Interest, if any, on the notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on April 1 of the years indicated below, subject to the rights of holders of notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage

2016	104.063%
2017	102.708%
2018	101.354%
2019 and thereafter	100.000%

Unless Park-Ohio defaults in the payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption on the applicable redemption date.

The indenture will not prohibit Park-Ohio and its Restricted Subsidiaries from purchasing notes in the open market or otherwise at any time and from time to time.

Mandatory Redemption

Park-Ohio is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each holder of notes will have the right to require Park-Ohio to repurchase all or any part (equal to $2,000 or integral multiples of $1,000 in excess thereof) of that holder’s notes pursuant to a Change of Control Offer on the terms set forth in the indenture; provided that the unrepurchased portion of the notes of any holder must be equal to $2,000 in principal amount or integral multiples of $1,000 in excess thereof. In the Change of Control Offer, Park-Ohio will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and Special Interest, if any, on the notes repurchased to the date of purchase, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, Park-Ohio will deliver a notice to each holder and the trustee describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is delivered, pursuant to the procedures required by the indenture and described in such notice. Park-Ohio will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, Park-Ohio will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such compliance.

On the Change of Control Payment Date, Park-Ohio will, to the extent lawful:

(1) accept for payment all notes or portions of notes properly tendered and not withdrawn pursuant to the Change of Control Offer;

(2) deposit with the paying agent (or, if Park-Ohio or any of its Restricted Subsidiaries or Parent is acting as paying agent, segregate and hold in trust) an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3) deliver or cause to be delivered to the trustee the notes properly accepted together with an officer’s certificate stating the aggregate principal amount of notes or portions of notes being purchased by Park-Ohio.

The paying agent will promptly deliver to each holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and deliver (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. Park-Ohio will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require Park-Ohio to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that Park-Ohio repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

Park-Ohio will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by Park-Ohio and purchases all notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the indenture as described above under the caption “— Optional Redemption,” unless and until there is a default in payment of the applicable redemption price. Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

Our new revolving credit facility will, and future credit agreements or other agreements relating to our Indebtedness to which we become a party may, provide that certain change of control events with respect to us would constitute a default thereunder (including a Change of Control under the indenture). If we experience a change of control that triggers a default under our new revolving credit facility, we could seek a waiver of such default or seek to refinance our new revolving credit facility. In the event we do not obtain such a waiver or refinance our new revolving credit facility, such default could result in amounts outstanding under our new revolving credit facility being declared due and payable.

Our ability to pay cash to the holders of notes following the occurrence of a Change of Control may be limited by our then-existing financial resources. Therefore, sufficient funds may not be available when necessary to make any required repurchases. See “Risk Factors — Risks Relating to the Exchange Offer— We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture.”

Asset Sales

Park-Ohio will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) Park-Ohio (or the applicable Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests sold or issued or otherwise disposed of; and

(2) at least 75% of the consideration received in the Asset Sale by Park-Ohio or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this clause (2), each of the following will be deemed to be cash:

(a) any liabilities, as shown on Park-Ohio’s most recent internal balance sheet, of Park-Ohio or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Note Guarantee) that are unconditionally assumed by the transferee of any such assets to the extent that Park-Ohio or the applicable Restricted Subsidiary is released from all liability with respect thereto;

(b) any securities, notes or other obligations received by Park-Ohio or any such Restricted Subsidiary from such transferee that are converted by Park-Ohio or such Restricted Subsidiary into cash or Cash Equivalents within 90 days after receipt, to the extent of the cash or Cash Equivalents received in that conversion;

(c) any Designated Noncash Consideration received by Park-Ohio or any Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause since the date of the indenture, not to exceed the greater of (x) $15.0 million and (y) 3.0% of Total Assets at the time of the receipt of such Designated Noncash Consideration, with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value;

(d) any stock or assets of the kind referred to in clauses (2) or (4) of the next paragraph of this covenant; and

(e) a combination of the consideration specified in clauses (a) through (d).

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, Park-Ohio (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds at its option:

(1) to repay Senior Debt that is secured by a Lien, which Lien is permitted by the indenture;

(2) to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, provided that, in the case of any such acquisition of Capital Stock, the Permitted Business is or becomes or is merged with or into a Restricted Subsidiary of Park-Ohio;

(3) to make a capital expenditure;

(4) to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business;

(5) to repay other Senior Debt; provided that to the extent Park-Ohio (or the applicable Restricted Subsidiary, as the case may be) reduces Obligations under Senior Debt other than the notes, Park-Ohio shall equally and ratably reduce Obligations under the notes as provided under “— Optional Redemption,” through open-market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all holders to purchase their notes at 100% of the principal amount thereof, plus the amount of accrued and unpaid interest and Special Interest, if any, on the amount of notes to be prepaid; or

(6) a combination of the repayments, acquisitions and expenditures permitted by the foregoing clauses (1) through (5);

provided that, in the case of clauses (2), (3) and (4) above, a binding commitment entered into not later than such 365th day will extend the period for such investment or other payment for up to an additional 180 days after the end of such 365-day period so long as Park-Ohio or a Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within such 180 days (an “Acceptable Commitment”). In the event an Acceptable Commitment is later cancelled or terminated for any reason before the Net Proceeds are applied in connection therewith but after the end of the original 365-day period, then such Net Proceeds will be deemed to constitute Excess Proceeds on the date of such cancellation or termination. In addition to the foregoing, at any time and on one or more occasions prior to such 365th day (as extended, if applicable), Park-Ohio in its sole discretion may apply Net Proceeds from one or more Asset Sales to make an Asset Sale Offer (as described below).

Pending the final application of any Net Proceeds, Park-Ohio may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this covenant will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $25.0 million (or such lesser amount that Park-Ohio determines), Park-Ohio will make an Asset Sale Offer to all holders of notes, and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets, to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest and Special Interest, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, Park-Ohio may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis, subject to DTC procedures applicable to global notes. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

Park-Ohio will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, Park-Ohio will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such compliance.

Selection and Notice

If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption on a pro rata basis unless otherwise required by law, DTC procedures applicable to global notes or applicable stock exchange requirements.

Notices of redemption will be delivered at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address or otherwise delivered in accordance with the procedures of DTC, except that redemption notices may be delivered more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notes called for redemption become due on the date fixed for redemption, provided that notices of redemption may be conditioned on one or more conditions precedent, such as the closing of a Change of Control or a financing transaction. Park-Ohio will provide prompt written notice to the trustee rescinding such redemption in the event that any such condition precedent shall not have occurred, and thereafter such redemption and notice of redemption shall be rescinded and of no force or effect. Upon receipt of such notice from Park-Ohio rescinding such redemption, the trustee will promptly send a copy such notice to the holders of the notes to be redeemed in the same manner in which the notice of redemption was given.

If fewer than all the outstanding notes are to be redeemed, the notice of redemption that relates to that note will state the portion of the principal amount of notes that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note or, if the note is a global note, an adjustment will be made to the schedule attached thereto. No notes of $2,000 or less can be redeemed in part, and the unredeemed portion of the notes of any holder must be equal to $2,000 in principal amount or integral multiples of $1,000 in excess thereof. On and after the redemption date, interest ceases to accrue on notes or portions of notes called for redemption.

The selection and notice provisions relating to a redemption of the notes will also be applicable to a repurchase of the notes pursuant to an Asset Sale Offer or a Change of Control Offer, except as otherwise provided in the indenture.

The Credit Agreement will restrict Park-Ohio from purchasing any notes and also provide that certain change of control or asset sale events with respect to Park-Ohio would constitute a default. Any future credit agreements or other agreements relating to Indebtedness to which Park-Ohio becomes a party may contain similar restrictions and provisions. In the event a Change of Control or Asset Sale occurs at a time when Park-Ohio is prohibited from purchasing notes, Park-Ohio could seek the consent of its lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If Park-Ohio does not obtain such a consent or repay such borrowings, Park-Ohio will remain prohibited from purchasing notes. In such case, Park-Ohio’s failure to purchase tendered notes would constitute an Event of Default under the indenture which would, in turn, constitute a default under such other Indebtedness.

Certain Covenants

Restricted Payments

Park-Ohio will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of Park-Ohio’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Park-Ohio or any of its Restricted Subsidiaries) or to the direct or indirect holders of Park-Ohio’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Park-Ohio);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Park-Ohio) any Equity Interests of Park-Ohio or any direct or indirect parent of Park-Ohio;

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of Park-Ohio or any Guarantor that is contractually subordinated to the notes or to any Note Guarantee (excluding the 2014 senior subordinated notes and any intercompany Indebtedness between or among Park-Ohio and any of its Restricted Subsidiaries), except a payment of interest or a payment, purchase, redemption, defeasance or other acquisition or retirement in anticipation of satisfying a sinking fund obligation, principal installment or payment at final maturity, in each case due within one year of the date of such payment, purchase, redemption, defeasance or other acquisition or retirement for value; or

(4) make any Restricted Investment,

(all such payments and other actions set forth in clauses (1) through (4) above collectively being referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(5) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment; and

(6) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Park-Ohio and its Restricted Subsidiaries since the date of the indenture (excluding Restricted Payments permitted by clauses (2) through (13) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a) 50% of the Consolidated Net Income of Park-Ohio for the period (taken as one accounting period) from the beginning of the first fiscal quarter ending after the date of the indenture to the end of Park-Ohio’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(b) 100% of the aggregate net proceeds (including the Fair Market Value of assets other than cash, including any Permitted Business) received by Park-Ohio since the date of the indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of Park-Ohio (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of Park-Ohio that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of Park-Ohio); provided that any non-cash net proceeds shall be assets of the type used or useful in a Permitted Business; plus

(c) an amount equal to the net reduction in or return on Investments (other than Permitted Investments) made by Park-Ohio and its Restricted Subsidiaries subsequent to the date of the indenture resulting from repurchases, repayments or redemptions of such Investments, proceeds realized on the sale of any such Investment and proceeds representing the return of capital on any such Investment and dividends and distributions with respect thereto, in each case received by Park-Ohio or any of its Restricted Subsidiaries; provided, however, that, with respect to any Investment, the foregoing sum shall not exceed the amount of such Investment; plus

(d) the amount by which Indebtedness or Disqualified Stock incurred or issued since the date of the indenture is reduced on Park-Ohio’s consolidated balance sheet upon the conversion or exchange (other than by a Subsidiary of Park-Ohio) into Capital Stock of Park-Ohio that is not Disqualified Stock (less the amount of any cash, or the Fair Market Value of any other asset, distributed by Park-Ohio or any Restricted Subsidiary upon such conversion or exchange); provided that such amount will not exceed the aggregate Net Proceeds received by Park-Ohio or any Restricted Subsidiary since the date of the indenture from the issuance and sale (other than to a Subsidiary of Park-Ohio) of such Indebtedness or Disqualified Stock; plus

(e) 100% of any dividends received by Park-Ohio or a Restricted Subsidiary of Park-Ohio after the date of the indenture from an Unrestricted Subsidiary of Park-Ohio, to the extent that such dividends were not otherwise included in the Consolidated Net Income of Park-Ohio for such period;

provided, however, that the amount calculated pursuant to this clause (e) may not exceed the aggregate amount of Restricted Investments made by Park-Ohio and its Restricted Subsidiaries in such Unrestricted Subsidiary since the date of the indenture; plus

(f) to the extent that any Unrestricted Subsidiary of Park-Ohio designated as such after the date of the indenture is redesignated as a Restricted Subsidiary after the date of the indenture in a transaction that is treated as a Restricted Investment (and not a Permitted Investment), the Fair Market Value of Park-Ohio’s Investment in such Subsidiary as of the date of such redesignation; provided that the amount calculated pursuant to this clause (f) may not exceed the aggregate amount of Restricted Investments made by Park-Ohio and its Restricted Subsidiaries in such Unrestricted Subsidiary made since the date of the indenture.

The preceding provisions will not prohibit:

(1) the payment of any dividend or the consummation of any irrevocable redemption within 90 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of the indenture;

(2) the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Park-Ohio) of, Equity Interests of Park-Ohio (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to Park-Ohio; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (2)(b) of the preceding paragraph;

(3) the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of Park-Ohio or any Guarantor that is contractually subordinated to the notes or to any Note Guarantee in exchange for, or with the net cash proceeds from a substantially concurrent incurrence of, Permitted Refinancing Indebtedness;

(4) the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of Park-Ohio to the holders of its Equity Interests on a pro rata basis;

(5) so long as no Default has occurred and is continuing or would be caused thereby, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Park-Ohio or the Parent held by any current or former officer, director or employee of Park-Ohio that directly or indirectly owns all of the outstanding capital stock of Park-Ohio or the Parent (or permitted transferees of such officers, directors or employees) pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement or other agreement approved by the Board of Directors; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $2.0 million in any twelve-month period, with unused amounts pursuant to this clause (5) being carried over to the immediately succeeding twelve-month period; provided that in no event shall such amount exceed $4.0 million in any twelve-month period;

(6) the repurchase of Equity Interests deemed to occur upon the exercise of stock options, warrants or other convertible securities to the extent such Equity Interests represent all or a portion of the exercise price of those stock options, warrants or other convertible securities or are surrendered in connection with satisfying any federal or state income tax withholding obligation related to any such exercise or vesting of any equity award;

(7) the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of Park-Ohio or any Restricted Subsidiary of Park-Ohio issued on or after the date of the indenture not in violation of the Fixed Charge Coverage Ratio test described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock;”

(8) Permitted Payments to Parent;

(9) payments made with respect to extinguishment of fractional shares (whether in connection with the exercise of warrants, stock options or other securities convertible into or exchangeable for Equity Securities or otherwise), or the repurchase, redemption or other acquisition of odd-lot shares not to exceed $500,000 in the aggregate;

(10) the purchase or acquisition of Equity Interests of Park-Ohio or Parent in open-market purchases, or the payment of dividends to Parent for Parent to purchase or acquire its Equity Interests, in each case solely to provide for matching contributions of any employees of Park-Ohio, any of its Subsidiaries or the parent company of Park-Ohio, pursuant to any deferred compensation plan or other benefit plan in the ordinary course of business in an aggregate amount not to exceed $2.5 million in any calendar year;

(11) the repurchase, redemption or other acquisition or retirement for value of preferred stock purchase rights issued in connection with any shareholder rights plan that may be adopted by Park-Ohio or Parent not to exceed $250,000;

(12) payments by Park-Ohio or any Restricted Subsidiary in respect of Indebtedness of Park-Ohio or any Restricted Subsidiary owed to Park-Ohio or another Restricted Subsidiary; and

(13) other Restricted Payments in an aggregate amount since the date of the indenture not to exceed $25.0 million.

The amount of any Restricted Payment (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Park-Ohio or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. For purposes of determining compliance with this “Restricted Payments” covenant, in the event that a payment or other action meets the criteria of more than one of the exceptions described in clauses (1) through (13) above, or is entitled to be made pursuant to the first paragraph of this covenant (including any payment or other action that constitutes a “Permitted Investment”), Park-Ohio will be permitted to classify such payment or other action on the date of its occurrence in any manner that complies with this covenant (including any payment or other action that constitutes a “Permitted Investment”). Payments or other actions permitted by this covenant need not be permitted solely by reference to one provision permitting such payment or other action (including any payment or other action that constitutes a “Permitted Investment”), but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting payment or other action (including any payment or other action that constitutes a “Permitted Investment”).

Incurrence of Indebtedness and Issuance of Preferred Stock

Park-Ohio will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and Park-Ohio will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that Park-Ohio may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and any Restricted Subsidiary of Park-Ohio may incur Indebtedness (including Acquired Debt) or issue preferred stock, if the Fixed Charge Coverage Ratio for Park-Ohio’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit (collectively, “Permitted Debt”):

(1) the incurrence by Park-Ohio and any Restricted Subsidiaries of additional Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount (excluding the amount of any Hedging Obligations and banking service, treasury management and other similar Obligations) at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Park-Ohio and its Restricted Subsidiaries thereunder) not to exceed the greater of: (a) $260.0 million and (b) the amount of the Borrowing Base as of the date of such incurrence;

(2) the incurrence by Park-Ohio and its Restricted Subsidiaries of Indebtedness outstanding on the date of the indenture (other than Indebtedness under Credit Facilities);

(3) the incurrence by Park-Ohio and the Guarantors of Indebtedness represented by the notes and the related Note Guarantees to be issued on the date of the indenture and the exchange notes and the related Note Guarantees to be issued pursuant to the registration rights agreement (and any exchange notes issued in exchange for additional notes properly incurred under the indenture, where the terms of such exchange notes are substantially identical to such additional notes);

(4) the incurrence by Park-Ohio or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of Park-Ohio or any of its Restricted Subsidiaries, provided that the aggregate principal amount of any such incurrence does not cause the aggregate principal amount of Indebtedness then outstanding under this clause (4), including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), to exceed the greater of (x) $40.0 million and (y) 7.5% of Total Assets as of the date of any such incurrence;

(5) the incurrence by Park-Ohio or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5), (14) or (19) of this paragraph;

(6) the incurrence by Park-Ohio or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Park-Ohio and any of its Restricted Subsidiaries; provided, however, that:

(a) if Park-Ohio or any Guarantor is the obligor on such Indebtedness and the payee is not Park-Ohio or a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the notes, in the case of Park-Ohio, or the Note Guarantee, in the case of a Guarantor; and

(b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Park-Ohio or a Restricted Subsidiary of Park-Ohio and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Park-Ohio or a Restricted Subsidiary of Park-Ohio, will be deemed, in each case, to constitute an incurrence of such Indebtedness by Park-Ohio or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the issuance by any of Park-Ohio’s Restricted Subsidiaries to Park-Ohio or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

(a) any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than Park-Ohio or a Restricted Subsidiary of Park-Ohio; and

(b) any sale or other transfer of any such preferred stock to a Person that is not either Park-Ohio or a Restricted Subsidiary of Park-Ohio,

will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (7);

(8) the incurrence by Park-Ohio or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business;

(9) the guarantee by Park-Ohio or any of the Guarantors of Indebtedness of Park-Ohio or a Restricted Subsidiary of Park-Ohio that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the notes, then such Guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(10) the incurrence by Park-Ohio or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, performance, completion and surety bonds and completion, performance and other guarantees in the ordinary course of business;

(11) the incurrence by Park-Ohio or any of its Restricted Subsidiaries of Indebtedness in respect of banking service, treasury management and other similar Obligations (including without limitation Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds or in respect of netting services, overdraft protection and otherwise in connection with deposit accounts, so long as such Indebtedness is covered within five business days);

(12) the incurrence by Foreign Subsidiaries of Indebtedness in an aggregate principal amount at any time outstanding pursuant to this clause (12), including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (12), not to exceed $25.0 million (or the equivalent thereof, measured at the time of each incurrence, in applicable foreign currency);

(13) the incurrence of Indebtedness arising from any agreement entered into by Park-Ohio or any of its Restricted Subsidiaries providing for indemnification, purchase price adjustment or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business or assets of Park-Ohio or any of its Restricted Subsidiaries or Capital Stock of any of its Restricted Subsidiaries; provided that the maximum aggregate liability in respect of all such Indebtedness incurred pursuant to this clause (13) shall at no time exceed the gross proceeds actually received by Park-Ohio and its Restricted Subsidiaries in connection with such acquisitions or dispositions;

(14) the incurrence of Permitted Acquisition Debt;

(15) the incurrence of Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(16) the incurrence of Indebtedness consisting of take-or-pay obligations contained in supply agreements relating to products, services or commodities of a type that Park-Ohio or any of its Subsidiaries uses or sells in the ordinary course of business;

(17) the incurrence of Indebtedness consisting of the financing of insurance premiums;

(18) the incurrence of Indebtedness consisting of Guarantees incurred in the ordinary course of business under repurchase agreements or similar agreements in connection with the financing of sales of goods in the ordinary course of business; and

(19) the incurrence by Park-Ohio or any Restricted Subsidiary of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (19), not to exceed the greater of (x) $40.0 million and (y) 7.5% of Total Assets as of the date of any such incurrence.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (19) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Park-Ohio will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness. Indebtedness under Credit Facilities outstanding on the date on which notes are first issued and authenticated under the indenture will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, the payment of fees and premiums and additional payments with respect to Indebtedness, the realization of any Permitted Lien, a change in GAAP or an interpretation thereunder that results in an obligation of such Person that exists at such time becoming Indebtedness, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount of any such accrual of interest, accretion or amortization of original issue discount or payment of interest is included in Fixed Charges of Park-Ohio as accrued, accreted or paid, as the case may be. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that Park-Ohio or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values. For purposes of determining compliance with, and the outstanding principal amount of, any particular Indebtedness incurred pursuant to this covenant, any other obligation of the obligor on such Indebtedness (or of any other Person that could have incurred such Indebtedness under this covenant) arising under any Guarantee, Lien or letter of credit, bankers’ acceptance or other similar instrument or obligation supporting such Indebtedness shall be disregarded to the extent that such Guarantee, Lien or letter of credit, bankers’ acceptance or other similar instrument or obligation secures the principal amount of such Indebtedness.

The amount of any Indebtedness outstanding as of any date will be:

(a) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(b) the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(c) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(i) the Fair Market Value of such assets at the date of determination; or

(ii) the amount of the Indebtedness of the other Person.

The indenture will provide that Park-Ohio will not, and Park-Ohio will not permit any Guarantor to, directly or indirectly, incur any Indebtedness (including Acquired Debt) that is subordinated or junior in right of payment to any Indebtedness of Park-Ohio or such Guarantor, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the notes or such Guarantor’s Note Guarantee to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of Park-Ohio or such Guarantor, as the case may be.

The indenture will not treat (1) unsecured Indebtedness as subordinated or junior to secured Indebtedness merely because it is unsecured or (2) Senior Debt as subordinated or junior to any other Senior Debt merely because it has a junior priority with respect to the same collateral.

Liens

Park-Ohio will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) securing Indebtedness or Attributable Debt upon any of their property or assets, now owned or hereafter acquired, unless all payments due under the indenture and the notes are secured (a) in the case of any Senior Debt so secured, on an equal and ratable basis with the Obligations so secured until such time as such Obligations are no longer secured by a Lien and (b) in the case of any subordinated Indebtedness so secured, on a senior basis with the Obligations so secured until such time as such Obligations are no longer secured by a Lien. Any Lien created for the benefit of the holders of the notes pursuant to this covenant will provide by its terms that such Lien will be automatically and unconditionally released and discharged upon the release and discharge of the initial Lien giving rise to such Lien.

Limitation on Sale and Leaseback Transactions

Park-Ohio will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that Park-Ohio or any Guarantor may enter into a sale and leaseback transaction if:

(1) Park-Ohio or that Guarantor, as applicable, could have incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Fixed Charge Coverage Ratio test in the first paragraph of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(2) the transfer of assets in that sale and leaseback transaction does not violate, and Park-Ohio applies the proceeds of such transaction in compliance with, the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales.”

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

Park-Ohio will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to Park-Ohio or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to Park-Ohio or any of its Restricted Subsidiaries;

(2) make loans or advances to Park-Ohio or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to Park-Ohio or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements governing Indebtedness outstanding of the date of indenture and Credit Facilities as in effect on the date of the indenture and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such encumbrances and restrictions than those contained in those agreements on the date of the indenture;

(2) the indenture, the notes and the Note Guarantees, and the exchange notes and the related Guarantees to be issued pursuant to the registration rights agreement;

(3) applicable law, rule, regulation or order;

(4) any instrument governing Indebtedness or Capital Stock of a Person acquired by Park-Ohio or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of such instrument; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred and in the case of amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings, such amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not more materially more restrictive, taken as a whole, with respect to such encumbrances and restrictions than those contained in those agreements on the date of the indenture;

(5) customary non-assignment provisions in contracts, leases and licenses entered into in the ordinary course of business;

(6) purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

(7) any agreement for the sale or other disposition of a Restricted Subsidiary or the assets of a Restricted Subsidiary pending the sale or other disposition of such assets or Restricted Subsidiary;

(8) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9) Liens permitted to be incurred under the provisions of the covenant described above under the caption “— Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(10) provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into with the approval of Park-Ohio’s Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements;

(11) agreements governing Indebtedness of any Foreign Subsidiary incurred in compliance with the indenture;

(12) restrictions on cash or other deposits or net worth imposed by leases or contracts with customers, in each case, entered into in the ordinary course of business;

(13) any encumbrance or restriction pursuant to an agreement in effect on the date of the indenture, as such encumbrance or restriction is in effect on such date, and any encumbrances or restrictions imposed by amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of such agreement; provided that such amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not more materially restrictive, taken as a whole, with respect to such encumbrances and restrictions than those contained in those agreements on the date of the indenture;

(14) covenants to maintain net worth, total assets or liquidity and similar financial responsibility covenants under contracts with customers or suppliers in the ordinary course of business; and

(15) any instrument governing Indebtedness permitted to be incurred under the indenture so long as the encumbrances and restrictions imposed pursuant to such instruments are no more restrictive, taken as a whole, than those encumbrances and restrictions contained in the Credit Facilities on the date of the indenture.

Merger, Consolidation or Sale of Assets

Park-Ohio will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not Park-Ohio is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Park-Ohio and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1) either: (a) Park-Ohio is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than Park-Ohio) or to which such sale, assignment, transfer, conveyance or other disposition has been made is an entity organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2) the Person formed by or surviving any such consolidation or merger (if other than Park-Ohio) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of Park-Ohio under the notes, the indenture and the registration rights agreement (if Park-Ohio’s registration obligations thereunder have not been completed) pursuant to agreements reasonably satisfactory to the trustee;

(3) immediately after such transaction, no Default or Event of Default exists;

(4) Park-Ohio or the Person formed by or surviving any such consolidation or merger (if other than Park-Ohio), or to which such sale, assignment, transfer, conveyance or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, (a) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock” or (b) have a Fixed Charge Coverage Ratio that is no less than the Fixed Charge Coverage Ratio of Park-Ohio immediately prior to such transaction; and

(5) Park-Ohio delivers to the trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent have been complied with.

In addition, Park-Ohio will not, directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

This “Merger, Consolidation or Sale of Assets” covenant will not apply to:

(1) a merger of Park-Ohio with an Affiliate solely for the purpose of reincorporating Park-Ohio in another jurisdiction; or

(2) any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among Park-Ohio and its Restricted Subsidiaries.

Transactions with Affiliates

Park-Ohio will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Park-Ohio (each, an “Affiliate Transaction”), unless:

(1) the Affiliate Transaction is on terms that are no less favorable to Park-Ohio or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Park-Ohio or such Restricted Subsidiary with an unrelated Person; and

(2) Park-Ohio delivers to the trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a resolution of the Board of Directors of Park-Ohio set forth in an officer’s certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of Park-Ohio; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, an opinion as to the fairness to Park-Ohio or such Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any employment agreement, employee benefit plan, officer or director indemnification agreement, or any similar arrangement (including vacation plans, health and life insurance plans, deferred compensation plans, retirement or savings plans, and stock option, stock ownership and similar plans) entered into by Park-Ohio or any of its Restricted Subsidiaries, any payment of compensation (including awards or grants in cash, securities or other payments) for the personal service of officers and employees of Park-Ohio or any of its Restricted Subsidiaries and payments of reasonable directors fees, in each case entered into or paid by Park-Ohio or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;

(2) transactions between or among Park-Ohio and/or its Restricted Subsidiaries;

(3) transactions with a Person (other than an Unrestricted Subsidiary of Park-Ohio) that is an Affiliate of Park-Ohio solely because Park-Ohio owns or controls, directly or through a Restricted Subsidiary, an Equity Interest in such Person;

(4) any issuance of Equity Interests (other than Disqualified Stock) of Park-Ohio to Affiliates of Park-Ohio;

(5) loans and advances to officers, directors or employees of Park-Ohio or any of its Restricted Subsidiaries made in the ordinary course of business; provided that such loans and advances do not exceed $2.5 million in the aggregate at any one time outstanding;

(6) Restricted Payments that do not violate the provisions of the indenture described above under the caption “— Restricted Payments” and Investments that constitute Permitted Investments;

(7) Permitted Payments to Parent;

(8) purchases and sales of raw materials or inventory in the ordinary course of business on market terms;

(9) transactions between Park-Ohio or any Restricted Subsidiary and any joint venture or Unrestricted Subsidiary of Park-Ohio entered into in the ordinary course of business; provided that such transactions are on terms that are no less favorable to Park-Ohio or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Park-Ohio or such Restricted Subsidiary with an unrelated Person; and

(10) any transaction arising out of an agreement existing on the date of the indenture and described in the “Related Party-Transactions” section of this prospectus relating to the initial offering of the notes and any amendment thereto or replacement thereof that, taken as a whole, is no less favorable to Park-Ohio than the agreement as in effect on the date of the indenture.

Additional Note Guarantees

If Park-Ohio or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary after the date of the indenture and such Domestic Subsidiary Guarantees Park-Ohio’s obligations under any Credit Facility, then that newly acquired or created Domestic Subsidiary will become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel satisfactory to the trustee within 20 business days of the date on which it was acquired or created; provided that any Domestic Subsidiary that constitutes an Immaterial Subsidiary need not become a Guarantor until such time as it ceases to be an Immaterial Subsidiary.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of Park-Ohio may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default and if that designation otherwise is consistent with the definition of an Unrestricted Subsidiary. If a Restricted Subsidiary is designated as an Unrestricted

Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by Park-Ohio and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and that designation will only be permitted if the Investment would be permitted at that time (either as a Restricted Payment or as a Permitted Investment).

Any designation of a Subsidiary of Park-Ohio as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an officer’s certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “— Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the requirements of an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture, and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of Park-Ohio as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock,” Park-Ohio will be in default of such covenant unless such Unrestricted Subsidiary is made to meet such requirements.

The Board of Directors of Park-Ohio may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of Park-Ohio; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Park-Ohio of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

Payments for Consent

Park-Ohio will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or amendment.

Reports

Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, Park-Ohio will electronically file, within the time periods specified in the SEC’s rules and regulations (after giving effect to any grace period provided by Rule 12b-25 under the Exchange Act):

(1) all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if Park-Ohio were required to file such reports; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if Park-Ohio were required to file such reports.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on Park-Ohio’s consolidated financial statements by Park-Ohio’s certified independent accountants.

If the SEC will not accept Park-Ohio’s filings for any reason, Park-Ohio will post the reports referred to in the preceding paragraph on its or its Parent’s website within the time periods that would apply if Park-Ohio were required to file those reports with the SEC or post on its or its Parent’s website (after giving effect to any grace period provided by Rule 12b-25 under the Exchange Act). Park-Ohio will not take any action for the purpose of causing the SEC not to accept any such filing.

In addition, Park-Ohio and the Guarantors agree that, for so long as any notes remain outstanding, if at any time they are not required to file with the SEC or post on its or its Parent’s website the reports required by the preceding paragraphs, they will furnish to the holders of notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

Each of the following is an “Event of Default”:

(1) default for 30 days in the payment when due of interest on, or Special Interest, if any, with respect to, the notes;

(2) default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the notes;

(3) failure by Park-Ohio or any of its Restricted Subsidiaries to comply with the provisions described under the caption “— Certain Covenants — Merger, Consolidation or Sale of Assets”;

(4) failure by Park-Ohio or any of its Restricted Subsidiaries to comply with the provisions described under “— Reports” for 90 days after written notice to Park-Ohio by the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding;

(5) failure by Park-Ohio or any of its Restricted Subsidiaries to comply with any of the other agreements in the indenture for 60 days after written notice to Park-Ohio by the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding;

(6) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Park-Ohio or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Park-Ohio or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the date of the indenture, if that default:

(a) is caused by a failure to pay principal on such Indebtedness at Stated Maturity after giving effect to any grace period (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its Stated Maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25.0 million or more, and such Indebtedness has not been discharged or such acceleration has not been rescinded or annulled, as applicable, within 30 days;

(7) one or more final non-appealable judgments entered against Park-Ohio or any Restricted Subsidiary by a court or courts of competent jurisdiction aggregating in excess of $25.0 million, excluding amounts covered by third-party indemnities or insurance, which judgments are not paid, discharged or stayed for a period of 60 days after the date on which the right to appeal has expired;

(8) except as permitted by the indenture, any Note Guarantee by a Guarantor that is a Significant Subsidiary of Park-Ohio is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor that is a Significant Subsidiary of Park-Ohio, or any Person acting on behalf of any such Guarantor, denies or disaffirms its obligations under its Note Guarantee; and

(9) certain events of bankruptcy or insolvency described in the indenture with respect to Park-Ohio or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to Park-Ohio, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding notes may by written notice to Park-Ohio declare all the notes to be due and payable immediately.

Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest or premium, if any, or Special Interest, if any.

Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of notes unless such holders have offered to the trustee satisfactory indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest or Special Interest, if any, when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless:

(1) such holder has previously given the trustee notice that an Event of Default is continuing;

(2) holders of at least 25% in aggregate principal amount of the then outstanding notes have requested the trustee to pursue the remedy;

(3) such holders have offered the trustee satisfactory security or indemnity against any loss, liability or expense;

(4) the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) holders of a majority in aggregate principal amount of the then outstanding notes have not given the trustee a direction inconsistent with such request within such 60-day period.

The holders of a majority in aggregate principal amount of the then outstanding notes by notice to the trustee may, on behalf of the holders of all of the notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or premium, if any, or Special Interest, if any, on, or the principal of, the notes (other than the non-payment of interest or premium, if any, or Special Interest, if any, on or principal of the notes that became due solely because of the acceleration of the notes).

Park-Ohio is required to deliver to the trustee annually a statement regarding compliance with the indenture. Within 30 days of becoming aware of any Default or Event of Default that has occurred and is continuing, Park-Ohio is required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees, Incorporators and Shareholders

No director, officer, employee, incorporator or shareholder of Park-Ohio or any Guarantor, as such, will have any liability for any obligations of Park-Ohio or the Guarantors under the notes, the indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

Park-Ohio may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Note Guarantees (“Legal Defeasance”) except for:

(1) the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium, if any, and Special Interest, if any, on, such notes when such payments are due from the trust referred to below;

(2) Park-Ohio’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and Park-Ohio’s and the Guarantors’ obligations in connection therewith; and

(4) the Legal Defeasance provisions of the indenture.

In addition, Park-Ohio may, at its option and at any time, elect to have the obligations of Park-Ohio and the Guarantors released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) that are described in the indenture (“Covenant Defeasance”), and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “— Events of Default and Remedies” will no longer constitute an Event of Default with respect to the notes. Park-Ohio may exercise Legal Defeasance notwithstanding its prior exercise of Covenant Defeasance.

If Park-Ohio exercises its Legal Defeasance option, each Guarantor will be released from all of its obligations with respect to its Note Guarantee.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) Park-Ohio must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants expressed in a written certification thereof delivered to the trustee, to pay the principal of, or interest and premium, if any, and Special Interest, if any, on, the outstanding notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and Park-Ohio must specify whether the notes are being defeased to such stated date for payment or to a particular redemption date;

(2) in the case of Legal Defeasance, Park-Ohio must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) Park-Ohio has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, Park-Ohio must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which Park-Ohio or any of its Subsidiaries is a party or by which Park-Ohio or any of its Subsidiaries is bound;

(6) Park-Ohio must deliver to the trustee an officer’s certificate stating that the deposit was not made by Park-Ohio with the intent of preferring the holders of notes over the other creditors of Park-Ohio with the intent of defeating, hindering, delaying or defrauding any creditors of Park-Ohio or others; and

(7) Park-Ohio must deliver to the trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next three succeeding paragraphs, the indenture or the notes or the Note Guarantees may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing Default or Event of Default or compliance with any provision of the indenture or the notes or the Note Guarantees may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each holder of notes affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting holder):

(1) reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any note, or reduce any amount payable on any redemption of the notes or the initial non-call periods during which the notes may not be redeemed;

(3) reduce the rate of or change the time for payment of interest, including default interest, on any note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, or Special Interest, if any, on, the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration);

(5) make any note payable in money other than that stated in the notes;

(6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, or interest or premium, if any, or Special Interest, if any, on, the notes;

(7) waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption “— Repurchase at the Option of Holders”);

(8) release any Guarantor from any of its obligations under its Note Guarantee or the indenture, except in accordance with the terms of the indenture;

(9) make any change to or modify the ranking of the notes that would adversely affect the holders of the notes; or

(10) make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any holder of notes, Park-Ohio, the Guarantors (except that no existing Guarantor need execute a supplemental indenture pursuant to clause (8) below) and the trustee may amend or supplement the indenture, the notes or the Note Guarantees to:

(1) cure any ambiguity, defect or inconsistency;

(2) provide for uncertificated notes in addition to or in place of certificated notes;

(3) provide for the assumption of Park-Ohio’s or a Guarantor’s obligations to holders of notes and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of Park-Ohio’s or such Guarantor’s assets, as applicable;

(4) make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any such holder;

(5) comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(6) conform the text of the indenture, the Note Guarantees or the notes to any provision of this Description of the Notes to the extent that such provision in this Description of the Notes was intended to be a verbatim recitation of a provision of the indenture, the Note Guarantees or the notes;

(7) provide for the issuance of additional notes in accordance with the limitations set forth in the indenture as of the date of the indenture;

(8) allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the Notes; or

(9) evidence and provide for the acceptance of appointment under the indenture of a successor trustee.

The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under the indenture becomes effective, Park-Ohio is required to deliver to holders of the notes a notice briefly describing such amendment. However, the failure to give such notice to all holders of the notes, or any defect therein, will not impair or affect the validity of the amendment.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1) either:

(a) all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to Park-Ohio, have been delivered to the trustee for cancellation; or

(b) all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the delivery of a notice of redemption or otherwise or will become due and payable within one year and Park-Ohio or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, premium, if any, and Special Interest, if any, and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit), and the deposit will not result in a breach or violation of, or constitute a default under, any other material agreement or instrument to which Park-Ohio or any Guarantor is a party or by which Park-Ohio or any Guarantor is bound;

(3) Park-Ohio or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

(4) Park-Ohio has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or on the redemption date, as the case may be.

In addition, Park-Ohio must deliver an officer’s certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the trustee becomes a creditor of Park-Ohio or any Guarantor, the indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise as provided in the Trust Indenture Act. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest as defined in the Trust Indenture Act it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if the indenture has been qualified under the Trust Indenture Act) or resign. If the trustee fails to either eliminate the conflicting interest, obtain permission or resign within 10 days of the expiration of the 90-day period, the trustee is required to notify the holders to this effect, and any holder that has been a bona fide holder for at least six months may petition a court to remove the trustee and appoint a successor trustee.

The holders of a majority in aggregate principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of the rights and powers vested in it by the indenture, to use the degree of care of a prudent man in the conduct of his own affairs in their exercise under the circumstances. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any holder of notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Governing Law

The indenture, the notes and the Note Guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

Additional Information

Anyone who receives this prospectus may obtain a copy of the indenture without charge by writing to Park-Ohio Industries, Inc., 6065 Parkland Boulevard, Cleveland, Ohio 44124, Attention: General Counsel.

Book-Entry, Delivery and Form

The exchange notes will initially be issued in the form of one or more registered notes in global form, without interest coupons. These Global Notes will be deposited on the issue date with, or on behalf of, DTC and will remain in the custody of the trustee.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, solely to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanges for Certificated Notes except in the limited circumstances described below.

All interests in the Global Notes may be subject to the procedures and requirements of DTC.

Depository Procedures

The following description of the operations and procedures of DTC are provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to changes by DTC. Park-Ohio takes no responsibility for these operations and procedures and urges investors to contact DTC or its participants directly to discuss these matters.

DTC has advised Park-Ohio that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Accordingly, the ability to transfer interests in the notes, including exchange notes, represented by a Global Note to such persons may be limited. In addition, because DTC can act only on behalf of its Participants, who in turn act on behalf of persons who hold interests through Participants, the ability of a person having an interest in notes represented by a Global Note to pledge or transfer such interest to persons or entities that do not participate in DTC’s system, or to otherwise take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the exchange notes represented by the Global Note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a Global Note will not be entitled to have notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of Certificated Notes, and will not be considered the owners or holders thereof under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee thereunder. Accordingly, each holder owning a beneficial interest in a Global Note must rely on the procedures of DTC and, if such holder is not a Participant or an Indirect Participant, on the procedures of the Participant through which such holder owns its interest, to exercise any rights of a holder of notes under the indenture or such Global Note. We understand that under existing industry practice, in the event that we request any action of holders of notes, or a holder that is an owner of a beneficial interest in a Global Note desires to take any action that DTC, as the holder of such Global Note, is entitled to take, DTC would authorize the Participants to take such action and the Participants would authorize holders owning through such Participants to take such action or would otherwise act upon the instruction of such holders. Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of exchange notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such notes.

Payments with respect to the principal of, and premium, if any, and interest on, any notes represented by a Global Note registered in the name of DTC or its nominee on the applicable record date will be payable by the Trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the Global Note representing such notes under the indenture. Under the terms of the indenture, we and the trustee may treat the persons in whose names the notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving payment thereon and for any and all other purposes whatsoever. Accordingly, neither we nor the trustee has or will have any responsibility or liability for the payment of such amounts to owners of beneficial interests in a Global Note (including principal, premium, if any, and interest). Payments by the Participants and the Indirect Participants to the owners of beneficial interests in a Global Note will be governed by standing instructions and customary industry practice and will be the responsibility of the Participants or the Indirect Participants and DTC.

Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds.

Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, and Special Interest, if any, on, a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, Park-Ohio and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither Park-Ohio, the trustee nor any agent of Park-Ohio or the trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised Park-Ohio that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the Beneficial Owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or Park-Ohio. Neither Park-Ohio nor the trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the Beneficial Owners of the notes, and Park-Ohio and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Subject to the transfer restrictions set forth under “Notice to Investors,” transfers between the Participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds.

DTC has advised Park-Ohio that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among the Participants, it is under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of Park-Ohio, the trustee and any of their respective agents will have any responsibility for the performance by DTC, the Participants or the Indirect Participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes if:

(1) DTC (a) notifies Park-Ohio that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, Park-Ohio fails to appoint a successor depositary;

(2) Park-Ohio, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3) there has occurred and is continuing a Default or Event of Default with respect to the notes and DTC requests Certificated Notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Same Day Settlement and Payment

Park-Ohio will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest and Special Interest, if any) by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. Park-Ohio will make all payments of principal, interest and premium, if any, and Special Interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by delivering a check to each such holder’s registered address. The notes represented by the Global Notes are expected to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. Park-Ohio expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets or property; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of Park-Ohio and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “— Repurchase at the Option of Holders — Change of Control” and/or the provisions described above under the caption “— Certain Covenants — Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sales covenant;

(2) the issuance of Equity Interests in any of Park-Ohio’s Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries (other than directors’ qualifying shares and shares required by applicable law to be held by a Person other than Park-Ohio or any of its Restricted Subsidiaries).

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1) any single transaction or series of related transactions that involve dispositions of assets or property having a Fair Market Value of less than $10.0 million;

(2) a transfer of assets or property between or among Park-Ohio and its Restricted Subsidiaries;

(3) an issuance of Equity Interests by a Restricted Subsidiary of Park-Ohio to Park-Ohio or to a Restricted Subsidiary of Park-Ohio;

(4) the sale or lease of inventory, products, services or accounts receivable in the ordinary course of business and any sale or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business;

(5) the sale or other disposition of cash or Cash Equivalents;

(6) a Restricted Payment that does not violate the covenant described above under the caption “— Certain Covenants — Restricted Payments” or a Permitted Investment;

(7) the licensing or sublicensing of intellectual property or other general intangibles in the ordinary course of business;

(8) the granting of Liens not prohibited by the indenture and the foreclosure thereon;

(9) any surrender or waiver of contract rights or the settlement release or surrender of contract, tort or other litigation claims in the ordinary course of business;

(10) the sale of any assets of ILS Technology, LLC owned by ILS Technology, LLC on the date of the indenture;

(11) the creation of Liens;

(12) the transfer of the Equity Interests or assets of Unrestricted Subsidiaries;

(13) foreclosures on assets to the extent they would not otherwise result in a Default or Event of Default;

(14) the lease or sublease of any real or personal property in the ordinary course of business; and

(15) any transfer constituting a taking, condemnation or other eminent domain proceeding for which no proceeds are received.

“Asset Sale Offer” has the meaning assigned to that term in the indenture.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrowing Base” means, as of any date, an amount equal to:

(1) 85% of the book value of the accounts receivable of Park-Ohio and its Restricted Subsidiaries on a consolidated basis, plus

(2) 65% of the book value of the inventory of Park-Ohio and its Restricted Subsidiaries on a consolidated basis, in each case based on the most recent internal financial statements available as of that date of determination.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1) United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

(3) securities issued or directly and fully guaranteed by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, having maturities of not more than one year after the date of acquisition;

(4) certificates of deposit, money market deposits, and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $250.0 million and a Thomson Bank Watch Rating of “B” or better;

(5) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (2), (3) and (4) above entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within one year after the date of acquisition;

(7) money market funds at least 90% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition; and

(8) in the case of any Subsidiary organized or having its principal place of business outside the United States or any state of the United States or the District of Columbia, investments denominated in the currency of the jurisdiction in which that Subsidiary is organized or has its principal place of business which are similar to the items specified in clauses (1) through (7) above, including, without limitation, any deposit with a bank that is a lender to any Restricted Subsidiary of Park-Ohio.

“Change of Control” means the occurrence of any of the following:

(1) any “person” (as that term is used in Section 13(d) of the Exchange Act) (including a person’s (as defined above) Affiliates and associates), other than a Principal or a Related Party of a Principal, becomes the Beneficial Owner (as defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of 50% or more of Park-Ohio’s common Equity Interests;

(2) there shall be consummated any consolidation or merger of Park-Ohio in which Park-Ohio is not the continuing or surviving corporation or pursuant to which the common Equity Interests of Park-Ohio would be converted into cash, securities or other property, other than a merger or consolidation of Park-Ohio in which the holders of the common Equity Interests of Park-Ohio outstanding immediately prior to the consolidation or merger hold, directly or indirectly, at least a majority of the common Equity Interests of the surviving corporation immediately after such consolidation or merger; or

(3) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Park-Ohio (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of Park-Ohio has been approved by 66 2/3% of the directors then still in office who either were directors at the beginning of such period or whose election or recommendation for election was previously so approved) cease to constitute a majority of the Board of Directors of Park-Ohio.

“Change of Control Offer” has the meaning assigned to that term in the indenture.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(2) the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(3) depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges and expenses of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash charges and expenses were deducted in computing such Consolidated Net Income; plus

(4) amounts attributable to minority interest to the extent such amounts were deducted in computing Consolidated Net Income; plus

(5) all costs and expenses arising from or related to the issuance of the notes and the incurrence of the Credit Facilities to the extent such costs and expenses were deducted in computing Consolidated Net Income; plus

(6) to the extent the related loss is not added back in calculating such Consolidated Net Income, proceeds of business interruption insurance policies to the extent of such related loss; plus

(7) to the extent non-recurring and not capitalized, any fees, costs and expenses of Park-Ohio and its Restricted Subsidiaries incurred as a result of Permitted Investments and Asset Sales permitted hereunder and the issuance, repayment or amendment of Equity Interests or Indebtedness permitted hereunder (in each case, whether or not consummated), to the extent such fees, costs and expenses were deduced in computing Consolidated Net Income; plus

(8) non-cash losses attributable to movement in the mark-to-market valuation of Hedging Obligations; minus

(9) non-cash gains attributable to movement in the mark-to-market valuation of Hedging Obligations; minus

(10) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the net income (loss) of such Person and its Restricted Subsidiaries for such period, on a consolidated basis (but excluding the net income (loss) of any Unrestricted Subsidiary of such Person), determined in accordance with GAAP and without any reduction for preferred stock dividends; provided that:

(1) all extraordinary gains and losses and all gains and losses realized in connection with any Asset Sale or the disposition of securities or the early extinguishment of Indebtedness, together with any related provision for taxes on any such gain, will be excluded, in each case net of taxes, fees and expenses relating to the transaction giving rise thereto;

(2) the net income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the specified Person;

(3) solely for the purposes of determining the amount available for Restricted Payments under clause (2)(a) of “— Certain Covenants — Restricted Payments,” the net income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(4) any gain or loss realized as a result of the cumulative effect of a change in accounting principles will be excluded; and

(5) any non-cash compensation charge or expense realized for grant of stock appreciation or similar rights, stock options or other rights to officers, directors and employees will be excluded.

“Consolidated Secured Debt Ratio” as of any date of determination means the ratio of (1) Consolidated Total Indebtedness of Park-Ohio and its Restricted Subsidiaries that is secured by Liens as of the date of the most recent internal balance sheet of Park-Ohio immediately preceding the date on which such calculation is being made to (2) the Consolidated Cash Flow of Park-Ohio for the most recently ended four full fiscal quarters for which internal financial statements are available as of the date on which such calculation is being made, in each case with such pro forma adjustments to Consolidated Total Indebtedness and Consolidated Cash Flow as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio.

“Consolidated Total Indebtedness” means, as at any date of determination, an amount equal to the sum of the aggregate amount of all outstanding Indebtedness for borrowed money of Park-Ohio and its Restricted Subsidiaries on a consolidated basis, Obligations in respect of Capitalized Lease Obligations, Attributable Debt and debt obligations evidenced by promissory notes and similar instruments.

“continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.

“Credit Agreement” means that certain Third Amended and Restated Credit Agreement, dated as of March 8, 2010, by and among Park-Ohio, the other loan parties party thereto, the lenders party thereto and

JPMorgan Chase Bank, N.A. as administrative agent, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Credit Facilities” means, one or more debt facilities (including, without limitation, the Credit Agreement), indentures, debt instruments, security documents and other related agreements or commercial paper facilities, in each case, with banks, other institutional lenders or other obligees providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit, debt securities or other Indebtedness in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions, or lenders or holders, from time to time.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Noncash Consideration” means the Fair Market Value of non-cash consideration received by Park-Ohio or one of its Restricted Subsidiaries in connection with an Asset Sale that is designated as Designated Noncash Consideration pursuant to an officer’s certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Noncash Consideration that was treated as an Asset Sale.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Park-Ohio to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that Park-Ohio may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption ‘‘— Certain Covenants — Restricted Payments.” The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that Park-Ohio and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends; provided, however, the amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to the indenture; provided, further, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person.

“Domestic Subsidiary” means any Restricted Subsidiary of Park-Ohio that was formed under the laws of the United States or any state of the United States or the District of Columbia.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving undue pressure or compulsion of either party to complete the transaction, determined in good faith by Park-Ohio ; provided that transactions with a Fair Market Value in excess of $10.0 million shall be determined in good faith by the Board of Directors of Park-Ohio, except as otherwise provided.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any four-quarter reference period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect thereto, including any related expenses and cost reductions estimated in good faith by such Person’s chief financial officer (whether or not such expense and cost reductions comply with Regulation S-X under the Securities Act) as if they had occurred on the first day of such period;

(2) if since the beginning of the four-quarter reference period any Person (that subsequently became a Restricted Subsidiary of the specified Person or any of its Restricted Subsidiaries or was merged with or into the specified Person or any of its Restricted Subsidiaries since the beginning of that period) has made any acquisitions and dispositions including through mergers or consolidations and including any related financing transactions that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect thereto (as described in clause (1) above), including any related expense and cost reductions estimated in good faith by such Person’s chief financial officer (whether or not such expense and cost reductions comply with Regulation S-X under the Securities Act), as if they had occurred on the first day of such reference period;

(3) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date will be excluded;

(4) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(5) any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter reference period;

(6) any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter reference period; and

(7) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness; provided that any Hedging Obligation has a remaining term as at the Calculation Date of less than 12 months shall be taken into account for the number of months remaining).

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

(2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, but only to the extent such Guarantee or Lien is called upon; plus

(4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of Park-Ohio (other than Disqualified Stock) or to Park-Ohio or a Restricted Subsidiary of Park-Ohio, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP.

Fixed Charges will exclude (x) the amortization or write-off of debt issuance costs and deferred financing fees, commissions, fees and expenses, (y) any expensing of interim loan commitment and other financing fees and (z) non-cash interest on any convertible or exchangeable notes that exists by virtue of the bifurcation of the debt and equity components of convertible or exchangeable notes and the application FASB Staff Position APB 14-1 or any similar provision.

“Foreign Subsidiary” means (i) any Restricted Subsidiary of Park-Ohio that is not a Domestic Subsidiary (ii) any Restricted Subsidiary that has no material assets other than Capital Stock, securities or indebtedness of one or more Foreign Subsidiaries and (iii) a Subsidiary of an entity described in the preceding clauses (i) and (ii).

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantor” means each of:

(1) Ajax Tocco Magnethermic Corporation, ATBD, Inc., Blue Falcon Travel, Inc., Columbia Nut & Bolt LLC, Control Transformer, Inc., Feco, Inc., Forging Parts & Machining Company, Gateway Industrial Supply LLC, General Aluminum Mfg. Company, ILS Technology, LLC, Induction Management Services, LLC, Integrated Holding Company, Integrated Logistics Holding Company, Integrated Logistics Solutions, Inc., Lewis & Park Screw & Bolt Company, Park-Ohio Forged & Machined Products LLC,

Park-Ohio Products, Inc., Pharmaceutical Logistics, Inc., Pharmacy Wholesale Logistics, Inc., P-O Realty LLC, POVI L.L.C., Precision Machining Connection LLC, RB&W Ltd., RB&W Manufacturing LLC, Red Bird, Inc., Snow Dragon LLC, Southwest Steel Processing LLC, ST Holding Corp., STMX, Inc., Summerspace, Inc., Supply Technologies (NY), Inc., Supply Technologies LLC, The Ajax Manufacturing Company, The Clancy Bing Company, TW Manufacturing Co., Tocco, Inc. and WB&R Acquisition Company, Inc.; and

(2) any other Subsidiary of Park-Ohio that executes a Note Guarantee in accordance with the provisions of the indenture,

and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of the indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate floor or cap agreements and interest rate collar agreements;

(2) other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Immaterial Subsidiary” means (i) as of any date, any Restricted Subsidiary whose total assets, as of that date, are less than $250,000 and whose total revenues for the most recent 12-month period do not exceed $250,000, provided that a Restricted Subsidiary will not be considered to be an Immaterial Subsidiary if it, directly or indirectly, guarantees or otherwise provides direct credit support for any Indebtedness of Park-Ohio, and (ii) Lallegro, Inc.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1) in respect of borrowed money;

(2) representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions;

(3) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or in respect of banker’s acceptances (other than obligations with respect to letters of credit or bankers’ acceptances securing obligations (other than obligations described in (1) or (2) above) entered into in the ordinary course of business of such Person to the extent such letters of credit or bankers’ acceptances are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third business day following receipt by such Person of a demand for reimbursement following payment on the letter of credit or bankers’ acceptances);

(4) representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed, except any such balance that constitutes an accrued expense or trade payable; or

(5) representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit, Attributable Debt and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

For the avoidance of doubt, “Indebtedness” will not include:

(a) current trade payables or other accrued liabilities incurred in the ordinary course of business and payable in accordance with customary practices;

(b) deferred tax obligations;

(c) minority interest;

(d) non-interest bearing installment obligations and accrued liabilities incurred in the ordinary course of business;

(e) obligations of Park-Ohio or any Restricted Subsidiary pursuant to contracts for, or options, puts or similar arrangements relating to, the purchase of raw materials or the sale of inventory at a time in the future entered into in the ordinary course of business;

(f) any endorsement of negotiable instruments for collection in the ordinary course of business

(g) stand-by letters of credit to the extent collateralized by cash or Cash Equivalents; and

(h) Indebtedness that has been defeased or satisfied and discharged in accordance with the terms of the documents governing such Indebtedness.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Park-Ohio or any Restricted Subsidiary of Park-Ohio sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Park-Ohio such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of Park-Ohio, Park-Ohio will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of Park-Ohio’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments.” The acquisition by Park-Ohio or any Restricted Subsidiary of Park-Ohio of a Person that holds an Investment in a third Person will be deemed to be an Investment by Park-Ohio or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments.” Except as otherwise provided in the indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Proceeds” means the aggregate cash proceeds received by Park-Ohio or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment, earn-out or otherwise, but only as and when received), net of the direct costs relating to such Asset Sale, including, without limitation, legal, title, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP, any distribution and other payments required to be made to minority shareholders in Restricted Subsidiaries as a result of such Asset Sale and payments of unassumed liabilities (not constituting Indebtedness) relating to the assets sold at the time of, or within 30 days after, the date of such Asset Sale.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither Park-Ohio nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of Park-Ohio or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3) as to which the lenders have been notified in writing (which may be by the terms of the instrument evidencing such Indebtedness) that they will not have any recourse to the stock (other than the stock of an Unrestricted Subsidiary pledged by Park-Ohio or any of its Restricted Subsidiaries) or assets of Park-Ohio or any of its Restricted Subsidiaries.

“Note Guarantee” means the Guarantee by each Guarantor of Park-Ohio’s obligations under the indenture and the notes, executed pursuant to the provisions of the indenture.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Parent” means Park-Ohio Holdings Corp., Park-Ohio’s sole shareholder, or any successor entity thereto pursuant to a merger or consolidation that results in the Voting Stock of the surviving entity being held immediately after the merger or consolidation by the same holders (other than those that exercise statutory dissenters’ rights) that held the Voting Stock of Park-Ohio Holdings immediately before the merger or consolidation.

“Permitted Acquisition Debt” means Indebtedness of Park-Ohio or any of its Restricted Subsidiaries to the extent such Indebtedness was Indebtedness of:

(1) a Subsidiary (other than an Unrestricted Subsidiary) prior to the date on which such Subsidiary became a Restricted Subsidiary; or

(2) a Person that was merged or amalgamated into Park-Ohio or a Restricted Subsidiary prior to the date of such merger of amalgamation; provided that on the date such Subsidiary became a Restricted Subsidiary or the date such Person was merged and amalgamated into Park-Ohio or a Restricted Subsidiary, as applicable, after giving pro forma effect thereto, the pro forma Fixed Charge Coverage Ratio for Park-Ohio would be greater than the actual Fixed Charge Coverage Ratio for Park-Ohio immediately prior to such transaction.

“Permitted Business” means the business of Park-Ohio and its Subsidiaries as existing on the date of the indenture and any other businesses that are the same, similar or reasonably related, ancillary or complementary thereto and reasonable extensions thereof.

“Permitted Investments” means:

(1) any Investment in Park-Ohio or in a Restricted Subsidiary of Park-Ohio;

(2) any Investment in cash or Cash Equivalents;

(3) any Investment by Park-Ohio or any Restricted Subsidiary of Park-Ohio in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of Park-Ohio; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Park-Ohio or a Restricted Subsidiary of Park-Ohio;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale (or sales or other dispositions of assets not constituting an Asset Sale) that was made pursuant to and in compliance with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales or the disposition of assets not constituting an Asset Sale;”

(5) any acquisition of assets or Capital Stock solely in exchange for or using the net cash proceeds from the issuance of Equity Interests (other than Disqualified Stock) of Park-Ohio;

(6) any Investments received (i) in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of Park-Ohio or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates or (ii) or upon foreclosure or enforcement of any Lien in favor of Park-Ohio or any Restricted Subsidiary;

(7) Investments represented by Hedging Obligations;

(8) loans or advances (or guarantees of loans or advances) to officers, directors or employees made in the ordinary course of business of Park-Ohio or any Restricted Subsidiary of Park-Ohio in an aggregate principal amount not to exceed $2.5 million at any one time outstanding;

(9) Investments in Foreign Subsidiaries of Park-Ohio solely to fund the day-to-day working capital requirements of such Foreign Subsidiaries in the ordinary course of business;

(10) Guarantees that are not prohibited by the covenant described under the caption “Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”;

(11) extensions of trade credit or receivables owing to Park-Ohio or any of its Restricted Subsidiaries and loans, advances or other extensions of trade credit to customers and suppliers created or acquired in the ordinary course of business;

(12) Investments consisting of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by Park-Ohio or any Restricted Subsidiary;

(13) repurchases of the notes;

(14) Investments consisting of non-cash consideration received in the form of securities, notes or similar obligations in connection with dispositions of obsolete assets or assets damaged in the ordinary course of business and permitted pursuant to the indenture;

(15) Investments existing on the date of the indenture and any extensions thereof on terms no less favorable and in amounts no greater than exist on the date of the indenture;

(16) Investments the payment for which consists solely of Capital Stock of Park-Ohio (other than Disqualified Stock) or net cash proceeds of a substantially concurrent sale of Capital Stock of Park-Ohio (other than Disqualified Stock);

(17) other Investments having an aggregate Fair Market Value (measured on the date each such Investment is made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (17) that are at the time outstanding, not to exceed $15.0 million; and

(18) other Investments having an aggregate Fair Market Value (measured on the date each such Investment is made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (18) that are at the time outstanding, not to exceed an amount equal to 15% of Total Assets as of the date of making of any such Investment; provided that the Fixed Charge Coverage Ratio for Park-Ohio’s most recently ended four-quarter period for which internal financial statements are available immediately preceding the date of such Investment, pro forma for such Investment, would have been at least 2.0 to 1.

“Permitted Liens” means:

(1) Liens on assets of Park-Ohio or any of its Restricted Subsidiaries securing Indebtedness incurred pursuant to clause (1) of the definition of Permitted Debt;

(2) Liens in favor of Park-Ohio or the Guarantors, including Liens securing Indebtedness of a Restricted Subsidiary owed to and held by Park-Ohio or another Restricted Subsidiary;

(3) Liens on property or shares of stock of a Person existing at the time such Person is merged with or into or consolidated with Park-Ohio or any Subsidiary of Park-Ohio; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets or shares of stock other than those of the Person merged into or consolidated with Park-Ohio or the Subsidiary;

(4) Liens on property (including Capital Stock) existing at the time of acquisition of the property by Park-Ohio or any Subsidiary of Park-Ohio; provided that such Liens were in existence prior to, such acquisition, and not incurred in contemplation of, such acquisition;

(5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(6) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired with or financed by such Indebtedness;

(7) Liens existing on the date of the indenture (other than Liens securing the Credit Agreement);

(8) Liens for taxes, assessments or other governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(9) Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business;

(10) survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(11) Liens created for the benefit of or to secure the notes or the Note Guarantees;

(12) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indenture; provided, however, that:

(a) the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(b) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(13) Liens securing industrial revenue bonds;

(14) Liens securing Hedging Obligations;

(15) judgment Liens not resulting in an Event of Default;

(16) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations with respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(17) Liens in favor of customs and revenue authorities to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(18) Liens incurred in the ordinary course of business of Park-Ohio or any Subsidiary of Park-Ohio with respect to obligations that do not exceed $3.0 million at any one time outstanding;

(19) other Liens (not securing Indebtedness) incidental to the conduct of the business of Park-Ohio or any of the Restricted Subsidiaries or the ownership of their assets that do not individually or in the aggregate materially adversely affect the value of Park-Ohio and its Subsidiaries on a consolidated basis or the operation of the business of Park-Ohio and the Restricted Subsidiaries;

(20) Liens on assets of Park-Ohio or any of its Restricted Subsidiaries securing Indebtedness incurred pursuant to clause (19) of the definition of Permitted Debt; provided that at the time of incurrence and after giving pro forma effect thereto, the Consolidated Secured Debt Ratio would be no greater than 3.5 to 1.0; and

(21) Liens securing Indebtedness incurred pursuant to clause (12) of the definition of Permitted Debt, provided that the Liens incurred pursuant to this clause (21) extend only to assets of Foreign Subsidiaries.

“Permitted Payments to Parent” means, without duplication as to amounts:

(1) payments to a holding company that, directly or indirectly, owns all of the outstanding Equity Interests of Park-Ohio, in amounts sufficient to pay:

(a) franchise taxes and other tax obligations or fees required in each case to maintain its corporate existence,

(b) costs associated with preparation of required documents for filing with the SEC and with any exchange on which such company’s securities are traded, and

(c) other operating or administrative costs of up to $1.0 million per year; and

(2) for so long as Park-Ohio is a member of a group filing a consolidated or combined tax return with the Parent, payments to the Parent in respect of an allocable portion of the tax liabilities of such group that is attributable to Park-Ohio and its Subsidiaries (“Tax Payments”). The Tax Payments shall not exceed the lesser of (i) the amount of the relevant tax (including any penalties and interest) that Park-Ohio would owe if Park-Ohio were filing a separate tax return (or a separate consolidated or combined return with its Subsidiaries that are members of the consolidated or combined group), taking into account any carryovers and carrybacks of tax attributes (such as net operating losses) of Park-Ohio and such Subsidiaries from other taxable years and (ii) the net amount of the relevant tax that the Parent actually owes to the appropriate taxing authority. Any Tax Payments received from Park-Ohio shall be paid over to the appropriate taxing authority within 30 days of the Parent’s receipt of such Tax Payments or refunded to Park-Ohio.

“Permitted Refinancing Indebtedness” means any Indebtedness of Park-Ohio or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of Park-Ohio or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

(3) if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(4) such Indebtedness is incurred either by Park-Ohio or by the Restricted Subsidiary who is the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Principals” means:

(1) Parent or other holding company formed for the sole purpose of owning, directly or indirectly, all of the outstanding Capital Stock of Park-Ohio;

(2) Edward F. Crawford, his children or other lineal descendants, probate estate of any such individual, and any trust, so long as one or more of the foregoing individuals is the beneficiary thereunder, and any other corporation, partnership or other entity, all of the shareholders, partners, members or owners of which are any of the foregoing;

(3) Matthew V. Crawford, his children or other lineal descendants, probate estate of any such individual, and any trust, so long as one or more of the foregoing individuals is the beneficiary thereunder, and any other corporation, partnership or other entity, all of the shareholders, partners, members or owners of which are any of the foregoing; or

(4) any employee stock ownership plan, or any “group” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) in which employees of Park-Ohio or its subsidiaries beneficially own at least 33 1/3% of the Capital Stock of Park-Ohio or the Parent.

“Related Party” means:

(1) any controlling stockholder, 80% (or more) owned Subsidiary, or immediate family member (in the case of an individual) of any Principal; or

(2) any trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, members, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more Principals and/or such other Persons referred to in the immediately preceding clause (1).

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Group and any successor to its rating agency business.

“Senior Debt” means:

(1) all Indebtedness of Park-Ohio or any Guarantor outstanding under Credit Facilities, and all Hedging Obligations and all banking service, treasury management and other similar Obligations with respect thereto;

(2) any other Indebtedness of Park-Ohio or any Guarantor permitted to be incurred under the terms of the indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the notes or any Note Guarantee; and

(3) all Obligations with respect to the items listed in the preceding clauses (1) and (2) (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law).

Notwithstanding anything to the contrary in the preceding, Senior Debt will not include:

(1) any liability for federal, state, local or other taxes owed or owing by Park-Ohio;

(2) any Indebtedness of Park-Ohio or any of its Subsidiaries to Park-Ohio or any of its Subsidiaries or other Affiliates;

(3) any trade payables; or

(4) the portion of any Indebtedness that is incurred in violation of the indenture.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the indenture.

“Special Interest” means all special interest then owing pursuant to the registration rights agreement.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of the indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Total Assets” means, the total assets of Park-Ohio, and its Restricted Subsidiaries on a consolidated basis, as shown on the most recent internal balance sheet of Park-Ohio.

“Unrestricted Subsidiary” means any Subsidiary of Park-Ohio that is designated by the Board of Directors of Park-Ohio as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) is a Person with respect to which neither Park-Ohio nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(3) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Park-Ohio or any of its Restricted Subsidiaries.

Any Subsidiary of a Subsidiary of Park-Ohio designated by the Board of Directors of Park-Ohio as an Unrestricted Subsidiary shall also be an Unrestricted Subsidiary.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OFFER

Because the exchange notes will not differ materially in kind or extent from the outstanding notes, your exchange of outstanding notes for exchange notes will not constitute a taxable disposition of the outstanding notes for United States federal income tax purposes. As a result, you will not recognize income, gain or loss on your exchange of outstanding notes for exchange notes, your holding period for the exchange notes will generally include your holding period for outstanding notes, your adjusted tax basis in the exchange notes will generally be the same as your adjusted tax basis in your outstanding notes and all of the United States federal income tax consequences associated with owning the outstanding notes should continue to apply to the exchange notes.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income and estate tax considerations relating to the acquisition, ownership and disposition of the exchange notes. It is not a complete analysis of all the potential tax considerations relating to the exchange notes. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, Treasury Regulations promulgated under the Code, and currently effective administrative rulings and judicial decisions, all relating to the United States federal income tax treatment of debt instruments as of the date hereof. These authorities may be changed, perhaps with retroactive effect, so as to result in United States federal income tax consequences different from those set forth below.

This summary assumes that you purchased your outstanding notes upon their initial issuance at their issue price (within the meaning of Section 1273 of the Code) and that you held your outstanding notes, and you will hold your exchange notes, as capital assets (within the meaning of Section 1221 of the Code) for United States federal income tax purposes. This summary does not address the tax considerations arising under the gift or estate tax laws (other than as discussed below) or the laws of any foreign, state or local jurisdiction. In addition, this discussion does not address all tax considerations that may be applicable to holders’ particular circumstances or to holders that may be subject to special tax rules, such as, for example:

•	holders subject to the alternative minimum tax;

•	banks, insurance companies, and other financial institutions;

•	real estate investment trusts and regulated investment companies;

•	tax-exempt organizations;

•	dealers in securities or commodities;

•	expatriates;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	U.S. Holders (as defined below) whose functional currency is not the United States dollar;

•	persons that will hold the exchange notes as a position in a hedging transaction, straddle, conversion transaction or other risk reduction transaction;

•	persons deemed to sell the exchange notes under the constructive sale provisions of the Code; or

•	partnerships and other pass-through entities.

If a partnership holds notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership that will hold exchange notes, you should consult your tax advisor regarding the tax consequences of holding the exchange notes to you.

You are urged to consult your tax advisor with respect to the application of United States federal income tax laws to your particular situation as well as any tax consequences arising under the

United States federal estate or gift tax rules or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty. This summary of certain U.S. federal income tax considerations is for general information only and is not tax advice. This summary is not binding on the Internal Revenue Service, or the IRS. We have not sought, and will not seek, any ruling from the IRS with respect to the statements made in this summary, and there can be no assurance that the IRS will not take a position contrary to these statements or that a contrary position taken by the IRS would not be sustained by a court.

Consequences of Holding the Exchange Notes to U.S. Holders

The following is a summary of the general United States federal income tax consequences that will apply to you if you are a “U.S. Holder” of the exchange notes. Certain consequences to “Non-U.S. Holders” of the exchange notes are described under “— Consequences of Holding the Exchange Notes to Non-U.S. Holders,” below. “U.S. Holder” means a beneficial owner of a note that is, for United States federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision of the United States;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust that (1) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Payments of Interest

Interest paid on the exchange notes will generally be taxable to you as ordinary interest income at the time it accrues or is received in accordance with your method of accounting for United States federal income tax purposes.

Constant Yield Election

A U.S. Holder may elect to include in gross income its entire return on an exchange note (i.e., in general, the excess of all payments to be received on the note over the amount paid for the note by such U.S. Holder) in accordance with a constant yield method based on the compounding of interest. The constant yield election described in this paragraph can be revoked only with the consent of the IRS. U.S. Holders should consult their own tax advisors regarding the making of this election.

Sale, Exchange, Redemption, Retirement or Other Taxable Disposition of the Exchange Notes

Upon the sale, exchange, redemption, retirement or other taxable disposition of an exchange note, you generally will recognize taxable gain or loss equal to the difference between the amount realized on such disposition (except to the extent any amount realized is attributable to accrued but unpaid stated interest, which, if not previously taxed, will be taxable as such) and your adjusted tax basis in the exchange note. Your adjusted tax basis in a note generally will be your cost for the note.

Gain or loss recognized on the disposition of a note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such disposition, the U.S. Holder’s holding period for the note is more than one year. Long-term capital gains recognized by a non-corporate U.S. Holder generally are subject to a reduced rate of U.S. federal income tax. The deductibility of capital losses by U.S. Holders is subject to certain limitations.

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to certain payments of principal and interest on and the proceeds of certain sales of exchange notes unless you are an exempt recipient. Backup withholding (currently at a rate of 28%) will apply to such payments if you fail to provide your taxpayer identification number or certification of exempt status or have been notified by the Internal Revenue Service, or IRS, that payments to you are subject to backup withholding.

Any amounts withheld under the backup withholding rules will generally be allowed as a refund or a credit against your United States federal income tax liability provided that you furnish the required information to the IRS on a timely basis.

Medicare Tax

For taxable years beginning after December 31, 2012, U.S. Holders that are individuals, estates or trusts and whose income exceeds certain thresholds generally will be subject to a 3.8% Medicare contribution tax on unearned income, including, among other things, interest and gain on the disposition of the exchange notes. U.S. Holders should consult their own tax advisors regarding the effect, if any, of such tax on their investment in the exchange notes.

Consequences of Holding the Exchange Notes to Non-U.S. Holders

Non-U.S. Holders

As used in this prospectus, the term “Non-U.S. Holder” means a beneficial owner of a note that is not a U.S. Holder and that is an individual, corporation, estate or trust.

If a partnership, including any entity treated as a partnership for United States federal income tax purposes, is a holder of a note, the United States federal income tax treatment of a partner in such a partnership will generally depend on the status of the partner and the activities of the partnership. Partners in such a partnership should consult their tax advisors as to the particular United States federal income tax consequences applicable to them of acquiring, holding or disposing of the exchange notes.

Under United States federal income tax law, and subject to the discussion of backup withholding below, if you are a Non-U.S. Holder you will generally not be subject to U.S. federal income tax on interest paid on the exchange notes so long as that interest is not effectively connected with your conduct of a trade or business within the United States (or, if an income tax treaty applies, is not attributable to a permanent establishment maintained by you in the United States) and you will not be subject to the 30% U.S. federal withholding tax, provided that:

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	you are not a controlled foreign corporation that is directly or indirectly related to us through actual or constructive stock ownership;

•	you are not a bank whose receipt of interest on a note is pursuant to a loan agreement entered into in the ordinary course of business; and

•	the withholding agent does not have actual knowledge or reason to know that you are a United States person and

•	you have furnished to the withholding agent an IRS Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person;

•	in the case of payments made outside the United States to you at an offshore account (generally, an account maintained by you at a bank or other financial institution at any location outside the United States), you have furnished to the withholding agent appropriate documentation that establishes your identity and your status as a non-United States person;

•	the withholding agent has received a withholding certificate (furnished on an appropriate IRS Form W-8 or an acceptable substitute form or statement) from a person claiming to be a (1) withholding foreign partnership, (2) qualified intermediary, or (3) securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business, and such person described in clauses (1), (2) or (3) is permitted to certify under United States Treasury regulations, and does certify, either that it assumes primary withholding tax responsibility with respect to the interest payment or has received an IRS Form W-8BEN (or acceptable substitute form) from you or from other holders of notes on whose behalf it is receiving payment; or

•	the withholding agent otherwise possesses documentation upon which it may rely to treat the payment as made to a non-United States person in accordance with United States Treasury regulations.

If you cannot satisfy the requirements described above, payments of interest made to you on the exchange notes will generally be subject to the 30% United States federal withholding of tax, unless you provide the withholding agent either with (1) a properly executed IRS Form W-8BEN (or successor form) claiming an exemption from (or a reduction of) withholding under the benefits of an applicable tax treaty or (2) a properly executed IRS Form W-8ECI (or successor form) stating that interest paid on the exchange notes is not subject to withholding of tax because the interest is effectively connected with your conduct of a trade or business in the United States (and, generally in the case of an applicable tax treaty, attributable to your permanent establishment in the United States).

Sale, Exchange, Redemption, Retirement or Other Taxable Disposition of the Exchange Notes

Generally, no deduction for any United States federal withholding of tax will be made from any principal payments or from gain that you realize on the sale, exchange, redemption, retirement or other taxable disposition of an exchange note. In addition, a Non-U.S. Holder of exchange notes will not be subject to United States federal income tax on gain realized on the sale, exchange, redemption, retirement or other taxable disposition of such notes, unless: (1) that gain or income is effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder (and, generally in the case of an applicable tax treaty, attributable to your permanent establishment in the United States) or (2) the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met. If you are described in clause (1), see “— Income or Gain Effectively Connected with a United States Trade or Business,” below. If you are described in clause (2), any gain realized from the sale, exchange, redemption, retirement or other taxable disposition of the exchange notes will be subject to United States federal income tax at a 30% rate (or lower applicable treaty rate), although the amount of gain subject to tax may be offset by certain losses.

Further, generally, a note held by an individual who at death is not a citizen or resident of the United States, as specifically defined for U.S. estate tax purposes, should not be includible in the individual’s gross estate for United States federal estate tax purposes if:

•	the decedent did not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote at the time of death, and

•	the income on the note would not have been, if received at the time of death, effectively connected with a United States trade or business of the decedent.

Income or Gain Effectively Connected with a United States Trade or Business

If any interest on the exchange notes or gain from the sale, exchange, redemption, retirement or other taxable disposition of the exchange notes is effectively connected with a United States trade or business conducted by you (and, generally in the case of an applicable tax treaty, attributable to your permanent establishment in the United States), then the income or gain will be subject to United States federal income tax at regular graduated income tax rates, but will not be subject to United States withholding of tax if certain certification requirements are satisfied. You can generally meet these certification requirements by providing a properly executed IRS Form W-8ECI or appropriate substitute form to us, or our paying agent (or other applicable withholding agent). If you are a corporation, the portion of your earnings and profits that is effectively connected with your United States trade of business (and, generally in the case of an applicable tax treaty, attributable to your permanent establishment in the United States) may be subject to an additional “branch profits tax” at a 30% rate, although an applicable tax treaty may provide for a lower rate.

Backup Withholding and Information Reporting

Generally, information returns will be filed with the United States IRS in connection with payments on the exchange notes. Information reporting may be filed with the IRS in respect of payments on the exchange notes and proceeds from the sale or other disposition of the exchange notes. You may be subject to backup withholding of tax on these payments unless you comply with certain certification procedures to establish that you are not a United States person. The certification procedures required to claim an exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to you will be allowed as a credit against your United States federal income tax liability and may entitle you to a refund, provided that the required information is timely furnished to the IRS.

CERTAIN ERISA CONSIDERATIONS

The following summary regarding certain aspects of the United States Employee Retirement Income Security Act of 1974, as amended, or “ERISA,” and the Code is based on ERISA and the Code, judicial decisions and United States Department of Labor and IRS regulations and rulings that are in existence on the date of this prospectus. This summary is general in nature and does not address every issue pertaining to ERISA that may be applicable to us, the exchange notes or a particular investor. Accordingly, each prospective investor, including plan fiduciaries, should consult with his, her or its own advisors or counsel with respect to the advisability of an investment in the exchange notes, and potentially adverse consequences of such investment, including, without limitation, certain ERISA-related issues that affect or may affect the investor with respect to this investment and the possible effects of changes in the applicable laws.

ERISA and the Code impose certain requirements on employee benefit plans that are subject to Title I of ERISA and plans subject to Section 4975 of the Code (each such employee benefit plan or plan, a “Plan”) and on those persons who are “fiduciaries” with respect to Plans. In considering an investment of the assets of a Plan subject to Title I of ERISA in the exchange notes, a fiduciary must, among other things, discharge its duties solely in the interest of the participants of such Plan and their beneficiaries and for the exclusive purpose of providing benefits to such participants and beneficiaries and defraying reasonable expenses of administering the Plan. A fiduciary must act prudently and must diversify the investments of a Plan subject to Title I of ERISA so as to minimize the risk of large losses, as well as discharge its duties in accordance with the documents and instruments governing such Plan. In addition, ERISA generally requires fiduciaries to hold all assets of a Plan subject to Title I of ERISA in trust and to maintain the indicia of ownership of such assets within the jurisdiction of the district courts of the United States. A fiduciary of a Plan subject to Title I of ERISA should consider whether an investment in the exchange notes satisfies these requirements.

An investor who is considering acquiring the exchange notes with the assets of a Plan must consider whether the acquisition and holding of the exchange notes will constitute or result in a non-exempt prohibited transaction. Section 406(a) of ERISA and Sections 4975(c)(1)(A), (B), (C) and (D) of the Code prohibit certain transactions that involve a Plan and a “party in interest” as defined in Section 3(14) of ERISA or a “disqualified person” as defined in Section 4975(e)(2) of the Code with respect to such Plan. Examples of such prohibited transactions include, but are not limited to, sales or exchanges of property (such as the exchange notes) or extensions of credit between a Plan and a party in interest or disqualified person. Section 406(b) of ERISA and Sections 4975(c)(1)(E) and (F) of the Code generally prohibit a fiduciary with respect to a Plan from dealing with the assets of such Plan for its own benefit (for example when a fiduciary of a Plan uses its position to cause such Plan to make investments in connection with which the fiduciary (or a party related to the fiduciary) receives a fee or other consideration).

ERISA and the Code contain certain exemptions from the prohibited transactions described above, and the Department of Labor has issued several exemptions, although certain exemptions do not provide relief from the prohibitions on self-dealing contained in Section 406(b) of ERISA and Sections 4975(c)(1)(E) and (F) of the Code. Exemptions include Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code pertaining to certain transactions with non-fiduciary service providers; Department of Labor Prohibited Transaction Class Exemption (“PTCE”) 95-60, applicable to transactions involving insurance company general accounts; PTCE 90-1, regarding investments by insurance company pooled separate accounts; PTCE 91-38, regarding investments by bank collective investment funds; PTCE 84-14, regarding investments effected by a qualified professional asset manager; and PTCE 96-23, regarding investments effected by an in-house asset manager. There can be no assurance that any of these exemptions will be available with respect to the acquisition of the exchange notes, even if the specified conditions are met. Under Section 4975 of the Code, excise taxes or other liabilities may be imposed on disqualified persons who participate in non-exempt prohibited transactions (other than a fiduciary acting only as such).

In addition, because the acquisition and holding of the exchange notes may be deemed to involve an extension of credit or other transaction between a Plan and a party in interest or disqualified person, the exchange notes may not be purchased or held by any Plan, or any person investing plan assets of any such Plan, if we or any of our affiliates (a) have investment or administrative discretion with respect to the assets of the Plan used to effect such purchase; (b) have the authority or responsibility to give, or regularly gives, investment advice with respect to such assets, for a fee and pursuant to an agreement or understanding that such advice (1) will serve as a primary basis for investment decisions with respect to such assets, and (2) will be based on the particular investment needs of such Plan; or (c) unless one of the above exemptions applies, is an employer maintaining or contributing to such Plan.

As a general rule, a governmental plan, as defined in Section 3(32) of ERISA (a “Governmental Plan”), a church plan, as defined in Section 3(33) of ERISA, that has not made an election under Section 410(d) of the Code (a “Church Plan”) and non-U.S. plans are not subject to the requirements of ERISA or Section 4975 of the Code. Accordingly, assets of such plans may be invested without regard to the fiduciary and prohibited transaction considerations described above. Although a Governmental Plan, a Church Plan or a non-U.S. plan is not subject to ERISA or Section 4975 of the Code, it may be subject to other United States federal, state or local laws or non-U.S. laws that regulate its investments (a “Similar Law”). A fiduciary of a Government Plan, a Church Plan or a non-U.S. plan should make its own determination as to the requirements, if any, under any Similar Law applicable to the acquisition of the exchange notes.

The exchange notes may be acquired by a Plan, an entity whose underlying assets include “plan assets” by reason of investments in such entity by any Plans (a “Plan Asset Entity”), and any person investing in “plan assets” of any Plan or Plan Asset Entity or by a Governmental Plan, a Church Plan or a non-U.S. plan, but only if the acquisition will not result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation of Similar Law. Therefore, any investor in the exchange notes will be deemed to represent and warrant to us and the trustee that (1)(a) it is not (i) a Plan, (ii) a Plan Asset Entity, (iii) a Governmental Plan, (iv) a Church Plan or (v) a non-U.S. plan, (b) it is a Plan or a Plan Asset Entity and the acquisition and holding of the exchange notes will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, or (c) it is a Governmental Plan, a Church Plan or a non-U.S. plan that is not subject to (i) ERISA, (ii) Section 4975 of the Code or (iii) any Similar Law that prohibits or taxes (in terms of an excise or penalty tax) the acquisition or holding of the exchange notes; and (2) it will notify us and the trustee immediately if, at any time, it is no longer able to make the representations contained in clause (1) above. Any purported transfer of the exchange notes to a transferee that does not comply with the foregoing requirements shall be null and void ab initio.

This offer is not a representation by us or the initial purchasers that an acquisition of the exchange notes meets all legal requirements applicable to investments by Plans, Plan Asset Entities, Governmental Plans, Church Plans or non-U.S. plans or that such an investment is appropriate for any particular Plan, entities whose underlying assets include assets of a Plan, Governmental Plan, Church Plan or non-U.S. plan.

PLAN OF DISTRIBUTION

Except as discussed below, a broker-dealer may not participate in the exchange offer in connection with a distribution of the exchange notes. Each broker-dealer that receives exchange notes for its own account under the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received for its own account in exchange for outstanding notes where those outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any resale.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account under the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of those methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices, or negotiated prices. Any resale may be made directly to purchasers or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer and/or the purchasers of any exchange notes. Any broker or dealer that participates in a distribution of the exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit on the resale of exchange notes and any commissions or concessions received by those persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration date of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers and expenses of counsel for the holders of the exchange notes and will indemnify the holders of the exchange notes, including any broker-dealers, against some liabilities, including some liabilities under the Securities Act.

LEGAL MATTERS

The validity of the notes exchanged hereby will be passed upon for us by Jones Day. Jones Day will rely as to certain matters under Alabama law upon the opinion of Bradley Arant Boult Cummings LLP, Birmingham, Alabama, and as to certain matters under Michigan law upon the opinion of Plunkett Cooney P.C., Bloomfield Hills, Michigan.

EXPERTS

The consolidated financial statements of Park-Ohio Industries, Inc. appearing in Park-Ohio Industries, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2010 (including the schedule appearing therein), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and included herein. Such consolidated financial statements are included herein in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

With respect to the unaudited condensed consolidated interim financial information of Park-Ohio Industries, Inc. for the three-month periods ended March 31, 2011 and March 31, 2010, included in this Prospectus and Registration Statement, Ernst & Young reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated May 10, 2011 included in Park-Ohio Industries, Inc.’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, and included herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Ernst & Young LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 (the “Act”) for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the Registration Statement prepared or certified by Ernst & Young LLP within the meaning of Sections 7 and 11 of the Act.

The statements of assets acquired and liabilities assumed of the Assembly Component Systems Business Unit of Assembly Component Systems, Inc. (ACSI), a wholly owned subsidiary of Lawson Products, Inc., as of December 31, 2009 and 2008, and the related statements of net revenues and direct costs and operating expenses for the years then ended appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of Rome Die Casting LLC at December 31, 2009 and for the year then ended, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 1 to the financial statements) appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

AVAILABLE INFORMATION

We file reports and other information with the SEC. These reports and other information may be inspected and copied at the public reference facility maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the public reference room. The SEC maintains a site on the World Wide Web containing reports, proxy materials, information statements and other items regarding issuers that file electronically with the SEC, including us. The address is http://www.sec.gov.

In the event that we discontinue filing reports and other information with the SEC, we have agreed to furnish to the trustee and the holders of the exchange notes the information that would be required to be furnished by us by Section 13 of the Exchange Act as if we were subject to such periodic reporting requirements.

We will provide you with a copy of any of our SEC filings (other than exhibits, unless the exhibit is specifically incorporated by reference into the filing requested) at no cost, if you submit a request to us by writing to or telephoning us at the following address and telephone number:

Park-Ohio Industries, Inc.
6065 Parkland Boulevard
Cleveland, Ohio 44124
(440) 947-2000

INDEX TO FINANCIAL STATEMENTS

Page
Number
PARK-OHIO INDUSTRIES, INC.
Audited Financial Statements
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets — December 31, 2010 and 2009	F-3
Consolidated Statements of Operations — Years Ended December 31, 2010, 2009 and 2008	F-4
Consolidated Statements of Shareholder’s Equity — Years Ended December 31, 2010, 2009 and 2008	F-5
Consolidated Statements of Cash Flows — Years Ended December 31, 2010, 2009 and 2008	F-6
Notes to Consolidated Financial Statements	F-7
Unaudited Financial Statements
Review Report of Independent Registered Public Accounting Firm	F-35
Condensed Consolidated Balance Sheets — March 31, 2011 and December 31 2010	F-36
Consolidated Statements of Income — Three Months Ended March 31, 2011 and 2010	F-37
Consolidated Statements of Shareholder’s Equity — Three Months Ended March 31, 2011 and 2010	F-38
Consolidated Statements of Cash Flows — Three Months Ended March 31, 2011 and 2010	F-39
Notes to Unaudited Condensed Consolidated Financial Statements	F-40
ASSEMBLY COMPONENT SYSTEMS BUSINESS UNIT OF ASSEMBLY COMPONENT SYSTEMS, INC.
Report of Independent Auditors	F-50
Statement of Assets Acquired and Liabilities Assumed as of June 30, 2010 (Unaudited) and December 31, 2009 and 2008	F-51
Statement of Net Revenues and Direct Costs and Operating Expenses for the Years Ended December 31, 2009 and 2008 and the Six Month Periods Ended June 30, 2010 and 2009 (Unaudited)	F-52
Notes to Financial Statements	F-53
ROME DIE CASTING LLC
Report of Independent Auditors	F-58
Balance Sheets as of December 31, 2009 and June 30, 2010 (Unaudited)	F-59
Statements of Operations and Member’s Deficit for the Year Ended December 31, 2009 and the Six Month Period Ended June 30, 2010 (Unaudited)	F-60
Statements of Cash Flows for the Year Ended December 31, 2009 and the Six Month Period Ended June 30, 2010 (Unaudited)	F-61
Notes to Financial Statements	F-62
PRO FORMA FINANCIAL STATEMENTS
Unaudited Pro Forma Condensed Consolidated Financial Information	F-66
Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements	F-68

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholder of Park-Ohio Industries, Inc.

We have audited the accompanying consolidated balance sheets of Park-Ohio Industries, Inc. and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operations, shareholder’s equity and cash flows for each of the three years in the period ended December 31, 2010. Our audits also included the financial statement schedule included on page F-34 of this prospectus. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Park-Ohio Industries, Inc. and subsidiaries at December 31, 2010 and 2009 and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2010 in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

Cleveland, Ohio
March 8, 2011

Park-Ohio Industries, Inc. and Subsidiaries

Consolidated Balance Sheets

	December 31,
	2010	2009
	(Dollars in thousands)

ASSETS
Current Assets
Cash and cash equivalents	$35,075	$21,976
Accounts receivable, less allowances for doubtful accounts of $6,011 in 2010 and $8,388 in 2009	126,409	104,643
Inventories	192,542	182,116
Deferred tax assets	10,496	8,104
Unbilled contract revenue	12,751	19,411
Other current assets	12,797	21,476

Total Current Assets	390,070	357,726
Property, plant and equipment:
Land and land improvements	3,628	3,673
Buildings	50,505	44,721
Machinery and equipment	201,920	194,111

	256,053	242,505
Less accumulated depreciation	184,284	167,546

	71,769	74,959
Other Assets:
Goodwill	9,100	4,155
Other	84,340	70,695

	$555,279	$507,535

LIABILITIES AND SHAREHOLDER’S EQUITY
Current Liabilities
Trade accounts payable	$95,690	$75,078
Payable to affiliates	11,879	7,693
Accrued expenses	59,200	39,074
Current portion of long-term debt	13,756	10,894
Current portion of other postretirement benefits	2,178	2,197

Total Current Liabilities	182,703	134,936
Long-Term Liabilities, less current portion
8.375% senior subordinated notes due 2014	183,835	183,835
Revolving credit	113,300	134,600
Other long-term debt	5,322	4,668
Deferred tax liability	9,721	7,200
Other postretirement benefits and other long-term liabilities	22,863	21,831

	335,041	352,134
Shareholder’s Equity
Common stock, par value $1 per share	-0-	-0-
Additional paid-in capital	47,850	55,362
Retained (deficit)	(12,723)	(29,783)
Accumulated other comprehensive income (loss)	2,408	(5,114)

	37,535	20,465

	$555,279	$507,535

See notes to consolidated financial statements.

Park-Ohio Industries, Inc. and Subsidiaries

Consolidated Statements of Operations

	Year Ended December 31,
	2010	2009	2008
	(Dollars in thousands)

Net sales	$813,522	$701,047	$1,068,757
Cost of products sold	679,425	597,200	919,297

Gross profit	134,097	103,847	149,460
Selling, general and administrative expenses	89,806	84,036	102,127
Goodwill impairment charge	-0-	-0-	95,763
Restructuring and impairment charges	3,539	5,206	25,331

Operating income (loss)	40,752	14,605	(73,761)
Gain on purchase of 8.375% senior subordinated notes	-0-	12,529	-0-
Gain on acquisition of business	(2,210)	-0-	-0-
Interest expense	23,868	23,945	27,921

Income (loss) before income taxes	19,094	3,189	(101,682)
Income tax expense (benefit)	2,034	(828)	20,986

Net income (loss)	$17,060	$4,017	$(122,668)

See notes to consolidated financial statements.

Park-Ohio Industries, Inc. and Subsidiaries

Consolidated Statements of Shareholder’s Equity

				Accumulated
		Additional	Retained	Other
	Common	Paid-In	Earnings	Comprehensive
	Stock	Capital	(Deficit)	Income (Loss)	Total
	(Dollars in thousands)

Balance at January 1, 2008	$-0-	$64,844	$88,868	$18,084	$171,796
Comprehensive (loss):
Net loss			(122,668)		(122,668)
Foreign currency translation adjustment				(8,730)	(8,730)
Pension and postretirement benefit adjustments, net of income tax of $13,460				(26,456)	(26,456)

Comprehensive (loss)					(157,854)
Distribution of capital to shareholder		(8,732)			(8,732)

Balance at December 31, 2008	-0-	56,112	(33,800)	(17,102)	5,210
Comprehensive income (loss):
Net income			4,017		4,017
Foreign currency translation adjustment				2,968	2,968
Pension and postretirement benefit adjustments, net of income tax of $1,179				9,020	9,020

Comprehensive income					16,005
Distribution of capital to shareholder		(750)			(750)

Balance at December 31, 2009	-0-	55,362	(29,783)	(5,114)	20,465
Comprehensive income (loss):
Net income			17,060		17,060
Foreign currency translation adjustment				(741)	(741)
Pension and postretirement benefit adjustments, net of income tax of $1,143				8,263	8,263

Comprehensive income					24,582
Capital contribution from shareholder		(6,762)			(6,762)
Distribution of capital to shareholder		(750)			(750)

Balance at December 31, 2010	$-0-	$47,850	$(12,723)	$2,408	$37,535

See notes to consolidated financial statements.

Park-Ohio Industries, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

	Year Ended December 31,
	2010	2009	2008
	(Dollars in thousands)

OPERATING ACTIVITIES
Net income (loss)	$17,060	$4,017	$(122,668)
Adjustments to reconcile net income (loss) to net cash provided by operations:
Depreciation and amortization	17,122	18,776	20,782
Restructuring and impairment charges	3,539	5,206	121,094
Gain on purchase of 8.375% senior subordinated notes	-0-	(12,529)	-0-
Gain on acquisition of business	(2,210)	-0-	-0-
Deferred income taxes	(1,126)	(1,842)	-0-
Changes in operating assets and liabilities excluding acquisitions of businesses:
Accounts receivable	(7,624)	61,136	6,578
Inventories	10,067	46,701	(12,547)
Accounts payable and accrued expenses	27,856	(82,349)	7,490
Other	9,864	10,572	(10,535)

Net cash provided by operating activities	74,548	49,688	10,194
INVESTING ACTIVITIES
Purchases of property, plant and equipment	(3,951)	(5,575)	(17,466)
Business acquisitions, net of cash acquired	(25,900)	-0-	(5,322)
Proceeds from the sale of assets held for sale	-0-	-0-	260

Net cash used by investing activities	(29,851)	(5,575)	(22,528)
FINANCING ACTIVITIES
Payments on debt, net	(19,944)	(25,499)	25,612
Debt issue costs	(4,142)	-0-	-0-
Purchase of 8.375% senior subordinated notes	-0-	(13,511)	-0-
Distribution of capital to shareholder	(750)	(750)	(8,732)
Capital contribution	(6,762)	-0-	-0-

Net cash (used) provided by financing activities	(31,598)	(39,760)	16,880
Increase in cash and cash equivalents	13,099	4,353	4,546
Cash and cash equivalents at beginning of year	21,976	17,623	13,077

Cash and cash equivalents at end of year	$35,075	$21,976	$17,623

Income taxes paid	$1,217	$3,146	$6,847
Interest paid	23,324	23,018	26,115

See notes to consolidated financial statements.

PARK-OHIO INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010, 2009 and 2008
(Dollars in thousands)

NOTE A — Summary of Significant Accounting Policies

Consolidation and Basis of Presentation:  The consolidated financial statements include the accounts of the Company and all of its subsidiaries. All significant intercompany accounts and transactions have been eliminated upon consolidation. The Company does not have off-balance sheet arrangements or financings with unconsolidated entities or other persons. In the ordinary course of business, the Company leases certain real properties as described in Note K. Transactions with related parties are in the ordinary course of business, are conducted on an arm’s-length basis, and are not material to the Company’s financial position, results of operations or cash flows.

Accounting Estimates:  The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash Equivalents:  The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Inventories:  Inventories are stated at the lower of first-in, first-out (“FIFO”) cost or market value. Inventory reserves were $22,788 and $21,456 at December 31, 2010 and 2009, respectively. Inventory consigned to others was $6,940 and $3,160 at December 31, 2010 and 2009, respectively.

Major Classes of Inventories

	December 31,
	2010	2009

Finished goods	$116,202	$100,309
Work in process	24,339	26,778
Raw materials and supplies	52,001	55,029

	$192,542	$182,116

Property, Plant and Equipment:  Property, plant and equipment are carried at cost. Additions and associated interest costs are capitalized and expenditures for repairs and maintenance are charged to operations. Depreciation of fixed assets is computed principally by the straight-line method based on the estimated useful lives of the assets ranging from 25 to 40 years for buildings, and 3 to 20 years for machinery and equipment. The Company reviews long-lived assets for impairment when events or changes in business conditions indicate that their full carrying value may not be recoverable. See Note M.

Impairment of Long-Lived Assets:  We assess the recoverability of long-lived assets (excluding goodwill) and identifiable acquired intangible assets with finite useful lives, whenever events or changes in circumstances indicate that we may not be able to recover the assets’ carrying amount. We measure the recoverability of assets to be held and used by a comparison of the carrying amount of the asset to the expected net future undiscounted cash flows to be generated by that asset, or, for identifiable intangibles with finite useful lives, by determining whether the amortization of the intangible asset balance over its remaining life can be recovered through undiscounted future cash flows. The amount of impairment of identifiable intangible assets with finite useful lives, if any, to be recognized is measured based on projected discounted future cash flows. We measure the amount of impairment of other long-lived assets (excluding goodwill) as the amount by which the carrying value of the asset exceeds the fair market value of the asset, which is

PARK-OHIO INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

generally determined, based on projected discounted future cash flows or appraised values. We classify long-lived assets to be disposed of other than by sale as held and used until they are disposed.

Goodwill and Other Intangible Assets:  In accordance with Accounting Standards Codification (“ASC”) 350 “Intangibles — Goodwill and Other” (“ASC 350”), the Company does not amortize goodwill recorded in connection with business acquisitions. The Company completed the annual impairment tests required by ASC 350 as of October 1, 2010. Other intangible assets, which consist primarily of non-contractual customer relationships, are amortized over their estimated useful lives.

We use an income approach and other valuation techniques to estimate the fair value of our reporting units. Absent an indication of fair value from a potential buyer or similar specific transactions, we believe that using this methodology provides reasonable estimates of a reporting unit’s fair value. The income approach is based on projected future debt-free cash flow that is discounted to present value using factors that consider the timing and risk of the future cash flows. We believe that this approach is appropriate because it provides a fair value estimate based upon the reporting unit’s expected long-term operating and cash flow performance. This approach also mitigates most of the impact of cyclical downturns that occur in the reporting unit’s industry. The income approach is based on a reporting unit’s projection of operating results and cash flows that is discounted using a weighted-average cost of capital. The projection is based upon our best estimates of projected economic and market conditions over the related period including growth rates, estimates of future expected changes in operating margins and cash expenditures. Other significant estimates and assumptions include terminal value growth rates, terminal value margin rates, future capital expenditures and changes in future working capital requirements based on management projections. There are inherent uncertainties, however, related to these factors and to our judgment in applying them to this analysis. Nonetheless, we believe that this method provides a reasonable approach to estimate the fair value of our reporting units. See Note D for the results of this testing.

Income Taxes:  The Company accounts for income taxes under the asset and liability method, whereby deferred tax assets and liabilities are determined based on temporary differences between the financial reporting and the tax bases of assets and liabilities and are measured using the current enacted tax rates. In determining these amounts, management determined the probability of realizing deferred tax assets, taking into consideration factors including historical operating results, cumulative earnings and losses, expectations of future earnings, taxable income and the extended period of time over which the postretirement benefits will be paid and accordingly records valuation allowances if, based on the weight of available evidence it is more likely than not that some portion or all of our deferred tax assets will not be realized as required by ASC 740 “Income Taxes” (“ASC 740”).

Revenue Recognition:  The Company recognizes revenue, other than from long-term contracts, when title is transferred to the customer, typically upon shipment. Revenue from long-term contracts (approximately 11% of consolidated revenue) is accounted for under the percentage of completion method, and recognized on the basis of the percentage each contract’s cost to date bears to the total estimated contract cost. Revenue earned on contracts in process in excess of billings is classified in unbilled contract revenues in the accompanying consolidated balance sheet.

Accounts Receivable and Allowance for Doubtful Accounts:  Accounts receivable are recorded at net realizable value. Accounts receivable are reduced by an allowance for amounts that may become uncollectible in the future. The Company’s policy is to identify and reserve for specific collectibility concerns based on customers’ financial condition and payment history. During 2010 and 2009, we sold approximately $37,272 and $20,832, respectively, of accounts receivable to mitigate accounts receivable concentration risk and to provide additional financing capacity. In compliance with ASC 860, “Transfers and Servicing”, sales of accounts receivable are reflected as a reduction of accounts receivable in the Consolidated Balance Sheets and the proceeds are included in the cash flows from operating activities in the Consolidated Statements of Cash flows. In 2010 and 2009, a loss in the amount of $165 and $86, respectively, related to the sale of accounts

PARK-OHIO INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

receivable is recorded in the Consolidated Statements of Operations. These losses represented implicit interest on the transactions.

Software Development Costs:  Software development costs incurred subsequent to establishing feasibility through the general release of the software products are capitalized and included in other assets in the consolidated balance sheet. Technological feasibility is demonstrated by the completion of a working model. All costs prior to the development of the working model are expensed as incurred. Capitalized costs are amortized on a straight-line basis over five years, which is the estimated useful life of the software product. Amortization expense was $2,213, $1,454 and $1,288 in 2010, 2009 and 2008, respectively.

Concentration of Credit Risk:  The Company sells its products to customers in diversified industries. The Company performs ongoing credit evaluations of its customers’ financial condition but does not require collateral to support customer receivables. The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other information. As of December 31, 2010, the Company had uncollateralized receivables with five customers in the automotive industry, each with several locations, aggregating $13,352, which represented approximately 11% of the Company’s trade accounts receivable. During 2010, sales to these customers amounted to approximately $100,009, which represented approximately 12% of the Company’s net sales.

Shipping and Handling Costs:  All shipping and handling costs are included in cost of products sold in the Consolidated Statements of Operations.

Environmental:  The Company accrues environmental costs related to existing conditions resulting from past or current operations and from which no current or future benefit is discernible. Costs that extend the life of the related property or mitigate or prevent future environmental contamination are capitalized. The Company records a liability when environmental assessments and/or remedial efforts are probable and can be reasonably estimated. The estimated liability of the Company is not discounted or reduced for possible recoveries from insurance carriers.

Foreign Currency Translation:  The functional currency for all subsidiaries outside the United States is the local currency. Financial statements for these subsidiaries are translated into U.S. dollars at year-end exchange rates as to assets and liabilities and weighted-average exchange rates as to revenues and expenses. The resulting translation adjustments are recorded in accumulated comprehensive income (loss) in shareholder’s equity.

Recent Accounting Pronouncements

Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) Update (“ASU”) No. 2010-06 “Improving Disclosure about Fair Value Measurements”, requires enhanced disclosures about recurring and nonrecurring fair-value measurements including significant transfers in and out of Level 1 and Level 2 fair-value measurements and information on purchases, sales, issuances and settlements on a gross basis of Level 3 fair-value measurements. ASU No. 2010-06 was adopted January 1, 2010, except for the requirement to separately disclose purchases, sales, issuances and settlements of recurring Level 3 fair value measurements, which is effective January 1, 2011.

In October 2009, the FASB issued ASU No. 2009-13, “Multiple-Deliverable Revenue Arrangements,” which amends ASC Topic 605, “Revenue Recognition.” ASU No. 2009-13 amends the ASC to eliminate the residual method of allocation for multiple-deliverable revenue arrangements, and requires that arrangement consideration be allocated at the inception of an arrangement to all deliverables using the relative selling price method. The ASU also establishes a selling price hierarchy for determining the selling price of a deliverable, which includes: (1) vendor-specific objective evidence if available, (2) third-party evidence if vendor-specific objective evidence is not available, and (3) estimated selling price if neither vendor-specific nor third-party evidence is available. Additionally, ASU No. 2009-13 expands the disclosure requirements related to a

PARK-OHIO INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

vendor’s multiple-deliverable revenue arrangements. The Company is currently evaluating the potential impact, if any, of the adoption of this guidance on its Consolidated Financial Statements, which is effective for the Company on January 1, 2011.

In June 2009, the FASB issued guidance as codified in ASC 810-10, “Consolidation of Variable Interest Entities” (previously Statement of Financial Accounting Standards (“SFAS”) No. 167, “Amendments to FASB Interpretation No. 46(R)”). This guidance is intended to improve financial reporting by providing additional guidance to companies involved with variable interest entities (“VIEs”) and by requiring additional disclosures about a company’s involvement with VIEs. This guidance is generally effective for annual periods beginning after November 15, 2009 and for interim periods within that first annual reporting period. The adoption of this guidance did not have a material impact on the financial statements of the Company.

NOTE B —	Segments

The Company operates through three segments: Supply Technologies, Aluminum Products and Manufactured Products. Supply Technologies provides our customers with Total Supply Managementtm services for a broad range of high-volume, specialty production components. Total Supply Managementtm manages the efficiencies of every aspect of supplying production parts and materials to our customers’ manufacturing floor, from strategic planning to program implementation and includes such services as engineering and design support, part usage and cost analysis, supplier selection, quality assurance, bar coding, product packaging and tracking, just-in-time and point-of-use delivery, electronic billing services and ongoing technical support. The principal customers of Supply Technologies are in the heavy-duty truck, automotive and vehicle parts, electrical distribution and controls, consumer electronics, power sports/fitness equipment, HVAC, agricultural and construction equipment, semiconductor equipment, plumbing, aerospace and defense, and appliance industries. Aluminum Products manufactures cast aluminum components for automotive, agricultural equipment, construction equipment, heavy-duty truck and marine equipment industries. Aluminum Products also provides value-added services such as design and engineering, machining and assembly. Manufactured Products operates a diverse group of niche manufacturing businesses that design and manufacture a broad range of high quality products engineered for specific customer applications. The principal customers of Manufactured Products are original equipment manufacturers and end users in the steel, coatings, forging, foundry, heavy-duty truck, construction equipment, bottling, automotive, oil and gas, rail and locomotive manufacturing and aerospace and defense industries.

The Company’s sales are made through its own sales organization, distributors and representatives. Intersegment sales are immaterial and eliminated in consolidation and are not included in the figures presented. Intersegment sales are accounted for at values based on market prices. Income allocated to segments excludes certain corporate expenses and interest expense. Identifiable assets by industry segment include assets directly identified with those operations.

PARK-OHIO INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Corporate assets generally consist of cash and cash equivalents, deferred tax assets, property and equipment, and other assets.

	Year Ended December 31,
	2010	2009	2008

Net sales:
Supply Technologies	$402,169	$328,805	$521,270
Aluminum Products	143,672	111,388	156,269
Manufactured Products	267,681	260,854	391,218

	$813,522	$701,047	$1,068,757

Income before income taxes:
Supply Technologies	$22,216	$8,531	$(66,419)
Aluminum Products	6,582	(5,155)	(23,467)
Manufactured Products	28,739	26,472	54,825

	57,537	29,848	(35,061)
Corporate costs	(13,246)	(3,805)	(19,601)
Gain on purchase of 8.375% senior subordinated notes	-0-	6,297	6,232
Gain on acquisition of business	2,210	-0-	-0-
Asset impairment charge	(3,539)	(5,206)	(25,331)
Interest expense	(23,868)	(23,945)	(27,921)

	$19,094	$3,189	$(101,682)

Identifiable assets:
Supply Technologies	$217,915	$207,729	$256,161
Aluminum Products	66,219	76,443	87,215
Manufactured Products	188,017	178,715	242,057
General corporate	83,128	44,648	37,412

	$555,279	$507,535	$622,845

Depreciation and amortization expense:
Supply Technologies	$5,272	$4,812	$5,153
Aluminum Products	6,488	7,556	8,564
Manufactured Products	5,001	6,022	6,586
General corporate	361	386	479

	$17,122	$18,776	$20,782

Capital expenditures:
Supply Technologies	$1,613	$2,380	$931
Aluminum Products	156	1,385	7,750
Manufactured Products	2,138	2,006	8,101
General corporate	44	(196)	684

	$3,951	$5,575	$17,466

PARK-OHIO INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company’s approximate percentage of net sales by geographic region were as follows:

	Year Ended
	December 31,
	2010	2009	2008

United States	73%	73%	68%
Asia	10%	9%	11%
Canada	6%	6%	6%
Mexico	3%	2%	6%
Europe	5%	9%	6%
Other	3%	1%	3%

	100%	100%	100%

At December 31, 2010, 2009 and 2008, approximately 75%, 77% and 81%, respectively, of the Company’s assets were maintained in the United States.

NOTE C —	Acquisitions

Effective August 31, 2010, the Company completed the acquisition of certain assets and assumed specific liabilities relating to Assembly Components Systems (“ACS”) business unit of Lawson Products, Inc. for $16,000 in cash and a $2,160 subordinated promissory note payable in equal quarterly installments over three years. ACS is a provider of supply chain management solutions for a broad range of production components through its service centers throughout North America. The net assets acquired were integrated into the Company’s Supply Technologies business segment. The fair value of the net assets acquired of $20,370 exceeded the total purchase price and, accordingly, resulted in a gain on acquisition of business of $2,210. Net sales of $16,931 were added to the Company’s Supply Technologies business segment in 2010 since the date of acquisition. The acquisition was accounted for under the acquisition method of accounting. Under the acquisition method of accounting, the total estimated purchase price is allocated to ACS’s tangible assets and intangible assets acquired and liabilities assumed based on their estimated fair values as of August 31, 2010, the effective date of the acquisition. Based on management’s valuation of the fair value of tangible and intangible assets acquired and liabilities assumed which are based on estimates and assumptions, the purchase price is allocated as follows:

Accounts receivable	$9,059
Inventories	16,711
Prepaid expenses and other current assets	42
Property, plant and equipment	299
Customer relationships	990
Accounts payable	(5,047)
Accrued expenses	(330)
Deferred tax liability	(1,354)
Gain on acquisition	(2,210)

Total purchase price	$18,160

Direct transaction costs associated with this acquisition included in selling, general and administrative expenses during the year ended December 31, 2010 were approximately $346.

On September 30, 2010, the Company entered a Bill of Sale with Rome Die Casting LLC (“Rome”), a producer of aluminum high pressure die castings, pursuant to which, Rome agreed to transfer to the Company substantially all of the assets of Rome in exchange for approximately $7,500 of notes receivable from Rome.

PARK-OHIO INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The assets of Rome were integrated into the Company’s aluminum segment. Net sales of $7,031 were added to the Company’s Aluminum segment in 2010 since the date of acquisition. The acquisition was accounted for under the acquisition method of accounting. Under the acquisition method of accounting, the purchase price is allocated to Rome’s tangible assets and intangible assets acquired and liabilities assumed based on their estimated fair values as of September 30, 2010, the effective date of the acquisition. Based on management’s valuation of the fair value of tangible and intangible assets acquired and liabilities assumed, the purchase price is as follows:

Accounts receivable	$1,918
Inventories	1,000
Property, plant and equipment	2,800
Accounts payable	(2,314)
Accrued expenses	(516)
Goodwill	4,572

Total purchase price	$7,460

Direct transaction costs associated with this acquisition included in selling, general and administrative expenses during the year ended December 31, 2010 were approximately $256.

On December 31, 2010, the Company through its subsidiary Ajax Tocco Magnathermic acquired the assets and the related induction heating intellectual property of ABP Induction’s United States heating business operating as Pillar Induction (“Pillar”). Pillar provides complete turnkey automated induction power systems and aftermarket parts and service to a worldwide market.

The assets of Pillar will be integrated into the Company’s manufactured products segment. The acquisition was accounted for under the acquisition method of accounting. Under the acquisition method of accounting, the total estimated purchase price is allocated to Pillar’s tangible assets and intangible assets acquired and liabilities assumed based on their estimated fair values as of December 31, 2010, the effective date of the acquisition. Based on management’s preliminary valuation of the fair value of tangible and intangible assets acquired and liabilities assumed which are based on estimates and assumptions that are subject to change, the preliminary estimated purchase price is allocated as follows:

Accounts receivable	$3,164
Inventories	2,782
Prepaid expenses and other current assets	178
Property, plant and equipment	447
Customer relationships	3,480
Technological know how	1,890
Trade name and other intangible assets	710
Accounts payable	(1,202)
Accrued expenses	(2,133)
Goodwill	584

Total purchase price	$9,900

The area of purchase price allocation that is not yet finalized relates to the working capital adjustment as of December 31, 2010. Prior to the measurement period for finalizing the purchase price allocation, such adjustments will be included in the purchase price allocation retrospectively. There were no significant direct transaction costs included in selling, general and administrative expenses during the year ended December 31, 2010. These costs will be expensed as incurred in the first quarter of 2011.

PARK-OHIO INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following unaudited pro forma information is provided to present a summary of the combined results of the Company’s operations with ACS, Rome and Pillar as if the acquisitions had occurred on January 1, 2009. The unaudited pro forma financial information is for informational purposes only and is not necessarily indicative of what the results would have been had the acquisitions been completed at the date indicated above.

	Year Ended December 31,
	2010	2009

Pro forma revenues	$881,271	$770,603
Pro forma net income	$15,072	$(12,744)

NOTE D —	Goodwill and Other Intangible Assets

ASC 350, requires that our annual, and any interim, impairment assessment be performed at the “reporting unit” level. At October 1, 2008, the Company had four reporting units that had goodwill. Under the provisions of ASC 350, these four reporting units were tested for impairment as of October 1, 2008 and updated as of December 31, 2008, as necessary. During the fourth quarter of 2008, indicators of potential impairment caused us to update our impairment tests. Those indicators included the following: a significant decrease in market capitalization; a decline in recent operating results; and a decline in our business outlook primarily due to the macroeconomic environment. In accordance with ASC 350, we completed an impairment analysis and concluded that all of the goodwill in three of the reporting units for a total of $95,763 was impaired and written off in the fourth quarter of 2008.

The changes in the carrying amount of goodwill by reportable segment for the years ended December 31, 2010, 2009 and 2008 were as follows:

	Supply		Manufactured
	Technologies	Aluminum	Products	Total

Balance at January 1, 2008	$80,249	$16,515	$4,233	$100,997
Foreign Currency Translation	(1,001)	-0-	(124)	(1,125)
Impairment Charge	(79,248)	(16,515)	-0-	(95,763)

Balance at December 31, 2008	-0-	-0-	4,109	4,109
Foreign Currency Translation	-0-	-0-	46	46

Balance at December 31, 2009	-0-	-0-	4,155	4,155
Foreign Currency Translation	-0-	-0-	(211)	(211)
Acquisitions	-0-	4,572	584	5,156

Balance at December 31, 2010	$-0-	$4,572	$4,528	$9,100

Other intangible assets were acquired in connection with the acquisitions of NABS, Inc., ACS and Pillar. Information regarding other intangible assets as of December 31, 2010 and 2009 follows:

		2010			2009
	Acquisition	Accumulated		Acquisition	Accumulated
	Costs	Amortization	Net	Costs	Amortization	Net

Non-contractual customer relationships	$11,670	$2,422	$9,248	$7,200	$1,800	$5,400
Other	3,420	495	2,925	820	372	448

	$15,090	$2,917	$12,173	$8,020	$2,172	$5,848

PARK-OHIO INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Amortization of other intangible assets was $745 for the year ended December 31, 2010 and $724 for each of the years ended December 31, 2009 and 2008. Amortization expense for each of the five years following December 31, 2010 is approximately $1,169 in 2011, $1,169 in 2012 and $1,045 for each of the three subsequent years thereafter.

NOTE E —	Other Assets

Other assets consists of the following:

	December 31,
	2010	2009

Pension assets	$60,786	$49,435
Deferred financing costs, net	3,695	1,345
Tooling	417	384
Software development costs	2,292	3,893
Intangible assets subject to amortization	12,173	5,848
Other	4,977	9,790

Totals	$84,340	$70,695

NOTE F —	Accrued Expenses

Accrued expenses include the following:

	December 31,
	2010	2009

Accrued salaries, wages and benefits	$13,832	$8,978
Advance billings	23,218	14,189
Warranty accrual	4,046	2,760
Interest payable	2,504	2,191
Taxes, income and other	3,252	1,788
Other	12,348	9,168

Totals	$59,200	$39,074

Substantially all advance billings and warranty accruals relate to the Company’s capital equipment businesses.

The changes in the aggregate product warranty liability are as follows for the year ended December 31, 2010, 2009 and 2008:

	2010	2009	2008

Balance at beginning of year	$2,760	$5,402	$5,799
Claims paid during the year	(1,260)	(3,367)	(3,944)
Warranty expense	2,294	704	4,202
Other	252	21	(655)

Balance at end of year	$4,046	$2,760	$5,402

PARK-OHIO INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE G —	Financing Arrangements

Long-term debt consists of the following:

	December 31,
	2010	2009

8.375% senior subordinated notes due 2014	$183,835	$183,835
Revolving credit	90,200	101,200
Term Loan A	25,900	28,000
Term Loan B	8,400	12,000
Other	7,878	8,962

	316,213	333,997
Less current maturities	13,756	10,894

Total	$302,457	$323,103

The Company is a party to a credit and security agreement dated November 5, 2003, as amended (“Credit Agreement”), with a group of banks, under which it may borrow or issue standby letters of credit or commercial letters of credit. On March 8, 2010, and subsequently on August 31, 2010, the Credit Agreement was amended and restated to among other things, extend its maturity date to April 30, 2014 and reduce the loan commitment from $270,000 to $210,000, which includes a term loan A that is secured by real estate and machinery and equipment and an unsecured term loan B. The Credit Agreement contains a detailed borrowing base formula that provides borrowing capacity to the Company based on negotiated percentages of eligible accounts receivable, inventory and fixed assets. At December 31, 2010, the Company had approximately $44,634 of unused borrowing capacity available under the Credit Agreement. Up to $40,000 in standby letters of credit and commercial letters of credit may be issued under the Credit Agreement. As of December 31, 2010, in addition to amounts borrowed under the Credit Agreement, there was $7,554 outstanding primarily for standby letters of credit. An annual fee of .75% is imposed by the bank on the unused portion of available borrowings.

Amounts borrowed under the revolving credit facility may be borrowed at either (i) LIBOR plus 2.25% to 3.25% or (ii) the bank’s prime lending rate minus (.25)% to plus .75% at the Company’s election. The interest rate is dependent on the Company’s debt service coverage ratio, as defined in the Credit Agreement. Interest on the term loan A is at either (i) LIBOR plus 3.25% to 4.25% or (ii) the bank’s prime lending rate plus .75% to 1.75% at the Company’s election. Interest on the term loan B is at either (i) LIBOR plus 5.25% to 6.25% or (ii) the bank’s prime lending rate plus 3.25% to 4.25%, at the Company’s election. The term loan A is amortized based on a ten year schedule with the balance due at maturity. The term loan B is amortized over a two-year period plus 50% of debt service coverage excess capped at $3,500.

Maturities of long-term debt during each of the five years following December 31, 2010 are approximately $13,756 in 2011, $4,290 in 2012, $3,300 in 2013, $292,058 in 2014 and $523 in 2015.

Foreign subsidiaries of the Company had borrowings of $1,229 and $3,787 at December 31, 2010 and 2009, respectively and outstanding bank guarantees of $7,363 at December 31, 2010 under their credit arrangements.

The 8.375% senior subordinated notes due 2014 (“8.375% Notes”) are general unsecured senior subordinated obligations of the Company and are fully and unconditionally guaranteed on a joint and several basis by all material domestic subsidiaries of the Company. Provisions of the indenture governing the 8.375% Notes and the Credit Agreement contain restrictions on the Company’s ability to incur additional indebtedness, to create liens or other encumbrances, to make certain payments, investments, loans and guarantees and to sell or otherwise dispose of a substantial portion of assets or to merge or consolidate with an

PARK-OHIO INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

unaffiliated entity. At December 31, 2010, the Company was in compliance with all financial covenants of the Credit Agreement.

The weighted average interest rate on all debt was 6.21% at December 31, 2010.

The carrying value of cash and cash equivalents, accounts receivable, accounts payable and borrowings under the Credit Agreement approximate fair value at December 31, 2010 and 2009. The approximate fair value of the 8.375% Notes was $187,512 and $144,310 at December 31, 2010 and 2009, respectively.

In 2009, a foreign subsidiary of the Company purchased $26,165 aggregate principal amount of the 8.375% Notes for $13,511. After writing off $125 of deferred financing costs, the Company recorded a net gain of $12,529.

In 2008, the Company purchased $11,015 aggregate principal amount of the 8.375% Notes for $4,658. After writing off $125 of deferred financing costs, the Company recorded a net gain of $6,232. The 8.375% Notes were not contributed to Park-Ohio Industries, Inc. in 2008 but were held by Park-Ohio Holdings Corp. During the fourth quarter of 2009, these notes were sold to a wholly-owned subsidiary of Park-Ohio Industries, Inc.

NOTE H —	Income Taxes

Income (loss) from continuing operations before income tax expense consists of the following:

	Year Ended December 31
	2010	2009	2008

United States	$8,596	$(934)	$(116,564)
Outside the United States	10,498	4,123	14,882

	$19,094	$3,189	$(101,682)

Income taxes consisted of the following:

	Year Ended December 31,
	2010	2009	2008

Current expense (benefit):
Federal	$61	$(147)	$229
State	573	179	1,518
Foreign	2,526	982	6,156

	3,160	1,014	7,903
Deferred:
Federal	(2,014)	(1,231)	12,421
State	689	(39)	923
Foreign	199	(572)	(261)

	(1,126)	(1,842)	13,083

Income tax expense (benefit)	$2,034	$(828)	$20,986

PARK-OHIO INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The reasons for the difference between income tax expense and the amount computed by applying the statutory federal income tax rate to income before income taxes are as follows:

Rate Reconciliation	2010	2009	2008

Tax at statutory rate	$6,027	$(2,113)	$(34,586)
Effect of state income taxes, net	1,048	(161)	(1,834)
Effect of foreign operations	1,472	1,247	293
Goodwill	-0-	-0-	23,241
Valuation allowance, federal and foreign	(6,475)	(1,815)	33,625
Equity compensation	(59)	148	18
Tax credits	(72)	(192)	(240)
Prior year adjustments	365	141	(304)
Non-deductable items	480	735	802
Gain on asset purchase	(772)	-0-	-0-
Other, net	20	1,182	(29)

Total	$2,034	$(828)	$20,986

Significant components of the Company’s net deferred tax assets and liabilities are as follows:

	December 31,
	2010	2009

Deferred tax assets:
Postretirement benefit obligation	$7,003	$7,060
Inventory	12,363	10,342
Net operating loss and credit carryforwards	16,184	22,478
Goodwill	3,177	4,381
Other	11,138	8,348

Total deferred tax assets	49,865	52,609
Deferred tax liabilities:
Depreciation and amortization	1,090	692
Pension	21,423	18,010
Intangible assets and other	4,191	2,335

Total deferred tax liabilities	26,704	21,037

Net deferred tax assets prior to valuation allowances	23,161	31,572
Valuation allowances	(22,386)	(30,668)

Net deferred tax asset	$775	$904

At December 31, 2010, the Company has federal, state and foreign net operating loss carryforwards for income tax purposes. The U.S. federal net operating loss carryforward is approximately $24,699 which expires between 2023 and 2029. The foreign net operating loss carryforward is $3,988 of which $1,315 expires in 2029 and $2,673 has no expiration date. The Company also has a tax benefit from a state net operating loss carryforward of $4,748 which expires between 2011 and 2030.

At December 31, 2010, the Company has research and development credit carryforwards of approximately $2,875 which expire between 2012 and 2030. The Company also has alternative minimum tax credit carryforwards of $1,083 which have no expiration date.

PARK-OHIO INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company is subject to taxation in the U.S. and various state and foreign jurisdictions. The Company’s tax years for 2007 through 2010 remain open for examination by the U.S. and various state and foreign taxing authorities.

As of December 31, 2010 and 2009, the Company was in a cumulative three-year loss position and it was determined that it was not more likely than not that its U.S. net deferred tax assets will be realized. As of December 31, 2010 and 2009, the Company recorded full valuation allowances of $20,089 and $28,813, respectively, against its U.S. net deferred tax assets. In addition, the Company determined that it was not more likely than not that certain foreign net deferred tax assets will be realized. As of December 31, 2010 and 2009, the Company recorded valuation allowances of $2,297 and $1,855, respectively, against certain foreign net deferred tax assets. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income (including reversals of deferred tax liabilities). The Company reviews all valuation allowances related to deferred tax assets and will reverse these valuation allowances, partially or totally, when appropriate under ASC 740.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	2010	2009	2008

Unrecognized Tax Benefit — January 1,	$5,718	$5,806	$5,255
Gross Increases — Tax Positions in Prior Period	283	101	-0-
Gross Decreases — Tax Positions in Prior Period	(4)	(55)	(39)
Gross Increases — Tax Positions in Current Period	341	97	590
Settlements	(18)	-0-	-0-
Lapse of Statute of Limitations	(178)	(231)	-0-

Unrecognized Tax Benefit — December 31,	$6,142	$5,718	$5,806

The total amount of unrecognized tax benefits that, if recognized, would affect the effective tax rate is $4,916 at December 31, 2010 and $4,633 at December 31, 2009. The Company recognizes accrued interest and penalties related to unrecognized tax benefits in income tax expense. During the year ended December 31, 2010 and 2009, the Company recognized approximately $9 and $42, respectively, in net interest and penalties. The Company had approximately $682 and $673 for the payment of interest and penalties accrued at December 31, 2010 and 2009, respectively. The Company does not expect that the unrecognized tax benefit will change significantly within the next twelve months.

Deferred taxes have not been provided on undistributed earnings of the Company’s foreign subsidiaries as it is the Company’s policy and intent to permanently reinvest such earnings. The Company has determined that it is not practical to determine the deferred tax liability on such undistributed earnings.

NOTE I —	Legal Proceedings

The Company is subject to various pending and threatened lawsuits in which claims for monetary damages are asserted in the ordinary course of business. While any litigation involves an element of uncertainty, in the opinion of management, liabilities, if any, arising from currently pending or threatened litigation is not expected to have a material adverse effect on the Company’s financial condition, liquidity and results of operations.

NOTE J —	Pensions and Postretirement Benefits

The Company and its subsidiaries have pension plans, principally noncontributory defined benefit or noncontributory defined contribution plans, covering substantially all employees. In addition, the Company has two unfunded postretirement benefit plans. For the defined benefit plans, benefits are based on the employee’s

PARK-OHIO INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

years of service. For the defined contribution plans, the costs charged to operations and the amount funded are based upon a percentage of the covered employees’ compensation.

The following tables set forth the change in benefit obligation, plan assets, funded status and amounts recognized in the consolidated balance sheet for the defined benefit pension and postretirement benefit plans as of December 31, 2010 and 2009:

			Postretirement
	Pension		Benefits
	2010	2009	2010	2009

Change in benefit obligation
Benefit obligation at beginning of year	$48,820	$48,383	$18,288	$19,961
Service cost	295	471	31	61
Interest cost	2,596	2,748	959	1,053
Amendments	-0-	10	-0-	(920)
Actuarial losses	2,622	1,446	1,364	279
Benefits and expenses paid, net of contributions	(4,661)	(4,238)	(2,210)	(2,146)

Benefit obligation at end of year	$49,672	$48,820	$18,432	$18,288

Change in plan assets
Fair value of plan assets at beginning of year	$98,255	$87,368	$-0-	$-0-
Actual return on plan assets	18,364	16,725	-0-	-0-
Company contributions	-0-	-0-	2,210	2,146
Cash transfer to fund postretirement benefit payments	(1,500)	(1,600)	-0-	-0-
Benefits and expenses paid, net of contributions	(4,661)	(4,238)	(2,210)	(2,146)

Fair value of plan assets at end of year	$110,458	$98,255	$-0-	$-0-

Funded (underfunded) status of the plans	$60,786	$49,435	$(18,432)	$(18,288)

Amounts recognized in the consolidated balance sheets consist of:

			Postretirement
	Pension		Benefits
	2010	2009	2010	2009

Noncurrent assets	$60,786	$49,435	$-0-	$-0-
Noncurrent liabilities	-0-	-0-	10,196	11,111
Current liabilities	-0-	-0-	2,177	2,197
Accumulated other comprehensive (income) loss	7,701	15,900	6,059	4,980

Net amount recognized at the end of the year	$68,487	$65,335	$18,432	$18,288

Amounts recognized in accumulated other comprehensive (income) loss
Net actuarial loss/(gain)	$7,641	$15,819	$6,059	$4,980
Net prior service cost (credit)	192	253	-0-	-0-
Net transition obligation (asset)	(132)	(172)	-0-	-0-

Accumulated other comprehensive (income) loss	$7,701	$15,900	$6,059	$4,980

PARK-OHIO INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of December 31, 2010 and 2009, the Company’s defined benefit pension plans did not hold a material amount of shares of the Company’s common stock.

The pension plan weighted-average asset allocation at December 31, 2010 and 2009 and target allocation for 2011 are as follows:

		Plan Assets
	Target 2011	2010	2009

Asset Category
Equity securities	45-75%	78.3%	69.3%
Debt securities	10-40	19.3	9.9
Other	0-20	2.4	20.8

	100%	100%	100%

The following table sets forth, by level within the fair value hierarchy, the pension plans assets:

	2010		2009
	Level 2	Total	Level 2	Total

Collective trust and pooled insurance funds:
Common stock	$65,362	$65,362	$52,507	$52,507
Equity Funds	16,142	16,142	12,727	12,727
Foreign Stock	5,000	5,000	2,590	2,590
Convertible Securities	967	967	1,063	1,063
U.S. Government Obligations	9,840	9,840	4,900	4,900
Fixed income funds	5,242	5,242	4,588	4,588
Corporate Bonds	5,295	5,295	-0-	-0-
Cash and Cash Equivalents	2,381	2,381	19,779	19,779
Other	229	229	101	101

	$110,458	$110,458	$98,255	$98,255

The following tables summarize the assumptions used by the consulting actuary and the related cost information.

	Weighted-Average Assumptions as of December 31,
	Pension			Postretirement Benefits
	2010	2009	2008	2010	2009	2008

Discount rate	5.00%	5.50%	6.00%	5.00%	5.50%	6.00%
Expected return on plan assets	8.25%	8.25%	8.25%	N/A	N/A	N/A
Rate of compensation increase	N/A	N/A	N/A	N/A	N/A	N/A

In determining its expected return on plan assets assumption for the year ended December 31, 2010, the Company considered historical experience, its asset allocation, expected future long-term rates of return for each major asset class, and an assumed long-term inflation rate. Based on these factors, the Company derived an expected return on plan assets for the year ended December 31, 2010 of 8.25%. This assumption was supported by the asset return generation model, which projected future asset returns using simulation and asset class correlation.

PARK-OHIO INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For measurement purposes, a 7.0% and a 8.75% annual rate of increase in the per capita cost of covered medical health care benefits and drug benefits, respectively were assumed for 2010. The rates were assumed to decrease gradually to 5.0% for medical and drug for 2042 and remain at that level thereafter.

	Pension Benefits			Postretirement Benefits
	2010	2009	2008	2010	2009	2008

Components of net periodic benefit cost
Service costs	$295	$471	$439	$31	$61	$87
Interest costs	2,596	2,748	2,892	959	1,053	1,215
Expected return on plan assets	(7,932)	(7,036)	(9,634)	-0-	-0-	-0-
Transition obligation	(40)	(40)	(47)	-0-	-0-	-0-
FAS 88 one-time charge	-0-	-0-	-0-	-0-	-0-	-0-
Amortization of prior service cost	61	129	137	(96)	-0-	(52)
Recognized net actuarial (gain) loss	366	910	(100)	381	294	369

Benefit (income) costs	$(4,654)	$(2,818)	$(6,313)	$1,275	$1,408	$1,619

Other changes in plan assets and benefit obligations recognized in other comprehensive (income) loss
AOCI at beginning of year	$15,900	$25,131	$(12,756)	$4,980	$5,914	$3,884
Net (gain)/loss	(7,811)	(8,241)	37,876	1,364	280	2,347
Recognition of prior service cost/(credit)	(62)	(120)	(137)	96	(920)	52
Recognition of (gain)/loss	(326)	(870)	148	(381)	(294)	(369)

Total recognized in other comprehensive loss at end of year	$7,701	$15,900	$25,131	$6,059	$4,980	$5,914

The estimated net (gain), prior service cost and net transition (asset) for the defined benefit pension plans that will be amortized from accumulated other comprehensive income into net periodic benefit cost over the year ending December 31, 2011 are $-0-, $44 and $(40), respectively.

The estimated net loss and prior service cost for the postretirement plans that will be amortized from accumulated other comprehensive income into net periodic benefit cost over the year ending December 31, 2011 is $441 and $(96), respectively.

Below is a table summarizing the Company’s expected future benefit payments and the expected payments due to Medicare subsidy over the next ten years:

		Postretirement Benefits
			Expected	Net including
	Pension		Medicare	Medicare
	Benefits	Gross	Subsidy	Subsidy

2011	4,041	2,454	223	2,231
2012	3,942	2,240	225	2,015
2013	3,860	2,092	219	1,873
2014	3,788	1,988	209	1,779
2015	3,739	1,879	197	1,682
2016 to 2020	17,837	7,497	811	6,686

The Company has two postretirement benefit plans. Under both of these plans, health care benefits are provided on both a contributory and noncontributory basis. The assumed health care cost trend rate has a

PARK-OHIO INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

significant effect on the amounts reported. A one-percentage-point change in the assumed health care cost trend rate would have the following effects:

	1-Percentage	1-Percentage
	Point	Point
	Increase	Decrease

Effect on total of service and interest cost components in 2010	$68	$(60)
Effect on postretirement benefit obligation as of December 31, 2010	$1,383	$(1,229)

The total contribution charged to pension expense for the Company’s defined contribution plans was $-0-in 2010, $301 in 2009 and $2,081 in 2008. During March 2009, the Company suspended indefinitely its voluntary contribution to its 401(k) defined contribution plan covering substantially all U.S. employees. The Company expects to have no contributions to its defined benefit plans in 2011.

In January 2008, a Supplemental Executive Retirement Plan (“SERP”) for the Company’s Chairman of the Board of Directors and Chief Executive Officer (“CEO”) was approved by the Compensation Committee of the Board of Directors of the Company. The SERP provides an annual supplemental retirement benefit for up to $375 upon the CEO’s termination of employment with the Company. The vested retirement benefit will be equal to a percentage of the Supplemental Pension that is equal to the ratio of the sum of his credited service with the Company prior to January 1, 2008 (up to a maximum of thirteen years), and his credited service on or after January 1, 2008 (up to a maximum of seven years) to twenty years of credited service. In the event of a change in control before the CEO’s termination of employment, he will receive 100% of the Supplemental Pension. The Company recorded an expense of $389 related with the SERP in 2010, 2009 and 2008. Additionally, a non-qualified defined contribution retirement benefit was also approved in which the Company will credit $94 quarterly ($375 annually) for a seven year period to an account in which the CEO will always be 100% vested. The seven year period began on March 31, 2008.

NOTE K —	Leases

Future minimum lease commitments during each of the five years following December 31, 2010 and thereafter are as follows: $13,109 in 2011, $9,816 in 2012, $6,416 in 2013, $4,538 in 2014, $3,642 in 2015 and $2,178 thereafter. Rental expense for 2010, 2009 and 2008 was $13,068, $12,812 and $14,400, respectively.

Certain of the Company’s leases are with related parties at an annual rental expense of approximately $2,464. Transactions with related parties are in the ordinary course of business, are conducted on an arms length basis, and are not material to the Company’s financial position, results of operations or cash flows.

NOTE L —	Accumulated Comprehensive Loss

The components of accumulated comprehensive loss at December 31, 2010 and 2009 are as follows:

	December 31,
	2010	2009

Foreign currency translation adjustment	$6,239	$6,950
Pension and postretirement benefit adjustments, net of tax	(3,801)	(12,064)

Total	$2,438	$(5,114)

NOTE M —	Restructuring and Unusual Charges

During the third quarter of 2010, the Company reviewed one of its investments and determined there was diminution in value and therefore recorded an asset impairment charge of $3,539.

PARK-OHIO INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In 2009 and 2008, due to volume declines and volatility in the automotive markets along with the general economic downturn, the Company evaluated its long-lived assets in accordance with ASC 360 “Property, Plant and Equipment”. The Company determined whether the carrying amount of its long-lived assets was recoverable by comparing the carrying amount to the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the assets. If the carrying value of the assets exceeded the expected cash flows, the Company estimated the fair value of these assets to determine whether an impairment existed. During 2008, based on the results of these tests, the Company recorded asset impairment charges. In addition, the Company made a decision to exit its relationship with its largest customer, Navistar, effective December 31, 2008 which along with the general economic downturn resulted in either the closure, downsizing or consolidation of eight facilities in its distribution network. The Company’s restructuring activities were substantially completed in 2009. In 2008, the Company recorded asset impairment charges of $30,875, which were composed of $5,544 of inventory impairment included in Cost of Products Sold, $1,758 for a loss on disposition of a foreign subsidiary, $564 of severance costs (80 employees) and $23,009 for impairment of property and equipment and other long-term assets. Below is a summary of these charges by segment.

			Loss on Disposal
	Asset	Cost of	of Foreign	Severance
	Impairment	Products Sold	Subsidiary	Costs	Total

Supply Technologies	$6,143	$4,965	$1,758	$564	$13,430
Aluminum Products	12,575	579	-0-	-0-	13,154
Manufactured Products	4,291	-0-	-0-	-0-	4,291

	$23,009	$5,544	$1,758	$564	$30,875

The accrued liability for severance costs and related cash payments consisted of:

Balance at January 1, 2008	$-0-
Severance costs recorded in 2008	564
Cash payments made in 2008	(19)

Balance at December 31, 2008	545
Cash payments made in 2009	(460)

Balance at December 31, 2009	85
Cash payments made in 2010	(85)

Balance at December 31, 2010	$-0-

In the fourth quarter of 2009, due to weakness in the general economy including the railroad industry, the Company recorded $7,003 of asset impairment charges which were composed of $1,797 for inventory impairment and $5,206 for impairment of property and equipment and other long-term assets. Below is a summary of these charges by segment.

	Asset	Cost of
	Impairment	Products Sold	Total

Supply Technologies	$2,206	$1,797	$4,003
Manufactured Products	3,000	-0-	$3,000

	$5,206	$1,797	$7,003

PARK-OHIO INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE N — Supplemental Guarantor Information

Each of the material domestic direct and indirect wholly-owned subsidiaries of the Company (the “Guarantor Subsidiaries”) has fully and unconditionally guaranteed, on a joint and several basis, to pay principal, premium and interest with respect to the 8.375% Notes. Each of the Guarantor Subsidiaries is “100% owned” as defined by Rule 3-10(h)(1) of Regulation S-X.

The following supplemental consolidating condensed financial statements present consolidating condensed balance sheets as of December 31, 2010 and 2009, consolidating condensed statements of operations for the years ended December 31, 2010, 2009 and 2008, consolidating condensed statements of cash flows for the years ended December 31, 2010, 2009 and 2008 and reclassification and elimination entries necessary to consolidate the Parent and all of its subsidiaries. The “Parent” reflected in the accompanying supplemental guarantor information is Park-Ohio Industries, Inc.

PARK-OHIO INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

PARK-OHIO INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATING BALANCE SHEET
December 31, 2010

		Combined	Combined
		Guarantor	Non-Guarantor	Reclassifications/
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated
	(In thousands)

ASSETS
Current assets:
Cash and cash equivalents	$(4,983)	$2,286	$33,736	$4,036	$35,075
Accounts receivable, net	(2,650)	100,754	25,141	3,164	126,409
Inventories	-0-	157,180	32,580	2,782	192,542
Other current assets	24,322	8,932	14,491	(22,197)	25,548
Deferred tax assets	-0-	-0-	-0-	10,496	10,496

Total Current Assets	16,689	269,152	105,948	(1,719)	390,070
Investment in subsidiaries	311,612	26,234	(26,234)	(311,612)	-0-
Inter-company advances	9,520	42,063	37,393	(88,976)	-0-
Property, Plant and Equipment, net	5,505	68,036	5,482	(7,254)	71,769
Other Assets:
Goodwill	-0-	5,918	2,597	585	9,100
Other	63,684	16,094	14,466	(9,904)	84,340

Total Other Assets	63,684	22,012	17,063	(9,319)	93,440

Total Assets	$407,010	$427,497	$139,652	$(418,880)	$555,279

LIABILITIES AND SHAREHOLDER’S EQUITY
Current Liabilities:
Trade accounts payable	$3,371	$70,191	$16,856	$5,272	$95,690
Payable to affiliates	11,879	-0-	-0-	-0-	11,879
Accrued expenses	3,496	37,347	16,240	2,117	59,200
Current portion of long-term liabilities	-0-	50	1,229	14,655	15,934

Total Current Liabilities	18,746	107,588	34,325	22,044	182,703
Long-Term Liabilities, less current portion
8.375% Senior Subordinated Notes due 2014	210,000	-0-	-0-	(26,165)	183,835
Revolving credit	124,500	-0-	-0-	(11,200)	113,300
Other long-term debt	-0-	4,000	-0-	1,322	5,322
Deferred tax liability	8,343	-0-	1,378	-0-	9,721
Other postretirement benefits and other long-term liabilities	23,195	4,213	216	(4,761)	22,863

Total Long-Term Liabilities	366,038	8,213	1,594	(40,804)	335,041
Inter-company advances	6,646	22,689	49,908	(79,243)	-0-
Shareholder’s Equity	15,580	289,007	53,825	(320,877)	37,535

Total Liabilities and Shareholder’s Equity	$407,010	$427,497	$139,652	$418,880	$555,279

PARK-OHIO INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

PARK-OHIO INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATING BALANCE SHEET
December 31, 2009

		Combined	Combined
		Guarantor	Non-Guarantor	Reclassifications/
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated
	(In thousands)

ASSETS
Current assets:
Cash and cash equivalents	$(2,876)	$1,613	$21,839	$1,400	$21,976
Accounts receivable, net	(1,300)	84,669	24,477	(3,203)	104,643
Inventories	-0-	148,658	33,458	-0-	182,116
Other current assets	16,462	18,365	9,878	(3,818)	40,887
Deferred tax assets	-0-	-0-	-0-	8,104	8,104

Total Current Assets	12,286	253,305	89,652	2,483	357,726
Investment in subsidiaries	313,315	26,129	(26,129)	(313,315)	-0-
Inter-company advances	383,098	292,128	21,935	(697,161)	-0-
Property, Plant and Equipment, net	(464)	70,962	10,506	(6,045)	74,959
Other Assets:
Goodwill	-0-	1,346	2,809	-0-	4,155
Other	25,864	38,660	14,528	(8,357)	70,695

Total Other Assets	25,864	40,006	17,337	(8,357)	74,850

Total Assets	$734,099	$682,530	$113,301	$(1,022,395)	$507,535

LIABILITIES AND SHAREHOLDER’S EQUITY
Current Liabilities:
Trade accounts payable	$3,360	$55,920	$14,375	$1,423	$75,078
Payable to affiliates	7,693	-0-	-0-	-0-	7,693
Accrued expenses	1,581	25,889	11,604	-0-	39,074
Current portion of long-term liabilities	6,600	102	2,163	4,226	13,091

Total Current Liabilities	19,234	81,911	28,142	5,649	134,936
Long-Term Liabilities, less current portion
8.375% Senior Subordinated Notes due 2014	210,000	-0-	-0-	(26,165)	183,835
Revolving credit	134,600	-0-	-0-	-0-	134,600
Other long-term debt	-0-	4,409	1,623	(1,364)	4,668
Deferred tax liability	6,007	-0-	1,193	-0-	7,200
Other postretirement benefits and other long-term liabilities	2,710	52,637	314	(33,830)	21,831

Total Long-Term Liabilities	353,317	57,046	3,130	(61,359)	352,134
Inter-company advances	361,789	286,093	37,505	(685,387)	-0-
Shareholder’s Equity	(241)	257,480	44,524	(281,298)	20,465

Total Liabilities and Shareholder’s Equity	$734,099	$682,530	$113,301	$(1,022,395)	$507,535

PARK-OHIO INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

PARK-OHIO INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATING STATEMENT OF INCOME
For the Year Ended December 31, 2010

		Combined	Combined
		Guarantor	Non-Guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated
	(In thousands)

Net sales	$-0-	$668,089	$145,433	$-0-	$813,522
Cost of sales	-0-	566,648	112,777	-0-	679,425

Gross profit	-0-	101,441	32,656	-0-	134,097
Operating Expenses:
Selling, general and administrative expenses	(39,747)	95,466	20,865	13,222	89,806
Asset Impairment Charge	-0-	3,539	-0-	-0-	3,539

Operating Income (loss)	39,747	2,436	11,791	(13,222)	40,752
Interest expense	25,054	954	296	(2,436)	23,868
Gain on acquisition of business	-0-	-0-	-0-	(2,210)	(2,210)

Income before income taxes	14,693	1,482	11,495	(8,576)	19,094
Income taxes	721	144	1,169	-0-	2,034

Net (loss) income	$13,972	$1,338	$10,326	$(8,576)	$17,060

PARK-OHIO INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

PARK-OHIO INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATING STATEMENT OF INCOME
For the Year Ended December 31, 2009

		Combined	Combined
		Guarantor	Non-Guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated
	(In thousands)

Net sales	$-0-	$572,333	$128,714	$-0-	$701,047
Cost of sales	-0-	494,323	102,877	-0-	597,200

Gross profit	-0-	78,010	25,837	-0-	103,847
Operating Expenses:
Selling, general and administrative expenses	(12,463)	91,238	19,193	(13,932)	84,036
Restructuring and impairment charges	-0-	2,206	-0-	3,000	5,206

Operating Income (loss)	12,463	(15,434)	6,644	10,932	14,605
Gain on purchase of 8.375% senior subordinated notes	-0-	-0-	-0-	(12,529)	(12,529)
Interest expense	23,243	1,152	752	(1,202)	23,945

(Loss) income before income tax (benefit) expense	(10,780)	(16,586)	5,892	24,663	3,189
Income tax (benefit) expense	(1,067)	60	179	-0-	(828)

Net income (loss)	$(9,713)	$(16,646)	$5,713	$24,663	$4,017

PARK-OHIO INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

PARK-OHIO INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATING STATEMENT OF INCOME
For the Year Ended December 31, 2008

		Combined	Combined
		Guarantor	Non-Guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated
	(In thousands)

Net sales	$-0-	$875,260	$193,497	$-0-	$1,068,757
Cost of sales	-0-	766,952	146,801	5,544	919,297

Gross profit	-0-	108,308	46,696	(5,544)	149,460
Operating Expenses:
Selling, general and administrative expenses	(20,346)	106,893	31,939	(16,359)	102,127
Restructuring and impairment charges	-0-	108,614	12,480	-0-	121,094

Operating Income (loss)	20,346	(107,199)	2,277	10,815	(73,761)
Interest expense	26,883	1,736	725	(1,423)	27,921

(Loss) income before income taxes	(6,537)	(108,935)	1,552	12,238	(101,682)
Income taxes	14,569	96	6,321	-0-	20,986

Net (loss) income	$(21,106)	$(109,031)	$(4,769)	$12,238	$(122,668)

PARK-OHIO INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

PARK-OHIO INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
For the Year Ended December 31, 2010

		Combined	Combined
		Guarantor	Non-Guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated
	(In thousands)

Net cash provided by operations	$28,927	$35,234	$10,387	$-0-	$74,548
Cash flows from investing activities:
Acquisitions	-0-	(25,900)	-0-	-0-	(25,900)
Purchases of property, plant and equipment, net	(44)	(7,924)	4,017	-0-	(3,951)

Net cash (used) in investing activities	(44)	(33,824)	4,017	-0-	(29,851)
Cash flows from financing activities:
Distribution of capital to shareholder	(750)	-0-	-0-	-0-	(750)
Capital contributions from parent	(6,762)	-0-	-0-	-0-	(6,762)
Debt issue costs	(4,142)				(4,142)
Payments on debt	(16,700)	(737)	(2,507)	-0-	(19,944)

Net cash (used) by financing activities	(28,354)	(737)	(2,507)	-0-	(31,598)

Increase in cash and cash equivalents	529	673	11,897	-0-	13,099
Cash and cash equivalents at beginning of year	(1,476)	1,613	21,839	-0-	21,976

Cash and cash equivalents at end of year	$(947)	$2,286	$33,736	$-0-	$35,075

PARK-OHIO INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

PARK-OHIO INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
For the Year Ended December 31, 2009

		Combined	Combined
		Guarantor	Non-Guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated
	(In thousands)

Net cash provided by operations	$15,697	$965	$33,026	$-0-	$49,688
Cash flows from investing activities:
Purchases of property, plant and equipment, net	197	(4,125)	(1,647)	-0-	(5,575)

Net cash provided (used) in investing activities	197	(4,125)	(1,647)	-0-	(5,575)
Cash flows from financing activities:
Distribution of capital to shareholder	(750)	-0-	-0-	-0-	(750)
Purchase of 8.375% senior subordinated notes	-0-	-0-	(13,511)	-0-	(13,511)
Proceeds from bank arrangements	(23,400)	4,434	(6,533)	-0-	(25,499)

Net cash (used) provided by financing activities	(24,150)	4,434	(20,044)	-0-	(39,760)

Increase (decrease) in cash and cash equivalents	(8,256)	1,274	11,335	-0-	4,353
Cash and cash equivalents at beginning of year	6,780	339	10,504	-0-	17,623

Cash and cash equivalents at end of year	$(1,476)	$1,613	$21,839	$-0-	$21,976

PARK-OHIO INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

PARK-OHIO INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
For the Year Ended December 31, 2008

		Combined	Combined
		Guarantor	Non-Guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated
	(In thousands)

Net cash (used) provided by operations	$(3,847)	$25,797	$(11,756)	$-0-	$10,194
Cash flows from investing activities:
Purchases of property, plant and equipment, net	(685)	(20,784)	4,003	-0-	(17,466)
Business acquisitions, net of cash acquired	-0-	(5,322)	-0-	-0-	(5,322)
Proceeds from the sale of assets held for sale	-0-	260	-0-	-0-	260

Net cash (used) provided in investing activities	(685)	(25,846)	4,003	-0-	(22,528)
Cash flows from financing activities:
Proceeds from bank arrangements, net	19,200	(219)	6,631	-0-	25,612
Distribution of capital to shareholder	(8,732)	-0-	-0-	-0-	(8,732)

Net cash provided (used) by financing activities	10,468	(219)	6,631	-0-	16,880

Increase (decrease) in cash and cash equivalents	5,936	(268)	(1,122)	-0-	4,546
Cash and cash equivalents at beginning of year	844	607	11,626	-0-	13,077

Cash and cash equivalents at end of year	$6,780	$339	$10,504	$-0-	$17,623

Schedule II

PARK-OHIO INDUSTRIES, INC.

SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS AND RESERVES

	Balance at	Charged to	Deductions		Balance at
	Beginning of	Costs and	and		End of
Description	Period	Expenses	Other		Period

Year Ended December 31, 2010:
Allowances deducted from assets:
Trade receivable allowances	$8,388	$2,581	$(4,958	)(A)	$6,011
Inventory Obsolescence reserve	21,456	8,956	(7,624	)(B)	22,788
Tax valuation allowances	30,668	(5,754)	(2,528	)(D)	22,386
Product warranty liability	2,760	2,294	(1,008	)(C)	4,046

Year Ended December 31, 2009:
Allowances deducted from assets:
Trade receivable allowances	$3,044	$6,527	$(1,183	)(A)	$8,388
Inventory Obsolescence reserve	22,313	7,153	(8,010	)(B)	21,456
Tax valuation allowances	34,921	(1,815)	(2,438)		30,668
Product warranty liability	5,402	704	(3,346	)(C)	2,760

Year Ended December 31, 2008:
Allowances deducted from assets:
Trade receivable allowances	$3,724	$1,429	$(2,109	)(A)	$3,044
Inventory Obsolescence reserve	20,432	5,385	(3,505	)(B)	22,312
Tax valuation allowances	2,217	33,625	(921	)(D)	34,921
Product warranty liability	5,799	4,202	(4,599	)(C)	5,402

Note (A) — Uncollectible accounts written off, net of recoveries.

Note (B) — Amounts written off or payments incurred, net of acquired reserves.

Note (C) — Loss and loss adjustment.

Note (D) — Amounts recorded in other comprehensive income.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholder
Park-Ohio Industries, Inc.

We have reviewed the accompanying condensed consolidated balance sheet of Park-Ohio Industries, Inc. and subsidiaries as of March 31, 2011, and the related condensed consolidated statements of income and cash flows for the three-month periods ended March 31, 2011 and 2010 and the condensed consolidated statement of shareholder’s equity for the three-month period ended March 31, 2011. These financial statements are the responsibility of the Company’s management.

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based upon our review, we are not aware of any material modifications that should be made to the condensed consolidated financial statements referred to above for them to be in conformity with U.S. generally accepted accounting principles.

We have previously audited, in accordance with standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet of Park-Ohio Industries, Inc. and subsidiaries as of December 31, 2010 and the related consolidated statements of income, shareholder’s equity, and cash flows for the year then ended, not presented herein; and in our report dated March 8, 2011, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying consolidated balance sheet as of December 31, 2010, is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.

/s/  Ernst & Young LLP

Cleveland, Ohio
May 10, 2011

PARK-OHIO INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2011	2010
	(Unaudited)
	(Dollars in thousands)

ASSETS
Current Assets
Cash and cash equivalents	$26,021	$35,075
Accounts receivable, less allowances for doubtful accounts of $5,473 at March 31, 2011 and $6,011 at December 31, 2010	146,470	126,409
Inventories	200,707	192,542
Deferred tax assets	10,496	10,496
Unbilled contract revenue	13,774	12,751
Other current assets	10,643	12,797

Total Current Assets	408,111	390,070
Property, Plant and Equipment	259,796	256,053
Less accumulated depreciation	189,652	184,284

	70,144	71,769
Other Assets
Goodwill	9,671	9,100
Other	85,227	84,340

	$573,153	$555,279

LIABILITIES AND SHAREHOLDER’S EQUITY
Current Liabilities
Trade accounts payable	$115,564	$95,690
Payable to affiliates	7,255	11,879
Accrued expenses	65,913	59,200
Current portion of long-term debt	7,792	13,756
Current portion of other postretirement benefits	2,178	2,178

Total Current Liabilities	198,702	182,703
Long-Term Liabilities, less current portion
8.375% Senior Subordinated Notes due 2014	183,835	183,835
Revolving credit facility	103,800	113,300
Other long-term debt	5,058	5,322
Deferred tax liability	9,721	9,721
Other postretirement benefits and other long-term liabilities	23,372	22,863

	325,786	335,041
Shareholder’s Equity
Common Stock, par value $1 per share	-0-	-0-
Additional paid-in capital	47,100	47,850
Retained deficit	(3,570)	(12,723)
Accumulated other comprehensive income	5,135	2,408

	48,665	37,535

	$573,153	$555,279

Note:	The balance sheet at December 31, 2010 has been derived from the audited financial statements at that date, but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

See accompanying notes to these unaudited condensed consolidated financial statements. The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

PARK-OHIO INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended
	March 31,
	2011	2010
	(Amounts in thousands)

Net sales	$241,628	$191,701
Cost of products sold	199,693	162,363

Gross profit	41,935	29,338
Selling, general and administrative expenses	25,222	20,456

Operating income	16,713	8,882
Interest expense	5,882	5,455

Income before income taxes	10,831	3,427
Income taxes	1,678	868

Net income	$9,153	$2,559

See accompanying notes to these unaudited condensed consolidated financial statements. The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

PARK-OHIO INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF SHAREHOLDER’S EQUITY (UNAUDITED)

				Accumulated
		Additional		Other
	Common	Paid-In	Retained	Comprehensive
	Stock	Capital	Deficit	Income	Total
		(Dollars in thousands)

Balance at January 1, 2011	$-0-	$47,850	$(12,723)	$2,408	$37,535
Comprehensive income:
Net income			9,153		9,153
Foreign currency translation adjustment				2,621	2,621
Pension and post retirement benefit adjustments, net of tax				106	106

Comprehensive income					11,880
Distribution of capital to shareholder		(750)			(750)

Balance at March 31, 2011	$-0-	$47,100	$(3,570)	$5,135	$48,665

See accompanying notes to these unaudited condensed consolidated financial statements. The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

PARK-OHIO INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three Months Ended
	March 31,
	2011	2010
	(Dollars in thousands)

OPERATING ACTIVITIES
Net income	$9,153	$2,559
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,957	4,168
Changes in operating assets and liabilities:
Accounts receivable	(20,061)	(15,405)
Inventories and other current assets	(11,657)	18,196
Accounts payable and accrued expenses	26,612	17,628
Other	935	(4,922)

Net Cash Provided by Operating Activities	8,939	22,224
INVESTING ACTIVITIES
Purchases of property, plant and equipment, net	(1,515)	(1,580)

Net Cash Used by Investing Activities	(1,515)	(1,580)
FINANCING ACTIVITIES
Payments on debt, net	(15,728)	(4,450)
Distribution of capital to shareholder	(750)	(750)
Capital contribution from parent	-0-	(6,762)
Debt issue costs	-0-	(3,806)

Net Cash Used by Financing Activities	(16,478)	(15,768)

(Decrease) Increase in Cash and Cash Equivalents	(9,054)	4,876
Cash and Cash Equivalents at Beginning of Period	35,075	21,976

Cash and Cash Equivalents at End of Period	$26,021	$26,852

Taxes paid	$463	$573
Interest paid	1,389	1,167

See accompanying notes to these condensed consolidated financial statements. The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

PARK-OHIO INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2011
(Dollar amounts in thousands)

NOTE A — Basis of Presentation

The consolidated financial statements include the accounts of Park-Ohio Industries, Inc. and its subsidiaries (the “Company”). All significant intercompany transactions have been eliminated in consolidation. Park-Ohio Industries, Inc. is a wholly-owned subsidiaries of Park-Ohio Holdings Corp.

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three-month period ended March 31, 2011 are not necessarily indicative of the results that may be expected for the year ending December 31, 2011. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

NOTE B — Segments

The Company operates through three segments: Supply Technologies, Aluminum Products and Manufactured Products. Supply Technologies provides our customers with Total Supply Managementtm services for a broad range of high-volume, specialty production components. Total Supply Managementtm manages the efficiencies of every aspect of supplying production parts and materials to our customers’ manufacturing floor, from strategic planning to program implementation, and includes such services as engineering and design support, part usage and cost analysis, supplier selection, quality assurance, bar coding, product packaging and tracking, just-in-time and point-of-use delivery, electronic billing services and ongoing technical support. Aluminum Products manufactures cast aluminum components for automotive, agricultural equipment, construction equipment, heavy-duty truck and marine equipment industries. Aluminum Products also provides value-added services such as design and engineering, machining and assembly. Manufactured Products operates a diverse group of niche manufacturing businesses that design and manufacture a broad range of high quality products engineered for specific customer applications.

PARK-OHIO INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Results by business segment were as follows:

	Three Months Ended
	March 31,
	2011	2010

Net sales:
Supply Technologies	$123,226	$94,238
Aluminum Products	39,041	36,588
Manufactured Products	79,361	60,875

	$241,628	$191,701

Income before income taxes:
Supply Technologies	$8,633	$4,484
Aluminum Products	3,314	1,936
Manufactured Products	8,546	4,933

	20,493	11,353
Corporate costs	(3,780)	(2,471)
Interest expense	(5,882)	(5,455)

	$10,831	$3,427

	March 31,	December 31,
	2011	2010

Identifiable assets were as follows:
Supply Technologies	$234,397	$217,915
Aluminum Products	68,901	66,219
Manufactured Products	201,909	188,017
General corporate	67,946	83,128

	$573,153	$555,279

NOTE C — Inventories

The components of inventory consist of the following:

	March 31,	December 31,
	2011	2010

Finished goods	$118,551	$116,202
Work in process	23,256	24,339
Raw materials and supplies	58,900	52,001

	$200,707	$192,542

PARK-OHIO INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE D — Pension Plans and Other Postretirement Benefits

The components of net periodic benefit cost recognized during interim periods was as follows:

	Three Months Ended March 31,
			Postretirement
	Pension Benefits		Benefits
	2011	2010	2011	2010

Service costs	$109	$81	$12	$9
Interest costs	596	643	228	248
Expected return on plan assets	(2,229)	(1,984)	-0-	-0-
Transition obligation	(10)	(10)	-0-	-0-
Amortization of prior service cost	11	15	(24)	(24)
Recognized net actuarial loss	-0-	82	129	107

Benefit (income) costs	$(1,523)	$(1,173)	$345	$340

During March 2009, the Company suspended indefinitely its contribution to its 401(k) defined contribution plan covering substantially all U.S. employees.

NOTE E — Comprehensive Income

Total comprehensive income was as follows:

	Three Months Ended
	March 31,
	2011	2010

Net income	$9,153	$2,559
Foreign currency translation	2,621	(2,027)
Pension and post retirement benefit adjustments, net of tax	106	195

Total comprehensive income	$11,880	$727

The components of accumulated comprehensive income at March 31, 2011 and December 31, 2010 are as follows:

	March 31,	December 31,
	2011	2010

Foreign currency translation adjustment	$8,830	$6,209
Pension and postretirement benefit adjustments, net of tax	(3,695)	(3,801)

	$5,135	$2,408

The pension and postretirement benefit liability amounts are net of deferred taxes of $1,143 at March 31, 2011 and December 31, 2010. No income taxes are provided on foreign currency translation adjustments as foreign earnings are considered permanently invested.

NOTE F — Accrued Warranty Costs

The Company estimates the amount of warranty claims on sold products that may be incurred based on current and historical data. The actual warranty expense could differ from the estimates made by the Company

PARK-OHIO INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

based on product performance. The following table presents the changes in the Company’s product warranty liability:

	2011	2010

Balance at January 1	$4,046	$2,760
Claims paid during the quarter	(127)	(246)
Additional warranties issued during the quarter	149	73

Balance at March 31	$4,068	$2,587

NOTE G — Income Taxes

The Company’s tax provision for interim periods is determined using an estimate of its annual effective income tax rate, adjusted for discrete items, if any, that are taken into account in the relevant period. Each quarter, the Company updates the estimated annual effective income tax rate, and if the estimated income tax rate changes, a cumulative adjustment is made.

The effective income tax rate in the first three months of 2011 and 2010 was 15.5% and 25.3%, respectively. The 2011 annual effective income tax rate is estimated to be approximately 17% and is lower than the 35% United States federal statutory rate primarily due to anticipated income in the United States for which the Company will record no tax expense due to a full valuation allowance against its U.S. net deferred tax assets and anticipated income earned in jurisdictions outside of the United States where the effective income tax rate is lower than in the United States.

NOTE H — Fair Value Measurements

The Company measures financial assets and liabilities at fair value in three levels of inputs. The three-tier fair value hierarchy, which prioritizes the inputs used in the valuation methodologies, is:

Level 1 — Valuations based on quoted prices for identical assets and liabilities in active markets.

Level 2 — Valuations based on observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data.

Level 3 — Valuations based on unobservable inputs reflecting our own assumptions, consistent with reasonably available assumptions made by other market participants. These valuations require significant judgment.

The fair value of the 8.375% Subordinated Notes due 2014 is estimated based on a third party’s bid price. The fair value approximated $189,350 at March 31, 2011 and $187,512 at December 31, 2010.

NOTE I — Financing Arrangements

The Company is a party to a credit and security agreement dated November 5, 2003, as amended (“Credit Agreement”), with a group of banks, under which it may borrow or issue standby letters of credit or commercial letters of credit. On March 8, 2010 and subsequently on August 31, 2010, the Credit Agreement was amended and restated to among other things, extend its maturity date to April 30, 2014 and reduce the loan commitment from $270,000 to $210,000, which includes a term loan A that is secured by real estate and machinery and equipment and an unsecured term loan B. The Credit Agreement contains a detailed borrowing base formula that provides borrowing capacity to the Company based on negotiated percentages of eligible accounts receivable, inventory and fixed assets. At March 31, 2011, the Company had approximately $61,900 of unused borrowing capacity available under the Credit Agreement. Amounts borrowed under the revolving

PARK-OHIO INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

credit facility may be borrowed at either (i) LIBOR plus 3% to 4% or (ii) the bank’s prime lending rate plus 1%, at the Company’s election. The LIBOR-based interest rate is dependent on the Company’s debt service coverage ratio, as defined in the Credit Agreement. Interest on the term loan A is at either (i) LIBOR plus 3.25% to 4.25% or (ii) the bank’s prime lending rate plus .75% to 1.75%, at the Company’s election. Interest on the term loan B is at either (i) LIBOR plus 5.25% to 6.25% or (ii) the bank’s prime lending rate plus 3.25% to 4.25%, at the Company’s election. The term loan A is amortized based on a ten-year schedule with the balance due at maturity. The term loan B is amortized over a two-year period, plus 50% of debt service coverage excess capped at $3,500.

Long-term debt consists of the following:

	March 31,	December 31,
	2011	2010

8.375% senior subordinated notes due 2014	$183,835	$183,835
Revolving credit	81,400	90,200
Term loan A	25,200	25,900
Term loan B	3,700	8,400
Other	6,350	7,878

	300,485	316,213
Less current maturities	7,792	13,756

Total	$292,693	$302,457

On April 7, 2011, the Company completed the sale of $250,000 in aggregate principal amount of 8.125% Senior Notes due 2021 (the “Notes”) in an offering exempt from the registration requirements of the Securities Act of 1933. The Notes bear an interest rate of 8.125% per annum and will be payable semi-annually in arrears on April 1 and October 1 of each year commencing on October 1, 2011. The Notes mature on April 1, 2021. In connection with the sale of the Notes, the Company also entered into a fourth amended and restated credit agreement (the “Amended Credit Agreement”). The Amended Credit Agreement, among other things, provides an increased revolving credit facility up to $200,000, extends the maturity date of the borrowings under the revolving credit facility to April 7, 2016 and amends fee and pricing terms. Furthermore, the Company has the option, pursuant to the Amended Credit Agreement, to increase the availability under the revolving credit facility by $50,000. The Company also purchased all of its outstanding 8.375% senior subordinated notes due 2014 in the aggregate principal amount of $183,835 that were not held by its affiliates, repaid all of the term loan A and term loan B outstanding under its then existing credit facility and retired the 8.375% senior subordinated notes due 2014 in the aggregate principal amount of $26,165 that were held by its affiliates.

NOTE J — Accounts Receivable

During the first three months of 2011 and 2010, the Company sold approximately $11,690 and $6,576, respectively, of accounts receivable to mitigate accounts receivable concentration risk and to provide additional financing capacity and recorded a loss in the amount of $53 and $21, respectively, in the Consolidated Statements of Income. These losses represented implicit interest on the transactions.

NOTE K — Acquisition

On December 31, 2010, the Company through its subsidiary Ajax Tocco Magnathermic acquired the assets and the related induction heating intellectual property of ABP Induction’s United States heating business operating as Pillar Induction (“Pillar”). Pillar provides complete turnkey automated induction power systems and aftermarket parts and service to a worldwide market.

PARK-OHIO INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The assets of Pillar have been integrated into the Company’s manufactured products segment. The acquisition was accounted for under the acquisition method of accounting. Under the acquisition method of accounting, the total estimated purchase price is allocated to Pillar’s net tangible assets and intangible assets acquired and liabilities assumed based on their estimated fair values as of December 31, 2010, the effective date of the acquisition. Based on management’s valuation of the fair value of tangible and intangible assets acquired and liabilities assumed which are based on estimates and assumptions that are subject to change, the purchase price is allocated as follows:

Accounts receivable	$3,164
Inventories	2,782
Prepaid expenses and other current assets	178
Property, plant and equipment	447
Customer relationships	3,480
Technological know how	1,890
Trade name and other intangible assets	710
Accounts payable	(1,202)
Accrued expenses	(2,133)
Goodwill	990

Total purchase price	$10,306

The purchase price allocation was finalized during March 2011 and reflects the working capital adjustment as of December 31, 2010. There were no significant direct transaction costs included in selling, general and administrative expenses during the first three months of 2011.

During the third quarter of 2010, the Company also completed the acquisition of the ACS business (“ACS”) of Lawson Products, Inc. and substantially all of the assets of Rome Die Casting LLC (“Rome”). The following unaudited pro forma information is provided to present a summary of the combined results of the Company’s operations with ACS, Rome and Pillar as if the acquisitions had occurred on January 1, 2010. The unaudited pro forma financial information is for informational purposes only and is not necessarily indicative of what the results would have been had the acquisitions been completed at the date indicated above.

Three Months Ended
March 31, 2010

Pro forma revenues	$212,754
Pro forma net income	$2,618

NOTE L — Supplemental Guarantor Information

Each of the material domestic direct and indirect wholly-owned subsidiaries of the Company (the “Guarantor Subsidiaries”) has fully and unconditionally guaranteed, on a joint and several basis, to pay principal, premium, and interest with respect to the Company’s 8.375% Senior Subordinated Notes due 2014. Each of the Guarantor Subsidiaries is “100% owned” as defined by Rule 3-10(h)(1) of Regulation S-X.

The following supplemental condensed consolidating financial statements present condensed consolidating balance sheets as of March 31, 2011 and December 31, 2010, condensed consolidating statements of operations for the three months ended March 31, 2011 and 2010, condensed consolidating statements of cash flows for the three months ended March 31, 2011 and 2010 and reclassification and elimination entries necessary to consolidate the Parent and all of its subsidiaries. The “Parent” reflected in the accompanying supplemental guarantor information is Park-Ohio Industries, Inc.

PARK-OHIO INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

PARK-OHIO INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATING BALANCE SHEET
March 31, 2011

		Combined	Combined
		Guarantor	Non-Guarantor	Reclassifications/
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated
	(In thousands)

ASSETS
Current assets:
Cash and cash equivalents	$(5,275)	$3,229	$24,703	$3,364	$26,021
Accounts receivable, net	(2,650)	116,460	32,660	-0-	146,470
Inventories	-0-	162,246	38,461	-0-	200,707
Other current assets	18,282	10,006	13,880	(17,751)	24,417
Deferred tax assets	-0-	-0-	-0-	10,496	10,496

Total Current Assets	10,357	291,941	109,704	(3,891)	408,111
Investment in subsidiaries	331,677	26,266	(26,266)	(331,677)	-0-
Inter-company advances	7,219	39,683	27,656	(74,558)	-0-
Property, Plant and Equipment, net	5,435	66,885	5,525	(7,701)	70,144
Other Assets:
Goodwill	-0-	6,908	2,763	-0-	9,671
Other	64,748	21,949	14,919	(16,389)	85,227

Total Other Assets	64,748	28,857	17,682	(16,389)	94,898

Total Assets	$419,436	$453,632	$134,301	$(434,216)	$573,153

LIABILITIES AND SHAREHOLDER’S EQUITY
Current Liabilities:
Trade accounts payable	$2,162	$93,501	$16,490	$3,411	$115,564
Payable to affiliates	7,255	-0-	-0-	-0-	7,255
Accrued expenses	9,543	40,669	15,703	(2)	65,913
Current portion of long-term liabilities	-0-	13	2	9,955	9,970

Total Current Liabilities	18,960	134,183	32,195	13,364	198,702
Long-Term Liabilities, less current portion
8.375% Senior Subordinated Notes due 2014	210,000	-0-	-0-	(26,165)	183,835
Revolving credit	110,300	-0-	-0-	(6,500)	103,800
Other long-term debt	-0-	4,000	-0-	1,058	5,058
Deferred tax liability	8,343	-0-	1,399	(21)	9,721
Other postretirement benefits and other long-term liabilities	23,215	3,942	707	(4,492)	23,372

Total Long-Term Liabilities	351,858	7,942	2,106	(36,120)	325,786
Inter-company advances	24,990	(1,723)	40,640	(63,907)	-0-
Shareholder’s Equity	23,628	313,230	59,360	(347,553)	48,665

Total Liabilities and Shareholder’s Equity	$419,436	$453,632	$134,301	$(434,216)	$573,153

PARK-OHIO INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

PARK-OHIO INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATING BALANCE SHEET
December 31, 2010

		Combined	Combined
		Guarantor	Non-Guarantor	Reclassifications/
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated
	(In thousands)

ASSETS
Current assets:
Cash and cash equivalents	$(4,983)	$2,286	$33,736	$4,036	$35,075
Accounts receivable, net	(2,650)	100,754	25,141	3,164	126,409
Inventories	-0-	157,180	32,580	2,782	192,542
Other current assets	24,322	8,932	14,491	(22,197)	25,548
Deferred tax assets	-0-	-0-	-0-	10,496	10,496

Total Current Assets	16,689	269,152	105,948	(1,719)	390,070
Investment in subsidiaries	311,612	26,234	(26,234)	(311,612)	-0-
Inter-company advances	9,520	42,063	37,393	(88,976)	-0-
Property, Plant and Equipment, net	5,505	68,036	5,482	(7,254)	71,769
Other Assets:
Goodwill	-0-	5,918	2,597	585	9,100
Other	63,684	16,094	14,466	(9,904)	84,340

Total Other Assets	63,684	22,012	17,063	(9,319)	93,440

Total Assets	$407,010	$427,497	$139,652	$(418,880)	$555,279

LIABILITIES AND SHAREHOLDER’S EQUITY
Current Liabilities:
Trade accounts payable	$3,371	$70,191	$16,856	$5,272	$95,690
Payable to affiliates	11,879	-0-	-0-	-0-	11,879
Accrued expenses	3,496	37,347	16,240	2,117	59,200
Current portion of long-term liabilities	-0-	50	1,229	14,655	15,934

Total Current Liabilities	18,746	107,588	34,325	22,044	182,703
Long-Term Liabilities, less current portion
8.375% Senior Subordinated Notes due 2014	210,000	-0-	-0-	(26,165)	183,835
Revolving credit	124,500	-0-	-0-	(11,200)	113,300
Other long-term debt	-0-	4,000	-0-	1,322	5,322
Deferred tax liability	8,343	-0-	1,378	-0-	9,721
Other postretirement benefits and other long-term liabilities	23,195	4,213	216	(4,761)	22,863

Total Long-Term Liabilities	366,038	8,213	1,594	(40,804)	335,041
Inter-company advances	6,646	22,689	49,908	(79,243)	-0-
Shareholder’s Equity	15,580	289,007	53,825	(320,877)	37,535

Total Liabilities and Shareholder’s Equity	$407,010	$427,497	$139,652	$418,880	$555,279

PARK-OHIO INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

PARK-OHIO INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATING STATEMENT OF OPERATIONS
For the Three Months Ended March 31, 2011

		Combined	Combined
		Guarantor	Non-Guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated
	(In thousands)

Net sales	$-0-	$203,026	$38,602	$-0-	$241,628
Cost of sales	-0-	169,465	30,228	-0-	199,693

Gross profit	-0-	33,561	8,374	-0-	41,935
Operating expenses:
Selling, general and administrative expenses	(17,493)	16,163	5,818	20,734	25,222

Operating income	17,493	17,398	2,556	(20,734)	16,713
Interest expense	6,296	108	147	(669)	5,882

Income (loss) before income taxes	11,197	17,290	2,409	(20,065)	10,831
Income taxes	1,177	-0-	501	-0-	1,678

Net income (loss)	$10,020	$17,290	$1,908	$(20,065)	$9,153

PARK-OHIO INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATING STATEMENT OF OPERATIONS
For the Three Months Ended March 31, 2010

		Combined	Combined
		Guarantor	Non-Guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated
	(In thousands)

Net sales	$-0-	$157,944	$33,757	$-0-	$191,701
Cost of sales	-0-	136,661	25,702	-0-	162,363

Gross profit	-0-	21,283	8,055	-0-	29,338
Operating expenses:
Selling, general and administrative expenses	(7,914)	13,529	4,540	10,301	20,456

Operating income	7,914	7,754	3,515	(10,301)	8,882
Interest expense	5,566	231	322	(664)	5,455

Income before income taxes	2,348	7,523	3,193	(9,637)	3,427
Income taxes	740	39	89	-0-	868

Net income (loss)	$1,608	$7,484	$3,104	$(9,637)	$2,559

PARK-OHIO INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

PARK-OHIO INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
For the Three Months Ended March 31, 2011

		Combined	Combined
		Guarantor	Non-Guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated
	(In thousands)

Net cash provided (used) by operations	$14,000	$2,456	$(7,517)	$-0-	$8,939
Cash flows from investing activities:
Purchases of property, plant and equipment, net	(14)	(1,262)	(239)	-0-	(1,515)

Net cash provided (used) in investing activities	(14)	(1,262)	(239)	-0-	(1,515)
Cash flows from financing activities:
Distribution of capital to shareholder	(750)	-0-	-0-	-0-	(750)
Principal payments on revolving credit and long term debt	(14,200)	(251)	(1,277)	-0-	(15,728)

Net cash provided (used) by financing activities	(14,950)	(251)	(1,277)	-0-	(16,478)

Increase (decrease) in cash and cash equivalents	(964)	943	(9,033)	-0-	(9,054)
Cash and cash equivalents at beginning of period	(947)	2,286	33,736	-0-	35,075

Cash and cash equivalents at end of period	$(1,911)	$3,229	$24,703	$-0-	$26,021

PARK-OHIO INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
For the Three Months Ended March 31, 2010

		Combined	Combined
		Guarantor	Non-Guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated
	(In thousands)

Net cash provided (used) by operations	$16,942	$7,133	$(1,851)	$-0-	$22,224
Cash flows from investing activities:
Purchases of property, plant and equipment, net	(26)	(7,047)	5,493	-0-	(1,580)

Net cash provided (used) in investing activities	(26)	(7,047)	5,493	-0-	(1,580)
Cash flows from financing activities:
(Payments) Proceeds on debt	(4,200)	(245)	(5)	-0-	(4,450)
Distribution of capital to shareholder	(750)	-0-	-0-	-0-	(750)
Capital contributions from parent	(6,762)	-0-	-0-	-0-	(6,762)
Debt issue costs	(3,806)	-0-	-0-	-0-	(3,806)

Net cash provided (used) by financing activities	(15,518)	(245)	(5)	-0-	(15,768)

Increase in cash and cash equivalents	1,398	(159)	3,637	-0-	4,876
Cash and cash equivalents at beginning of period	(1,476)	1,613	21,839	-0-	21,976

Cash and cash equivalents at end of period	$(78)	$1,454	$25,476	$-0-	$26,852

Report of Independent Auditors

The Board of Directors of Park-Ohio Holdings Corp.

We have audited the accompanying statements of assets acquired and liabilities assumed of the Assembly Component Systems Business Unit of Assembly Component Systems, Inc. (ACSI), a wholly owned subsidiary of Lawson Products, Inc., as of December 31, 2009 and 2008 and the related statements of net revenues and direct costs and operating expenses for the years then ended. These statements are the responsibility of ACSI’s management. Our responsibility is to express an opinion on the statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements are free of material misstatement. We were not engaged to perform an audit of ACSI’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of ACSI’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statements. We believe that our audits provide a reasonable basis for our opinion.

The accompanying statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in an amendment to the Form 8-K as described in Note 1, and are not intended to be a complete presentation of the financial position or the results of operations of ACSI.

In our opinion, the statements referred to above present fairly, in all material respects, the statements of assets acquired and liabilities assumed of Assembly Component Systems Business Unit of Assembly Component Systems, Inc., a wholly owned subsidiary of Lawson Products, Inc., as of December 31, 2009 and 2008 and the statements of net revenues and direct costs and operating expenses for the years then ended in conformity with U.S. generally accepted accounting principles.

/s/  Ernst & Young LLP

November 15, 2010
Chicago, IL

Assembly Component Systems Business Unit of
Assembly Component Systems, Inc.

Statements of Assets Acquired and Liabilities Assumed

	June 30	December 31
	2010	2009	2008
	(Unaudited)
	(In thousands)

Assets acquired
Accounts receivable, less allowance of $322, $386 and $591, respectively	$9,174	$7,715	$8,576
Inventories	16,972	18,824	20,759
Prepaid expenses and other current assets	51	73	74
Property, plant and equipment	102	182	620

Total assets acquired	26,299	26,794	30,029
Liabilities assumed
Accounts payable	4,702	4,179	3,171
Accrued expenses	282	331	385

Total liabilities assumed	4,984	4,510	3,556

Net assets acquired	$21,315	$22,284	$26,473

The accompanying notes are an integral part of these financial statements.

Assembly Component Systems Business Unit of
Assembly Component Systems, Inc.

Statements of Net Revenues and Direct Costs and Operating Expenses

			Six Month
	Year Ended		Periods Ended
	December 31		June 30
	2009	2008	2010	2009
			(Unaudited)
	(In thousands)

Net revenues	$46,427	$62,143	$25,858	$23,986
Direct costs and expenses
Cost of goods sold	37,461	53,280	19,002	19,837
Selling, general and administrative expenses	13,143	16,038	6,062	6,504

Total direct operating expenses	50,604	69,318	25,064	26,341

Net revenues less direct costs and expenses	$(4,177)	$(7,175)	$794	$(2,355)

The accompanying notes are an integral part of these financial statements.

Assembly Component Systems Business Unit of
Assembly Component Systems, Inc.

Notes to Financial Statements
(In thousands)

Six Month Periods Ended June 30, 2010 and 2009 (unaudited) and
Years Ended December 31, 2009 and 2008

1.	Organization and Significant Accounting Policies

Description of the Business and Basis of Presentation

The accompanying statements have been prepared to present the assets acquired and liabilities assumed as of December 31, 2009 and 2008 and the net revenues and direct costs and expenses of the Assembly Component Systems Business Unit (ACS) of Assembly Component Systems, Inc.(ACSI), a wholly owned subsidiary of Lawson Products, Inc.(Lawson), pursuant to an asset purchase agreement (the Agreement) dated as of August 31, 2010 between ACSI, Lawson, Park-Ohio Industries, Inc. (the Acquirer), a wholly owned subsidiary of Park-Ohio Holdings Corp.( Holdings) and Supply Technologies LLC (Supply Technologies), a wholly owned subsidiary of the Acquirer. Pursuant to the Agreement, Supply Technologies acquired certain assets of ACSI including accounts receivable, inventories, property plant and equipment and assumed certain liabilities including accounts payable and select accrued liabilities of the ACSI business for approximately $16,000 in cash and a promissory note in the principal amount of $2,160 issued by the Acquirer. Pursuant to the terms of the Agreement, the purchase price is subject to a working capital adjustment.

ACS is a provider of supply chain management solutions for a broad range of production components through its service centers throughout North America. ACS specializes in providing original equipment marketplace manufacturers with just-in-time delivery of fasteners, components and fittings to maximize the efficiency of the customers’ supply chain. ACS seeks long-term agreements with companies to identify product needs and parameters of use, offers engineering expertise and provides product sourcing and manages inventory replenishment. Sales support and dedicated warehousing is provided, enabling partnered companies to focus on manufacturing operations while affording them a reduction in financial obligations associated with carrying excess inventory.

The assets acquired will be integrated into the Acquirer’s Supply Technologies business segment. The accompanying statements were prepared for the purpose of providing Holdings historical information to comply with the rules and regulations of the Securities and Exchange Commission for inclusion in an amendment to the Form 8-K (Form 8-K/A) to be filed by Holdings. These statements are derived from ACSI’s historical accounting records, which are in accordance with accounting principles generally accepted in the United States of America and are not intended to be a complete presentation or are necessarily indicative of the financial position, results of operations and cash flows that would have been achieved if ACSI had operated as a separate, stand-alone business.

Throughout the periods presented herein, the business was controlled by Lawson. The statements of net revenues and direct operating costs and expenses are directly attributable to ACS, including cost of goods sold and selling, general and administrative expenses. The direct operating expenses of the ACS business presented in these statements include sales and marketing, warehousing and distribution, administration and allocations from Lawson for general and administration expenses directly related to the ACS business. Allocations of Lawson corporate overhead, interest and income taxes have been excluded from these statements.

Statements of cash flows and statements of stockholder’s equity are not presented as Supply Technologies did not acquire all of the assets nor assume all of the liabilities of ACSI, and the preparation of such financial information is not practicable given the nature of the statements and the limited amount of information available.

All financing and treasury functions were handled by Lawson. Cash requirements of ACS were provided entirely by Lawson and cash generated by ACS was remitted to Lawson. Given these constraints, it is not

Assembly Component Systems Business Unit of
Assembly Component Systems, Inc.

Notes to Financial Statements — (Continued)

possible to determine cash balances associated to ACS but selected cash flow information has been prepared from this information for the periods presented, based on available information.

Selected Cash Flows:

	Year Ended December 31		Six Months Ended June 30
	2009	2008	2010	2009

Net revenues less direct costs and expenses	$(4,177)	$(7,175)	$794	$(2,355)
Add depreciation expense	255	320	81	126
Add goodwill impairment charge	—	2,251	—	—
Add impairment of long-lived assets	224	—	—	—
Change in accounts receivable	861	2,186	(1,459)	1,262
Change in inventories	1,935	4,030	1,852	1,773
Change in prepaid expenses and other current assets	1	50	22	28
Change in accounts payable	1,008	(767)	523	920
Change in accrued liabilities	(54)	(104)	(49)	(236)

Selected operating cash flows	53	791	1,764	1,518
Purchases property plant and equipment	(41)	(176)	(1)	(44)

Selected investing cash flows	(41)	(176)	(1)	(44)

Net selected cash flows	$12	$615	$1,763	$1,474

The accompanying unaudited statements of assets acquired and liabilities assumed as of June 30, 2010 and the unaudited statements of net revenues and direct operating costs and expenses for the six-month periods ended June 30, 2010 and 2009 of ASC have been prepared in accordance with generally accepted accounting principles in the United States of America for interim financial information and the instructions to Article 10 of Regulation S-X. Accordingly, they do not include all of the information and notes required by generally accepted accounting principles in the United States of America to be included in the full year financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been made. Such adjustments consist of those of a normal recurring nature. The excess of revenues less direct costs and expenses are not necessarily indicative of the operating results that may be expected in future periods. These unaudited statements should be read in conjunction with the statements of assets acquired and liabilities assumed and statements of net revenues and direct costs and expenses and related notes thereto for the years ended December 31, 2009 and 2008.

Use of Estimates

Preparation of the statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect amounts reported in the statements and accompanying notes. Actual results could differ from these estimates.

Allowance for Doubtful Accounts Methodology

ACSI management evaluated the collectability of accounts receivable based on a combination of factors. In circumstances where ACSI management is aware of specific customer’s inability to meet its financial obligations (e.g. bankruptcy filings, substantial down-grading of credit ratings), a specific reserve for bad debts is recorded against amounts due to reduce the receivable to the amount that ACSI management reasonably believes will be collected. For all other customers, ACSI recognizes reserves for bad debts based on ACSI’s

Assembly Component Systems Business Unit of
Assembly Component Systems, Inc.

Notes to Financial Statements — (Continued)

historical experience of bad debt write-offs as a percent of accounts receivable outstanding. If circumstances change (e.g. higher than expected defaults or an unexpected material adverse change in a major customer’s ability to meet its financial obligations), the estimates of the recoverability of amounts due the ACS business could be revised by a material amount.

Inventories

Inventories consist principally of finished goods and are stated at the lower of cost (first-in-first-out method) or market. To reduce inventory to a lower of cost or market value, a reserve is recorded for slow-moving and obsolete inventory based on historical experience and monitoring current inventory activity. Estimates are used to determine the necessity of recording these reserves based on periodic detailed analysis using both qualitative and quantitative factors. As part of this analysis, ACSI’s management considers several factors including the inventories length of time on hand, historical sales, product shelf life, product life cycle, product classification, whether or not an item is in a catalog or website and product obsolescence.

Property, Plant and Equipment

Property, plant and equipment are stated at cost less accumulated depreciation and amortization. Depreciation expense is computed using the straight-line and double declining balance methods for machinery and equipment, furniture and fixtures and vehicles using useful lives of 3 to 10 years. Amortization of capital leases is included in depreciation expense.

Revenue Recognition

Revenue includes product sales, billings for freight and handling charges and fees earned for services provided. Sales and associated cost of goods sold are generally recognized when products are shipped and title passes to customers. An accrual for returns is recorded based on historical evidence of rates of return.

Cost of Goods Sold

Cost of goods sold consists primarily of product and product-related costs, vendor consideration, freight and handling costs. ASCI define handling costs as those costs incurred to fulfill a sales order.

Selling, General and Administrative Expenses

Selling, general and administrative expenses consist primarily of purchasing, branch operations, information technology services, and marketing and selling expenses, as well as other types of general and administrative costs.

Subsequent Events

ASCI has evaluated subsequent events through November 15, 2010, the filing date of these statements.

Assembly Component Systems Business Unit of
Assembly Component Systems, Inc.

Notes to Financial Statements — (Continued)

2.	Inventories

Components of inventories were as follows:

	June 30	December 31
	2010	2009	2008

Finished goods	$19,555	$22,269	$24,222
Reserve for obsolete and excess inventory	(2,583)	(3,445)	(3,463)

	$16,972	$18,824	$20,759

3.	Property, Plant and Equipment

Components of property, plant and equipment were as follows:

	June 30	December 31
	2010	2009	2008

Leasehold improvements	$117	$117	$169
Machinery and equipment	2,416	2,419	2,781

	2,533	2,536	2,950
Accumulated depreciation and amortization	(2,431)	(2,354)	(2,330)

	$102	$182	$620

4.	Lease Commitments

ACSI has operating leases for warehouse location buildings, vehicles and certain other office equipment. Future minimum lease payments under non-cancellable operating leases that were assumed by Supply Technologies are as follows (in thousands):

Years Ending December 31
2010	$417
2011	268
2012	68
2013	—
Thereafter	$—

Rent expense for the operating leases assumed was $759 and $783 for the years ended December 31, 2009 and 2008, respectively. Rent expense for the operating leases assumed was $480 and $503 for the six-month periods ended June 30, 2010 and 2009, respectively.

5.	Goodwill Impairment

ACSI reviews goodwill annually for impairment as required by Accounting Standards Codification (ASC) 350, Intangibles — Goodwill and Other (ASC 350). Goodwill impairment is deemed to exist if the carrying amount of a reporting unit exceeds its estimated fair value and the carrying amount of the goodwill exceeds its estimated fair value. In the fourth quarter of 2008, ACSI determined, based on market prices of comparable businesses and forecasted discounted cash flows that its goodwill was impaired and recorded a non-cash charge of $2,251 for the year ended December 31, 2008, which is included in selling, general and administrative expenses on the statement of net revenues and direct costs and operating expenses.

Assembly Component Systems Business Unit of
Assembly Component Systems, Inc.

Notes to Financial Statements — (Continued)

6.	Impairment of Long-Lived Assets

ASCI reviews its long-lived assets, including property, plant and equipment, for impairment whenever events or changes in circumstances indicate that the carrying amounts of these assets may not be recoverable. Recoverability is measured by a comparison of the assets’ carrying amount to their expected future undiscounted net cash flows. If such assets are considered to be impaired, the impairment to be recognized is measured based on the amount by which the carrying amount of the asset exceeds its fair value.

During 2009, due to the weakened economy and decreased forecasts of future operating results, ACSI reviewed the recoverability of the long-lived assets. In performing the review for recoverability, ACSI determined that the future expected undiscounted cash flows were less than the carrying amount of the assets. ACSI then estimated the fair value of these assets primarily based on independent appraisals and reduced the carrying value of the assets to fair value. As a result, an impairment charge of $224 was recorded for the year ended December 31, 2009, which is included in selling, general and administrative expenses on the statement of net revenues and direct costs and operating expenses.

REPORT OF INDEPENDENT AUDITORS

The Member of Rome Die Casting LLC

We have audited the accompanying balance sheet of Rome Die Casting LLC as of December 31, 2009 and the related statement of operations and member’s deficit, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

As discussed in Note 1 to the financial statements, Rome Die Casting LLC’s losses from operations, working capital deficiency and substantial outstanding current debt raise substantial doubt about the Company’s ability to continue as a going concern. The 2009 financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Rome Die Casting LLC at December 31, 2009, and the results of its operations and its cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

/s/  Ernst & Young LLP

Cleveland, OH
December 14, 2010

Rome Die Casting LLC

Balance Sheets

	December 31,	June 30,
	2009	2010
		(Unaudited)

ASSETS
Current Assets
Cash	$100	$—
Accounts receivable less allowance for doubtful accounts of $449,900 at June 30, 2010 and $37,800 at December 31, 2009	1,327,883	1,987,819
Inventories	1,704,630	1,193,937
Other current assets	—	51,498

Total current assets	3,032,613	3,233,254
Property, plant, and equipment, net	728,253	1,054,301
Other assets	164,616	164,616

Total Assets	$3,925,482	$4,452,171

LIABILITIES AND MEMBER’S DEFICIT
Current Liabilities
Accounts Payable	$2,024,816	$1,824,899
Accrued Liabilities	790,334	678,122
Notes Payable	17,158,434	20,262,528
Accrued Interest	4,037,303	5,030,117

Total current liabilities	24,010,887	27,795,666
Member’s deficit	(20,085,405)	(23,343,495)

Total Liabilities and Member’s Deficit	$3,925,482	$4,452,171

See accompanying notes to the financial statements.

Rome Die Casting LLC

Statements of Operations and Member’s Deficit

		Six Month
	Year Ended	Period Ended
	December 31, 2009	June 30, 2010
		(Unaudited)

Net sales	$8,846,776	$10,769,039
Cost of goods sold	9,492,503	11,769,593

Gross loss	(645,727)	(1,000,554)
Selling, general and administrative expenses	1,133,294	1,264,898

Operating loss	(1,779,021)	(2,265,452)
Interest Expense	1,738,129	992,638

Net loss	(3,517,150)	(3,258,090)
Member’s deficit — Beginning of Year	(16,568,255)	(20,085,405)

Member’s deficit — End of Year	$(20,085,405)	$(23,343,495)

See accompanying notes to the financial statements.

Rome Die Casting LLC

Statements of Cash Flows

		Six Month
	Year Ended	Period Ended
	December 31, 2009	June 30, 2010
		(Unaudited)

OPERATING ACTIVITIES
Net loss	$(3,517,150)	$(3,258,090)
Adjustments to reconcile net loss to net cash used by operating activities
Depreciation and amortization	292,724	203,295
Non-cash interest	1,738,129	992,638
Increase (decrease) in cash caused by changes in current items
Accounts receivable	(622,931)	(659,936)
Inventories	(1,027,610)	510,693
Other current assets	—	(51,498)
Accounts payable	1,261,285	(199,917)
Accrued expenses	344,580	(112,213)
Other	21,921	—

Net cash used by operating activities	(1,509,052)	(2,575,028)
CASH FLOW USED IN INVESTING ACTIVITY
Purchase of property and equipment	(302,836)	(529,343)
CASH FLOW PROVIDED FROM FINANCING ACTIVITY
Borrowings on notes payable	1,782,398	3,104,271

DECREASE IN CASH AND CASH EQUIVALENTS	(29,490)	(100)
CASH AND CASH EQUIVALENTS — BEGINNING OF YEAR	29,590	100

CASH AND CASH EQUIVALENTS — END OF YEAR	$100	$0

See accompanying notes to the financial statements.

ROME DIE CASTING LLC

NOTES TO THE FINANCIAL STATEMENTS

1.	DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Rome Die Casting LLC (the Company) is a Georgia limited liability company that is a manufacturer of aluminum die castings for the global automotive market and other non-automotive manufacturers.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the realization of assets and the liquidation of liabilities in the normal course of business. The Company’s losses from operations, working capital deficiency and substantial outstanding current debt raise substantial doubt about the Company’s ability to continue as a going concern.

On September 30, 2010, the Company transferred substantially all of its assets and certain liabilities to General Aluminium Mfg. Company (GAMCO), a subsidiary of Park-Ohio Industries, Inc., in consideration for the Notes Payable due GAMCO.

Financial information for the six-month period ended June 30, 2010 is condensed and unaudited.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Accounting Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Concentration of Credit Risk

Substantially all sales are to companies in the automotive industry. The Company does not require collateral to support customer receivables. Sales to two customers represented approximately 75% of total net sales for 2009. Accounts receivable from these customers amounted to $876,000 as of December 31, 2009.

The Company had sales to GAMCO of $2,094,000 and $2,495,000 for the year ended December 31,2009 and six-month period ended June 30,2010, respectively.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are recorded at net realizable value. Accounts receivable are reduced by an allowance for amounts that may become uncollectible in the future. The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other information.

Inventories

Inventories are stated at the lower of first-in, first-out (FIFO) cost or market value.

Property, Plant, and Equipment

Property, plant and equipment are carried at cost. Additions are capitalized and expenditures for repairs and maintenance are charged to operations. Depreciation of fixed assets is computed principally by the

ROME DIE CASTING LLC

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

straight-line method based on the estimated useful lives of the assets over the following estimated useful lives of the assets:

Leasehold improvements	3 years
Computer systems/equipment	3 years
Machinery and equipment	3-6 years
Vehicles	4 years

Impairment of Long-Lived Assets

The Company reviews long-lived assets, including property, plant, and equipment, for impairment when events and circumstances indicate that the assets may be impaired. If the future undiscounted cash flows are not sufficient to recover the carrying value of the assets, the assets are adjusted to their estimated fair values. No impairment losses were required or recorded in 2009.

Environmental

The Company accrues environmental costs related to existing conditions resulting from past or current operations and from which no current or future benefit is discernible. Costs that extend the life of the related property or mitigate or prevent future environmental contamination are capitalized. The Company records a liability when environmental assessments and/or remedial efforts are probable and can be reasonably estimated. The estimated liability of the Company is not discounted or reduced for possible recoveries from insurance carriers.

Revenue Recognition

The Company recognizes revenue when products are shipped and title has passed to the customer.

The Company classifies shipping and handling amounts billed to customers as revenue and costs related to the shipping and handling as costs of goods sold in the statement of operations.

Income Taxes

The Company is not required to recognize an allocation of current and deferred federal and state income taxes because it is a single member limited liability company. Accordingly, any income or loss is included in the tax returns of the Company’s sole member.

Subsequent Events

Management has evaluated subsequent events through December 14, 2010, the date the financial statements were available to be issued.

Recent Accounting Pronouncements

During 2009, the Company adopted the Financial Accounting Standards Board (FASB) — Accounting Standards Update No. 2009-01, Generally Accepted Accounting Principles (GAAP), which establishes the FASB Accounting Standards Codification TM (ASC or Codification) as the official single source of authoritative U.S. GAAP. All existing accounting standards were superseded. All other accounting guidance not included in the Codification will be considered Non-authoritative. The Codification also includes all relevant Securities and Exchange Commission (SEC) guidance organized using the same topical structure in separate sections within the Codification.

ROME DIE CASTING LLC

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

3.	INVENTORY

The components of inventories consist of the following:

	December 31,	June 30,
	2009	2010
		(Unaudited)

Raw materials and components	$639,220	$659,641
Work in process	823,408	411,896
Finished goods	242,002	122,400

	$1,704,630	$1,193,937

4.	PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consisted of the following:

	December 31,	June 30,
	2009	2010
		(Unaudited)

Leasehold Improvements	$729,085	$1,258,428
Machinery and Equipment	772,860	772,860
Vehicles	21,763	21,763

	1,523,708	2,053,051
Accumulated Depreciation	795,455	998,750

Property, plant, and equipment, net	$728,253	$1,054,301

Depreciation expense was $292,724 for the year ended December 31, 2009 and $203,295 for the six month period ended June 30, 2010.

5.	NOTES PAYABLE

At December 31, 2009 and June 30, 2010, notes payable consisted of the following:

	December 31,	June 30
	2009	2010
		(Unaudited)

Note payable, secured by all assets of the Company with interest accruing at a rate of 12%. The note and accrued interest are payable on demand.	$10,351,385	$10,351,385
Note payable, secured by all assets of the Company with interest accruing at a rate of prime plus 5%. The note and accrued interest are payable on demand.	6,807,049	9,911,143

Total	$17,158,434	$20,262,528

Accrued interest expense related to the above notes payable totaled $4,037,303 at December 31, 2009. As all outstanding debt and related accrued interest expense was due on demand at December 31, 2009, they were classified as current liabilities in the Company’s balance sheet. At December 31, 2009 the approximate fair value of outstanding debt was approximately $6,800,000.

ROME DIE CASTING LLC

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

6.	LEASES

The Company leases a plant facility and warehouse under operating leases. Future minimum rental payments under all non-cancelable operating leases with terms in excess of one year are as follows:

Warehouse Lease

$3,300 per month through January 2011
$3,375 per month February 2011 through January 2012

Facility Lease

The plant facility lease was extended on December 19, 2009. Terms remaining on the facility lease for the Company are $205,992 per annum, payable in equal monthly installments of $17,166 on or before the first day of each month, through July 29, 2021.

Total lease expense for the year ended December 31, 2009 and the six-month period ended June 30, 2010 were approximately $223,169 and $123,171, respectively.

At December 31, 2009, the Company had $164,616 of cash deposit with its lessor that is restricted for use in building improvements. Restricted cash been classified as other long-term assets in the balance sheet.

UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2010 give effect to the acquisition of substantially all of the assets of Rome Die Casting LLC (“Rome”) on September 30, 2010 by General Aluminum Mfg. Company (“GAMCO”), a wholly owned subsidiary of Park-Ohio Industries, Inc. and to the purchase of certain assets and assumption of certain liabilities of the Assembly Component Systems business unit (“ACS”) of Assembly Component Systems, Inc. by Supply Technologies LLC, a wholly owned subsidiary of Park-Ohio Industries, Inc., (the “Company”) effective August 31, 2010. The Company’s condensed consolidated statement of operations information for the year ended December 31, 2010 was derived from the consolidated statement of operations included elsewhere in this prospectus, Rome’s unaudited historical statement of operations for the period from January 1, 2010 through September 30, 2010 and ACS’s historical statement of operations for the period from January 1, 2010 through August 31, 2010, respectively, but does not include all disclosures required by United States generally accepted accounting principles, (“GAAP”). The unaudited pro forma condensed consolidated statement of operations contained herein includes adjustments having a continuing impact on the consolidated company as a result of using the acquisition method of accounting for the transactions under ASC 805, “Business Combinations.” Under the acquisition method of accounting, the total purchase price is allocated to the tangible and intangible assets acquired and liabilities assumed in connection with the purchase, based on their estimated fair values as of the effective date of the purchase. The allocation of the purchase price was based upon management’s valuation of tangible and intangible assets acquired and liabilities assumed. The unaudited pro forma condensed consolidated financial information has been prepared by the Company’s management for illustrative purposes only and is not necessarily indicative of the condensed consolidated results of operations in future periods or the results that actually would have been realized had the Company, Rome and ACS been consolidated during the specified periods. The pro forma adjustments are based upon assumptions that the Company believes are reasonable. The pro forma adjustments are based upon the information available at the time of the preparation of the unaudited pro forma condensed consolidated financial statements. These statements, including any notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, the historical consolidated financial statements of the Company included elsewhere in this prospectus.

PARK-OHIO INDUSTRIES, INC. AND SUBSIDIARIES

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)

	Year Ended December 31, 2010
	As		Pro Forma			Pro Forma
	Reported(1)	ACS	Adjustments		Rome	Adjustments		Pro Forma
	(In thousands)

Net sales	$813,522	$34,786			$14,909	$(2,495	)(6)	$860,722
Cost of products sold	679,425	25,557			17,125	(2,495	)(6)	719,612

Gross profit (loss)	134,097	9,229			(2,216)	0		141,110
Selling, general and administrative expenses	89,806	8,312	44	(4)	1,323	0		99,485
Restructuring and impairment charges	3,539	0			0	0		3,539

Operating income (loss)	40,752	917	(44)		(3,539)	0		38,086
Gain on acquisition of business	(2,210)	0			0	0		(2,210)
			96	(2)
Interest expense	23,868	0	153	(3)	1,496	(1,496	)(5)	24,117

Income (loss) before income taxes	19,094	917	(293)		(5,035)	1,496		16,179
Income taxes	2,034	392	0		0	0		2,426

Net income (loss)	$17,060	$525	$(293)		$(5,035)	$1,496		$13,753

See accompanying Notes to the Unaudited Pro Forma Condensed Financial Statements.

PARK-OHIO INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO THE UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS
(In thousands)

1.	Pro Forma Adjustments

The pro forma adjustments included in the unaudited pro forma condensed consolidated financial statements are as follows:

1) Represents results of operations on the Consolidated Statements of Operations included elsewhere in this prospectus.

2) Represents interest expense on the note payable to the seller.

3) Represents interest expense on the revolving credit facility.

4) Represents amortization expense on the customer relationships.

5) Represents elimination of interest expense on notes payable to GAMCO by Rome.

6) Represents elimination of Rome’s sales to GAMCO.

$250,000,000

8.125% Senior Notes due 2021

PROSPECTUS

June 30, 2011